Use these links to rapidly review the document
TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Liberty Media Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
        Liberty Media Corporation Series A common stock, par value $.01 per share
        Liberty Media Corporation Series B common stock, par value $.01 per share

(2)	Aggregate number of securities to which transaction applies:
        2,681,520,356 shares of Liberty Media Corporation Series A common stock
        121,062,825 shares of Liberty Media Corporation Series B common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        Based upon the averages of the high and low prices reported for the Liberty Media
        Corporation Series A common stock and Liberty Media Corporation Series B common stock, respectively, on the New York Stock Exchange on December 13, 2005, which were $7.85 and $7.88. The filing fee is being calculated based upon the aggregate transaction value of $22,003,909,855.60, which is obtained by: (1) multiplying (x) the number of outstanding shares of Liberty Media Corporation Series A common stock listed above by (y) $7.85, and (2) adding thereto the product derived by multiplying
        (x) the number of outstanding shares of Liberty Media Corporation Series B common stock listed above by (z) $7.88.

	(4)	Proposed maximum aggregate value of transaction: $22,003,909,855.60
(5)	Total fee paid:
        $2,354,418.35, estimated pursuant to Section 14(g) of the Securities Exchange Act of
        1934, as amended, and the rules and regulations promulgated thereunder, on the basis of $107.00 per million of the estimated maximum aggregate value of the transaction.

☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

Subject to completion dated January 20, 2006

LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

[                        ], 2006

Dear Stockholder:

        A special meeting of stockholders of Liberty Media Corporation will be held at 9:00 a.m., local time, on [                        ], 2006 at [                        ]. At the special meeting you will be asked to consider and vote on two proposals which will allow us to restructure our company and capitalization. We refer to these proposals as the restructuring proposals and the transactions contemplated thereby collectively as the restructuring. If these proposals are approved, then, as a result of the restructuring, all of our outstanding common stock will be converted into two new tracking stocks issued by a newly formed holding company, which we sometimes refer to as New Liberty. Each tracking stock is intended to track and reflect the separate economic performance of one of two newly designated groups, the Interactive Group and the Capital Group. All of New Liberty's businesses, assets and liabilities will be attributed to one of these two groups. The Interactive Group will initially have attributed to it our subsidiary QVC, Inc., our interest in IAC/InterActiveCorp and approximately $4.01 billion principal amount of existing parent company debt (as of September 30, 2005). The Capital Group will have attributed to it all of our businesses, assets and liabilities that are not part of the Interactive Group and the principal amount of our remaining parent company debt, totaling approximately $5.39 billion (as of September 30, 2005). An investment in Interactive Group common stock, however, will not represent an ownership interest in the Interactive Group, and an investment in Capital Group common stock will not represent an ownership interest in the Capital Group. Rather, an investment in either of these tracking stocks will represent an ownership interest in one consolidated company, New Liberty.

        Liberty Media Corporation, which we sometimes refer to as Old Liberty, has formed two new, wholly-owned subsidiaries solely for purposes of effecting the restructuring. One subsidiary is LMC Holding Corporation, or New Liberty, and the other is LMC MergerSub, Inc., a wholly-owned subsidiary of New Liberty. In the restructuring, MergerSub will merge with and into Old Liberty with Old Liberty as the surviving corporation and New Liberty will change its name to "Liberty Media Corporation."

        In the merger:

  •
  each holder of Old Liberty Series A common stock will receive 0.25 of a share of Interactive Group Series A common stock and 0.05 of a share of Capital Group Series A common stock, for each share of Old Liberty Series A common stock held; and

  •
  each holder of Old Liberty Series B common stock will receive 0.25 of a share of Interactive Group Series B common stock and 0.05 of a share of Capital Group Series B common stock, for each share of Old Liberty Series B common stock held.

Also, in the merger, holders of Old Liberty Series A common stock and holders of Old Liberty Series B common stock will receive cash in lieu of any fractional shares of New Liberty common stock. As a result of the foregoing exchange ratios:

  •
  a holder must own 4 shares of Old Liberty common stock to receive one share of Interactive Group common stock in the merger; and

  •
  a holder must own 20 shares of Old Liberty common stock to receive one share of Capital Group common stock in the merger.

        New Liberty's restated certificate of incorporation will also authorize the issuance of Interactive Group Series C common stock and Capital Group Series C common stock, none of which will be issued at the time the restructuring is consummated.

        As a result of the merger, Old Liberty will become a wholly-owned subsidiary of New Liberty, New Liberty will be our new publicly owned parent company, and all persons who were stockholders of Old Liberty immediately prior to the merger will be stockholders of New Liberty immediately after the merger (and not stockholders of only part of New Liberty). Immediately following the merger we anticipate that Old Liberty will convert to a limited liability company and change its name to "Liberty Media LLC." The management and board of directors of New Liberty following the merger will be identical to the management and board of directors of Old Liberty prior to the merger.

        We expect New Liberty Interactive Group Series A common stock and Interactive Group Series B common stock to be listed on [                                                 ] under the symbols "[    ]" and "[    ]," respectively. We expect New Liberty Capital Group Series A common stock and Capital Group Series B common stock to be listed on the New York Stock Exchange under the symbols "[    ]" and "[    ]," respectively.

        This document describes the special meeting, the restructuring proposals and related matters. Our board has approved the restructuring proposals and recommends that you vote "FOR" each of them.

        Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented.

        Thank you for your cooperation and continued support and interest in Liberty Media Corporation.

Very truly yours,
John C. Malone Chairman and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the restructuring proposals or the securities being offered in the restructuring proposals or has passed upon the adequacy or accuracy of the disclosure in this booklet. Any representation to the contrary is a criminal offense.

        Investing in our securities involves risks. See Risk Factors beginning on page 15.

        The accompanying proxy statement/prospectus is dated [                        ], 2006 and is first being mailed on or about [                        ], 2006 to our stockholders of record as of 5:00 p.m., New York City time, on [                        ], 2006.

HOW YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, we file periodic reports and other information with the Securities and Exchange Commission. In addition, this proxy statement/prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of documents filed by us with the Securities and Exchange Commission, including the documents incorporated by reference in this proxy statement/prospectus, through the Securities and Exchange Commission website at http://www.sec.gov or by contacting us by writing or telephoning the office of Investor Relations:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (877) 772-1518

        If you would like to request any documents from us please do so by [            ], 2006 in order to receive them before the special meeting. If you request any documents, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

        See "Additional Information—Where You Can Find More Information" beginning on page 90.

LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on [                        ], 2006

        NOTICE IS HEREBY GIVEN of a special meeting of stockholders of Liberty Media Corporation to be held at 9:00 a.m., local time, on [                        ], 2006 at [                        ], to consider and vote on the following:

  •
  a proposal, which we refer to as the "merger proposal," to approve a merger in which Liberty Media Corporation would become a wholly-owned subsidiary of a new public holding company, which we refer to as New Liberty, on the terms set forth in the accompanying proxy statement/prospectus; and

  •
  a proposal, which we refer to as the "charter proposal," that the charter of New Liberty provide for the creation of two new tracking stocks intended to track and reflect the separate economic performance of a new Interactive Group and a new Capital Group, which are described in detail in the accompanying proxy statement/prospectus. The terms of the two tracking stocks would, among other things:

  •
  provide for the creation of three series within each tracking stock which have different voting rights;

  •
  provide the board of directors with broad discretion as to, among other things:

  •
  the businesses, assets and liabilities to be attributed to each group;

  •
  the creation, form and adjustment of any inter-group interests;

  •
  the timing of any conversion of the Interactive Group common stock into shares of Capital Group common stock (except during the first two years after the issuance of the tracking stock); and

  •
  the redemption of shares of either group and the consideration to be used to effect such redemption;

  •
  provide a different per-share liquidation value for each tracking stock, based largely on the initial relative trading values of the two tracking stocks; and

  •
  in some cases permit the sale of all or substantially all of the assets of a group without a vote of the holders of the stock of that group, if the net proceeds of such sale are distributed to holders of that stock by means of a dividend or redemption, that stock is converted into stock of the other group or a combination of the foregoing is effected.

        We refer to the merger proposal and the charter proposal together as the "restructuring proposals." The merger proposal and the charter proposal described above are dependent on each other, and neither proposal will be implemented unless both proposals are approved at the special meeting.

        We encourage you to read the accompanying proxy statement/prospectus in its entirety before voting.

        Holders of Liberty Media Corporation Series A common stock, par value $.01 per share, and Liberty Media Corporation Series B common stock, par value $.01 per share, outstanding as of 5:00 p.m., New York City time, on [                        ], 2006, the record date for the special meeting, may vote at the special meeting or at any adjournment or postponement thereof. Holders of record of Series A common stock and Series B common stock on the record date will vote together as a single class.

        Our board of directors has carefully considered and approved the restructuring proposals and recommends that you vote "FOR" each of the restructuring proposals.

        YOUR VOTE IS IMPORTANT.    We urge you to vote as soon as possible by telephone, internet or mail.

        By order of the board of directors,

Charles Y. Tanabe Senior Vice President, General Counsel and Secretary
Englewood, Colorado [ ], 2006

        Please execute and return the enclosed proxy promptly, whether or not you intend to be present at the special meeting.

TABLE OF CONTENTS

EXPLANATORY NOTE
QUESTIONS AND ANSWERS
SUMMARY
General
Liberty Media Corporation
Recent Developments
The Restructuring Proposals
No Material Refinancing, Equity Repurchase or Further Restructuring Presently Contemplated
Summary Attributed Historical Financial Information
RISK FACTORS
Factors Relating to the Restructuring Proposals and Ownership of "Tracking Stock"
Factors Relating to New Liberty, the Interactive Group and the Capital Group
Factors Relating to QVC
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
Time, Place and Date
Purpose
Quorum
Who May Vote
Votes You Have
Recommendation of Our Board of Directors
Votes Required
Shares Outstanding
Number of Holders
Voting Procedures for Record Holders
Voting Procedures for Shares Held in Street Name
Revoking a Proxy
Solicitation of Proxies
Exchange of Shares
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
Security Ownership of Management
Change of Control
THE RESTRUCTURING PROPOSALS
General
The Restructuring
New Liberty Groups
Treatment of Stock Options and Other Awards
Recommendation of our Board of Directors
Background and Reasons for the Restructuring Proposals
Management and Allocation Policies
Comparison of Old Liberty Common Stock with Interactive Group Common Stock and Capital Group Common Stock
Description of the Interactive Group Common Stock and the Capital Group Common Stock
Material U.S. Federal Income Tax Consequences
No Appraisal Rights
Stock Exchange Listings

i

Stock Transfer Agent and Registrar
Accounting Treatment
ADDITIONAL INFORMATION
Legal Matters
Stockholder Proposals
Where You Can Find More Information
ANNEX A: Description of Business
ANNEX B: Financial Information
Part 1: Historical Consolidated Financial Statements
Part 2: Historical Attributed Financial Statements
Part 3: Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk
ANNEX C: Form of Restated Certificate of Incorporation of New Liberty
ANNEX D: Form of Merger Agreement

ii

EXPLANATORY NOTE

        If the restructuring proposals are approved and the restructuring is consummated, Liberty Media Corporation (which we refer to as Old Liberty) will become a subsidiary of a newly formed parent holding company (which we refer to as New Liberty). Unless the context clearly indicates otherwise, all references to "we," "us,""our" and "our company" refer to Old Liberty before the restructuring is consummated and New Liberty after the restructuring is consummated.

QUESTIONS AND ANSWERS

        The questions and answers below highlight only selected information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire proxy statement/prospectus, including the appendices included herein, and the additional documents incorporated by reference in this proxy statement/prospectus to fully understand the restructuring proposals.

Q:
When and where is the special meeting?

A:
The special meeting will be held at 9:00 a.m., local time, on [                        ], at [                        ].

Q:
What is the record date for the special meeting?

A:
The record date for the special meeting is 5:00 p.m., New York City time, on [                        ].

Q:
What is the purpose of the special meeting?

A:
To consider and vote on:

•
a proposal, which we refer to as the "merger proposal," to approve a merger in which Liberty Media Corporation would become a wholly-owned subsidiary of a new public holding company, which we refer to as New Liberty, on the terms set forth in this proxy statement/prospectus; and

•
a proposal, which we refer to as the "charter proposal," that the charter of New Liberty provide for the creation of two new tracking stocks intended to track and reflect the separate economic performance of a new Interactive Group and a new Capital Group, which are described in detail in this proxy statement/prospectus. The terms of the two tracking stocks would, among other things:

•
provide for the creation of three series within each tracking stock which have different voting rights;

•
provide the board of directors with broad discretion as to, among other things:

•
the businesses, assets and liabilities to be attributed to each group;

•
the creation, form and adjustment of any inter-group interests;

•
the timing of any conversion of the Interactive Group common stock into shares of Capital Group common stock (except during the first two years after the issuance of the tracking stock); and

•
the redemption of shares of either group and the consideration to be used to effect such redemption;

•
provide a different per-share liquidation value for each tracking stock, based largely on the initial relative trading values of the two tracking stocks; and

•
in some cases permit the sale of all or substantially all of the assets of a group without a vote of the holders of the stock of that group, if the net proceeds of such sale are distributed to holders of that stock by means of a dividend or redemption, that stock is converted into stock of the other group or a combination of the foregoing is effected.

We refer to the merger proposal and the charter proposal together as the "restructuring proposals," and we refer to the transactions contemplated thereby collectively as the "restructuring."

Q:
What stockholder vote is required to approve each of the restructuring proposals?

A:
Each of the restructuring proposals requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of Old Liberty Series A common stock and Old Liberty Series B common stock outstanding on the record date that are present at the special meeting in person or by proxy, voting together as a class.

Each share of our Series A common stock is entitled to one vote, and each share of our Series B common stock is entitled to ten votes on the restructuring proposals.

As of [                        ], 2006, our directors and executive officers beneficially owned approximately [      ]% of the total voting power of our outstanding common stock.

Q:
What happens if either the merger proposal or the charter proposal is not approved?

A:
The merger proposal and the charter proposal are dependent upon each other. If either proposal is not approved, neither proposal will be implemented.

Q:
What do stockholders need to do to vote on the restructuring proposals?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, stockholders should complete, sign and date their proxy cards and mail them in the enclosed return envelope, or vote by the telephone or through the Internet, in each case as soon as possible so that their shares are represented and voted at the special meeting. Stockholders who have shares registered in the name of a broker, bank or other nominee should follow the voting instruction card provided by their broker, bank or other nominee in instructing them how to vote their shares.

Q:
If shares are held in "street name" by a broker, bank or other nominee, will the broker, bank or other nominee vote those shares for the beneficial owner on the restructuring proposals?

A:
If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on the restructuring proposals. Accordingly, your broker, bank or other nominee will vote your shares held in "street name" only if you provide instructions on how to vote. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares.

Q:
May stockholders change their vote on the restructuring proposals after returning a proxy card or voting by telephone or over the Internet?

A:
Yes. Before their proxy is voted at the special meeting, stockholders who want to change their vote on the restructuring proposals may do so by telephone or over the Internet (if they originally voted by telephone or over the Internet), by voting in person at the special meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to: [                        ]

Any signed proxy revocation or new signed proxy must be received before the start of the special meeting. Your attendance at the special meeting will not, by itself, revoke your proxy. If your shares are held in an account by a broker, bank or other nominee who you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote.

Q:
Should stockholders send their shares of Old Liberty common stock with their proxy cards?

A:
No. If the restructuring proposals are approved, you will receive written instructions from the stock transfer agent after the restructuring proposals are completed on how to exchange your Old Liberty common stock for shares of New Liberty Interactive Group common stock and New Liberty Capital Group common stock and cash in lieu of any fractional share interests. You are urged NOT to send your shares of Old Liberty common stock with your proxy card.

Q:
When will the restructuring proposals be implemented?

A:
We currently expect that if both restructuring proposals are approved, we will consummate the restructuring as soon as practicable after the special meeting. However, the board of the directors has the right to abandon the restructuring at any time, even after the restructuring proposals have been approved by our stockholders. We will either implement both proposals or neither proposal.

Q:
What do I do if I have additional questions?

A:
If you have any questions prior to the special meeting or if you would like copies of any document we refer to or that we incorporate by reference in this document, please call Investor Relations at (877) 722-1518.

SUMMARY

        The following summary includes information contained elsewhere in this proxy statement/prospectus. This summary does not contain all of the important information that you should consider before voting on the restructuring proposals. You should read the entire proxy statement/prospectus carefully.

General

        At the special meeting you will be asked to vote on two proposals which will allow us to restructure our company and capitalization. If these proposals are approved, then, as a result of the restructuring, all of our outstanding common stock will be converted into two new tracking stocks issued by a newly formed holding company. Each tracking stock to be issued in the proposed restructuring is intended to track and reflect the economic performance of one of two newly designated groups, the Interactive Group and the Capital Group. The Interactive Group will initially have attributed to it our subsidiary QVC, Inc. and our interest in IAC/InterActiveCorp. In addition, we will attribute $4.01 billion principal amount (as of September 30, 2005) of our existing parent company debt to the Interactive Group. The Capital Group will have attributed to it all of our businesses, assets and liabilities that are not part of the Interactive Group and our remaining existing parent company debt totaling approximately $5.39 billion (as of September 30, 2005).

        Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Interactive Group and the Capital Group will have separate collections of businesses, assets and liabilities attributed to them, neither group will be a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's stock or assets and are not represented by a separate board of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

        Old Liberty has formed two new, wholly-owned subsidiaries solely for purposes of effecting the restructuring contemplated by the restructuring proposals. One subsidiary is LMC Holding Corporation, sometimes referred to herein as New Liberty, and the other is LMC MergerSub, Inc., a wholly-owned subsidiary of New Liberty. In the restructuring, MergerSub will merge with and into Old Liberty with Old Liberty as the surviving corporation and New Liberty will change its name to "Liberty Media Corporation." In the merger:

  •
  each holder of Old Liberty Series A common stock will receive (i) 0.25 of a share of Interactive Group Series A common stock and (ii) 0.05 of a share of Capital Group Series A common stock, for each share of Old Liberty Series A common stock held; and

  •
  each holder of Old Liberty Series B common stock will receive (i) 0.25 of a share of Interactive Group Series B common stock and (ii) 0.05 of a share of Capital Group Series B common stock, for each share of Old Liberty Series B common stock held;

with, in each case cash in an amount equal to the value of any fractional share interests, determined as described under "The Restructuring Proposals—The Restructuring."

        New Liberty's restated certificate of incorporation will also authorize the issuance of Interactive Group Series C common stock and Capital Group Series C common stock, none of which will be issued at the time the restructuring is completed.

        As a result of the merger, Old Liberty will become a wholly-owned subsidiary of New Liberty, New Liberty will be our new publicly owned parent company, and all persons who were shareholders of Old Liberty immediately prior to the merger will be shareholders of New Liberty immediately after the merger. Immediately following the merger, we anticipate Old Liberty will convert to a limited liability company and change its name to "Liberty Media LLC." The management and board of directors of New Liberty following the merger will be identical to the management and board of directors of Old Liberty prior to the merger.

Liberty Media Corporation

        We are a holding company which, through ownership of interests in our subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries. Through our subsidiaries, we operate in the United States, Europe and Asia. Our principal assets include our subsidiaries QVC, Inc. and Starz Entertainment Group LLC, our 50% interests in Court Television Network and GSN, and our strategic equity interests in IAC/InterActiveCorp, News Corporation and Expedia.

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400, and our company website is located at www.libertymedia.com.

Interactive Group

        The term "Interactive Group" does not represent a separate legal entity, rather it represents those businesses, assets and liabilities which we attribute to it. If the restructuring is consummated, the assets and businesses of New Liberty will be attributed to either the Interactive Group or the Capital Group. The assets and businesses we attribute to the Interactive Group will be those engaged in video and on-line commerce, and will initially include our subsidiary QVC, Inc. and our interest in IAC/InterActiveCorp, and thereafter will include such other businesses that the New Liberty board of directors may in the future determine to attribute to the Interactive Group, including such other businesses as we may acquire for the Interactive Group. In addition, we will attribute $4.01 billion principal amount (as of September 30, 2005) of our existing parent company debt to the Interactive Group.

Capital Group

        The term "Capital Group" also does not represent a separate legal entity, rather it represents all of our businesses, assets and liabilities other than those which will be attributed to the Interactive Group. If the restructuring is consummated, the assets and businesses we attribute to the Capital Group will be those we have not attributed to the Interactive Group, and will initially include our subsidiaries Starz Entertainment Group LLC, On Command Corporation, OpenTV Corp. and TruePosition, Inc., our equity affiliates Courtroom Television Network LLC, GSN, LLC, Expedia, Inc. and WildBlue Communications, Inc. and our interests in Motorola, Inc., News Corporation, Sprint Nextel Corporation, Time Warner, Inc., Viacom, Inc. and IDT Corporation, and thereafter will include such other businesses that the New Liberty board of directors may in the future determine to attribute to the Capital Group, including such other businesses as we may acquire for the Capital Group. In addition, we will attribute $5.39 billion principal amount (as of September 30, 2005) of our existing parent company debt to the Capital Group.

Recent Developments

Acquisition of Majority Interest in FUN Technologies plc.

        On November 22, 2005, we entered into a share purchase and support agreement with FUN Technologies plc, a public company which develops and provides online games, online fantasy sports platforms and sports information, pursuant to which we have agreed to acquire a majority interest in FUN for aggregate consideration of approximately GBP 83.7 million and US $50 million. Completion of the transaction, which is subject to customary closing conditions including approval by the stockholders of FUN and the High Court of Justice in England and Wales, is expected to occur in the first quarter of 2006. If this transaction is not completed, we will have the right (but not the obligation) to purchase an approximate 16% economic interest in FUN for aggregate cash and stock consideration of US $50 million and to obtain representation on FUN's board of directors. If the transaction is completed, we will attribute our interest in FUN to the Capital Group.

Acquisition of Provide Commerce, Inc.

        On December 4, 2005, we entered into a merger agreement providing for our acquisition by merger of Provide Commerce, Inc., an operator of an on-line commerce marketplace of websites for flowers and other perishable goods, for aggregate consideration of approximately $477 million. The transaction, which is subject to customary closing conditions including approval by the stockholders of Provide Commerce, is expected to close in the first quarter of 2006. If the transaction is completed, we will attribute our interest in Provide to the Interactive Group.

Debt Retirements

        During the fourth quarter of 2005, we retired approximately $340 million principal amount of our parent company debt, $332 million of which related to debt to be attributed to the Interactive Group.

The Restructuring Proposals

The Restructuring	If the restructuring proposals are approved at the special meeting and the restructuring is consummated, you would become a stockholder in New Liberty pursuant to a merger transaction in which Old Liberty would become a wholly-owned subsidiary of New Liberty. Following the merger, New Liberty will be our new publicly traded parent company and will be named "Liberty Media Corporation." We anticipate that Old Liberty will convert to a limited liability company and change its name to "Liberty Media LLC."
New Liberty's Restated Certificate of Incorporation
If the restructuring proposals are approved at the special meeting and the restructuring is consummated, New Liberty's restated certificate of incorporation will be adopted and filed immediately prior to the consummation of the merger.

New Liberty's restated certificate of incorporation will provide for two separate tracking stocks, the Interactive Group common stock and the Capital Group common stock. The Interactive Group common stock is intended to reflect the separate economic performance of the businesses and interests attributed to the Interactive Group, while the Capital Group common stock is intended to reflect the separate economic performance of the businesses and interests attributed to the Capital Group. Each group's common stock will be further divided into three series: the Series A common stock, the Series B common stock and the Series C common stock. The Series B common stock of each group will entitle the holder to 10 votes per share, the Series A common stock of each group will entitle the holder to 1 vote per share and the Series C common stock of each group will not entitle the holder to any votes, except to the extent required under Delaware law. Other differences between the common stocks of the two groups, and among the series of each group's common stock, are described under "The Restructuring Proposals—Comparison of Old Liberty Common Stock with Interactive Group Common Stock and Capital Group Common Stock" and "—Description of the Interactive Group Common Stock and the Capital Group Common Stock."

Management and Allocation Policies
New Liberty has established policies designed to accomplish the fundamental objective of the restructuring, which is to separately present the businesses and operations of the Interactive Group and the Capital Group. These policies establish guidelines to help us attribute debt, corporate overhead, interest, taxes and other shared activities to either of the two groups.
Conversion of Old Liberty Common Stock
If the restructuring proposals are approved and the restructuring is consummated, each share of Old Liberty Series A common stock will be converted into 0.25 shares of New Liberty Interactive Group Series A common stock and 0.05 shares of New Liberty Capital Group Series A common stock, and each share of Old Liberty Series B common stock will be converted into 0.25 shares of New Liberty Interactive Group Series B common stock and 0.05 shares of New Liberty Capital Group Series B common stock. No shares of Interactive Group Series C common stock or Capital Group Series C common stock will be issued at the time the restructuring is completed.

No fractional shares will be issued in the restructuring. Instead, holders will be entitled to receive cash in an amount equal to the value of any fractional share interests, determined as described under "The Restructuring Proposals—The Restructuring."
Reasons for the Restructuring Proposals	We expect the implementation of the restructuring proposals to:
•
enable investors and analysts to focus more attention on the Interactive Group and the Capital Group, in an effort to encourage greater market recognition of the value of the businesses, assets and liabilities comprising the Interactive Group and the Capital Group and therefore New Liberty as a whole;
•
provide us with greater flexibility to raise capital and respond to strategic opportunities, including acquisitions, because it will allow New Liberty to issue a series and type of common stock that is appropriate under the circumstances; for example, there may be times when, because of industry-wide trends or other factors, one group's stock is valued more favorably than the other's, which would permit us to raise capital for that group on better terms than would be the case if there were no tracking stocks. We also believe that shares of a group for which an acquisition is being made is a preferable acquisition currency for sellers as they will have a greater opportunity to participate in any gains enjoyed by the acquired company after the acquisition; and

• allow investors to invest in a series and type of New Liberty common stock that meets their particular investment objectives.
Not a Spin Off
The restructuring proposals will not result in a spin off of the assets attributed to either group. Stockholders of Old Liberty will become stockholders of New Liberty upon completion of the restructuring and all of the businesses, assets and liabilities attributed to the Interactive Group and the Capital Group will remain part of New Liberty.

The board of directors believes that shareholder value may be enhanced by creating separate series of stock intended to track and reflect the economic performance of the businesses, assets and liabilities attributed to each of the Interactive Group and the Capital Group. The Interactive Group and the Capital Group, however, each currently benefit from the synergies of being part of the same company, such as an enhanced "consolidated" credit rating, possible tax benefits and shared treasury, finance and other functions. In the event the businesses of the Interactive Group and the Capital Group were separated into separate companies, through a spin off or similar transaction, these synergies and benefits would no longer be available. Under the restructuring proposals, the Interactive Group and the Capital Group will remain part of the same company and continue to benefit from the financial and other available synergies, while the creation of the two tracking stocks is expected to permit the public markets to focus on the separate performance of each group. It is possible, however, that the benefits of both groups being in the same company will not exceed the potential value that could be realized if the groups were separate companies.

Although we are not spinning off assets in the restructuring, the provisions of New Liberty's charter enable the board of directors, without seeking stockholder approval, but subject to certain other restrictions, to subsequently:
• spin off assets attributed to the Interactive Group by redeeming shares of Interactive Group common stock for stock of a subsidiary holding those assets; and/or

• spin off assets attributed to the Capital Group by redeeming shares of Capital Group common stock for stock of a subsidiary holding those assets.
Comparison of Old Liberty Common Stock with Interactive Group Common Stock and Capital Group Common Stock
If the restructuring proposals are approved and the restructuring is consummated, holders of New Liberty Interactive Group common stock and New Liberty Capital Group common stock will have rights that differ significantly from those of holders of our existing Series A common stock and Series B common stock. Please see "The Restructuring Proposals—Comparison of Old Liberty Common Stock with Interactive Group Common Stock and Capital Group Common Stock" for a summary of these differences.
Effect on Management	No changes in management are currently planned as a result of the transactions contemplated by the restructuring proposals.
Effect on Future Financial Statements
For purposes of preparing the financial information of the Interactive Group and the Capital Group included in this proxy statement/prospectus, we have attributed all of our consolidated assets, liabilities, revenue, expenses and cash flows to either the Interactive Group or the Capital Group. Following the restructuring, New Liberty will present consolidated financial statements of New Liberty and consolidating financial statement information that will show the attribution of New Liberty's assets, liabilities, revenue, expenses and cash flow to either the Interactive Group or the Capital Group. In addition, New Liberty will present earnings per share for each of the Interactive Group common stock and the Capital Group common stock. New Liberty, however, will retain all beneficial ownership and control of the assets and operations of both the Interactive Group and the Capital Group and you will be subject to the risks associated with an investment in New Liberty as a whole.
U.S. Federal Income Tax Considerations	It is a nonwaivable condition to the completion of the restructuring that we receive the opinion of our tax counsel to the effect that:
•
the merger, together with the conversion of Old Liberty into a Delaware limited liability company, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
• the Interactive Group common stock and the Capital Group common stock issued in the merger will be treated as stock of New Liberty for U.S. federal income tax purposes;

•
except with respect to cash received instead of fractional shares, holders of Old Liberty common stock will not recognize income, gain or loss as a result of the conversion of their shares of Old Liberty common stock into shares of Interactive Group common stock and Capital Group common stock in the merger; and
• the Interactive Group common stock and the Capital Group common stock issued in the merger will not constitute Section 306 stock within the meaning of Section 306(c) of the Internal Revenue Code.

However, there are no court decisions or other authorities bearing directly on transactions similar to the restructuring, and the IRS has announced that it will not issue rulings on the characterization of stock with terms similar to the Interactive Group common stock and the Capital Group common stock. Because an opinion of counsel is not equivalent to a ruling from the IRS, and there can be no assurance that the IRS would not challenge the conclusions expressed in such opinion, there exists some uncertainty about the tax treatment of the restructuring.

The tax consequences of the restructuring to you will depend on the facts of your own situation. We urge you to consult your tax advisors for a full description of the tax consequences of the restructuring to you.
No Appraisal Rights	Under Delaware General Corporation Law, you will not have appraisal rights in connection with the restructuring.
No Regulatory Approvals	No state or federal regulatory approvals are required for the restructuring.
Recommendation of our Board of Directors	Our board of directors has approved the restructuring proposals and recommends that you vote "FOR" each of the restructuring proposals.
Risk Factors	Please see "Risk Factors" starting on page 15 for a discussion of risks that should be considered in connection with the restructuring proposals and an investment in New Liberty stock.

No Material Refinancing, Equity Repurchase or Further Restructuring Presently Contemplated

        We have no plans at the present time to effect any material refinancing of our outstanding parent company debt or to effect any material repurchase of outstanding shares of Capital Group common stock or Interactive Group common stock after the consummation of the restructuring. Consummation of the restructuring will not trigger any changes to, or accelerate any obligations under, our outstanding debt. None of our contracts with vendors, customers or others with whom we have a material business relationship will change as a result of the restructuring. We have no present plans for any material restructuring of our assets after the consummation of the restructuring.

        We currently expect to increase the maximum borrowings allowed under QVC's bank credit facility from $2 billion to $3.5 billion, which would be effected regardless of whether the restructuring is consummated. It is anticipated that any funds drawn under the increased facility would be used to fund QVC's capital and operating requirements and other requirements of the Interactive Group after the consummation of the restructuring, including possible acquisitions and the repayment of parent company debt attributed to the Interactive Group as that debt becomes due.

Summary Attributed Historical Financial Information

Liberty Media Corporation

        The following table sets forth our historical financial data for each of the two years in the period ended December 31, 2004 and for the nine-month periods ended September 30, 2005 and 2004, and for each period presented pro forma earnings (loss) from continuing operations attributable to the Interactive Group and the Capital Group, and the earnings (loss) per common share attributable to the Interactive Group common stock and the Capital Group common stock. Such information is derived from, and should be read in conjunction with, our audited financial statements and the notes thereto for the years ended December 31, 2004 and 2003 included in Part 1 of Annex B to this proxy statement/prospectus and our unaudited financial statements and the notes thereto for the nine months ended September 30, 2005 and 2004 included in Part 1 of Annex B to this proxy statement/prospectus.

		December 31,
	September 30, 2005
		2004	2003
	amounts in millions
Summary Balance Sheet Data:
Current assets	$5,101	4,576	5,854
Cost investments	$18,442	21,847	19,566
Equity investments	$1,926	784	745
Total assets	$41,943	50,181	54,225
Long-term debt	$6,455	8,566	9,417
Deferred income taxes	$8,644	9,701	9,729
Equity	$19,034	24,586	28,842
	Nine months ended September		Year ended December 31
	2005	2004	2004	2003(1)(2)
	amounts in millions
Summary Operations Data:
Revenue	$5,510	4,879	7,051	3,230
Operating income (loss)	$570	540	725	(940)
Interest expense	$(444)	(448)	(615)	(508)
Earnings (loss) from continuing operations	$26	96	100	(1,229)
Earnings (loss) from continuing operations per common share	$.01	.03	.04	(.44)
Pro forma earnings from continuing operations attributable to the Interactive Group	$151	66	220	79
Pro forma earnings (loss) from continuing operations attributable to the Capital Group	$(125)	30	(120)	(1,308)
Pro forma earnings (loss) from continuing operations per common share(3):
Attributable to the Interactive Group common stock	$.22		.31
Attributable to the Capital Group common stock	$(.89)		(.86)

(1)
We acquired a controlling interest in QVC in September 2003. We have consolidated QVC's results of operations and financial position since that date. Prior to that date, we accounted for QVC as an equity affiliate.

(2)
Operating loss and loss from continuing operations include an impairment charge of long-lived assets charges of $1,362 million.

(3)
Pro forma earnings (loss) per common share attributable to the Interactive Group and the Capital Group for all periods presented has been calculated based on 700.6 million shares of Interactive Group common stock and 140.1 million shares of Capital Group common stock, which are the number of shares that would have been issued if the restructuring had been consummated on September 30, 2005.

Interactive Group

        The following table supplementally sets forth selected historical attributed financial data for the Interactive Group for each of the two years in the period ended December 31, 2004 and for the nine-month periods ended September 30, 2005 and 2004. The following information is qualified in its entirety by, and should be read in conjunction with, our financial statements and notes thereto for the years ended December 31, 2004 and 2003 included in Part 1 of Annex B to this proxy statement/prospectus and the nine-month periods ended September 30, 2005 and 2004 included in Part 1 of Annex B to this proxy statement/prospectus as well as the attributed financial information included in Parts 2 and 3 to Annex B to this proxy statement/prospectus.

		December 31,
	September 30, 2005
		2004	2003
	amounts in millions
Summary Balance Sheet Data:
Current assets	$2,413	2,307	2,225
Cost investments	$1,918	3,844	4,697
Equity investments	$2	78	77
Total assets	$16,728	18,853	19,716
Long-term debt	$3,255	5,444	6,170
Deferred income taxes	$2,736	3,349	3,847
Attributed net assets	$7,710	8,580	8,388

	Nine months ended September		Year ended December 31,
	2005	2004	2004(1)	2003
	amounts in millions
Summary Operations Data:
Revenue	$4,418	3,864	5,687	1,973
Operating income	$569	466	748	291
Interest expense	$(239)	(242)	(325)	(251)
Earnings from continuing operations	$151	66	220	79

Capital Group

        The following table supplementally sets forth selected historical attributed financial data for the Capital Group for each of the two years in the period ended December 31, 2004 and for the nine-month periods ended September 30, 2005 and 2004. The following information is qualified in its entirety by, and should be read in conjunction with, our financial statements and notes thereto for the years ended December 31, 2004 and 2003 included in Part 1 of Annex B to this proxy statement/prospectus and the nine-month periods ended September 30, 2005 and 2004 included in Part 1 of Annex B to this proxy statement/prospectus as well as the attributed financial information included in Parts 2 and 3 to Annex B to this proxy statement/prospectus.

		December 31,
	September 30, 2005
		2004	2003
	amounts in millions
Summary Balance Sheet Data:
Current assets	$2,688	2,269	3,629
Cost investments	$16,524	18,003	14,869
Equity investments	$1,924	706	668
Total assets	$25,215	31,328	34,509
Long-term debt	$3,200	3,122	3,247
Deferred income taxes	$5,908	6,352	5,882
Attributed net assets	$11,324	16,006	20,454

	Nine months ended September		Year ended December 31,
	2005	2004	2004	2003(2)
	amounts in millions
Summary Operations Data:
Revenue	$1,092	1,015	1,364	1,257
Operating income (loss)	$1	74	(23)	(1,231)
Interest expense	$(205)	(206)	(290)	(257)
Earnings (loss) from continuing operations	$(125)	30	(120)	(1,308)

        For more detailed financial information regarding the Interactive Group and the Capital Group, see the attributed financial information included in Parts 2 and 3 to Annex B to this proxy statement/prospectus, which includes management's discussion and analysis of financial condition and results of operations for New Liberty and each group for the periods presented above.

RISK FACTORS

        In addition to the other information contained in, incorporated by reference in or included as an appendix to this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote to approve the restructuring proposals.

        The risk factors described in this section have been separated into three groups:

  •
  risks that relate to the restructuring proposals and the ownership of tracking stock;

  •
  risks that relate to New Liberty and the businesses to be attributed to the Interactive Group and the Capital Group; and

  •
  those unique risks that relate to our subsidiary QVC, Inc.

        The risks described below and elsewhere in this proxy statement/prospectus are not the only ones that relate to the restructuring proposals, our businesses or the capitalization of New Liberty. The risks described below are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our company or the businesses attributed to either or both of the Interactive Group and the Capital Group in the future. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

        If any of the events described below were to occur, the businesses, prospects, financial condition, results of operations and/or cash flows of our company and either or both groups could be materially adversely affected. In any such case, the price of either or both the Interactive Group common stock and the Capital Group common stock could decline, perhaps significantly.

        For the purposes of these risk factors, unless the context otherwise indicates, we have assumed that the restructuring proposals are approved and the existing Old Liberty common stock is converted into the Interactive Group common stock and the Capital Group common stock in the restructuring.

Factors Relating to the Restructuring Proposals and Ownership of "Tracking Stock"

        If New Liberty's board of directors causes a separation of either group from New Liberty, its stockholders may suffer a loss in value.    New Liberty's board of directors may, without stockholder approval, redeem all or a portion of the shares of Interactive Group common stock or Capital Group common stock for shares of one or more "qualifying" subsidiaries of New Liberty that own only assets and liabilities attributed to the Interactive Group or the Capital Group, as the case may be, provided that the redemption is tax-free to the holders of the common stock being redeemed. Such a redemption would result in the subsidiary or subsidiaries becoming independent of New Liberty. If New Liberty's board of directors chooses to redeem shares of common stock of a group:

  •
  the value of the subsidiary shares received in the redemption could be or become less than the value of the common stock redeemed; and/or

  •
  the market value of any remaining shares of Interactive Group common stock or Capital Group common stock could decrease from their market value immediately before the redemption.

        The value of the subsidiary shares and/or the market value of the remaining shares of Interactive Group common stock and/or Capital Group common stock may decrease in part because the subsidiary and/or our remaining businesses may no longer benefit from the advantages of doing business under common ownership.

        Holders of Interactive Group common stock and Capital Group common stock will be common stockholders of New Liberty and will, therefore, be subject to risks associated with an investment in New Liberty as a whole, even if a holder owns shares of only the common stock of one of New Liberty's groups.

Even though we have attributed, for financial reporting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flows to each of the Interactive Group and the Capital Group in order to prepare the separate financial statement schedules included in this proxy statement/prospectus for each of those groups, New Liberty will retain legal title to all of its assets and the capitalization of New Liberty will not limit the legal responsibility of New Liberty or its subsidiaries for the liabilities included in either set of financial statement schedules. Holders of Interactive Group common stock and Capital Group common stock will not have any legal rights related to specific assets attributed to either of the Interactive Group or the Capital Group and, in any liquidation, holders of Interactive Group common stock and holders of Capital Group common stock will be entitled to receive a pro rata share of the available net assets of New Liberty based on the number of liquidation units that are attributed to each group. See "The Restructuring Proposals—Description of the Interactive Group Common Stock and the Capital Group Common Stock—Liquidation and Dissolution."

        New Liberty could be required to use assets attributed to one group to pay liabilities attributed to another group.    The assets attributed to one group are potentially subject to the liabilities attributed to the other group, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to such other group. No provision of New Liberty's restated certificate of incorporation prevents us from doing so and our creditors are not in any way limited by New Liberty's tracking stock capitalization from proceeding against any assets they could have proceeded against prior to the approval of the restructuring proposals.

        The market price of Interactive Group common stock and Capital Group common stock may not reflect the performance of the Interactive Group and the Capital Group, respectively, as we intend.    We cannot assure you that the market price of the common stock of a group will, in fact, reflect the performance of the group of businesses, assets and liabilities attributed to that group. Holders of Interactive Group common stock and Capital Group common stock will be common stockholders of New Liberty as a whole and, as such, will be subject to all risks associated with an investment in New Liberty and all of New Liberty's businesses, assets and liabilities. As a result, the market price of each series of stock of a group may simply reflect the performance of New Liberty as a whole or may more independently reflect the performance of some or all of the group of assets attributed to such group. In addition, investors may discount the value of the stock of a group because it is part of a common enterprise rather than a stand-alone entity.

        The market price of the Interactive Group common stock and the Capital Group common stock may be volatile, could fluctuate substantially and could be affected by factors that do not affect traditional common stock.    The market reaction to the establishment of the Interactive Group common stock and the Capital Group common stock is unpredictable. To the extent the market price of the Interactive Group common stock or the Capital Group common stock track the performance of more focused groups of businesses, assets and liabilities than those of New Liberty as a whole, the market prices of these stocks may be more volatile than the market price of our existing common stock has historically been. The market prices of the Interactive Group common stock and the Capital Group common stock may be materially affected by, among other things:

  •
  actual or anticipated fluctuations in either group's operating results or in the operating results of particular companies attributable to either group;

  •
  potential acquisition activity by New Liberty or the companies in which New Liberty invests;

  •
  issuances of debt or equity securities to raise capital by New Liberty or the companies in which New Liberty invests and the manner in which that debt or the proceeds of an equity issuance are attributed to each of the groups;

  •
  changes in financial estimates by securities analysts regarding the Interactive Group common stock or the Capital Group common stock or the companies attributable to either group;

  •
  the complex nature and the potential difficulties investors may have in understanding the terms of the Interactive Group common stock and the Capital Group common stock, as well as concerns regarding the possible effect of certain of those terms on an investment in the stock relating to either group; or

  •
  general market conditions.

        We cannot assure you that the combined market value of the Interactive Group common stock and the Capital Group common stock after the completion of the restructuring will equal or exceed the current combined market value of Old Liberty Series A common stock and Old Liberty Series B common stock. In addition, until an orderly trading market develops for the Interactive Group common stock and the Capital Group common stock following completion of the restructuring, the trading prices of the Capital Group common stock and Interactive Group common stock may fluctuate significantly.

        The market value of both the Interactive Group common stock and the Capital Group common stock could be adversely affected by events involving the assets and businesses attributed to only one of such groups.    Events relating to one of New Liberty's groups, such as earnings announcements or announcements of new products or services, acquisitions or dispositions that the market does not view favorably, may adversely affect the market value of the common stock of both of New Liberty's groups. Because New Liberty will be the issuer of both the Interactive Group common stock and the Capital Group common stock, an adverse market reaction to events relating to the assets and businesses attributed to one of New Liberty's groups may, by association, cause an adverse reaction to the common stock of New Liberty's other group. This could occur even if the triggering event is not material to New Liberty as a whole. In addition, the incurrence of significant indebtedness by New Liberty or any of its subsidiaries on behalf of one group, including indebtedness incurred or assumed in connection with acquisitions of or investments in businesses, would continue to affect the credit rating of New Liberty and its subsidiaries and therefore could increase the borrowing costs of businesses attributable to the other group or the borrowing costs of New Liberty as a whole.

        New Liberty may not pay dividends equally or at all on Interactive Group common stock or Capital Group common stock.    New Liberty does not presently intend to pay cash dividends on either the Interactive Group common stock or the Capital Group common stock for the foreseeable future. However, New Liberty has the right to pay dividends on the shares of each group of New Liberty's common stock in equal or unequal amounts. In addition, any dividends or distributions on, or repurchases of, shares relating to either group will reduce the assets of New Liberty legally available to be paid as dividends on the shares relating to the other group.

        The adoption of a tracking stock capital structure could create conflicts of interest, and New Liberty's board of directors may make decisions that could adversely affect only some holders of New Liberty common stock.    The adoption of a tracking stock capital structure could give rise to occasions when the interests of holders of stock of one group might diverge or appear to diverge from the interests of holders of stock of the other group. In addition, given the nature of their businesses, there may be inherent conflicts of interests between the Interactive Group and the Capital Group. Officers and directors of New Liberty owe fiduciary duties to all of its stockholders. The fiduciary duties owed by such officers and directors are to New Liberty as a whole, and decisions deemed to be in the best interest of New Liberty may not be in the best interest of a particular group when considered independently. Examples include:

  •
  decisions as to the terms of any business relationships that may be created between the Interactive Group and the Capital Group or the terms of any transfer of assets between the groups;

  •
  decisions as to the allocation of consideration between the holders of the Interactive Group common stock and the Capital Group common stock, or between the stocks relating to either group, to be received in connection with a merger involving New Liberty;

  •
  decisions as to the allocation of corporate opportunities between the two groups, especially where the opportunities might meet the strategic business objectives of both groups;

  •
  decisions as to operational and financial matters that could be considered detrimental to one group but beneficial to the other;

  •
  decisions as to the conversion of shares of Interactive Group common stock into shares of Capital Group common stock;

  •
  decisions regarding the creation of, and, if created, the subsequent increase or decrease of any inter-group interest that one group may own in the other;

  •
  decisions as to the internal or external financing attributable to business or assets attributed to either group;

  •
  decisions as to the dispositions of assets of either group; and

  •
  decisions as to the payment of dividends on the stock relating to either group.

        In addition, if directors own disproportionate interests (in percentage or value terms) in the Interactive Group common stock or the Capital Group common stock, that disparity could create or appear to create conflicts of interest when they are faced with decisions that could have different implications for the holders of the Interactive Group common stock and the Capital Group common stock.

        Other than pursuant to the management and allocation policies described in this proxy statement/prospectus, we have not adopted any specific procedures for consideration of matters involving a divergence of interests among holders of shares of stock relating to the two different groups, or among holders of different series of stock relating to a specific group. See "The Restructuring Proposals—Management and Allocation Policies." Rather than develop additional specific procedures in advance, New Liberty's board of directors intends to exercise its judgment from time to time, depending on the circumstances, as to how best to:

  •
  obtain information regarding the divergence (or potential divergence) of interests;

  •
  determine under what circumstances to seek the assistance of outside advisers;

  •
  determine whether a committee of New Liberty's board of directors should be appointed to address a specific matter and the appropriate members of that committee; and

  •
  assess what is in the best interests of New Liberty and all of its stockholders.

        Our board of directors believes the advantage of retaining flexibility in determining how to fulfill its responsibilities in any such circumstances as they may arise outweighs any perceived advantages of adopting additional specific procedures in advance.

        Holders of shares of stock relating to a particular group may not have any remedies if any action by our directors or officers has an adverse effect on only that stock, or on a particular series of that stock.    Principles of Delaware law and the provisions of New Liberty's restated certificate of incorporation may protect decisions of New Liberty's board of directors that have a disparate impact upon holders of shares of stock relating to a particular group, or upon holders of any series of stock relating to a particular group. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of New Liberty's stockholders, regardless of the stock, or series, they hold. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that a board of directors owes an equal duty to all common stockholders and does not have separate or additional duties to any subset of stockholders. Recent judicial opinions in

Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of holders of tracking stocks may be judged under the business judgment rule. The business judgment rule generally provides that a director or officer of New Liberty may be deemed to have satisfied his or her fiduciary duties to New Liberty if that person acts in a manner he or she believes in good faith to be in the best interests of New Liberty as a whole, and not of any single group of New Liberty stockholders. As a result, in some circumstances, our directors or officers may be required to make a decision that is viewed as adverse to the holders of shares relating to a particular group or to the holders of a particular series of that stock. Therefore, under the principles of Delaware law referred to above and the business judgment rule, you may not be able to challenge decisions that you believe have a disparate impact upon the stockholders of the two groups if New Liberty's board of directors is disinterested, adequately informed with respect to its decisions and acts in good faith, on behalf of all New Liberty's stockholders.

        New Liberty's board of directors may change the management and allocation policies to the detriment of either group without stockholder approval.    New Liberty's board of directors has adopted certain management and allocation policies to serve as guidelines in making decisions regarding the relationships between the Interactive Group and the Capital Group with respect to matters such as tax liabilities and benefits, inter-group loans, attribution of assets acquired after the restructuring to either group, financing alternatives, corporate opportunities and similar items. See "The Restructuring Proposals—Management and Allocation Policies." New Liberty's board of directors may at any time change, or make exceptions to these policies. Because these policies relate to matters concerning the day to day management of New Liberty as opposed to significant corporate actions, such as a merger involving New Liberty or a sale of substantially all of the assets of New Liberty, no stockholder approval is required with respect to their adoption or amendment. A decision to change, or make exceptions to, these policies or adopt additional policies could disadvantage one group while advantaging the other group.

        Stockholders will not vote on how to attribute consideration received in connection with a merger involving New Liberty among holders of Interactive Group common stock and Capital Group common stock.    New Liberty's restated certificate of incorporation will not contain any provisions governing how consideration received in connection with a merger or consolidation involving New Liberty is to be attributed to the holders of Interactive Group common stock and holders of Capital Group common stock or to the holders of different series of stock, and neither the holders of Interactive Group common stock nor the holders of Capital Group common stock will have a separate class vote in the event of such a merger or consolidation. Consistent with applicable principles of Delaware law, New Liberty's board of directors will seek to divide the type and amount of consideration received in a merger or consolidation involving New Liberty between holders of Interactive Group common stock and Capital Group common stock in a fair manner. As the different ways the board of directors may divide the consideration between holders of stock relating to the different groups, and among holders of different series of stock, might have materially different results, the consideration to be received by holders of Interactive Group common stock and Capital Group common stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if they had a separate class vote on such merger or consolidation.

        New Liberty may dispose of assets of either the Interactive Group or the Capital Group without your approval.    Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of New Liberty taken as a whole, and New Liberty's restated certificate of incorporation does not require a separate class vote in the case of a sale of a significant amount of assets of either group. As long as the assets attributed to either the Interactive Group or the Capital Group represent less than substantially all of New Liberty's assets, New Liberty may approve sales and other dispositions of any amount of the assets of that group without any stockholder approval. Based on the initial composition of the groups, we believe that a sale of all or substantially all of the assets of either group, on a stand alone basis, would not be considered a sale of substantially all of the assets of New Liberty requiring stockholder approval.

        If New Liberty disposes of all or substantially all of the assets of either group (which means, for this purpose, assets representing 80% of the fair market value of the total assets of the disposing group, as determined by New Liberty's board of directors), New Liberty would be required, if the disposition is not an exempt disposition under the terms of New Liberty's restated certificate of incorporation, to choose one or more of the following three alternatives:

  •
  declare and pay a dividend on the disposing group's common stock;

  •
  redeem shares of the disposing group's common stock according to ratios set out in New Liberty's restated certificate of incorporation and described in this document under "—Description of Interactive Group Common Stock and Capital Group Common Stock—Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group;" and/or

  •
  convert all of the disposing group's outstanding common stock into common stock of the other group.

        In this type of a transaction, holders of the disposing group's common stock may receive less value than the value that a third-party buyer might pay for all or substantially all of the assets of the disposing group.

        New Liberty's board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of either group of New Liberty's common stock.

        Holders of Interactive Group common stock or Capital Group common stock may receive less consideration upon a sale of the assets attributed to that group than if that group were a separate company.    If the Interactive Group or the Capital Group were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company might receive a greater amount of proceeds than the holders of Interactive Group common stock or the Capital Group common stock would receive upon a sale of all or substantially all of the assets of the group to which their shares relate. In addition, we cannot assure you that in the event of such a sale the per share consideration to be paid to holders of Interactive Group common stock or Capital Group common stock, as the case may be, will be equal to or more than the per share value of that share of stock prior to or after the announcement of a sale of all or substantially all of the assets of the applicable group.

        Following the first anniversary of the restructuring (absent an earlier triggering event), New Liberty's board of directors may in its sole discretion elect to convert Interactive Group common stock into Capital Group common stock, thereby changing the nature of your investment and possibly diluting your economic interest in New Liberty, which could result in a loss in value to you.    New Liberty's restated certificate of incorporation will permit New Liberty's board of directors, in its sole discretion, to convert all of the outstanding shares of Interactive Group common stock into shares of Capital Group common stock on the terms described under "The Restructuring Proposals—Description of Interactive Group Common Stock and Capital Group Common Stock—Conversion and Exchange." A conversion would preclude the holders of stock in both groups from retaining their investment in a security that is intended to reflect separately the performance of the relevant group. We cannot predict the impact on the market value of New Liberty's stock of (1) New Liberty's board of directors' ability to effect any such conversion or (2) the exercise of this conversion right by New Liberty. In addition, New Liberty's board of directors may effect such a conversion at a time when the market value of its stock could cause the stockholders of one group to be disadvantaged.

        Holders of Interactive Group common stock and holders of Capital Group common stock will vote together and will have limited separate voting rights.    Holders of Interactive Group common stock and Capital Group common stock will vote together as a single class, except in certain limited circumstances prescribed by New Liberty's restated certificate of incorporation and under Delaware law. Each share of Series B common stock of each group will have ten votes per share, and each share of Series A common stock of each group will have one vote per share. Holders of Series C common stock of either group will have no voting rights, other than those required under Delaware law. When holders of Interactive Group common stock and Capital Group common stock vote together as a single class, holders having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest among New Liberty's stockholders or has a greater impact on one group than the other.

        New Liberty's capital structure as well as the fact that the Interactive Group and the Capital Group are not independent companies may inhibit or prevent acquisition bids for the Interactive Group or the Capital Group.    If the Interactive Group and the Capital Group were separate independent companies, any person interested in acquiring either the Interactive Group or the Capital Group without negotiating with management could seek control of that group by obtaining control of its outstanding voting stock, by means of a tender offer, or by means of a proxy contest. Although we intend Interactive Group common stock and Capital Group common stock to reflect the separate economic performance of the Interactive Group and the Capital Group, respectively, those groups are not separate entities and a person interested in acquiring only one group without negotiation with New Liberty's management could obtain control of that group only by obtaining control of a majority in voting power of all of the outstanding shares of common stock of New Liberty. The existence of shares of common stock, and different series of shares, relating to different groups could present complexities and in certain circumstances pose obstacles, financial and otherwise, to an acquiring person that are not present in companies which do not have capital structures similar to New Liberty's.

        If either the Interactive Group common stock or the Capital Group common stock or both, were not treated as stock of New Liberty for tax purposes, several adverse tax consequences would result to you and to us.    While we believe that no income, gain or loss will be recognized by you or us for U.S. federal income tax purposes as a result of the restructuring, except for any cash received by you instead of fractional shares of Interactive Group common stock or Capital Group common stock, there are no court decisions or other authorities bearing directly on the effect of issuing stock with features similar to the Interactive Group common stock and the Capital Group common stock. In addition, the IRS has announced that it will not issue rulings on the classification of an instrument with terms similar to the Interactive Group common stock or the Capital Group common stock. Therefore, the tax treatment of the restructuring is subject to some uncertainty. It is possible, therefore, that the IRS could successfully assert that the receipt of Interactive Group common stock or Capital Group common stock or both in the restructuring, as well as any subsequent conversion of Interactive Group common stock into Capital Group common stock, is taxable to you and/or to us.

        If Interactive Group common stock or Capital Group common stock or both represent property other than stock of New Liberty (which we refer to as Other Property), the receipt of Interactive Group common stock or Capital Group common stock by you might be treated as a fully taxable dividend in an amount equal to the fair market value of such stock constituting Other Property (subject in the case of stockholders that are corporations, to any applicable dividends received deduction) or might be treated as a distribution in complete liquidation of Old Liberty, in which case you would have gain or loss with respect to your shares of Old Liberty held immediately prior to the restructuring. Furthermore, New Liberty or its subsidiaries would recognize a significant taxable gain as a result of the restructuring proposals in an amount equal to the excess of the fair market value of such stock constituting Other Property over its federal income tax basis to New Liberty or its subsidiaries allocable to such Other Property. Pursuant to the management and allocation policies (described elsewhere in this proxy statement/prospectus), the cash for the payment of these taxes would be drawn from funds attributable to the Capital Group. In addition, New Liberty may no longer be able to file a consolidated U.S. federal income tax return which includes eligible entities attributable to both the Interactive Group and the Capital Group. These tax liabilities, if they arise, would be likely to have a material adverse effect on New Liberty and each group.

        Changes in the tax law or in the interpretation of current tax law may result in the cessation of the issuance of shares of Interactive Group common stock and/or Capital Group common stock or the conversion of Interactive Group common stock into Capital Group common stock.    If, due to a change in tax law or a change in the interpretation of current tax law, there are adverse tax consequences resulting from the issuance of Interactive Group common stock and/or Capital Group common stock, it is possible that we would not issue additional shares of Interactive Group common stock and/or Capital Group common stock even if we would otherwise choose to do so. This possibility could affect the value of Interactive Group common stock and Capital Group common stock then outstanding. In addition, New Liberty may elect to convert Interactive Group common stock into Capital Group common stock, thereby diluting the interests of holders of Capital Group common stock and changing the nature of your investment, which could result in a loss in value.

        It may be difficult for a third party to acquire New Liberty, even if doing so may be beneficial to New Liberty's stockholders.    Certain provisions of New Liberty's restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of New Liberty that a stockholder may consider favorable. These provisions include:

  •
  authorizing a capital structure with multiple series of common stock, a Series B common stock of each group that entitles the holders to ten votes per share, a Series A common stock of each group that entitles the holder to one vote per share, and a Series C common stock of each group that except as otherwise required by applicable law, entitles the holder to no voting rights;

  •
  authorizing the issuance of "blank check" preferred stock that could be issued by New Liberty's board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  •
  classifying New Liberty's board of directors with staggered three-year terms, which may lengthen the time required to gain control of New Liberty's board of directors;

  •
  limiting who may call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

  •
  establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        New Liberty's chairman, John C. Malone, will hold the power to direct the vote of approximately 30% of New Liberty's outstanding voting power, including the power to direct the vote of approximately 89% of the outstanding shares of Series B common stock of each group.

        Immediately following the restructuring, each holder of Old Liberty common stock will hold New Liberty common stock representing the same aggregate percentage voting power in New Liberty as that holder held in Old Liberty immediately prior to the restructuring. However, as a result of the exchange ratios applied in the restructuring, immediately after the issuance of the tracking stocks, holders of Interactive Group common stock, in the aggregate, will hold approximately 83% of the total voting power of New Liberty common stock.

Factors Relating to New Liberty, the Interactive Group and the Capital Group

        The risks described below apply to New Liberty and to the businesses, assets and liabilities attributable to both the Interactive Group and the Capital Group.

        The historical financial information of the Interactive Group and the Capital Group included in this proxy statement/prospectus may not necessarily reflect their results as separate companies.    One of the reasons for the creation of a tracking stock is to permit equity investors to apply more specific criteria in valuing the shares of a particular group, such as comparisons of earnings multiples with those of other companies in the same business sector. In valuing shares of Interactive Group common stock and Capital Group common stock, investors should recognize that the historical financial information of the Interactive Group and the Capital Group included in this proxy statement/prospectus has been extracted from our consolidated financial statements and may not necessarily reflect what the Interactive Group's and the Capital Group's results of operations, financial condition and cash flows would have been had the Interactive Group and the Capital Group been separate, stand-alone entities pursuing independent strategies during the periods presented.

        New Liberty does not have the right to manage its business affiliates, which means it is not able to cause those affiliates to operate in a manner that is favorable to New Liberty.    New Liberty will not have the right to manage the businesses or affairs of any of its business affiliates (generally those companies in which we have less than a majority stake) attributed to either the Interactive Group or the Capital Group. Rather, New Liberty's rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of New Liberty's veto rights vary from agreement to agreement. Although New Liberty's board representation and veto rights may enable it to exercise influence over the management or policies of a business affiliate, enable it to prevent the sale of material assets by a business affiliate in which it owns less than a majority voting interest or prevent it from paying dividends or making distributions to its stockholders or partners, they will not enable New Liberty to cause these actions to be taken.

        If New Liberty fails to meet required capital calls to a business affiliate, it could be forced to sell its interest in that company, its interest in that company could be diluted or it could forfeit important rights.    New Liberty will be a party to stockholder and partnership agreements relating to its equity interest in business affiliates that provide for possible capital calls on stockholders and partners. New Liberty's failure to meet a capital call, or other commitment to provide capital or loans to a particular business affiliate, may have adverse consequences to New Liberty and the group to which that business affiliate is attributed. These consequences may include, among others, the dilution of New Liberty's equity interest in that company, the forfeiture of New Liberty's right to vote or exercise other rights, the right of the other stockholders or partners to force New Liberty to sell its interest at less than fair value, the forced dissolution of the company to which New Liberty has made the commitment or, in some instances, a breach of contract action for damages against New Liberty. New Liberty's ability to meet capital calls or other capital or loan commitments is subject to its ability to access cash. See "—A substantial portion of the consolidated debt attributed to each group is held at the parent company level, and New Liberty could be unable in the future to obtain cash in amounts sufficient to service that debt and its other financial obligations." below.

        The liquidity and value of New Liberty's interests in its business affiliates may be affected by market conditions beyond our control that could cause New Liberty to take significant impairment charges due to other than temporary declines in the market value of its available for sale securities.    Included among the assets attributable to each group are equity interests in one or more publicly traded companies which are or will be accounted for as available for sale securities. The value of these interests may be affected by economic and market conditions that are beyond our control. We are required by accounting principles generally accepted in the United States to determine, from time to time, whether a decline in the market value of any of those investments below the cost for that investment is other than temporary. If we determine that the decline is other than temporary, we are required to write down our cost to a new cost basis, with the amount of the write-down accounted for as a realized loss in the determination of net income for the period in which the write-down occurs. We have at times realized significant losses in prior periods due to other than temporary declines in the fair value of certain of our available for sale securities, and New Liberty and either group may be required to realize further losses of this nature in future periods. A number of factors are used in determining the fair value of an investment and whether any decline in an investment is other than temporary. As the assessment of fair value and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, the actual amount New Liberty may eventually realize for an investment could differ materially from our or their assessment of the value of that investment made in an earlier period. In addition, our ability to liquidate these interests without adversely affecting their value may be limited.

        A substantial portion of the consolidated debt attributed to each group is held at the parent company level, and New Liberty could be unable in the future to obtain cash in amounts sufficient to service that debt and its other financial obligations.    As of September 30, 2005, we had $9.40 billion of debt outstanding at the parent company level. While portions of this debt will be attributed to each group, the issuer of this debt (Old Liberty) will not change but will be converted into a Delaware limited liability company whose sole member is New Liberty. The ability of New Liberty, which will also be a holding company, to meet its financial obligations and those of Old Liberty will depend upon its ability to access cash. New Liberty's sources of cash include its available cash balances, net cash from operating activities, dividends and interest from its investments, availability under credit facilities, monetization of its public investment portfolio and proceeds from asset sales. There are no assurances that New Liberty will maintain the amounts of cash, cash equivalents or marketable securities that Old Liberty maintained over the past few years.

        The ability of New Liberty's operating subsidiaries to pay dividends or to make other payments or advances to Old Liberty and New Liberty depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of New Liberty's subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to stockholders and partners.

        New Liberty generally will not receive cash, in the form of dividends, loans, advances or otherwise, from its business affiliates. In this regard, it will not have sufficient voting control over most of its business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or stockholders, including New Liberty.

        Both the Interactive Group and the Capital Group depend on a limited number of potential customers for carriage of their programming.    The cable television and direct-to-home satellite industries have been undergoing a period of consolidation. As a result, the number of potential buyers of the programming services attributable to these groups is decreasing. In this more concentrated market, there can be no assurance that the owned and affiliated program suppliers attributed to either group will be able to obtain or maintain carriage of their programming services by distributors on commercially reasonable terms or at all.

        Rapid technological advances could render the products and services offered by both group's subsidiaries and business affiliates obsolete or non-competitive.    The subsidiaries and business affiliates attributed to each group must stay abreast of rapidly evolving technological developments and offerings to remain competitive and increase the utility of their services. These subsidiaries and business affiliates must be able to incorporate new technologies into their products in order to address the needs of their customers. There can be no assurances that they will be able to compete with advancing technology, and any failure to do so may adversely affect the group to which they are attributed.

        Certain of our subsidiaries and business affiliates depend on their relationships with third party distribution channels, suppliers and advertisers and any adverse changes in these relationships could adversely affect our results of operations and those attributed to either group.    An important component of the success of our subsidiaries and business affiliates is their ability to maintain their existing, as well as build new, relationships with third party distribution channels, suppliers and advertisers, among other parties. Adverse changes in existing relationships or the inability to enter into new arrangements with these parties on favorable terms, if at all, could have a significant adverse effect on our results of operations and those attributed to either group.

        Adverse events or trends in the industries in which the subsidiaries and business affiliates attributed to either group operate could harm that group.    In general, the subsidiaries and business affiliates in both groups are sensitive to trends and events that are outside their control. For example, adverse trends or events, such as general downturns, decreases in consumer spending and natural or other disasters, among other adverse events and trends, could have a significantly negative impact on both groups.

        The subsidiaries and business affiliates attributable to each group are subject to risks of adverse government regulation.    Programming services, cable television systems, the Internet, telephony services and satellite carriers are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities and in foreign countries by similar entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. The application of various sales and use tax provisions under state, local and foreign law to certain of the Interactive Group's subsidiaries' and business affiliates' products and services sold via the Internet, television and telephone is subject to interpretation by the applicable taxing authorities, and no assurance can be given that such authorities will not take a contrary position to that taken by those subsidiaries and business affiliates, which could have a material adverse effect on their business. In addition, there have been numerous attempts at the federal, state and local levels to impose additional taxes on online commerce transactions. Moreover, substantially every foreign country in which our subsidiaries or business affiliates have, or may in the future make, an investment regulates, in varying degrees, the distribution, content and ownership of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services and the Internet. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that the business and the business of the affiliates attributed to each group will not be adversely affected by future legislation, new regulation or deregulation.

        The success of certain of the groups' subsidiaries and business affiliates whose businesses involve the Internet depends on maintaining the integrity of their systems and infrastructure.    A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. If the security measures of any of our subsidiaries or business affiliates engaged in online commerce were to be compromised, it could have a detrimental effect on their reputation and adversely affect their ability to attract customers.

        Computer viruses transmitted over the Internet have significantly increased in recent years, thereby increasing the possibility of disabling attacks on and damage to websites of our subsidiaries and business affiliates whose businesses are dependent on the Internet. In addition, certain of the subsidiaries and business affiliates attributed to each group rely on third-party computer systems and service providers to facilitate and process a portion of their transactions. Any interruptions, outages or delays in these services, or a deterioration in their performance, could impair the ability of these subsidiaries and business affiliates to process transactions for their customers and the quality of service they can offer to them.

        Certain of the subsidiaries and business affiliates attributed to both groups have significant operations outside of the United States that are subject to numerous operational and financial risks.    Certain of the subsidiaries and business affiliates attributed to both groups have significant operations in countries other than the United States and are subject to the following risks inherent in international operations:

  •
  fluctuations in currency exchange rates;

  •
  longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

  •
  recessionary conditions and economic instability affecting overseas markets;

  •
  potentially adverse tax consequences;

  •
  export and import restrictions, tariffs and other trade barriers;

  •
  increases in taxes and governmental royalties and fees;

  •
  involuntary renegotiation of contracts with foreign governments;

  •
  changes in foreign and domestic laws and policies that govern operations of foreign-based companies;

  •
  difficulties in staffing and managing international operations; and

  •
  political unrest that may result in disruptions of services that are critical to their international businesses.

        The success of certain of the subsidiaries and business affiliates attributed to each group is dependent upon audience acceptance of its programs and programming services which is difficult to predict.    Entertainment content production and premium subscription television program services are inherently risky businesses because the revenue derived from the production and distribution of a cable program and the exhibition of theatrical feature films and other programming depend primarily upon their acceptance by the public, which is difficult to predict. The commercial success of a cable program or premium subscription television service depends upon the quality and acceptance of other competing programs and films released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, many of which are difficult to predict. Audience sizes for cable programming and premium subscription television program services are important factors when cable television and DTH satellite providers negotiate affiliation agreements and, in the case of cable programming, when advertising rates are negotiated. Consequently, low public acceptance of cable programs and premium subscription television program services will have an adverse effect on the results of operations of the Interactive Group and the Capital Group.

        Increased programming and content costs may adversely affect profits.    Subsidiaries and business affiliates attributable to each group produce programming and incur costs for all types of creative talent including actors, writers and producers. These subsidiaries and business affiliates also acquire programming, such as movies and television series, from television production companies and movie studios. An increase in the costs of programming may lead to decreased profitability.

 Factors Relating to QVC

        The risks described below are unique to QVC, which will initially constitute the primary business and sole operating consolidated subsidiary attributed to the Interactive Group.

        QVC conducts its merchandising businesses under highly competitive conditions.    Although QVC is the nation's largest home shopping network, it has numerous and varied competitors at the national and local levels, including conventional and specialty department stores, other specialty stores, mass merchants, value retailers, discounters, and Internet and mail-order retailers. Competition is characterized by many factors, including assortment, advertising, price, quality, service, location, reputation and credit availability. If QVC does not compete effectively with regard to these factors, its results of operations could be materially and adversely affected.

        QVC's sales and operating results depend on its ability to predict or respond to consumer preferences.    QVC's sales and operating results depend in part on its ability to predict or respond to changes in consumer preferences and fashion trends in a timely manner. QVC develops new retail concepts and continuously adjusts its product mix in an effort to satisfy customer demands. Any sustained failure to identify and respond to emerging trends in lifestyle and consumer preferences could have a material adverse affect on QVC's business. Consumer spending may be affected by many factors outside of QVC's control, including competition from store-based retailers, mail-order and Internet companies, consumer confidence and preferences, and general economic conditions.

        QVC's success depends in large part on its ability to recruit and retain key employees capable of executing its unique business model.    QVC has a business model that requires it to recruit and retain key employees with the skills necessary for a unique business that demands knowledge of the general retail industry, television production, direct to consumer marketing and fulfillment and the Internet. In April 2005, we announced that two senior officers of QVC, including its long-time CEO, had decided to retire at different points in time over the next eighteen months. We also recently announced the hiring of a new president for QVC who will assume the role of chief executive officer after a brief transition period. Although we are implementing transition plans at QVC, there is no assurance that the new management team will be able to execute QVC's business model in a manner that will allow QVC to sustain growth and continued success. In addition, we also can not assure you that if QVC experiences additional turnover of its key employees, they will be able to recruit and retain acceptable replacements because the market for such employees is very competitive and limited.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This document contains certain forward-looking statements which, by definition, involve risks and uncertainties. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential," "intend" and other terms of similar substance used in this document. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

  •
  general economic and business conditions and industry trends;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

  •
  continued consolidation of the broadband distribution and movie studio industries;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand and IP television and their impact on home shopping networks;

  •
  increased digital TV penetration and the impact on channel positioning of our networks;

  •
  rapid technological changes;

  •
  capital spending for the acquisition and/or development of telecommunications networks and services;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

  •
  future financial performance, including availability, terms and deployment of capital;

  •
  fluctuations in foreign currency exchange rates and political unrest in international markets;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  the outcome of any pending or threatened litigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

  •
  changes in the nature of key strategic relationships with partners and joint venturers;

  •
  competitor responses to our products and services, and the products and services of the entities in which we have interests; and

  •
  threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world.

        These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this document, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

THE SPECIAL MEETING

Time, Place and Date

        The special meeting of our stockholders is to be held at 9:00 a.m., local time, on [                ], 2006 at [location to come].

Purpose

        At the special meeting, you will be asked to consider and vote on each of the restructuring proposals, which are described in greater detail under "The Restructuring Proposals—General." The restructuring proposals are dependent on each other, and neither proposal will be implemented unless both proposals are approved at the special meeting.

Quorum

        In order to carry on the business of the special meeting, a quorum of stockholders must be present. This means that at least a majority of the aggregate voting power represented by the outstanding shares of our common stock must be represented at the special meeting, either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. In addition, if a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on any proposal, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld with respect to any proposal, these shares (which we refer to as "broker non-votes") will be treated as present for purposes of determining the presence of a quorum. See "—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes" below.

Who May Vote

        Holders of our Series A common stock and Series B common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on [                ], 2006 (which is the record date for the special meeting), may vote at the special meeting or at any adjournment or postponement thereof.

Votes You Have

        At the special meeting, holders of our Series A common stock will have one vote and holders of Series B common stock will have 10 votes, in each case, for each share that our records show they owned as of 5:00 p.m., New York City time, on [                ], 2006, which is the record date for the special meeting. Holders of our Series A common stock and our Series B common stock will vote together as a single class.

Recommendation of Our Board of Directors

        Our board of directors has approved the restructuring proposals and recommends that you vote "FOR" each of the restructuring proposals.

Votes Required

        Approval of each of the restructuring proposals requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of our Series A common stock and our Series B common stock outstanding on the record date for the special meeting that are present, in person or by proxy, at the special meeting, voting together as a single class. The restructuring proposals are dependent on each other, and neither proposal will be implemented unless both proposals are approved at the special meeting.

Shares Outstanding

        As of [                ], 2006, an aggregate of [                        ] shares of our Series A common stock and [            ] shares of our Series B common stock were outstanding and would have been entitled to vote at the special meeting if [                ], 2006 had been the record date for the special meeting.

Number of Holders

        We expect there to be, as of the record date for the special meeting, approximately [            ] record holders of our Series A common stock and approximately [    ] record holders of our Series B common stock (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

Voting Procedures for Record Holders

        Holders of record of our common stock as of the record date for the special meeting may vote in person thereat. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card that is being included with the mailing of this proxy statement/prospectus, or by voting by telephone or over the Internet. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described below and received at or before the special meeting will be voted in accordance with the instructions on the proxy.

        YOUR VOTE IS IMPORTANT.    It is recommended that you vote by proxy even if you plan to attend the special meeting. You may change your vote at the special meeting. To submit a written proxy by mail, you should complete, sign, date and mail the proxy in accordance with its instructions.

        If any other matters are properly presented before the special meeting, the persons you choose as proxies will have discretion to vote or to act on these matters according to their best judgment, unless you indicate otherwise on your proxy.

        If a proxy is signed and returned by a record holder without indicating any voting instructions, the shares of our common stock represented by the proxy will be voted "FOR" the approval of each of the restructuring proposals.

Voting Procedures for Shares Held in Street Name

        General.    If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares of our common stock or when granting or revoking a proxy.

        Effect of Broker Non-Votes.    Shares represented by "broker non-votes" will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on a particular proposal.

Revoking a Proxy

        Before your proxy is voted, you may change your vote by telephone or over the Internet (if you originally voted by telephone or over the Internet), by voting in person at the special meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to [                        ]. Any signed proxy revocation or new signed proxy must be received before the start of the special meeting.

        Your attendance at the special meeting will not, by itself, revoke your proxy.

        If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote.

Solicitation of Proxies

        The accompanying proxy for the special meeting is being solicited on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburses brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Exchange of Shares

        If the restructuring proposals are approved and the restructuring is consummated, you will receive written instructions from the stock transfer agent after the restructuring is completed on how to exchange your Old Liberty common stock for shares of New Liberty Interactive Group common stock and New Liberty Capital Group common stock. You are urged NOT to send your shares of Old Liberty common stock with your proxy card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning shares of our common stock beneficially owned by each person or entity (excluding any of our directors and executive officers) known by us to own more than five percent of the outstanding shares of our common stock.

        The percentage ownership information is based upon 2,681,520,356 shares of our Series A common stock and 121,062,825 shares of our Series B common stock outstanding as of November 30, 2005.

Name and Address of Beneficial Owner	Series of Stock	Number of Shares		Percent of Class	Voting Power
		(in thousands)
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	Series A	141,455	(1)	5.3%	*

*
Less than one percent.

(1)
This number of shares of common stock is based upon the Schedule 13G dated December 31, 2004, filed by Capital Research and Management Company with respect to our Series A common stock. Capital Research, an investment advisor, is the beneficial owner of 141,454,800 shares of our Series A common stock, as a result of acting as investment advisor to various investment companies, but disclaims beneficial ownership pursuant to Rule 13d-4. The Schedule 13G reflects that Capital Research has no voting power over and sole dispositive power over these shares.

Security Ownership of Management

        The following table sets forth information with respect to the beneficial ownership by each of our directors, our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2004 and by all of our directors and executive officers as a group of shares of our Series A common stock and Series B common stock.

        The security ownership information is given as of November 30, 2005 and, in the case of percentage ownership information, is based upon 2,681,520,356 shares of our Series A common stock and 121,062,825 shares of our Series B common stock, in each case outstanding on that date.

        Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days of November 30, 2005, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into shares of our Series A common stock, is reported as beneficial ownership of our Series B common stock only, and not as beneficial ownership of our Series A common stock. So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

        The number of shares indicated as owned by the following persons includes interests in shares held by Liberty's defined contribution 401(k) plan (Liberty 401(k) Savings Plan), in each case as of

November 30, 2005. The shares held by the trustee of the 401(k) plan for the benefit of these persons are voted as directed by such persons.

Name of Beneficial Owner	Title of Class or Series	Amount and Nature of Beneficial Ownership		Percent of Class		Voting Power
		(in thousands)
John C. Malone	Liberty Series A Liberty Series B	15,814 116,671	(1)(2)(3)(4) (1)(4)(5)	* 89.4%		29.7%
Robert R. Bennett	Liberty Series A Liberty Series B	5,807 16,680	(6)(7)(8) (7)(8)	* 12.1%		4.3%
Donne F. Fisher	Liberty Series A Liberty Series B	424 597	(9)	* *		*
Paul A. Gould	Liberty Series A Liberty Series B	1,711 600	(10)	* *		*
Gregory B. Maffei	Liberty Series A Liberty Series B	0 0
David E. Rapley	Liberty Series A Liberty Series B	28 0	(11)(12)	*		*
M. LaVoy Robison	Liberty Series A Liberty Series B	28 0	(11)	*		*
Larry E. Romrell	Liberty Series A Liberty Series B	264 3	(13)	* *		*
David J.A. Flowers	Liberty Series A Liberty Series B	1,790 0	(14)(15)(16)	*		*
Albert E. Rosenthaler	Liberty Series A Liberty Series B	432 0	(17)(18)	*		*
Christopher W. Shean	Liberty Series A Liberty Series B	516 0	(19)(20)(21)	*		*
Charles Y. Tanabe	Liberty Series A Liberty Series B	2,134 0	(21)(22)(23)(24)	*		*
All directors and executive officers as a group (12 persons)	Liberty Series A Liberty Series B	28,948 134,551	(3)(8)(12)(16)(25)(26)(27)(28) (5)(8)(26)(28)	1.1 91.4	% %	33.0%

*
Less than one percent

(1)
Includes 1,505,043 shares of our Series A common stock and 3,409,436 shares of our Series B common stock held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes 766,372 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(3)
Includes 3,300 shares of our Series A common stock held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust.

(4)
Includes 1,375 shares of our Series A common stock and 9,475,457 shares of our Series B common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005. Mr. Malone has the right to convert the options to purchase shares of our Series B common stock into options to purchase shares of our Series A common stock.

(5)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of our former parent company, TCI, TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife and a call agreement with the Magness Group. In connection with AT&T's acquisition of TCI, TCI assigned to us its rights under these call agreements. As a result, we have the right, under certain circumstances, to acquire shares of our Series B common stock owned by the Malones. The call agreement also prohibits the Malones from disposing of their shares of our Series B common stock, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their shares of our Series B common stock after conversion to shares of our Series A common stock) and except for a transfer made in compliance with our call rights.

(6)
Includes 29,907 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(7)
Includes 2,025,640 shares of our Series A common stock and 16,679,853 shares of our Series B common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005. Mr. Bennett has the right to convert the options to purchase shares of our Series B common stock into options to purchase shares of our Series A common stock.

(8)
Includes 1,246,596 shares of our Series A common stock and 400 shares of our Series B common stock owned by Hilltop Investments, Inc. which is jointly owned by Mr. Bennett and his wife, Mrs. Deborah Bennett.

(9)
Includes 134,638 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005.

(10)
Includes 30,750 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005.

(11)
Includes 22,000 shares of our Series A common stock that are subject to stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005.

(12)
Includes 613 shares of our Series A common stock owned by Rapley Consulting, Inc. which is jointly owned by Mr. Rapley and his wife, Mrs. Sandra Rapley.

(13)
Includes 41,088 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005.

(14)
Includes 13,714 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(15)
Includes 1,367,163 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005.

(16)
Includes 27,000 shares of our Series A common stock owned by AIKD Investment, Inc. of which Mr. Flowers is the sole shareholder.

(17)
Includes 6,544 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(18)
Includes 425,150 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005.

(19)
Includes 13,812 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(20)
Includes 450,596 shares of our Series A common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005.

(21)
Includes 47,500 restricted shares of our Series A common stock, none of which will vest within 60 days of, November 30, 2005.

(22)
Includes 7,581 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(23)
Includes 3,068 shares of our Series A common stock held by Mr. Tanabe's wife, Arlene Bobrow, as to which shares Mr. Tanabe has disclaimed beneficial ownership.

(24)
Includes 1,787,050 shares of our Series A common stock that are subject to options which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005.

(25)
Includes 836,930 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(26)
Includes 1,508,111 shares of our Series A common stock and 3,409,436 shares of our Series B common stock held by relatives of certain directors and executive officers, as to which shares beneficial ownership by such directors and executive officers has been disclaimed.

(27)
Includes 95,000 restricted shares of our Series A common stock, none of which will vest within 60 days of, November 30, 2005.

(28)
Includes 6,307,450 shares of our Series A common stock and 26,155,310 shares of our Series B common stock that are subject to options and stock appreciation rights which were exercisable as of, or will be exercisable within 60 days of, November 30, 2005. The options to purchase shares of our Series B common stock may be converted into options to purchase shares of our Series A common stock.

        Certain of our directors and named executive officers also hold interests in Satellite MGT, Inc., one of our privately-held, controlled subsidiaries. Mr. Flowers holds 100 shares and Mr. Tanabe holds 150 shares of Class A common stock of Satellite MGT. In each case, the shares held represent a less than 1% equity and voting interest based on 21,400 shares of common stock outstanding, as of November 30, 2005. Satellite MGT owns 100% of LMC/LSAT Holdings, Inc., whose sole asset is LMC/LSAT Holdings, Inc., whose sole asset is approximately 3,552 shares of common stock of Liberty Satellite & Technology, Inc., one of our subsidiaries.

Change of Control

        We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company or of New Liberty.

 THE RESTRUCTURING PROPOSALS

        The description of the material terms of the restructuring proposals set forth below is not complete. In addition, we qualify the applicable portions of this description by reference to the form of New Liberty's restated certificate of incorporation, which is attached as Annex A and which we refer to as the New Liberty charter. We urge all stockholders to read the New Liberty charter in its entirety.

General

        At the special meeting you will be asked to vote on the following restructuring proposals:

  •
  the merger proposal: which is a proposal to approve a merger in which Liberty Media Corporation would become a wholly-owned subsidiary of New Liberty, a new public holding company, on the terms set forth in this proxy statement/prospectus; and

  •
  the charter proposal: which is a proposal that the charter of New Liberty provide for the creation of two new tracking stocks intended to track and reflect the separate economic performance of the Interactive Group and the Capital Group, which are described in detail in this proxy statement/prospectus. The terms of the two tracking stocks would, among other things:

  •
  provide for the creation of three series within each tracking stock which have different voting rights;

  •
  provide the board of directors with broad discretion as to, among other things:

  •
  the businesses, assets and liabilities to be attributed to each group;

  •
  the creation, form and adjustment of any inter-group interests;

  •
  the timing of any conversion of the Interactive Group common stock into shares of Capital Group common stock (except during the first two years after the issuance of the tracking stock); and

  •
  the redemption of shares of either group and the consideration to be used to effect such redemption;

  •
  provide a different per-share liquidation value for each tracking stock, based largely on the initial relative trading values of the two tracking stocks; and

  •
  in some cases permit the sale of all or substantially all of the assets of a group without a vote of the holders of the stock of that group, if the net proceeds of such sale are distributed to holders of that stock by means of a dividend or redemption, that stock is converted into stock of the other group or a combination of the foregoing is effected.

        The restructuring proposals are dependent on each other, and neither proposal will be implemented unless both proposals are approved at the special meeting.

        The Interactive Group will initially consist of our subsidiary QVC, Inc. and our interest in IAC/InterActiveCorp. In addition, we will attribute $4.01 billion principal amount (as of September 30, 2005) of our existing parent company debt to the Interactive Group. The Capital Group will consist of all of our business that is not part of the Interactive Group. In addition, we will attribute the portion of our existing parent company debt that is not attributed to the Interactive Group (which is $5.39 billion principal amount (as of September 30, 2005)) to the Capital Group.

        An investment in Interactive Group common stock will not represent an ownership interest in the Interactive Group, and an investment in Capital Group common stock will not represent an ownership interest in the Capital Group. Rather, an investment in either of these tracking stocks will represent an ownership interest in one consolidated company, New Liberty.

The Restructuring

        Old Liberty has formed two new, wholly-owned subsidiaries solely for purposes of effecting the restructuring. One subsidiary is LMC Holding Corporation, sometimes referred to herein as New Liberty, and the other is LMC MergerSub, Inc., a wholly-owned subsidiary of New Liberty. In the restructuring, MergerSub will merge with and into Old Liberty with Old Liberty as the surviving corporation and New Liberty will change its name to "Liberty Media Corporation." In the merger:

  •
  each holder of Old Liberty Series A common stock will receive (i) 0.25 of a share of Interactive Group Series A common stock and (ii) 0.05 of a share of Capital Group Series A common stock for each share of Old Liberty Series A common stock held; and

  •
  each holder of Old Liberty Series B common stock will receive (i) 0.25 of a share of Interactive Group Series B common stock and (ii) 0.05 of a share of Capital Group Series B common stock for each share of Old Liberty Series B common stock held.

Therefore, for each share of Interactive Group common stock received by a stockholder, he must surrender in exchange therefor 4 shares of the same series of Old Liberty common stock, and for each share of Capital Group common stock received by that stockholder, he must surrender 20 shares of the same series of Old Liberty common stock.

        If you otherwise would receive a fraction of a share of Interactive Group common stock or Capital Group common stock you will receive cash in an amount equal to the value of any fractional share interest. The cash amount deliverable in lieu of a fractional share interest will equal the product of the applicable fraction multiplied by the closing price of a share of Interactive Group Series A common stock, Capital Group Series A common stock, Interactive Group Series B common stock or Capital Group Series B common stock, as applicable, as reported on the first trading day on which shares of Interactive Group common stock and Capital Group common stock trade in the regular way market.

        As a result of the merger, Old Liberty will become a wholly-owned subsidiary of New Liberty, New Liberty will be our new publicly owned parent company, and all persons who were stockholders of Old Liberty immediately prior to the merger will be stockholders of New Liberty (and not stockholders of only part of New Liberty) immediately after the merger. Immediately following the merger we anticipate that Old Liberty will convert to a limited liability company and change its name to "Liberty Media LLC." The management and board of directors of New Liberty following the merger will be identical to the management and board of directors of Old Liberty prior to the merger.

        If the restructuring proposals are approved, we intend to effect the restructuring as soon as practicable after the special meeting. However, our board of directors may abandon the restructuring in whole, but not in part, before or after the meeting without further action by our stockholders.

New Liberty Groups

        The New Liberty charter, which would be filed immediately prior to the consummation of the merger referred to above, will authorize and designate two tracking stocks: Interactive Group common stock, intended to reflect the separate economic performance of the Interactive Group, and the Capital Group common stock, intended to reflect the separate economic performance of the Capital Group. A description of the Interactive Group Common Stock and Capital Group Common Stock is provided below under the heading "—Description of Interactive Group Common Stock and Capital Group Common Stock."

        One of our principal reasons for creating the Interactive Group and the Capital Group is to assist the capital markets in better understanding and valuing our businesses. Although we have always sought to conduct our businesses in a manner which increases stockholder value, over the years our capital structure has become increasingly complex. We believe this complexity has caused confusion among investors, which we believe is a major reason why our stock has traded for some time at a discount to our estimate of our net asset value. Through the creation of the Interactive Group and the Capital Group, we are seeking to reduce that confusion.

        The Interactive Group will focus on video and on-line commerce businesses, and will be largely free of the financial complexity (such as derivative security positions) associated with many of our non-strategic assets. (Those assets will be attributed to the Capital Group.) The Interactive Group will be anchored by our consolidated subsidiary QVC, in which we have a 98% interest. By highlighting QVC, we anticipate that the market will value the Interactive Group based largely on QVC's performance, at least initially, and in line with other specialty and on-line retailers. Our strategy with the Interactive Group will be to continue QVC's organic growth in its existing markets while exploring opportunities for expansion in additional international markets. We will also seek to leverage the strength of QVC as a video and web-based retailer by acquiring complementary businesses. For example, we have announced an agreement to acquire Provide Commerce, Inc., which is an on-line retailer of perishable products such as cut flowers and meats. This on-line commerce retailer will be attributed to the Interactive Group.

        The Interactive Group will also initially include our approximate 21% interest in IAC/InteractiveCorp. IAC complements the business of QVC in that it offers its products and services to customers through branded websites, video and telephone sales, as well as through membership programs.

        We will attribute to the Interactive Group the following Old Liberty debt obligations:

Obligation	Outstanding Principal at September 30, 2005
3.5% Senior Notes due 2006	$199,074,000
Floating Rate Senior Notes due 2006	$1,398,164,000
7.875% Senior Notes due 2009	$715,600,000
7.75% Senior Notes due 2009	$233,626,344
8.5% Senior Debentures due 2029	$500,000,000
8.25% Senior Debentures due 2030	$958,900,000

        We attributed the foregoing debt obligations to the Interactive Group after consultation with our financial and legal advisors. The debt was attributed to Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations we have attributed to the Interactive Group include most of our senior notes and non-exchangeable debentures. As indicated below, all of our exchangeable debentures will be attributed to the Capital Group because the stock into which such debt is exchangeable has been attributed to the Capital Group.

        A more complete description of the Interactive Group is provided under "Description of Business—The Interactive Group," in Annex A to this proxy statement/prospectus.

        The Capital Group will consist of all of our business not included in the Interactive Group. Initially, the more significant businesses, business affiliates and holdings attributed to the Capital Group will be the following:

Entity	Ownership Interest as of September 30, 2005
Starz Entertainment Group LLC	100%
On Command Corporation	100%
OpenTV Corp. (NASDAQ: OPTV)	31%(1)
Courtroom Television Network LLC	50%
GSN, LLC	50%
TruePosition, Inc.	89% (common equity) 100% (preferred stock)
Expedia, Inc.	20%
WildBlue Communications, Inc.	32%
Motorola, Inc. (NYSE: MOT)	3%
News Corporation (NYSE: NWS)	16%
Sprint Nextel Corporation (NYSE: S)	3%
Time Warner Inc. (NYSE: TWX)	4%
Viacom, Inc. (NYSE: VIAb)	Less than 1%
IDT Corporation (NYSE: IDT-C)	17%

(1)
We have a 78% voting interest in OpenTV.

        We have owned many of the businesses and assets being attributed to the Capital Group for many years, and in a number of cases they were acquired at a time when we were the programming arm of the cable operator Tele-Communications, Inc. The businesses attributed to the Capital Group are primarily engaged in the video programming, media and interactive technology services businesses.

        Following TCI's acquisition by AT&T in 1999, several of our assets were no longer viewed as central to our business strategy. These assets, including our minority interests in Motorola, Inc., Sprint Nextel, Time Warner, Inc. and Viacom, Inc., were effectively monetized with derivatives and/or exchangeable debentures to raise liquidity for us and to pursue acquisitions. While these financial instruments have proven beneficial to us over the years, they have complicated our capital structure and created a good deal of investor confusion. All of our non-strategic assets, and related derivatives, will be attributed to the Capital Group. Over time, we expect to convert many of our non-strategic assets into operating assets or into cash that we would use to pursue opportunities that are complementary to the strategic assets of the Capital Group.

        The Capital Group will focus primarily on video programming and communications technology and services involving cable, satellite, the internet and other distribution media as they evolve. We expect to grow the businesses attributed to the Capital Group by creating new opportunities for our existing businesses and by acquiring companies that leverage and complement those businesses. We also may explore other financial transactions and investments with attractive risk and return characteristics.

        As an example of our investment strategy for this group, we recently announced that we have agreed to acquire a majority interest in FUN Technologies plc, which would be attributed to the Capital Group. FUN's business includes the development and hosting of online games and online fantasy sports platforms, which complements the content on GSN, Inc.'s game show network and website.

        The following Old Liberty debt obligations will be attributed to the Capital Group:

Obligation	Outstanding Principal at September 30, 2005
5.7% Senior Notes due 2013	$802,500,000
4% Senior Exchangeable Debentures due 2029	$868,782,000
3.75% Senior Exchangeable Debentures due 2030	$809,999,000
3.5% Senior Exchangeable Debentures due 2031	$600,000,000
3.25% Senior Exchangeable Debentures due 2031	$559,333,000
0.75% Senior Exchangeable Debentures due 2023	$1,750,000,000

        The foregoing debt obligations constitute all of our notes and debentures that have not been attributed to the Interactive Group. We believe that the attribution of these specific notes and debentures to the Capital Group is appropriate based on the ability of the Capital Group to pay the debt service on those obligations and, in the case of the exchangeable debentures, because the shares of other publicly traded companies for which those debentures are exchangeable have been attributed to the Capital Group.

        A more complete description of the Capital Group is provided under "Description of Business—The Capital Group" in Annex A to this proxy statement/prospectus.

        Each group will include in the future other businesses, assets and liabilities that are complementary or related to the businesses attributed to that group as our board of directors may determine. There are no present plans or proposals to attribute to either group any businesses, assets or liabilities which are indicated herein as initially being attributed to the other group. In addition, we may acquire and attribute to either group other businesses, assets and liabilities which are consistent with the focus or strategy of that group. In cases where a business may fit into either group, our board will have discretion to determine to which group that business should be attributed. We expect that in making such a decision, the board will consider not only whether the business is principally related to those in a particular group but also which group has the financing capability and managerial expertise to best capitalize on the opportunities presented by the acquisition. Our board may change the strategy of either group, in its sole discretion, at any time. We expect that the board will do so if it is determined that such a change would be in the best interests of our company and all of our stockholders.

Treatment of Stock Options and Other Awards

        Options to purchase shares of Old Liberty common stock, stock appreciation rights with respect to shares of Old Liberty common stock and shares of Old Liberty restricted stock have been granted to various directors, officers, employees and consultants of our company and certain of our subsidiaries pursuant to the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective April 19, 2004) and various other stock incentive plans administered by the incentive plan committee of our board of directors. Under the anti-dilution provisions of the applicable plans, our incentive plan committee has the authority to make equitable adjustments to outstanding Old Liberty options, Old Liberty SARs and shares of Old Liberty restricted stock in the event of certain transactions, including the distribution of the Interactive Group common stock and the Capital Group common stock. If the restructuring is consummated, we anticipate that the following adjustments will be made to the outstanding awards:

Option Awards

        If the restructuring is consummated, each outstanding Old Liberty option will be divided into two options as follows:

  •
  an option (which we refer to as an Interactive Group option) to purchase shares of the same series of Interactive Group common stock as the series of Old Liberty common stock for which the outstanding Old Liberty option is exercisable, exercisable for the number of shares of such series of Interactive Group common stock that would have been issued in the restructuring in respect of the shares of Old Liberty common stock subject to the applicable Old Liberty option, if such Old Liberty option had been exercised in full immediately prior to the restructuring; and

  •
  an option (which we refer to as a Capital Group option) to purchase shares of the same series of Capital Group common stock as the series of Old Liberty common stock for which the outstanding Old Liberty option is exercisable, exercisable for the number of shares of such series of Capital Group common stock that would have been issued in the restructuring in respect of the shares of Old Liberty common stock subject to the applicable Old Liberty option, as if such Old Liberty option had been exercised in full immediately prior to the restructuring.

        The aggregate exercise price of each outstanding Old Liberty option will be allocated between the Interactive Group option and the Capital Group option, pro rata, based upon the ratio of the volume weighted average price of the tracking stock for which the option is exercisable over the first 20 trading days of regular way trading after the consummation of the restructuring to the volume weighted average prices of the tracking stocks of both groups over the same 20 trading day period.

        By way of example, an Old Liberty option to acquire 1,000 shares of Old Liberty Series A common stock at an exercise price of $10 would be divided, in the restructuring, into:

  •
  an Interactive Group option to acquire 250 shares of Interactive Group Series A common stock at an exercise price of $28.57; and

  •
  a Capital Group option to acquire 50 shares of Capital Group Series A common stock at an exercise price of $57.14.

The foregoing exercise price allocation assumes that the volume weighted average price of the Interactive Group common stock over the first 20 trading days of regular way trading was $25, and the volume weighted average price of the Capital Group common stock over such 20-trading day period was $50.

        Following the restructuring, any exercising holder of an Interactive Group option or a Capital Group option must exercise the security directly with New Liberty. Except as described above, all other terms of the Interactive Group option and the Capital Group option (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Old Liberty option.

SAR Awards

        If the restructuring is consummated, each outstanding stock appreciation right related to Old Liberty common stock (which we refer to as an outstanding Old Liberty SAR) will be divided into two stock appreciation rights related to New Liberty common stock as follows:

  •
  a stock appreciation right (which we refer to as an Interactive Group SAR) related to shares of the same series of Interactive Group common stock as the series of Old Liberty common stock to which the outstanding Old Liberty SAR relates, relating to the number of shares of such series of Interactive Group common stock that would have been issued in connection with the restructuring in respect of the shares of Old Liberty common stock to which the outstanding Old Liberty SAR relates, as if such number of shares to which the Old Liberty SAR relates had been outstanding and converted into shares of Interactive Group common stock in the restructuring; and

  •
  a stock appreciation right (which we refer to as a Capital Group SAR) related to shares of the same series of Capital Group common stock as the series of Old Liberty common stock to which the outstanding Old Liberty SAR relates, relating to the number of shares of such series of Capital Group common stock that would have been issued in the restructuring in respect of the shares of Old Liberty common stock to which the outstanding Old Liberty SAR relates, as if such number of shares to which the Old Liberty SAR relates had been outstanding and converted into shares of Capital Group common stock in the restructuring.

        The base price of each outstanding Old Liberty SAR will be allocated between the Interactive Group SAR and the Capital Group SAR, pro rata, based upon the ratio of the volume weighted average price of the tracking stock to which the SAR relates over the first 20 trading days of regular way trading after the consummation of the restructuring to the volume weighted average prices of the tracking stocks of both groups over the same 20 trading day period.

        By way of example, an Old Liberty SAR relating to 1,000 shares of Old Liberty Series A common stock with a base price of $10 would be divided, in the restructuring, into:

  •
  an Interactive Group SAR relating to 250 shares of Interactive Group Series A common stock with a base price of $28.57; and

  •
  a Capital Group SAR relating to 50 shares of Capital Group Series A common stock with a base price of $57.14.

The foregoing base price allocation assumes that the volume weighted average price of the Interactive Group common stock over the first 20 trading days of regular way trading was $25, and the volume weighted average price of the Capital Group common stock over such 20-trading day period was $50.

        Following the restructuring, any exercising holder of an Interactive Group SAR or a Capital Group SAR must exercise the security directly with New Liberty. Except as described above, all other terms of the Interactive Group SAR and the Capital Group SAR (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Old Liberty SAR.

Restricted Stock Awards

        If the restructuring is consummated, each holder of an outstanding Old Liberty restricted stock award will be entitled to receive, for each share of restricted Old Liberty common stock held, (i) an award of 0.25 of a share of the same series of Interactive Group common stock as the shares of Old Liberty common stock to which such Old Liberty restricted stock award relates and (ii) an award of 0.05 of a share of the same series of Capital Group common stock as the shares of Old Liberty common stock to which such Old Liberty restricted stock award relates (with cash in lieu of any fractional share interests). Except as described above, all of the Interactive Group restricted stock awards and the Capital Group restricted stock awards (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Old Liberty restricted stock award.

        We intend to file a Form S-8 registration statement with respect to shares of Interactive Group and Capital Group common stock issuable upon exercise of options to purchase shares of Interactive Group common stock or Capital Group common stock, or upon exercise of stock appreciation rights relating to shares of Interactive Group common stock or Capital Group common stock, or vesting of awards of Interactive Group restricted stock and Capital Group restricted stock, as soon as practicable following the restructuring.

Recommendation of our Board of Directors

        Our board of directors has carefully considered and approved the restructuring proposals and recommends that you vote "FOR" each of the restructuring proposals.

Background and Reasons for the Restructuring Proposals

        We continually review each of our businesses and our company as a whole as we seek to execute our business strategies and increase shareholder value. As a result of this review process, we concluded that the implementation of a "tracking stock" structure would provide us with greater operational and financial flexibility in executing our business strategies and would permit the markets to make a more informed valuation of our various businesses. In reaching this conclusion, the board determined that the creation of the Interactive Group and Capital Group would permit us to bring greater clarity to our assets and our business strategies for those assets, as well as allow us to create two acquisition currencies which we believe will be preferable to sellers of companies because they will have the opportunity to participate in any gains enjoyed by the acquired company after the acquisition. We also anticipate that the stock of each group will trade more in line with the fundamentals of the businesses attributed to that group.

        Our board of directors also considered a spin off of the businesses to be attributed to the Interactive Group, but determined that a tracking stock structure, unlike a spin off, is expected to preserve certain favorable financial, tax and other benefits that we will continue to realize as a single consolidated entity.

        Upon management's recommendation and after extensive consultation with our financial and legal advisors, our board of directors determined that the implementation of the restructuring proposals would be in the best interests of our company and our stockholders.

Positive Aspects of the Restructuring Proposals

        In arriving at its determination and recommendation, our board of directors, with the assistance of its financial and legal advisors, considered, among other things, the following:

  •
  Increased stockholder choice.    The adoption of a tracking stock capitalization will allow our stockholders and future investors to own either or both of the Interactive Group common stock and the Capital Group common stock, depending on their particular investment objectives.

  •
  Greater financial flexibility.    The creation of the Interactive Group common stock and the Capital Group common stock will provide greater flexibility to raise capital and respond to strategic opportunities (including acquisitions) because it will allow us to issue either Interactive Group common stock or Capital Group common stock as appropriate under the circumstances. For example, it would allow stockholders of an entity that is acquired for the Interactive Group the opportunity to participate more directly in the success of the business in which that entity engages rather than participating in our much larger and more diversified businesses as is the case with our current capitalization.

  •
  Advantages of doing business under common ownership.    In contrast to a spin off, the restructuring proposals will retain for us the advantages of doing business as a single company and allow the businesses attributed to each group to capitalize on relationships with the businesses attributed to the other group. As part of a single company, the businesses within each group will continue to take advantage of the strategic, financial and other benefits of shared managerial expertise, synergies relating to technology and purchasing arrangements, consolidated tax benefits, lower borrowing costs in some instances and cost savings in corporate overhead and other expenses.

  •
  Management incentives.    The creation of the Interactive Group common stock and the Capital Group common stock will permit the creation of more effective management incentive and retention programs. In particular, it will allow us to issue stock-based compensation and other incentive awards to employees of the businesses within each group that are tied more directly to the performance of their group and indirectly to the performance of the company.

  •
  Preserves capital structure flexibility.    The restructuring proposals retain future restructuring flexibility by preserving our ability to undertake future asset segmentation and capital restructurings, such as spin offs and split-offs. The terms of the New Liberty charter also preserve the ability of our board of directors to unwind our tracking stock capitalization, subject to certain restrictions on timing.

  •
  Implementation of the restructuring will not be taxable.    We expect that the implementation of the restructuring will not be taxable for U.S. federal income tax purposes to us or to our stockholders.

  •
  Anticipated greater market recognition and more accurate valuation.    The creation of the Interactive Group common stock and the Capital Group common stock is intended to permit the market to review separate information about the businesses, assets and liabilities attributed to the Interactive Group and the Capital Group, and hence separately value the Interactive Group common stock and the Capital Group common stock. This should encourage investors and analysts to focus on the businesses, assets and liabilities attributed to each of the Interactive Group and the Capital Group which, to date, have been relatively hidden within our current corporate structure. In addition, having separate common stocks relating to the Interactive Group and the Capital Group should allow equity investors to apply different and more specific criteria in selecting securities of New Liberty in which to invest.

Potential Negative Aspects of the Restructuring Proposals

        Our board of directors also evaluated the potential negative aspects of the restructuring proposals, including the following:

  •
  Uncertainty of market valuation.    There can be no assurance as to the degree to which the market price of the Interactive Group common stock and the Capital Group common stock will reflect the separate performances of those groups. In addition, we cannot predict the impact of the restructuring proposals on the market price of our existing common stock prior to the special meeting or whether the issuance of the Interactive Group common stock and the Capital Group common stock will increase our aggregate market capitalization.

  •
  Expansion of the board of directors' responsibilities.    The restructuring proposals may expand New Liberty's board of directors' responsibilities due to the need for the board to review any matter involving the allocation of a business or corporate opportunity to the Interactive Group or the Capital Group, a potential conflict of interest between the holders of the Interactive Group common stock and the Capital Group common stock, or the movement of assets and creation of inter-group interests between the groups.

  •
  Creation of potential diverging or conflicting interests.    The restructuring may create potential diverging or conflicting interests between the holders of Interactive Group common stock and the holders of Capital Group common stock, and complex issues may arise in resolving such conflicts that effectively require our board of directors to benefit one group more than the other group.

  •
  Uncertainty of market reaction to tracking stock decisions.    The market values of Interactive Group common stock and Capital Group common stock could be affected by the market reaction to decisions by New Liberty's board of directors and management that investors perceive as affecting differently one series of common stock compared to the other. These decisions could include decisions regarding business transactions between the groups or the allocation of assets, expenses, debt or other financial liabilities between the groups.

  •
  Complex capital structure.    The recapitalization which would be effected in the restructuring will result in a complex capital structure due to the intricate terms of the New Liberty charter. For instance, the New Liberty charter provides that:

  •
  New Liberty may redeem, in one or more transactions, stock relating to a particular group in exchange for stock of one or more subsidiaries holding assets attributed to that group, provided that such redemption is tax-free; and

  •
  following the sale of all or substantially all of the assets attributed to a group, New Liberty must take certain specified actions, including declaring a dividend on or redeeming the stock relating to that group or converting the stock relating to that group into stock relating to the other group, in each case, unless the sale qualifies for one of the exemptions listed in the New Liberty charter.

    The Old Liberty charter does not include any optional or mandatory redemption provisions nor does it include any mandatory dividend or conversion provisions. For a discussion of additional differences between these charters, please see "—Comparison of Old Liberty Common Stock with Interactive Group Common Stock and Capital Group Common Stock" below. The New Liberty charter provisions, as well as the manner in which we will present in our reports the assets, liabilities and cash flows of New Liberty and each of the groups, could cause confusion among some investors.

  •
  Potential adverse tax consequences.    The tax treatment of the restructuring is subject to some uncertainty, and the board considered the possibility that the IRS could successfully assert that the receipt of the Interactive Group common stock or the Capital Group common stock or both in the restructuring, as well as any subsequent conversion of Interactive Group common stock into Capital Group common stock, is taxable to you and/or to us. The board considered the fact that if the IRS were successful in such a claim, material adverse tax consequences could result to you and New Liberty.

        Our board of directors determined that the positive aspects of the restructuring proposals outweighed the negative aspects and concluded that the restructuring proposals are in the best interests of Liberty Media Corporation and its stockholders. In light of the number and variety of factors that our board of directors considered, our board of directors believes it is not practicable to assign relative weights to the factors discussed above, and accordingly, our board of directors did not do so.

Management and Allocation Policies

        One of the fundamental objectives of the restructuring is to attribute all of our businesses and operations to either of the Interactive Group or the Capital Group and present separate consolidating financial information for each group. In order to accomplish this objective in a fair and equitable manner in the future, we have established management and allocation policies to help us allocate certain items (such as debt, corporate overhead, taxes, corporate opportunities and other charges and obligations) between the Interactive Group and the Capital Group in a reasonable manner after taking into account all material factors.

        As a general principle, we expect that all material matters in which holders of Interactive Group common stock and Capital Group common stock may have divergent interests will be generally resolved in a manner that is in the best interests of New Liberty and all of its stockholders after giving fair consideration to the interests of the holders of each tracking stock, as well as such other or different factors considered relevant by the board (or any committee of the board authorized for this purpose, which will include the executive committee of the board).

Policies Subject to Change Without Stockholder Approval

        We have set forth below the management and allocation policies as we expect them to be effective upon the consummation of the restructuring. We are not requesting stockholder approval of these policies.

        Our board of directors may, without stockholder approval, modify, change, rescind or create exceptions to these policies, or adopt additional policies. Such actions could have different effects upon holders of Interactive Group common stock and Capital Group common stock. Our board of directors would make any such decision in accordance with its good faith business judgment that such decision is in the best interests of New Liberty and New Liberty's stockholders as a whole. Any such modifications, changes, exceptions or additional policies will be binding and conclusive unless otherwise determined by the board.

Attribution of Assets

        In establishing the Interactive Group, our board has attributed to it our interests in QVC and IAC, and related assets and liabilities. The Interactive Group will be primarily focused on video and on-line commerce. All other businesses, assets and liabilities have been attributed to the Capital Group, which will be primarily focused on video programming, and communications technology and services involving cable, satellite, the internet and evolving distribution media. The board currently contemplates that businesses, assets and liabilities acquired after the restructuring would be attributed to one of the two groups principally based upon how strongly they complement or relate to the focus or strategy of that group.

Fiduciary and Management Responsibilities

        Because the Interactive Group and the Capital Group will continue to be a part of a single company, our directors and officers will have the same fiduciary duties to holders of Interactive Group common stock and Capital Group common stock that they currently have to the holders of our existing common stock. Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to New Liberty and its stockholders if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of New Liberty and all of its stockholders as a whole. Our board of directors and chief executive officer, in establishing and applying policies with regard to intra-company matters such as business transactions between the Interactive Group and the Capital Group and allocation of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information which could benefit or cause relative detriment to the stockholders of the respective groups and will seek to make determinations which are in the best interests of New Liberty and all of its stockholders as a whole. If and when there are conflicting interests between the Interactive Group and the Capital Group, the directors of New Liberty will use good faith business judgment to resolve such conflicts.

Dividend Policy

        We have not paid cash dividends on our existing common stock and do not anticipate that New Liberty will pay cash dividends on the Interactive Group common stock or the Capital Group common stock in the foreseeable future. For a description of the provisions of the New Liberty charter relating to the payment of dividends in respect of the Interactive Group common stock and the Capital Group common stock, see below under the heading "—Description of Interactive Group Common Stock and Capital Group Common Stock—Dividends."

Financing Activities

        General.    New Liberty will manage most of its financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repurchase of any preferred stock.

        If New Liberty transfers cash or other property attributed to one group to the other group, New Liberty will account for such transfer as a short term loan unless the board of directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, an inter-group interest or as a reduction of an inter-group interest. See "—Inter-Group Loans" and "—Inter-Group Interests" below.

        New Liberty's board of directors will make these determinations, either in specific instances or by setting applicable policies generally, in the exercise of its informed business judgment. Factors New Liberty's board of directors may consider in making this determination include:

  •
  the financing needs and objectives of the receiving group;

  •
  the investment objectives of the transferring group;

  •
  the current and projected capital structure of each group;

  •
  the relative levels of internally generated funds of each group; and

  •
  the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

        New Liberty's board of directors will make all transfers of material assets from one group to the other on a fair value basis for the foregoing purposes, as determined by the board. For accounting purposes, all such assets will be deemed transferred at their carryover basis. To the extent that this amount is different than the fair value of the inter-group loan or inter-group interest created in the transaction, this difference will be recorded as an adjustment to the group equity. No gain or loss will be recognized in the statement of operations information for the groups due to the related party nature of such transactions.

        Inter-Group Loans.    If one group makes a loan to another group, New Liberty's board of directors will determine the terms of the loan, including the rate at which it will bear interest. New Liberty's board of directors will determine the terms of any inter-group loans, either in specific instances or by setting applicable policies generally, in the exercise of its informed business judgment. Factors New Liberty's board of directors may consider in making this determination include:

  •
  New Liberty's needs;

  •
  the use of proceeds and creditworthiness of the recipient group,

  •
  the capital expenditure plans of and the investment opportunities available to each group; and

  •
  the availability, cost and time associated with alternative financing sources.

        If an inter-group loan is made, we intend to account for the loan based on its stated terms, and the resulting activity, such as interest amounts, will be recorded in the separate group financial results to be included in our consolidated financial statements but will be eliminated in preparing our consolidated financial statement balances.

        Inter-Group Interests.    An inter-group interest is a quasi-equity interest that one group is deemed to hold in the other group. Inter-group interests are not represented by outstanding shares of common stock, rather they have an attributed value which is generally stated in terms of a number of shares of Interactive Group common stock issuable with respect to an inter-group interest in the Interactive Group and a number of shares of Capital Group common stock issuable with respect to an inter-group interest in the Capital Group.

        An inter-group interest in a group will be created when cash or property is transferred from one group to the other group and the board of directors determines that the transfer will not be treated as an inter-group loan. Inter-group interests may also be created in the discretion of the board of directors for certain other transactions, such as when funds of one group are used to effect an acquisition made on behalf of the other group. Additionally, inter-group interests once created are subject to adjustment for subsequent events. For instance, if the Interactive Group holds an inter-group interest in the Capital Group at the time of a transfer by the Capital Group to the Interactive Group, the board of directors may choose to reduce the Interactive Group's inter-group interest in the Capital Group rather than create an inter-group interest in the Interactive Group in favor of the Capital Group. Certain extraordinary actions that may be taken under the New Liberty charter may also cause an increase or decrease in one group's inter-group interest in the other group. For more information regarding inter-group interests, see "—Description of the Interactive Group Common Stock and the Capital Group Common Stock."

        If an inter-group interest is created, we intend to account for this interest in a manner similar to the equity method of accounting whereby the group holding the inter-group interest would record its proportionate share of the other group's net income or loss. Appropriate eliminating entries would be made in preparing our consolidated financial statement balances.

        Equity Issuance and Repurchases and Dividends.    New Liberty will reflect all financial effects of issuances and repurchases of shares relating to either group in its own consolidated financial statements. New Liberty will reflect financial effects of dividends or other distributions on, and purchases of, shares relating to either group in its own consolidated financial statements.

Inter-Group Contracts

        The terms of all current and future material transactions, relationships and other matters between the groups, including those as to which the groups may have potentially divergent interests, will be determined in a manner considered by New Liberty's board of directors to be in the best interests of New Liberty and its stockholders as a whole.

Review of Corporate Opportunities

        New Liberty's board of directors will review any matter which involves the allocation of a corporate opportunity to either the Interactive Group or the Capital Group or in part to the Interactive Group and in part to the Capital Group. In accordance with Delaware law, New Liberty's board of directors will make its determination with regard to the allocation of any such opportunity and the benefit of such opportunity in accordance with their good faith business judgment of the best interests of New Liberty and all of its stockholders as a whole. Among the factors that New Liberty's board of directors may consider in making this allocation is:

  •
  whether a particular corporate opportunity is principally related or complementary to the business focus or strategy of the Interactive Group or the Capital Group;

  •
  whether one group, because of operational expertise, will be better positioned to undertake the corporate opportunity; and

  •
  existing contractual agreements and restrictions.

Financial Statements; Allocation Matters

        New Liberty will present consolidated financial statements in accordance with generally accepted accounting principles in the U.S., consistently applied. New Liberty's consolidated financial statements will include consolidating financial statement information that will show the attribution of New Liberty's assets, liabilities, revenue, expenses and cash flows to each of the Interactive Group and the Capital Group.

        Consolidating financial statement information will also include attributed portions of New Liberty's debt, interest, corporate overhead and costs of administrative shared services and taxes. New Liberty will make these allocations for the purpose of preparing such information; however, holders of Interactive Group common stock and Capital Group common stock will continue to be subject to all of the risks associated with an investment in New Liberty and all of New Liberty's businesses, assets and liabilities.

        In addition to allocating debt and interest as described above, we have adopted certain expense allocation policies, each of which is reflected in the attributed financial information of the Interactive Group and the Capital Group. In general, corporate overhead will be allocated to each group based upon the use of services by that group where practicable. Corporate overhead includes costs of personnel and employee benefits, legal, accounting and auditing, insurance, investor relations and stockholder services and services related to New Liberty's board of directors. New Liberty will allocate in a similar manner a portion of costs of administrative shared services, such as information technology services. Where determinations based on use alone are not practical, we will use other methods and criteria that we believe are equitable and that provide a reasonable estimate of the cost attributable to each group.

Taxes

        Taxes and tax benefits will be allocated between the Capital Group and the Interactive Group in accordance with the tax allocation policies described below.

        To the extent that federal, state, local or foreign income taxes are determined on a basis that includes the operations, assets, liabilities or other tax items of both the Capital Group and the Interactive Group, income taxes and income tax benefits will be allocated to each group based principally on the taxable income (or loss), tax credits and other tax items directly related to the activities of such group for taxable periods (or portions thereof) beginning on or after the closing date of the restructuring (a "Post-Issue Date Period"). Such allocations will reflect each group's contribution, whether positive or negative, to our consolidated taxable income (or loss), income tax liabilities and tax credit position. Income tax benefits that cannot be used by a group generating such benefits, but can be used to reduce the taxable income of the other group, will be credited to the group that generated such benefits. As a result, the amount of income taxes allocated to a group, or the amount credited to a group for income tax benefits, may not necessarily be the same as that which would have been payable or received by the group had that group filed separate income tax returns.

        To the extent that federal, state, local or foreign income taxes are determined on a basis that includes the operations, assets, liabilities or other tax items of both the Capital Group and the Interactive Group in any taxable period (or portion thereof) ending prior to the closing date of the restructuring (a "Pre-Issue Date Period"), income taxes and income tax benefits that are attributable to QVC and its subsidiaries will be allocated to the Interactive Group, and except as described below, all other income taxes and all other income tax benefits (including benefits received by carrying forward a tax item to a Post-Issue Date Period) arising from the tax items of each group that are attributable to any Pre-Issue Date Period will be allocated to the Capital Group. However, any income tax benefit arising from tax credits or losses generated by the Interactive Group that are carried back from any Post-Issue Date Period to any Pre-Issue Date Period will be allocated to the Interactive Group, and any tax obligations or tax benefits of any entity acquired for the Interactive Group, which relate to any Pre-Issue Date Period, will be allocated to the Interactive Group.

        If any non-income taxes are determined on a basis that includes the operations, assets, liabilities or other tax items of both the Capital Group and the Interactive Group in any taxable period, then each group will be allocated non-income taxes or non-income tax benefits based upon their contribution to the consolidated non-income tax liability (or benefit). Any income or non-income taxes or tax benefits that are determined on a basis that includes only the operations, assets, liabilities or other tax items of one group will be allocated to that group.

        In general, any tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest tracked by the Interactive Group common stock will be allocated to the Interactive Group, and any tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest tracked by the Capital Group common stock will be allocable to the Capital Group. Tax items arising from employee or director compensation or employee benefits will be allocated to the group responsible for the underlying obligation (either through the allocation of the related expenses or through the issuance of stock of that group).

        As described further in this proxy statement/prospectus under the heading "Risk Factors—If either the Interactive Group common stock or the Capital Group common stock or both were not treated as stock of New Liberty for tax purposes, several adverse tax consequences would result to you and to us," no ruling has been obtained from the IRS with respect to the restructuring, and it is possible that the IRS or another relevant taxing authority could assert that the Interactive Group common stock, the Capital Group common stock, or both are not stock of New Liberty for tax purposes. Although we think it is unlikely that the IRS would prevail on that view, if the IRS were successful in such a challenge, New Liberty and its subsidiaries would recognize a significant taxable gain as a result of the restructuring, and members of the Interactive Group and the Capital Group may not be able to file, where otherwise permitted, consolidated, combined or unitary tax returns as members of the same affiliated group. The Capital Group will be responsible for any taxes or tax items resulting from the treatment of the Interactive Group common stock, the Capital Group common stock, or both as other than stock of New Liberty, or the actual or deemed disposition of either group or any entity included in either group caused by the issuance of the Interactive Group common stock or the Capital Group common stock.

        Notwithstanding these tax policies, under U.S. treasury regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, each member of the New Liberty affiliated group for U.S. federal income tax purposes (whether or not such member is part of the Capital Group or the Interactive Group) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of the New Liberty affiliated group.

Comparison of Old Liberty Common Stock with Interactive Group Common Stock and Capital Group Common Stock

        The following summary comparison should be read together with the description of New Liberty's charter included under the heading "—Description of the Interactive Group Common Stock and the Capital Group Common Stock" below.

Old Liberty Common Stock	New Liberty Capital Group Common Stock	New Liberty Interactive Group Common Stock
Basic Investment
Our existing common stock reflects the performance of all of our businesses.	We intend the Capital Group common stock to reflect the separate economic performance of the assets to be included in the Capital Group. The Capital Group will initially include all of our businesses, assets and liabilities that are not attributed to the Interactive Group, specifically our subsidiaries Starz Entertainment Group LLC, On Command Corporation, OpenTV Corp. and TruePosition, Inc. and our equity affiliates Courtroom Television Network LLC, GSN, LLC, Expedia, Inc., and WildBlue Communications, Inc. and our interests in Motorola, Inc., News Corporation, Sprint Nextel Corporation, Time Warner, Inc., Viacom, Inc., and IDT Corporation and thereafter will include such other of our assets and businesses that the New Liberty board of directors may in the future determine to attribute to the Capital Group or may be acquired in the future for the Capital Group. In addition, we will attribute the portion of our existing parent company debt that is not attributed to the Interactive Group (which is $5.39 billion principal amount, as of September 30, 2005) to the Capital Group.

We cannot assure you that the market value of the Capital Group common stock will reflect the performance of the Capital Group as we intend. Holders of Capital Group common stock will be holders of New Liberty and, as such will be subject to	We intend the Interactive Group common stock to reflect the separate economic performance of the assets to be included in the Interactive Group. The Interactive Group will initially include our subsidiary QVC, Inc., our interest in IAC/InterActiveCorp, and thereafter will include such other of our businesses, assets and liabilities that the New Liberty board of directors may in the future determine to attribute to the Interactive Group or may be acquired in the future for the Interactive Group. In addition, we will attribute $4.01 billion principal amount, as of September 30, 2005, of our existing parent company debt to the Interactive Group.

We cannot assure you that the market value of the Interactive Group common stock will in fact reflect the performance of the Interactive Group as we intend. Holders of the Interactive Group common stock will be holders of New Liberty and, as such, will be subject to all risks associated with an investment in New Liberty and all of its businesses, assets and liabilities. In addition, we could determine to pursue future business opportunities through one group instead of the other group, or jointly through both groups.

all risks associated with an investment in New Liberty and all of its businesses, assets and liabilities. In addition, we could determine to pursue future business opportunities through one group instead of the other group, or jointly through both groups.
Authorized Capital Stock

We are currently authorized to issue up to 4,450,000,000 shares of capital stock, consisting of 4,400,000,000 shares of common stock, of which 4,000,000,000 shares are designated as Series A common stock and 400,000,000 billion shares of our common stock are designated as Series B common stock, and 50,000,000 shares of preferred stock. Our preferred stock may be issued in one or more series as stated in a resolution adopted by our board of directors.
Under the restructuring proposal, New Liberty will be authorized to issue up to 4,400,000,000 shares of capital stock, of which 400,000,000 will be designated Capital Group Series A common stock, 25,000,000 will be designated Capital Group Series B common stock, and 300,000,000 will be designated Capital Group Series C common stock.
Under the restructuring proposal, New Liberty will be authorized to issue up to 4,400,000,000 shares of capital stock, of which 2,000,000,000 will be designated Interactive Group Series A common stock, 125,000,000 will be designated Interactive Group Series B common stock, and 1,500,000,000 will be designated Interactive Group Series C common stock.
Under the restructuring proposals, New Liberty will be authorized to issue 50,000,000 shares of preferred stock.
Dividend and Securities Distributions

We have never paid cash dividends on our common stock and if the restructuring proposals are not consummated we do not expect to pay any dividends on common stock in the foreseeable future.

We are permitted to pay dividends when and as declared by our board. Dividends will only be paid out of assets legally available to us for the payment of dividends. Whenever a dividend is paid to holders of our Series A common stock, the holders of our Series B common stock are entitled to receive an equal dividend per share and whenever a dividend is paid to the holders of our Series B common stock the holders of
We do not expect New Liberty to pay cash dividends on any series of Capital Group common stock in the foreseeable future because we expect New Liberty to retain future earnings for use in the operation and expansion of its business.

New Liberty will be permitted to pay dividends on Capital Group common stock, out of the lesser of our assets legally available for the payment of dividends under Delaware law and the Capital Group Available Dividend Amount (as defined under "—Description of the Interactive Group Common Stock and the Capital Group Common Stock—Dividends—Available Amounts"). If
We do not expect New Liberty to pay cash dividends on any series of Interactive Group common stock in the foreseeable future because we expect New Liberty to retain future earnings for use in the operation and expansion of its business.

New Liberty will be permitted to pay dividends on Interactive Group common stock, out of the lesser of our assets legally available for the payment of dividends under Delaware law and the Interactive Group Available Dividend Amount (as defined under "Description of the Interactive Group Common Stock and the Capital Group Common Stock—Dividends—

our Series A common stock are entitled to receive an equal dividend per share.

We are permitted to make share distributions of Series A common stock to holders of Series A common stock and Series B common stock on an equal per share basis; to make distributions of Series B common stock to holders of Series A common stock and Series B common stock on an equal per share basis; or to make distributions of Series A common stock to holders of Series A common stock and, on an equal per share basis, distributions of Series B common stock to holders of Series B common stock. We may also make a distribution of shares of any other class or series of our securities or the securities of any other person on an equal per share basis, to holders of Series A common stock and Series B common stock, subject to certain limitations.	dividends are paid on any series of Capital Group common stock, an equal per share dividend will be concurrently paid on the other series of Capital Group common stock.

If the Interactive Group has an inter-group interest in the Capital Group at the time a dividend is to be paid on Capital Group common stock, the board of directors may determine to allow the Interactive Group to participate or be deemed to participate in the dividend. See "—Description of the Interactive Group Common Stock and the Capital Group Common Stock—Dividends—Inter-Group Dividend Amounts" below.

New Liberty will also be permitted to make share distributions of Capital Group Series A, Series B or Series C common stock, respectively, to holders of all series of Capital Group common stock, on an equal per share basis (except that Capital Group Series B common stock may not be distributed to holders of Capital Group Series A common stock or Capital Group Series C common stock); share distributions of Capital Group Series A common stock to holders of Capital Group Series A common stock and, on an equal per share basis, shares of Capital Group Series B common stock to holders of Capital Group Series B common stock and, on an equal per share basis, shares of Capital Group Series C common stock to holders of Capital Group Series C common stock; share distributions of Interactive Group Series A, Series B or	Available Amounts"). If dividends are paid on any series of Interactive Group common stock, an equal per share dividend will be concurrently paid on the other series of Interactive Group common stock.

If the Capital Group has an inter-group interest in the Interactive Group at the time a dividend is to be paid on Interactive Group common stock, the board of directors may determine to allow the Capital Group to participate or be deemed to participate in the dividend. See "—Description of the Interactive Group Common Stock and the Capital Group Common Stock—Dividends—Inter-Group Dividend Amounts" below.

New Liberty will also be permitted to make share distributions of Interactive Group Series A, Series B or Series C common stock, respectively, to holders of all series of Interactive Group common stock, on an equal per share basis (except that Interactive Group Series B common stock may not be distributed to holders of Interactive Group Series A common stock or Interactive Group Series C common stock); share distributions of Interactive Group Series A common stock to holders of Interactive Group Series A common stock and, on an equal per share basis, shares of Interactive Group Series B common stock to holders of Interactive Group Series B common stock and, on an equal per share basis, shares of Interactive Group Series C common stock to holders of Interactive Group Series C

	Series C common stock, respectively to holders of all series of Capital Group common stock, on an equal per share basis, subject to certain limitations (and except that Interactive Group Series B common stock may not be distributed to holders of Capital Group Series A common stock or Capital Group Series C common stock); share distributions of Interactive Group Series A common stock to holders of Capital Group Series A common stock and, on an equal per share basis, shares of Interactive Group Series B common stock to holders of Capital Group Series B common stock and, on an equal per share basis, shares of Interactive Group Series C common stock to holders of Capital Group Series C common stock, subject to certain limitations; and share distributions of any other class or series of our securities or the securities of any other person to holders of all series of Capital Group common stock, on an equal per share basis, subject to certain limitations.	common stock; share distributions of Capital Group Series A, Series B or Series C common stock, respectively, to holders of all series of Interactive Group common stock, on an equal per share basis, subject to certain limitations (and except that Capital Group Series B common stock may not be distributed to holders of Interactive Group Series A common stock or Interactive Group Series C common stock); share distributions of Capital Group Series A common stock to holders of Interactive Group Series A common stock and, on an equal per share basis, shares of Capital Group Series B common stock to holders of Interactive Group Series B common stock and, on an equal per share basis, shares of Capital Group Series C common stock to holders of Interactive Group Series C common stock, subject to certain limitations; and share distributions of any other class or series of our securities or the securities of any other person to holders of all series of Interactive Group common stock, on an equal per share basis, subject to certain limitations.
Conversion at Option of Holder

Each share of our Series B common stock is convertible, at the option of the holder, into one share of Series A common stock. Shares of Series A common stock are not convertible into shares of Series B common stock.
Each share of Capital Group Series B common stock will be convertible, at the option of the holder, into one share of Capital Group Series A common stock. Shares of Capital Group Series A common stock and shares of Capital Group Series C common stock are not convertible.
Each share of Interactive Group Series B common stock will be convertible, at the option of the holder, into one share of Interactive Group Series A common stock. Shares of Interactive Group Series A common stock and shares of Interactive Group Series C common stock are not convertible.

Conversion at Option of Issuer
None.	None.
Following the first anniversary of the restructuring (absent an earlier "tax event"), New Liberty will be able to convert each share of Interactive Group Series A, Series B and Series C common stock into a number of shares of the corresponding series of Capital Group common stock at a ratio based on the relative trading prices of the Interactive Group Series A common stock (or another series of Interactive Group common stock subject to certain limitations) and the Capital Group Series A common stock (or another series of Capital Group common stock subject to certain limitations) over a specified 60-trading day period. For a description of the "tax event" referred to above, see "—Description of the Interactive Group Common Stock and the Capital Group Common Stock—Conversion and Exchange—Conversion of Interactive Group Common Stock at New Liberty's Option."

Optional Redemption for Stock of a Subsidiary
None.
If at any time a "Qualifying Subsidiary" holds assets and liabilities attributed to the Capital Group and no other assets or liabilities, we may redeem outstanding shares of Capital Group common stock for shares of common stock of such Qualifying Subsidiary owned by us provided that it is tax-free to holders of Capital Group common stock (except with respect to cash received in lieu of fractional shares). For the definition of "Qualifying Subsidiary" and additional information regarding such redemptions, see "—Description of the Interactive Group Common Stock and the Capital Group Common Stock—Optional Redemption for Stock of a Subsidiary—Redemption of Capital Group Common Stock."
If at any time a Qualifying Subsidiary holds assets and liabilities attributed to the Interactive Group and no other assets or liabilities, we may redeem outstanding shares of Interactive Group common stock for shares of common stock of such Qualifying Subsidiary owned by us provided that it is tax-free to holders of Interactive Group common stock (except with respect to cash received in lieu of fractional shares). For additional information regarding such redemptions, see "—Description of the Interactive Group Common Stock and the Capital Group Common Stock—Optional Redemption for Stock of a Subsidiary—Redemption of Interactive Group Common Stock."

Mandatory Dividend, Redemption and Exchange Rights on Disposition of Assets
None.
If New Liberty disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the Capital Group, New Liberty is required to choose one of the following four alternatives, unless the board obtains approval of the holders of Capital Group common stock to not take such action or the disposition qualifies for one of the other specified exemptions (in which case New Liberty will not be required to take any of the following actions):

• pay a dividend to holders of Capital Group common stock out of the available net proceeds of such disposition;

• if there are legally sufficient assets and the Capital Group Available Dividend Amount would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the Capital Group, redeem all outstanding shares of Capital Group common stock in exchange for cash and/or securities or other assets in an aggregate amount equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the Capital Group, redeem outstanding shares of Capital Group common stock with an aggregate amount of cash and/or securities or other property equal to the available net
If New Liberty disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the Interactive Group, New Liberty is required to choose one of the following four alternatives, unless the board obtains approval of the holders of Interactive Group common stock to not take such action or the disposition qualifies for one of the other specified exemptions (in which case New Liberty will not be required to take any of the following actions):

• pay a dividend to holders of Interactive Group common stock out of the available net proceeds of such disposition;

• if there are legally sufficient assets and the Interactive Group Available Dividend Amount would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the Interactive Group, redeem all outstanding shares of Interactive Group common stock in exchange for cash and/or securities or other assets in an aggregate amount equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the Interactive Group, redeem outstanding shares of Interactive Group common stock with an aggregate amount of cash and/or securities or other proceeds of such disposition; or

• convert each outstanding share of each series of Capital Group common stock into a number of shares of the corresponding series of Interactive Group common stock at a specified premium; or

• combine a conversion of a portion of the outstanding shares of Capital Group common stock with the payment of a dividend on or redemption of shares of Capital Group, as described above and subject to certain limitations.	property equal to the available net proceeds of such disposition; or

• convert each outstanding share of each series of Interactive Group common stock into a number of shares of the corresponding series of Capital Group common stock at a specified premium; or

• combine a conversion of a portion of the outstanding shares of Interactive Group common stock with the payment of a dividend on or redemption of shares of Interactive Group, as described above and subject to certain limitations.

For more information regarding such dispositions, including the criteria for exemption from the mandatory dividend, redemption or exchange provisions described above, see "—Description of the Interactive Group Common Stock and the Capital Group Common Stock—Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group—Capital Group Dispositions."	For more information regarding such dispositions, including the criteria for exemption from the mandatory dividend, redemption or exchange provisions described above, see "—Description of the Interactive Group Common Stock and the Capital Group Common Stock—Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group—Interactive Group Dispositions."

Voting Rights

Holders of our existing Series A common stock are entitled to one vote for each share of such stock held and holders of our existing Series B common stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of our stockholders at any annual or special meeting. Holders of our Series A common stock and Series B common stock vote as a class, except to the extent separate series votes are required by Delaware law or our existing charter.
Holders of Capital Group Series A common stock will be entitled to one vote for each share of such stock held and holders of Capital Group Series B common stock will be entitled to ten votes for each share of such stock held on all matters submitted to a vote of New Liberty stockholders. Holders of Capital Group Series C common stock will not be entitled to any voting powers except as otherwise required by Delaware law. When so required, holders of Capital Group Series C common stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of Capital Group common stock will vote as one class with holders of Interactive Group common stock on all matters that are submitted to a vote of the stockholders of New Liberty unless a separate class vote is required by New Liberty's charter or Delaware law. In connection with certain dispositions of Capital Group assets, the board of directors may determine to seek approval of the holders of Capital Group common stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or exchange under New Liberty's charter. For more information regarding the voting rights of the Capital Group, see "—Description of Interactive Group Common Stock and Capital Group Common Stock—Voting Rights."
Holders of Interactive Group Series A common stock will be entitled to one vote for each share of such stock held and holders of Interactive Group Series B common stock will be entitled to ten votes for each share of such stock held on all matters submitted to a vote of New Liberty stockholders. Holders of Interactive Series C common stock will not be entitled to any voting powers except as otherwise required by Delaware law. When so required, holders of Interactive Group Series C common stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of Interactive Group common stock will vote as one class with holders of Capital Group common stock on all matters that are submitted to a vote of the stockholders of New Liberty unless a separate class vote is required by New Liberty's charter or Delaware law. In connection with certain dispositions of Interactive Group assets, the board of directors may determine to seek approval of the holders of Interactive Group common stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or exchange under New Liberty's charter. For more information regarding the voting rights of the Interactive Group, see "—Description of Interactive Group Common Stock and Capital Group Common Stock—Voting Rights."

Inter-Group Interest
None.
Initially, the Capital Group will have no inter-group interest in the Interactive Group. From time to time, the board of directors may determine to create an inter-group interest in the Interactive Group in favor of the Capital Group, subject to the terms of the New Liberty charter.
Initially, the Interactive Group will have no inter-group interest in the Capital Group. From time to time, the board of directors may determine to create an inter-group interest in the Capital Group in favor of the Interactive Group, subject to the terms of the New Liberty charter.
Liquidation

Upon our liquidation, dissolution or winding up, holders of our existing common stock are entitled to receive our net assets, if any, remaining for distribution to holders of our common stock (after payment or provision for all of our liabilities and payment of the preferential amounts to which any series of preferred stock is entitled) on a per share basis.
Upon our liquidation, dissolution or winding up, holders of shares of Capital Group common stock and the holders of shares of Interactive Group common stock will be entitled to receive in respect of shares of Capital Group common stock and Interactive Group common stock their proportionate interests in our assets, if any, remaining for distribution to holders of our common stock (regardless of the group to which such assets are then attributed) in proportion to the respective number of liquidation units per share of Capital Group common stock and Interactive Group common stock.
Each share of Capital Group common stock will have one liquidation unit, subject to adjustment.
Each share of Interactive Group common stock will have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the volume weighted average price of one share of Interactive Group Series A common stock over the first 20 trading days on which the Interactive Group Series A common stock trades in the regular way market, divided by the volume weighted average price of one share of Capital Group Series A common stock over the first 20 trading days on which the Capital Group Series A common stock trades in the regular way market, subject to adjustment.

For additional information regarding liquidation units, including events requiring an adjustment thereto, see "—Description of the Interactive Group Common Stock and the Capital Group Common Stock—Liquidation and Dissolution."

Stock Exchange Listings
Our existing Series A common stock and Series B common stock is listed on the NYSE under the symbols "L" and "LMC.B" respectively.	[To be determined.]	[To be determined.]

Description of the Interactive Group Common Stock and the Capital Group Common Stock

        The following is a summary of the Interactive Group common stock and the Capital Group common stock and reflects New Liberty's restated certificate of incorporation. This summary may not contain all the information that is important to you. It is qualified in it entirety by reference to the form of New Liberty charter included as Annex C, which is incorporated herein by reference.

General

        Our current restated certificate of incorporation (which we call our "current charter") authorizes us to issue four billion four hundred fifty million (4,450,000,000) shares, consisting of four billion (4,000,000,000) shares of Series A common stock, par value $.01 per share (our "existing Series A common stock"), four hundred million (400,000,000) shares of Series B common stock, par value $.01 per share (our "existing Series B Common stock"), and fifty million (50,000,000) shares of preferred stock, par value $.01 per share (our "preferred stock"). As of November 30, 2005, we had approximately 2,681,520,356 shares of Series A common stock, 121,062,825 shares of Series B common stock and no shares of preferred stock issued and outstanding

        If the restructuring is consummated, all of our existing common stock will be recapitalized and converted into common stock of New Liberty, the terms of which will be defined by New Liberty's Restated Certificate of Incorporation (the "New Liberty charter"). Under the New Liberty charter, New Liberty's authorized capital stock will be as follows:

  •
  four billion three hundred fifty million (4,350,000,000) authorized shares of common stock, consisting of:

  •
  four hundred million (400,000,000) shares of Capital Group Series A common stock,

  •
  twenty-five million (25,000,000) shares of Capital Group Series B common stock,

  •
  three hundred million (300,000,000) shares of Capital Group Series C common stock,

  •
  two billion (2,000,000,000) shares of Interactive Group Series A common stock,

  •
  one hundred and twenty-five million (125,000,000) shares of Interactive Group Series B common stock,

  •
  one billion five hundred million (1,500,000,000) shares of Interactive Group Series C common stock, and

  •
  fifty million (50,000,000) authorized shares of preferred stock, which the board will be authorized to issue in series that it designates.

        The New Liberty charter defines the assets and liabilities to be attributed to each of the Capital Group and the Interactive Group, as follows:

        "Interactive Group" means:

  •
  our direct and indirect interests in QVC (including any successor to all or substantially all of the assets of QVC) and IAC (including any successor to all or substantially all of the assets of IAC) and their respective properties and assets;

  •
  any other of our assets and liabilities attributed to the Interactive Group at the effective time of the restructuring;

  •
  all assets, liabilities and businesses acquired by us or any of our subsidiaries for the account of, or contributed, allocated or otherwise transferred to the Interactive Group, as determined by the board of directors;

  •
  the proceeds of any sale, transfer, exchange, assignment or other disposition of any of the foregoing; and

  •
  any inter-group interest (as defined below) in the Capital Group at any time attributed to the Interactive Group.

        "Capital Group" means:

  •
  our direct and indirect interests at the effective time of the restructuring in all of the businesses in which we are or have been engaged, directly or indirectly, and in the respective assets and liabilities of us or any of our subsidiaries, other than any businesses, assets or liabilities attributed to the Interactive Group at the effective time of the restructuring;

  •
  all assets, liabilities and businesses acquired by us or any of our subsidiaries for the account of, or contributed, allocated or otherwise transferred to the Capital Group, as determined by the board of directors;

  •
  the proceeds of any sale, transfer, exchange, assignment or other disposition of any of the foregoing; and

  •
  any inter-group interest in the Interactive Group at any time attributed to the Capital Group.

        An "inter-group interest" means, as of any date, an undivided quasi-equity interest in one group held by the other group. Inter-group interests are not represented by outstanding shares of common stock, however they are generally stated in terms of a notional number of shares issuable of the group in which the inter-group interest is being created. The number of shares issuable is generally determined by dividing the aggregate dollar value of the funds contributed, or the aggregate fair market value of the assets allocated, to the other group by the market price of the common stock of the group in which the inter-group interest is being created. More specifically, the "Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest" is the notional number of shares of Interactive Group common stock in which the inter-group interest of the Capital Group in the Interactive Group will be stated, as of any date, and the "Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest" is the notional number of shares of Capital Group common stock in which the inter-group interest of the Interactive Group in the Capital Group will be stated, as of any date. Initially, neither group will have an inter-group interest in the other group.

        Inter-group interests are created in the discretion of the board of directors for specific transactions, such as when funds of one group are used to effect an acquisition of assets or businesses to be attributed to the other group. Inter-group interests once created may be increased or decreased for subsequent events. For instance, if the Interactive Group holds an inter-group interest in the Capital Group at the time funds or assets are contributed by the Capital Group to the Interactive Group, the board of directors may choose to reduce the Interactive Group's inter-group interest in the Capital Group rather than create an inter-group interest in the Interactive Group in favor of the Capital Group. Such a reduction would take the form of a reduction in the Number of Shares of Issuable With Respect to the Capital Group Inter-Group Interest. The board may also forego creating or adjusting an inter-group interest by accounting for a transfer of funds or assets or a similar transaction as a short-term loan or long-term loan. See "The Restructuring Proposals—Management and Allocation Polices." Throughout the following discussion of New Liberty's charter, we describe other circumstances in which inter-group interests may be created, increased or decreased.

        We may from time to time, by action of our board of directors:

  •
  offer shares of Capital Group common stock or Interactive Group common stock for cash in one or more public offerings;

  •
  issue shares of Capital Group common stock or Interactive Group common stock as consideration for acquisitions or investments;

  •
  issue shares of Capital Group common stock or Interactive Group common stock to our employees pursuant to our stock-based compensation plans or otherwise as compensation; or

  •
  issue shares of Capital Group common stock or Interactive Group common stock for any other proper corporate purpose.

        As long as sufficient authorized shares are available, the timing, sequence, size and terms of such transactions would be determined by our board of directors, without further approval of the stockholders, unless deemed advisable by our board of directors in its sole discretion or required by applicable law, regulation or stock exchange requirements.

Board of Directors

        Any determination made by our board of directors under any provision of New Liberty's charter will be final and binding on all of our stockholders, except as may otherwise be required by law. References to actions or determinations to be taken or made by our board of directors under the New Liberty charter will include actions or determinations made by any committee of the board that has been authorized by the board to act on such matters, including the executive committee of the board.

Voting Rights

        Currently, holders of our existing Series A common stock have one vote per share and holders of our existing Series B common stock have 10 votes per share on all matters submitted to a vote of stockholders. Holders of our existing Series A common stock and holders of our existing Series B common stock vote together as one class on all matters as to which common stockholders generally are entitled to vote, except as otherwise required by Delaware law.

        Once the restructuring is completed, holders of Capital Group Series A common stock, Capital Group Series B common stock, Interactive Group Series A common stock and Interactive Group Series B common stock will vote together as one class on all matters as to which common stockholders generally are entitled to vote, unless a separate class vote is required by the New Liberty charter (as described below) or Delaware law.

        On all matters submitted to a vote of stockholders of New Liberty:

  •
  each outstanding share of Capital Group Series A common stock entitles the holder to one vote per share, and each outstanding share of Interactive Group Series A common stock entitles the holder to one vote per share; and

  •
  each outstanding share of Capital Group Series B common stock entitles the holder to 10 votes per share, and each outstanding share of Interactive Group Series B common stock entitles the holder to 10 votes per share.

        Holders of Capital Group Series C common stock and Interactive Group Series C common stock will not be entitled to vote on any matter, except as required by Delaware law, in which case, each share of Capital Group Series C common stock and each share of Interactive Group Series C common stock entitles the respective holder to 1/100th of a vote per share.

        The New Liberty charter provides for a separate class vote of the holders of Capital Group common stock and the holders of Interactive Group common stock under the following circumstances:

  •
  in connection with a disposition of all or substantially all of the Capital Group's assets, the board of directors may determine to seek the approval of holders of Capital Group Series A common stock and holders of Capital Group Series B common stock, voting together as a separate class, to classify a disposition as exempt from the mandatory dividend, redemption or exchange provisions otherwise applicable to the Capital Group common stock as a result of such disposition; and

  •
  in connection with a disposition of all or substantially all of the Interactive Group's assets, the board of directors may determine to seek the approval of holders of Interactive Group Series A common stock and holders of Interactive Group Series B common stock, voting together as a separate class, to classify a disposition as exempt from the mandatory dividend, redemption or exchange provisions otherwise applicable to the Interactive Group common stock as a result of such disposition.

The foregoing separate class voting rights are in addition to any vote of all New Liberty stockholders that may be required by New Liberty's charter or Delaware law. For more information regarding these class voting rights, see "—Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group—Capital Group Dispositions" and "—Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group—International Group Dispositions," respectively.

Dividends

        Available Amounts.    We have never paid cash dividends on our common stock and we currently intend to retain all of our available funds to finance operations, repay our indebtedness and fund future growth. Following the restructuring, we do not expect to pay cash dividends on Capital Group common stock or Interactive Group common stock for the foreseeable future. Under the New Liberty charter, we will be permitted to declare and pay dividends:

  •
  on Capital Group common stock, out of the lesser of our assets legally available for the payment of dividends under Delaware law and the Capital Group Available Dividend Amount (as defined below); and

  •
  on Interactive Group common stock, out of our assets legally available for the payment of dividends under Delaware law and the Interactive Group Available Dividend Amount (as defined below).

We cannot assure you whether there will be an available dividend amount for either group.

          "Capital Group Available Dividend Amount," as of any date, means generally: (i) the excess of the total assets of the Capital Group less the total liabilities of the Capital Group as of such date over the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Capital Group common stock or (ii) in case there is no such excess, an amount equal to the earnings or loss attributable to the Capital Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year. In each case, if the Interactive Group holds an inter-group interest in the Capital Group as of such date, the Capital Group Available Dividend Amount will be proportionately reduced to take into account the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest as of such date.

          "Interactive Group Available Dividend Amount," as of any date, means generally: (i) the excess of the total assets of the Interactive Group less the total liabilities of the Interactive Group as of such date over (B) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Interactive Group common stock, or (ii) in case there is no such excess, an amount equal to the earnings or loss attributable to the Interactive Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year. In each case, if the Capital Group holds an inter-group interest in the Interactive Group as of such date, the Interactive Group Available Dividend Amount will be proportionately reduced to take into account the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest as of such date.

        Delaware law imposes additional restrictions on the aggregate amount of dividends that we as a whole can pay on our common stock, regardless of series. Thus, any dividends and distributions on, or repurchases of, any class or series of common stock will reduce the assets legally available for dividends on all series of common stock.

        Inter-Group Dividend Amounts. Capital Group Dividend.    If the Interactive Group holds an Inter-Group Interest in the Capital Group (which means that the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest is greater than zero) on the record date for any dividend or distribution with respect to the Capital Group common stock, then unless the dividend or distribution consists of New Liberty common stock, the board of directors may compensate the Interactive Group for its Inter-Group Interest in the Capital Group by causing the Interactive Group to receive (or be deemed to receive (including through the creation of or an increase in an existing inter-group interest)), concurrently with the payment of such dividend on the shares of Capital Group common stock, the cash, securities, and/or other property that the Interactive Group would have received had the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest been issued and outstanding shares of Capital Group common stock on the record date for the dividend or distribution.

        If, however, the dividend or distribution consists of Capital Group common stock, the board of directors may compensate the Interactive Group by increasing the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest or making a distribution of shares of Capital Group Common Stock to holders of Interactive Group common stock.

        If the dividend or distribution consists of Interactive Group common stock, the board of directors may compensate the Interactive Group by decreasing the Number of Shares Issuable With Respect to Interactive Group Inter-Group Interest thereby decreasing the Capital Group's Inter-Group Interest in the Interactive Group.

        Interactive Group Dividend.    If the Capital Group holds an Inter-Group Interest in the Interactive Group (which means that the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest is greater than zero) on the record date for any dividend or distribution with respect to the Interactive Group common stock, then unless the dividend or distribution consists of New Liberty common stock, the board of directors may compensate the Capital Group for its Inter-Group Interest in the Interactive Group by causing the Capital Group to receive (or be deemed to receive (including through the creation of or an increase in an existing inter-group interest)), concurrently with the payment of such dividend on the shares of Interactive Group common stock the cash securities and/or other property that the Capital Group would have received had the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest been issued and outstanding shares of Interactive Group common stock on the record date for the dividend or distribution.

        If, however, the dividend or distribution consists of Interactive Group common stock, the board of directors may compensate the Capital Group by increasing the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest or making a distribution of shares of Interactive Group common stock to holders of Capital Group common stock.

        If the dividend or distribution consists of Capital Group common stock, the board of directors may compensate the Capital Group by decreasing the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest thereby decreasing the Interactive Group's Inter-Group Interest in the Capital Group.

        General.    Subject to the foregoing limitations as well as those noted under "—Share Distributions" below (and to any other limitations set forth in any future series of preferred stock or in any agreements binding on us from time to time), we have the sole discretion and authority to pay dividends on, or refrain from declaring and paying dividends on, our common stock. Notwithstanding the foregoing, if dividends are paid on any series of common stock of either group, then an equal per share dividend will be concurrently paid on each other series of common stock of that group. For example, if our board of directors declared and paid a cash dividend on the Capital Group Series B common stock, it would be required to declare and pay a cash dividend in the same per share amount on each outstanding share of Capital Group Series A common stock and Capital Group Series C common stock. However, it would not be required to declare and pay any dividend on any shares of Interactive Group common stock.

Share Distributions

        Distributions on Capital Group Common Stock.    If at any time, a share distribution is to be paid in Capital Group common stock, such share distribution may be declared and paid only as follows (or as described under "—Conversion and Exchange" below with respect to the redemptions and other distributions referred to therein):

  •
  a share distribution consisting of shares of Capital Group Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Capital Group Series A common stock) to holders of Capital Group Series A common stock, Capital Group Series B common stock and Capital Group Series C common stock, on an equal per share basis;

  •
  a share distribution consisting of shares of Capital Group Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Capital Group Series C common stock) to holders of Capital Group Series A common stock, Capital Group Series B common stock and Capital Group Series C common stock, on an equal per share basis;

  •
  a share distribution consisting of shares of Capital Group Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Capital Group Series A common stock) to holders of Capital Group Series A common stock, and shares of Capital Group Series B common stock (or securities convertible into or exercisable or exchangeable for shares of Capital Group Series B common stock) to holders of Capital Group Series B common stock, and shares of Capital Group Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Capital Group Series C common stock) to holders of Capital Group Series C common stock, in each case, on an equal per share basis;

  •
  a share distribution consisting of Interactive Group Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Interactive Group Series A common stock) to holders of Capital Group Series A common stock, Capital Group Series B common stock and Capital Group Series C common stock, on an equal per share basis, provided that no such distribution will be declared and paid if the sum of (i) the aggregate number of shares of Interactive Group common stock to be so distributed (or the number of such shares that would be issuable upon conversion, exercise or exchange of any convertible securities to be so distributed) and (ii) the number of shares of Interactive Group common stock that are subject to issuance upon conversion, exercise or exchange of any convertible securities then outstanding that are attributed to the Capital Group, as determined by our board of directors, is greater than the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, which means that a share distribution consisting of Interactive Group Series A common stock may only be paid on Capital Group common stock to the extent of the Capital Group's inter-group interest in the Interactive Group;

  •
  a share distribution consisting of Interactive Group Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Interactive Group Series A common stock) to holders of Capital Group Series A common stock, Capital Group Series B common stock and Capital Group Series C common stock, on an equal per share basis, provided that no such distribution will be declared and paid if the sum of (i) the aggregate number of shares of Interactive Group common stock to be so distributed (or the number of such shares that would be issuable upon conversion, exercise or exchange of any convertible securities to be so distributed) and (ii) the number of shares of Interactive Group common stock that are subject to issuance upon conversion, exercise or exchange of any convertible securities then outstanding that are attributed to the Capital Group, as determined by our board of directors, is greater than the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, which means that a share distribution consisting of Interactive Group Series C common stock may only be paid on Capital Group common stock to the extent of the Capital Group's inter-group interest in the Interactive Group;

  •
  a share distribution consisting of shares of Interactive Group Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Interactive Group Series A common stock) to holders of Capital Group Series A common stock, and shares of Interactive Group Series B common stock (or securities convertible into or exercisable or exchangeable for shares of Interactive Group Series B common stock) to holders of Capital Group Series B common stock, and shares of Interactive Group Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Interactive Group Series C common stock) to holders of Capital Group Series C common stock, in each case, on an equal per share basis, provided that no such distribution will be declared and paid if the sum of (i) the aggregate number of shares of Interactive Group common stock to be so distributed (or the number of such shares that would be issuable upon conversion, exercise or exchange of any convertible securities to be so distributed) and (ii) the number of shares of Interactive Group common stock that are subject to issuance upon conversion, exercise or exchange of any convertible securities then outstanding that are attributed to the Capital Group, as determined by our board of directors, is greater than the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest, which means that a share distribution consisting of

  Interactive Group Series A, Series B and Series C common stock may only be paid on Capital Group common stock to the extent of the Capital Group's inter-group interest in the Interactive Group; or

  •
  a share distribution consisting of any class or series of our securities or the securities of any other person other than as described in the preceding bullet points, on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of each series of Capital Group common stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of the respective series of Capital Group common stock or (iii) a separate class or series of securities to the holders of one or more series of Capital Group common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Capital Group Common stock, subject to certain limitations.

        We will not subdivide, consolidate or reclassify any series of Capital Group common stock without subdividing, consolidating or reclassifying each other outstanding series of Capital Group common stock on an equal per share basis.

        Distributions on Interactive Group Common Stock.    If at any time a share distribution is to be made with respect to Interactive Group common stock, such share distribution may be declared and paid only as follows (or as described under "—Conversion and Exchange" below with respect to the redemptions and other distributions referred to therein):

  •
  a share distribution consisting of shares of Interactive Group Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Interactive Group Series A common stock) to holders of Interactive Group Series A common stock, Interactive Group Series B common stock and Interactive Group Series C common stock, on an equal per share basis;

  •
  a share distribution consisting of shares of Interactive Group Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Interactive Group Series C common stock) to holders of Interactive Group Series A common stock, Interactive Group Series B common stock and Interactive Group Series C common stock, on an equal per share basis;

  •
  a share distribution consisting of shares of Interactive Group Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Interactive Group Series A common stock) to holders of Interactive Group Series A common stock, and shares of Interactive Group Series B common stock (or securities convertible into or exercisable or exchangeable for shares of Interactive Group Series B common stock) to holders of Interactive Group Series B common stock, and shares of Interactive Group Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Interactive Group Series C common stock) to holders of Interactive Group Series C common stock, in each case, on an equal per share basis;

  •
  a share distribution consisting of Capital Group Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Capital Group Series A common stock) to holders of Interactive Group Series A common stock, Interactive Group Series B common stock and Interactive Group Series C common stock, on an equal per share basis, provided that no such distribution will be declared and paid if the sum of (i) the aggregate number of shares of Capital Group common stock to be so distributed (or the number of such shares that would be issuable upon conversion, exercise or exchange of any convertible securities to be so distributed) and (ii) the number of shares of Capital Group common stock that are subject to issuance upon conversion, exercise or exchange of any convertible securities then outstanding that are attributed to the Interactive Group, as determined by our board of directors, is greater than the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, which means that a share distribution consisting of Capital Group Series A common stock may only be paid on Interactive Group common stock to the extent of the Interactive Group's inter-group interest in the Capital Group;

  •
  a share distribution consisting of Capital Group Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Capital Group Series A common stock) to holders of Interactive Group Series A common stock, Interactive Group Series B common stock and Interactive Group Series C common stock, on an equal per share basis, provided that no such distribution will be declared and paid if the sum of (i) the aggregate number of shares of Capital Group common stock to be so distributed (or the number of such shares that would be issuable upon conversion, exercise or exchange of any convertible securities to be so distributed) and (ii) the number of shares of Capital Group common stock that are subject to issuance upon conversion, exercise or exchange of any convertible securities then outstanding that are attributed to the Interactive Group, as determined by our board of directors, is greater than the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, which means that a share distribution consisting of Capital Group Series C common stock may only be paid on Interactive Group common stock to the extent of the Interactive Group's inter-group interest in the Capital Group;

  •
  a share distribution consisting of shares of Capital Group Series A common stock (or securities convertible into or exercisable or exchangeable for shares of Capital Group Series A common stock) to holders of Interactive Group Series A common stock, and shares of Capital Group Series B common stock (or securities convertible into or exercisable or exchangeable for shares of Capital Group Series B common stock) to holders of Interactive Group Series B common stock, and shares of Capital Group Series C common stock (or securities convertible into or exercisable or exchangeable for shares of Capital Group Series C common stock) to holders of Interactive Group Series C common stock, in each case, on an equal per share basis, provided that no such distribution will be declared and paid if the sum of (i) the aggregate number of shares of Capital Group common stock to be so distributed (or the number of such shares that would be issuable upon conversion, exercise or exchange of any convertible securities to be so distributed) and (ii) the number of shares of Capital Group common stock that are subject to issuance upon conversion, exercise or exchange of any convertible securities then outstanding that are attributed to the Interactive Group, as determined by our board of directors, is greater than the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest, which means that a share distribution consisting of Capital Group Series A, Series B and Series C common stock may only be paid on Interactive Group common stock to the extent of the Interactive Group's inter-group interest in the Capital Group; or

  •
  a share distribution consisting of any class or series of our securities or the securities of any other person other than as described in the preceding bullet points, on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of each series of Interactive Group common stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of the respective series of Interactive Group common stock or (iii) a separate class or series of securities to the holders of one or more series of Interactive Group common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Interactive Group common stock, subject to certain conditions.

        We will not subdivide, consolidate or reclassify any series of Interactive Group common stock without subdividing, consolidating or reclassifying each other outstanding series of Interactive Group common stock in the same proportion and the same manner.

Conversion and Exchange

        Conversion at the Option of the Holder.    Each share of Series B common stock of a group will be convertible, at the option of the holder thereof, into one share of Series A common stock of the same group. Shares of Series A and Series C common stock of a group will not be convertible into shares of any other series.

        Conversion of Interactive Group Common Stock at New Liberty's Option.    Following the first anniversary of the restructuring (absent the earlier occurrence of a "tax event" (as defined below)), our board of directors may convert each share of Interactive Group Series A common stock into a number (or fraction) of shares of Capital Group Series A common stock, each share of Interactive Group Series B common stock into a number (or fraction) of shares of Capital Group Series B common stock and each share of Interactive Group Series C common stock into a number (or fraction) of shares of Capital Group Series C common stock, in each case based upon the ratio of the average market value of one share of Interactive Group Series A common stock (or another series of Interactive Group common stock subject to certain limitations) over a specified 60-trading day period to the average market value of one share of Capital Group Series A common stock (or another series of Capital Group common stock subject to certain limitations) over the same 60-trading day period. The average market value is determined based upon the average of the high and low reported sales prices regular way for shares of the applicable series of common stock on each trading day during the period or, absent reported sales, the average of the reported bid and ask prices regular way for the shares of the applicable series of common stock on each trading day during the period.

        Prior to the first anniversary of the restructuring, our board of directors may effect such a conversion only as a result of a "tax event." A "tax event" occurs, when due to an amendment, clarification or change in the tax laws, there is a risk that (i) any issuance of Interactive Group common stock or Capital Group common stock will be treated as a sale or other taxable disposition, (ii) the existence of the Interactive Group common stock or Capital Group common stock would subject New Liberty or its stockholders to imposition of tax or adverse tax consequences, or (iii) either Interactive Group common stock or Capital Group common stock will not be treated solely as common stock of New Liberty for tax purposes.

        The following illustration demonstrates the calculation of the number of shares issuable upon conversion of one share of Interactive Group Series A common stock into shares of Capital Group Series A common stock at our option, if:

  •
  the average market value of one share of Capital Group Series A common stock as of the applicable determination date is $50; and

  •
  the average market value of one share of Interactive Group Series A common stock as of the applicable determination date is $25.

In this case, each share of Interactive Group common stock would be converted into 0.5 of a share of the corresponding series of Capital Group common stock at the conversion ratio of: $25/$50 or 0.5 of a share.

        These provisions allow us the flexibility to recapitalize the Interactive Group common stock into Capital Group common stock, thereby terminating the tracking stock structure. The optional conversion may be exercised, subject to the timing restrictions described above, if our board of directors determines that, under the facts and circumstances then existing, our existing tracking stock structure is no longer in the best interests of our stockholders, as a whole. An optional conversion could be effected at a time that is disadvantageous to the holders of the Interactive Group common stock or the Capital Group common stock. See "Risk Factors—Factors Relating to the Restructuring Proposals and Ownership of "Tracking Stock"—The adoption of a tracking stock capital structure could create conflicts of interest, and New Liberty's board of directors may make decisions that could adversely affect only some holders of New Liberty common stock."

        Any such conversion would dilute possibly the interests of holders of Capital Group common stock and would preclude holders of Interactive Group common stock from retaining their interest in a security intended to reflect separately the business of the Interactive Group. See "Risk Factors—Risk Factors Relating to the Restructuring Proposals and ownership of "Tracking Stock"—New Liberty's board of directors may in its sole discretion elect to convert Interactive Group common stock into Capital Group common stock, thereby changing the nature of your investment and possibly diluting your economic interest in New Liberty, which could result in a loss in value to you."

        No Conversion of Capital Group Common Stock at New Liberty's Option.    Shares of Capital Group common stock are not convertible into shares of Interactive Group common stock, other than as described under "—Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group—Capital Group Dispositions."

Optional Redemption for Stock of a Subsidiary

        Redemption of Capital Group Common Stock.    If at any time a Qualifying Subsidiary (as defined below) holds assets and liabilities attributed to the Capital Group and no other assets or liabilities, we may redeem outstanding shares of Capital Group common stock for shares of common stock of such Qualifying Subsidiary owned by us provided that it is tax-free to holders of Capital Group common stock (except with respect to cash received in lieu of fractional shares).

          "Qualifying Subsidiary" means one of our subsidiaries in which our direct or indirect ownership and voting interest is sufficient to satisfy the ownership and voting requirements of the Internal Revenue Code and the regulations thereunder for a distribution of our interest in that subsidiary to our stockholders that is tax free to them (except with respect to cash received by them in lieu of fractional shares). Under current regulations, we would need to hold at least 80% of the voting power of all classes of stock entitled to vote and 80% of the total number of shares of each class of stock of a subsidiary for it to qualify as a Qualifying Subsidiary.

        The number of shares of Capital Group common stock to be redeemed will be determined by multiplying the number of outstanding shares of Capital Group common stock by the percentage of the fair market value of the Capital Group that is represented by the fair market value of our equity interest in the Qualifying Subsidiary, in each case, as determined by our board of directors. Redemptions will be made pro rata, and we will distribute all of the shares of the Qualifying Subsidiary owned by us in redemption of the shares of Capital Group common stock to be redeemed, unless at the time of the redemption (i) the Interactive Group has an inter-group interest in the Capital Group and (ii) the board of directors elects to cause the Interactive Group to participate in the redemption. If the board of directors makes this election, the Interactive Group will receive (or be deemed to receive) a number of shares of the Qualifying Subsidiary owned by us based upon the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest at the record date for the redemption compared to the number of then-outstanding shares of Capital Group common stock, and the remaining shares of the Qualifying Subsidiary owned by us will be distributed in the redemption of outstanding shares of Capital Group common stock. In addition, if the board of directors makes this election, we may distribute the shares of the Qualifying Subsidiary received or deemed to be received by the Interactive Group to the holders of Interactive Group common stock and reduce the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest as if the applicable portion of the notional shares reflecting such inter-group interest had been redeemed. If at the time of a redemption of shares of Capital Group common stock in exchange for shares of a Qualifying Subsidiary, the Capital Group has an inter-group interest in the Interactive Group, then we may distribute with the common stock of the Qualifying Subsidiary in redemption of shares of Capital Group common stock a proportionate number of shares of Interactive Group common stock and make a corresponding reduction to the Number of Shares Issuable with Respect to the Interactive Group Inter-Group Interest.

        In effecting such a redemption the board of directors may either:

  •
  redeem shares of each series of Capital Group common stock in exchange for shares of a single class or series of common stock of the Qualifying Subsidiary without distinction among the shares distributed to the holders of each series of Capital Group common stock;

  •
  redeem shares of each series of Capital Group common stock in exchange for shares of separate classes or series of common stock of the Qualifying Subsidiary, on an equal per share basis; or

  •
  redeem shares of one or more series of Capital Group common stock in exchange for shares of a separate class or series of common stock of the Qualifying Subsidiary and, on an equal per share basis, redeem shares of all other series of Capital Group common stock in exchange for shares of a different class or series of common stock of the Qualifying Subsidiary.

        Redemption of Interactive Group Common Stock.    If at any time a Qualifying Subsidiary holds assets and liabilities attributed to the Interactive Group and no other assets or liabilities, we may redeem outstanding shares of Interactive Group common stock for shares of common stock of such Qualifying Subsidiary owned by us provided that it is tax-free to holders of Interactive Group common stock (except with respect to cash received in lieu of fractional shares). The number of shares of Interactive Group common stock to be redeemed will be determined by multiplying the number of outstanding shares of Interactive Group common stock by the percentage of the fair market value of the Interactive Group that is represented by the fair market value of our equity interest in the Qualifying Subsidiary, in each case, as determined by our board of directors. Redemptions will be made pro rata, and we will distribute all of the shares of the Qualifying Subsidiary owned by us in redemption of the shares of Interactive Group common stock to be redeemed, unless at the time of the redemption (i) the Capital Group has an inter-group interest in the Interactive Group and (ii) the board of directors elects to cause the Capital Group to participate in the redemption. If the board of directors makes this election, the Interactive Group will receive (or be deemed to receive) a number of shares of the Qualifying Subsidiary owned by us based upon the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest at the record date of the redemption compared to the number of then-outstanding shares of Interactive Group common stock, and the remaining shares of the Qualifying Subsidiary owned by us will be distributed in the redemption of outstanding shares of Interactive Group common stock. In addition, if the board of directors makes this election, we may distribute the shares of the Qualifying Subsidiary received or deemed to be received by the Capital Group to the holders of Capital Group common stock and reduce the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest as if the applicable portion of the notional shares reflecting such inter-group interest had been redeemed. If at the time of a redemption of shares of Interactive Group common stock in exchange for shares of a Qualifying Subsidiary, the Interactive Group has an inter-group interest in the Capital Group, then we may distribute with the common stock of the Qualifying Subsidiary in redemption of shares of Interactive Group common stock a proportionate number of shares of Capital Group common stock and make a corresponding reduction to the Number of Shares Issuable with Respect to the Capital Group Inter-Group Interest.

        In effecting such a redemption the board of directors may either:

  •
  redeem shares of each series of Interactive Group common stock in exchange for shares of a single class or series of common stock of the Qualifying Subsidiary without distinction among the shares distributed to the holders of each series of Interactive Group common stock;

  •
  redeem shares of each series of Interactive Group common stock in exchange for shares of separate classes or series of common stock of the Qualifying Subsidiary, on an equal per share basis; or

  •
  redeem shares of one or more series of Interactive Group common stock in exchange for shares of a separate class or series of common stock of the Qualifying Subsidiary and, on an equal per share basis, redeem shares of all other series of Interactive Group common stock in exchange for shares of a different class or series of common stock of the Qualifying Subsidiary.

Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group

        Capital Group Dispositions.    If there is a Capital Group Disposition (as defined below) other than an Exempt Capital Group Disposition (as defined below), we would be required, on or prior to the 85th trading day after the consummation of such Capital Group Disposition, to take one of the following four alternative actions:

  •
  subject to the restrictions on the payment of dividends described above under "—Dividends", declare and pay a dividend to holders of Capital Group common stock in any combination of cash, securities or other assets (other than New Liberty common stock), in an aggregate amount equal to the Capital Group Allocable Net Proceeds (as defined below) of such Capital Group Disposition as of the record date for determining the holders entitled to receive such dividend;

  •
  provided that there are assets of New Liberty legally available, and the Capital Group Available Dividend Amount would have been sufficient to pay a dividend as detailed above, then:

  •
  if such Capital Group Disposition involves all (not merely substantially all) of the assets of the Capital Group, redeem all outstanding shares of Capital Group common stock in exchange for an aggregate amount of cash, securities or other assets (other than New Liberty common stock) in an aggregate amount equal to the Capital Group Allocable Net Proceeds of such Capital Group Disposition, to be allocated among all outstanding shares of the Capital Group as of the redemption date; or

  •
  if such Capital Group Disposition involves substantially all (but not all) of the properties and assets of the Capital Group, redeem a number of outstanding shares of Capital Group common stock with a fair market value equal to the Capital Group Allocable Net Proceeds of such Capital Group Disposition in exchange for an aggregate amount of cash, securities or other property (other than New Liberty common stock) equal to such Capital Group Allocable Net Proceeds, with such aggregate amount being allocated to the shares of Capital Group common stock to be redeemed on a pro rata basis; or

  •
  convert each outstanding share of Capital Group Series A common stock into a number (or fraction) of shares of Interactive Group Series A common stock, each outstanding share of Capital Group Series B common stock into a number (or fraction) of shares of Interactive Group Series B common stock and each outstanding share of Capital Group Series C common stock into a number (or fraction) of shares of Interactive Group Series C common stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of (i) the average market value of one share of Capital Group Series A common stock (or another series of Capital Group common stock subject to certain limitations) over a specified 16-trading day period to (ii) the average market value of one share of Interactive Group Series A common stock (or another series of Interactive Group common stock subject to certain limitations) over the same period; or

  •
  combine the conversion of a portion of the outstanding shares of Capital Group common stock, as contemplated above, with payment of a dividend on, or the redemption of, shares of Capital Group common stock, subject to certain limitations; in such a case, we will convert the relevant shares at the rate discussed in the bullet point above, and either pay a dividend to holders of the remaining shares of Capital Group common stock or redeem all or a portion of the remaining shares of Capital Group common stock (in exchange for a pro rata share of the Capital Group Allocable Net Proceeds) in the manner described above.

          "Capital Group Disposition" means the disposition, in one transaction or a series of related transactions, by us or our subsidiaries of all or substantially all of the assets of the Capital Group to one or more entities. As of any date, "substantially all of the assets of the Capital Group" means a portion of such assets that represent at least 80% of the then current market value (as determined by the board of directors) of the assets of the Capital Group as of such date.

          "Exempt Capital Group Disposition" means any of the following: (i) the disposition of all or substantially all of the our assets in one transaction or a series of related transactions in connection with our liquidation, dissolution or winding up, (ii) a dividend, other distribution or redemption in accordance with the provisions of the New Liberty charter, (iii) a Capital Group Disposition to any person or entity that we, directly or indirectly, after giving effect to the disposition, control, (iv) a Capital Group Disposition in connection with a Capital Group Related Business Transaction, or (v) a Capital Group Disposition as to which the board seeks and obtains the approval of the holders of Capital Group Series A common stock and holders of Capital Group Series B common stock, voting together as a separate class, to classify such Capital Group Disposition as an Exempt Capital Group Disposition by a majority of votes cast by the holders of that stock entitled to vote thereon and present in person or by proxy at the meeting at which such vote is taken.

          "Capital Group Related Business Transaction" means any disposition of all or substantially all of the assets of the Capital Group in which we receive as proceeds primarily equity securities of the purchaser of those assets, any entity which succeeds to those assets or a third party issuer, if a significant portion of the business or businesses in which the purchaser, successor or third party issuer is engaged or proposes to engage consists of one or more businesses similar or complementary to the businesses conducted by the Capital Group prior to such disposition, as determined in good faith by our board of directors.

          "Capital Group Net Proceeds" means generally, as of any date, with respect to any Capital Group Disposition, an amount, if any, equal to what remains of the gross proceeds of such disposition to us after any payment of, or reasonable provision for, taxes, transaction costs (including, without limitation, any legal, investment banking and accounting fees and expenses) and any liabilities and other obligations (contingent or otherwise) incurred in connection with the disposition. To the extent the proceeds of any Capital Group Disposition include any securities or other assets other than cash, our board of directors will determine the value of such securities or assets, including for the purpose of determining the equivalent value thereof if our board of directors determines to pay a dividend or redemption price in cash or securities or other assets.

          "Capital Group Allocable Net Proceeds" means, as of any date, with respect to any Capital Group Disposition, the Capital Group Net Proceeds of such Capital Group Disposition, unless at the time of such Capital Group Disposition the Interactive Group has an inter-group interest in the Capital Group, in which case, Capital Group Allocable Net Proceeds means the Capital Group Net Proceeds as the same will be proportionately reduced to reflect the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest compared to the number of then-outstanding shares of Capital Group common stock.

        We may elect to pay the dividend or redemption price referred to above either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other assets that our board of directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount allocated to such dividend or redemption.

        If the redemption price is paid in the form of securities of an issuer other than New Liberty, our board of directors may determine to pay the redemption price in the form of (i) identical securities, on an equal per share basis, to holders of each series of Capital Group common stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each series of Capital Group common stock, subject to certain limitations, and (iii) a separate class or series to holders of one or more series of Capital Group common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Capital Group common stock, subject to certain limitations.

        The exceptions to the foregoing requirements, among other things, would enable us to enter into transactions in which the properties or assets of the Capital Group may be considered to be "disposed of" in exchange for equity securities of an entity engaged or proposing to engage in similar or complementary business areas to those of the Capital Group "disposed of" while maintaining the capital structure and delineation of business groups contemplated by the restructuring proposals.

        The option to convert the Capital Group common stock into Interactive Group common stock in the event of a Capital Group Disposition provides us with additional flexibility by allowing us to deliver consideration in the form of shares of Interactive Group common stock rather than cash or securities or other properties. This alternative could be used, for example, in circumstances when we did not have sufficient legally available assets under Delaware law to pay the full amount of an otherwise required dividend or redemption or when we desired to retain such proceeds.

        If we do not have the legal capacity under Delaware law or the New Liberty charter to pay a dividend or redeem shares with the full amount of the Capital Group Allocable Net Proceeds, our board of directors has the right to pay out as much as we are able to pay and deposit the balance in an escrow or other account for further application as soon as we are able to do so under Delaware law and New Liberty's charter.

        Inter-Group Elections.    If at the time of a Capital Group Disposition, the Interactive Group holds an inter-group interest in the Capital Group and a dividend or distribution is effected as a result of the Capital Group Disposition, the board of directors may cause the Interactive Group to participate (or be deemed to participate) in the dividend or distribution, in the manner described under "—Dividends—Inter-Group Dividend Amounts" above.

        If at the time of a Capital Group Disposition, the Interactive Group holds an inter-group interest in the Capital Group and a redemption of Capital Group common stock is effected as a result of the Capital Group Disposition, the board of directors may cause the Interactive Group to participate (or be deemed to participate) in the redemption, in which case the Interactive Group will receive (or be deemed to receive), concurrently with the redemption of outstanding shares of Capital Group common stock, a portion of the Capital Group Net Proceeds based upon the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest at the record date for the redemption of outstanding shares of Capital Group common stock compared to the number of then-outstanding shares of Capital Group common stock. If the board of directors makes this election, we may distribute the redemption consideration received by the Interactive Group to the holders of Interactive Group common stock, and we will reduce the Number of Shares Issuable With Respect to the Capital Group Inter-Group Interest as if the applicable portion of the notional shares reflecting such inter-group interest had been redeemed.

        Interactive Group Dispositions.    If there is an Interactive Group Disposition (as defined below) other than an Exempt Interactive Group Disposition (as defined below), we would be required, on or prior to the 85th trading day after the consummation of such Interactive Group Disposition, to take one of the following four alternative actions:

  •
  subject to the restrictions on the payment of dividends described above under "—Dividends", declare and pay a dividend to holders of Interactive Group common stock in any combination of cash, securities or other assets (other than New Liberty common stock), in an aggregate amount equal to the Interactive Group Allocable Net Proceeds (as defined below) of such Interactive Group Disposition as of the record date for determining the holders entitled to receive such dividend;

  •
  provided that there are assets of New Liberty legally available, and the Interactive Group Available Dividend Amount would have been sufficient to pay a dividend as detailed above, then:

  •
  if such Interactive Group Disposition involves all (not merely substantially all) of the assets of the Interactive Group, redeem all outstanding shares of Interactive Group common stock in exchange for an aggregate amount of cash, securities or other assets (other than New Liberty common stock) in an aggregate amount equal to the Interactive Group Allocable Net Proceeds of such

  Interactive Group Disposition, to be allocated among all outstanding shares of the Interactive Group as of the redemption date; or

    •
    if such Interactive Group Disposition involves substantially all (but not all) of the properties and assets of the Interactive Group, redeem a number of outstanding shares of Interactive Group common stock with a fair market value equal to the Interactive Group Allocable Net Proceeds of such Interactive Group Disposition in exchange for an aggregate amount of cash, securities or other property (other than New Liberty common stock) equal to such Interactive Group Allocable Net Proceeds to be redeemed on a pro rata basis, with such aggregate amount being allocated to the shares of Interactive Group common stock; or

  •
  convert each outstanding share of Interactive Group Series A common stock into a number (or fraction) of shares of Capital Group Series A common stock, each outstanding share of Interactive Group Series B common stock into a number (or fraction) of shares of Capital Group Series B common stock and each outstanding share of Interactive Group Series C common stock into a number (or fraction) of shares of Capital Group Series C common stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of (i) the average market value of one share of Interactive Group Series A common stock (or another series of Interactive Group common stock subject to certain limitations) over a specified 16-trading day period to (ii) the average market value of one share of Capital Group Series A common stock (or another series of Capital Group common stock subject to certain limitations) over the same period; or

  •
  combine the conversion of a portion of the outstanding shares of Interactive Group common stock, as contemplated above, with payment of a dividend on, or the redemption of, shares of Interactive Group common stock, subject to certain limitations; in such a case, we will convert the relevant shares at the rate discussed in the bullet point above, and either pay a dividend to holders of the remaining shares of Interactive Group common stock or redeem all or a portion of the remaining shares of Interactive Group common stock (in exchange for a pro rata share of the Interactive Group Allocable Net Proceeds) in the manner described above.

          "Interactive Group Disposition" means the disposition, in one transaction or a series of related transactions, by us or our subsidiaries of all or substantially all of the assets of the Interactive Group to one or more entities. As of any date, "substantially all of the assets of the Interactive Group" means a portion of such assets that represent at least 80% of the then current market value (as determined by the board of directors) of the assets of the Interactive Group as of such date.

          "Exempt Interactive Group Disposition" means any of the following: (i) the disposition of all or substantially all of the our assets in one transaction or a series of related transactions in connection with our liquidation, dissolution or winding up, (ii) a dividend, other distribution or redemption in accordance with the provisions of the New Liberty charter, (iii) an Interactive Group Disposition to any person or entity that we, directly or indirectly, after giving effect to the disposition, control, (iv) an Interactive Group Disposition in connection with an Interactive Group Related Business Transaction, or (v) an Interactive Group Disposition as to which the board seeks and obtains the approval of the holders of Interactive Group Series A common stock and holders of Interactive Group Series B common stock, voting together as a separate class, to classify such Interactive Group Disposition as an Exempt Interactive Group Disposition by a majority of votes cast by the holders of that stock entitled to vote thereon and present in person or by proxy at the meeting at which such vote is taken.

          "Interactive Group Related Business Transaction" means any disposition of all or substantially all of the assets of the Interactive Group in which we receive as proceeds primarily equity securities of the purchaser of those assets, any entity which succeeds to those assets or a third party issuer, if a significant portion of the business or businesses in which the purchaser, successor or third party issuer is engaged or proposes to engage consists of one or more businesses similar or complementary to the businesses conducted by the Interactive Group prior to such disposition, as determined in good faith by our board of directors.

          "Interactive Group Net Proceeds" means generally, as of any date, with respect to any Interactive Group Disposition, an amount, if any, equal to what remains of the gross proceeds of such disposition to us after any payment of, or reasonable provision for, taxes, transaction costs (including, without limitation, any legal, investment banking and accounting fees and expenses) and any liabilities and other obligations (contingent or otherwise) incurred in connection with the disposition. To the extent the proceeds of any Interactive Group Disposition include any securities or other assets other than cash, our board of directors will determine the value of such securities or assets, including for the purpose of determining the equivalent value thereof if our board of directors determines to pay a dividend or redemption price in cash or securities or other assets.

          "Interactive Group Allocable Net Proceeds" means, as of any date, with respect to any Interactive Group Disposition, the Interactive Group Net Proceeds of such Interactive Group Disposition, unless at the time of such Interactive Group Disposition, Capital Group has an inter-group interest in the Interactive Group in which case, Interactive Group Allocable Net Proceeds means the Interactive Group Net Proceeds as the same will be proportionately reduced to reflect the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest compared to the number of then-outstanding shares of Interactive Group common stock.

        We may elect to pay the dividend or redemption price referred to above either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other assets that our board of directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount allocated to such dividend or redemption.

        If the redemption price is paid in the form of securities of an issuer other than New Liberty, our board of directors may determine to pay the redemption price in the form of (i) identical securities, on an equal per share basis, to holders of each series of Interactive Group common stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each series of Interactive Group common stock, subject to certain limitations, and (iii) a separate class or series to holders of one or more series of Interactive Group common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Interactive Group common stock, subject to certain limitations.

        The exceptions to the foregoing requirements, among other things, would enable us to enter into transactions in which the properties or assets of the Interactive Group may be considered to be "disposed of" in exchange for equity securities of an entity engaged or proposing to engage in similar or complementary business areas to those of the Interactive Group "disposed of" while maintaining the capital structure and delineation of business groups contemplated by the restructuring proposals.

        The option to convert the Interactive Group common stock into Capital Group common stock in the event of an Interactive Group Disposition provides us with additional flexibility by allowing us to deliver consideration in the form of shares of Capital Group common stock rather than cash or securities or other properties. This alternative could be used, for example, in circumstances when we did not have sufficient legally available assets under Delaware law to pay the full amount of an otherwise required dividend or redemption or when we desired to retain such proceeds.

        If we do not have the legal capacity under Delaware law or the New Liberty charter to pay a dividend or redeem shares with the full amount of the Interactive Group Allocable Net Proceeds, our board of directors has the right to pay out as much as we are able to pay and deposit the balance in an escrow or other account for further application as soon as we are able to do so under Delaware law and New Liberty's charter.

        Inter-Group Elections.    If at the time of an Interactive Group Disposition, the Capital Group holds an inter-group interest in the Interactive Group and a dividend or distribution is effected as a result of the Interactive Group Disposition, the board of directors may cause the Capital Group to participate (or be deemed to participate) in the dividend or distribution, in the manner described under "—Dividends—Inter-Group Dividend Amounts" above.

        If at the time of an Interactive Group Disposition, the Capital Group holds an inter-group interest in the Interactive Group and a redemption of Interactive Group common stock is effected as a result of the Interactive Group Disposition, the board of directors may cause the Capital Group to participate (or be deemed to participate) in the redemption, in which case the Capital Group will receive (or be deemed to receive), concurrently with the redemption of outstanding shares of Interactive Group common stock, a portion of the Interactive Group Net Proceeds based upon the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest at the record date for the redemption of outstanding shares of Interactive Group common stock compared to the number of then-outstanding shares of Interactive Group common stock. If the board of directors makes this election, we may distribute the redemption consideration received by the Capital Group to the holders of Capital Group common stock, and we will reduce the Number of Shares Issuable With Respect to the Interactive Group Inter-Group Interest as if the applicable portion of the notional shares reflecting such inter-group interest had been redeemed.

General Dividend, Exchange and Redemption Provisions

        Public Announcements.    New Liberty is required to provide certain notices to holders of Capital Group common stock and holders of Interactive Group common stock in connection with the dividend, exchange and redemption provisions of the New Liberty charter. All public announcements required by the New Liberty charter will include such further statements, and we reserve the right to make such further public announcements, as may be required by law or the rules of the principal national securities exchange on which the applicable series of our common stock is listed or as our board of directors may, in its discretion, deem appropriate. Any notice sent to a registered holder of any series of our common stock will be sent by first-class mail, postage prepaid to such holder's address as the same appears on our transfer books.

        Neither the failure to mail any required notice to any particular holder of any series of our common stock nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of any series of our common stock, or the validity of any action taken pursuant to the New Liberty charter.

        No Adjustments.    No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of any series of our common stock, provided that, except as explicitly otherwise contemplated by the New Liberty charter, if the conversion date or the redemption date with respect to any shares of our common stock will be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of our common stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares or any default in payment of the dividend or distribution due on such date.

        Surrender of Shares.    Before any holder of shares of our common stock becomes entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other assets to be received by such holder with respect to such shares upon any conversion of such shares at our option or in connection with a mandatory dividend, redemption or conversion in case of a Capital Group Disposition or an Interactive Group Disposition, as applicable, such holder will surrender, at a place to be specified by us, such shares, properly endorsed or assigned for transfer (unless we waive such requirement). We will as soon as practicable after such surrender of certificates representing such shares, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account such shares were so surrendered, or to the nominee or nominees of such holder, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other assets to which such person will be entitled, together with any payment for fractional securities. If less than all of the shares represented by any one certificate are to be redeemed or converted, we will issue and deliver a new certificate for the shares represented thereby and not redeemed or converted. We will not be required to register a transfer of (i) any shares of our common stock for the period preceding any selection of shares to be redeemed or converted set forth in the applicable public announcement or notice or (ii) any shares of our common stock selected for redemption or conversion. Shares selected for redemption may not thereafter be converted at the option of the holder.

        From and after any applicable conversion date or redemption date, all rights of a holder of shares of our common stock that were converted or redeemed on such conversion date or redemption date, as applicable, will cease except for the right, upon surrender of the certificates representing such shares, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other assets for which such shares were converted or redeemed, as applicable, together with any payment for fractional securities and such holder will have no other or further rights in respect of the shares of our common stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other assets which are reserved or otherwise designated by us as being held for the satisfaction of our obligations to pay or deliver any cash, securities or other assets upon the conversion, exercise or exchange of any convertible securities outstanding as of the date of such conversion or redemption. No holder of a certificate that immediately prior to the applicable conversion date or redemption date represented shares of our common stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which such shares of our common stock were converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the conversion date or redemption date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion date or redemption date, as the case may be, we will, however, be entitled to treat certificates representing shares of our common stock that have not yet been surrendered for such conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of our common stock represented by such certificates will have been converted or redeemed at our option or in connection with the holding by a Qualifying Subsidiary of assets and liabilities of either group or a Capital Group Disposition or an Interactive Group Disposition, notwithstanding the failure of the holder thereof to surrender such certificates.

        No Fractional Shares.    We will not be required to issue or deliver fractional shares of any class or series of capital stock or any fractional securities to any holder of our common stock upon any conversion, redemption, dividend or other distribution. In connection with the determination of the number of shares of any class or series of capital stock that will be issuable or the amount of securities that will be deliverable to any holder of record of our common stock upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), we may aggregate the number of shares of our common stock held at the relevant time by such holder of record. If the number of shares of any class or series of capital stock or the amount of securities remaining to be issued or delivered to any holder of our common stock after the foregoing aggregation is a fraction of the minimum authorized denomination, we will, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth trading day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction will equal the product of such fraction and the fair market value of one share or other minimum authorized denomination of such security as of such fifth trading day, as determined by our board of directors.

Liquidation and Dissolution

        In the event of the liquidation, dissolution or winding up, whether voluntary or involuntary, of our company, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of the preferential amounts to which any series of preferred stock is entitled, the holders of shares of Capital Group common stock and the holders of shares of Interactive Group common stock will be entitled to receive in respect of shares of Capital Group common stock and Interactive Group common stock their proportionate interests in our assets remaining for distribution to holders of our common stock (regardless of the group to which such assets are then attributed) in proportion to the respective number of liquidation units per share of Capital Group common stock and Interactive Group common stock. Neither our consolidation or merger with or into any other person nor the sale, transfer or lease of all or substantially all of our assets will itself be deemed to be a liquidation, dissolution or winding up.

        The liquidation units per share of each series of common stock will be as follows:

  •
  each share of Capital Group common stock will have one liquidation unit; and

  •
  each share of Interactive Group common stock will have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the volume weighted average price of one share of Interactive Group Series A common stock over the first 10 trading days on which the Interactive Group Series A common stock trades in the regular way market, divided by the volume weighted average price of one share of Capital Group Series A common stock over the first 10 trading days on which the Capital Group Series A common stock trades in the regular way market.

If we in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of Capital Group common stock or Interactive Group common stock, or declare and pay a distribution in shares of Capital Group common stock or Interactive Group common stock, the per share liquidation units of the Capital Group common stock or Interactive Group common stock, as applicable, specified above, as adjusted from time to time, will be appropriately adjusted as determined by our board of directors, so as to avoid any dilution in the aggregate, relative liquidation rights of the shares of Capital Group common stock and Interactive Group common stock.

Section 203 of the DGCL

        Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the corporation's certificate of incorporation contains a provision expressly electing not to be governed by Section 203. In the New Liberty charter, New Liberty elected not to be governed by Section 203.

Description of Other New Liberty Charter Provisions

        The following terms of the New Liberty charter are substantially similar to the corresponding terms found in our existing terms.

Preferred Stock

        The New Liberty charter authorizes the board of directors to establish one or more series of preferred stock and to determine, with respect to any series of New Liberty preferred stock, the terms and rights of the series, including:

  •
  the designation of the series;

  •
  the number of authorized shares of the series, which number our board may increase or decrease but not below the number of such shares of such series of preferred stock then outstanding;

  •
  the dividend rate or amounts, if any, and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

  •
  the rights of the series in the event of New Liberty's voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

  •
  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of our board of directors;

  •
  the voting rights, if any, of the holders of the series;

  •
  the terms and conditions, if any, for us to purchase or redeem the shares; and

  •
  any other relative rights, preferences and limitations of the series.

        We believe that the ability of our board of directors to issue one or more series of New Liberty preferred stock will provide flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which might arise. The authorized shares of New Liberty preferred stock will be available for issuance without further action by New Liberty stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which New Liberty's securities may be listed or traded. If the approval of New Liberty stockholders is not required for the issuance of shares of New Liberty's preferred stock or New Liberty's common stock, our board may determine not to seek stockholder approval.

        Although New Liberty has no intention at the present time of doing so, it could issue a series of New Liberty's preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board will make any determination to issue such shares based upon its judgment as to the best interests of New Liberty's stockholders. Our board of directors, in so acting, could issue New Liberty's preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of New Liberty's board of directors, including a tender offer or other transaction that some, or a majority, of New Liberty stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Board of Directors

        The New Liberty charter provides that, subject to any rights of the holders of any series of New Liberty preferred stock to elect additional directors, the number of New Liberty's directors will not be less than three and the exact number will be fixed from time to time by a resolution of New Liberty's board. The members of New Liberty's board, other than those who may be elected by holders of New Liberty's preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of New Liberty's Class I directors expires at the annual meeting of New Liberty stockholders in 2006. The term of office of New Liberty's Class II directors expires at the annual meeting of New Liberty stockholders in 2007. The term of office of New Liberty's Class III directors expires at the annual meeting of New Liberty stockholders in 2008. At each annual meeting of New Liberty stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of New Liberty stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.

        The New Liberty charter provides that, subject to the rights of the holders of any series of New Liberty's preferred stock, New Liberty's directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of New Liberty's outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

        New Liberty's charter provides that, subject to the rights of the holders of any series of New Liberty's preferred stock, vacancies on New Liberty's board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on New Liberty's board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting New Liberty's board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of New Liberty's preferred stock with respect to any additional director elected by the holders of that series of New Liberty's preferred stock.

        These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of New Liberty's board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of New Liberty's board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of New Liberty.

Limitation on Liability and Indemnification

        To the fullest extent permitted by Delaware law, directors of New Liberty are not liable to New Liberty or any of its stockholders for monetary damages for breaches of fiduciary duties while serving as a director. In addition, New Liberty indemnifies and holds harmless, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of New Liberty or, at New Liberty's request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. New Liberty will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.

No Shareowner Action by Written Consent; Special Meetings

        The New Liberty charter provides that, except as otherwise provided in the terms of any series of preferred stock, no action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of New Liberty's preferred stock, special meetings of New Liberty stockholders for any purpose or purposes may be called only by New Liberty's Secretary or at the request of at least 75% of the members of the New Liberty board of directors then in office. No business other than that stated in the notice of special meeting will be transacted at any special meeting.

Amendments

        The New Liberty charter provides that, subject to the rights of the holders of any series of New Liberty's preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of New Liberty's outstanding capital stock generally entitled to vote upon all matters submitted to New Liberty stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of New Liberty's restated certificate of incorporation or the addition or insertion of other provisions in the certificate, provided that the foregoing voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of New Liberty stockholders or (2) which has been approved by at least 75% of the members of New Liberty's board then in office. New Liberty's restated certificate of incorporation further provides that the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of New Liberty's outstanding capital stock generally entitled to vote upon all matters submitted to New Liberty stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of New Liberty's bylaws, provided that the foregoing voting requirement will not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of New Liberty's board then in office.

Supermajority Voting Provisions

        In addition to the supermajority voting provisions discussed under "—Amendments" above, the New Liberty charter provides that, subject to the rights of the holders of any series of New Liberty's preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of New Liberty's outstanding capital stock generally entitled to vote upon all matters submitted to New Liberty stockholders, voting together as a single class, is required for:

  •
  New Liberty's merger or consolidation with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of New Liberty stockholders, or (2) that at least 75% of the members of New Liberty's board of directors then in office have approved;

  •
  the sale, lease or exchange of all, or substantially all, of New Liberty's assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of New Liberty's board of directors then in office have approved; or

  •
  New Liberty's dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of New Liberty's board of directors then in office have approved such dissolution.

Material U.S. Federal Income Tax Consequences

        The following discussion is a summary of the material U.S. federal income tax consequences to you of the receipt of Interactive Group common stock and Capital Group common stock in exchange for your shares of Old Liberty common stock in the merger contemplated by the restructuring proposals, and is the opinion of our tax counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This opinion is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The opinion of our tax counsel is conditioned upon the accuracy of the statements, representations, covenants, and assumptions upon which the opinion is based and is subject to the conditions, limitations, and qualifications referenced below and in the opinion. This discussion assumes that the opinion of our tax counsel described below under "—Tax Implications of the Restructuring Proposals" will be delivered to New Liberty and Old Liberty on the closing date of the merger contemplated by the restructuring proposals and that the statements, representations, covenants, and assumptions upon which such opinion is based will be accurate. Any inaccuracy in any of the statements, representations, or assumptions or breach of any of the covenants upon which either of the opinions of our tax counsel are based could adversely affect the opinions of our tax counsel and alter the conclusions described below in this discussion.

        This discussion is based upon the Internal Revenue Code of 1986, as amended (referred to as the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions as of the date of this proxy statement/prospectus, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Interactive Group common stock and the Capital Group common stock, or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its authority under Section 337(d) of the Code (granting the Treasury regulatory authority with respect to the proper tax treatment of corporate distributions of appreciated property to shareholders). Any future legislation, regulations, or other guidance could be enacted or promulgated so as to apply retroactively to the restructuring and the creation of the Interactive Group common stock and the Capital Group common stock. Any such changes could affect the continuing validity of this discussion.

        This discussion addresses only those of you who hold your shares of Old Liberty common stock, and will, after the merger, hold your shares of Interactive Group common stock and Capital Group common stock, as capital assets within the meaning of Section 1221 of the Code. We have included this discussion for general information only. This discussion is limited to the U.S. federal income tax consequences of the restructuring and does not purport to be a complete technical analysis or listing of all potential tax consequences that may be relevant to you in light of your particular tax circumstances. Further, this discussion does not address holders of Old Liberty common stock who are subject to special treatment under U.S. federal income tax laws, such as:

  •
  tax-exempt organizations;

  •
  S corporations and other pass-through entities and owners thereof;

  •
  entities taxable as a partnership for U.S. federal income tax purposes and owners thereof;

  •
  insurance companies and other financial institutions;

  •
  mutual funds;

  •
  dealers in stocks and securities;

  •
  traders or investors in Old Liberty common stock who elect the mark-to-market method of accounting for such stock;

  •
  stockholders who received Old Liberty common stock from the exercise of employee stock options or otherwise as compensation;

  •
  stockholders who hold Old Liberty common stock in a tax-qualified retirement plan, individual retirement account or other qualified savings account;

  •
  stockholders who hold their shares of Old Liberty common stock as part of a hedge, straddle, or a constructive sale or conversion transaction or other risk reduction or integrated investment transaction; and

  •
  individuals who are not citizens or residents of the United States, foreign corporations and other foreign entities.

        This discussion also does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax or the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences of the restructuring to holders of options, warrants or other rights to acquire shares of Old Liberty.

        You should consult your own tax advisors regarding the application of the U.S. federal income tax laws to your particular situation, as well as the applicability of any U.S. federal estate and gift, state, local or foreign tax laws to which you may be subject.

Tax Implications of the Restructuring Proposals

        The restructuring proposals contemplate the merger of a MergerSub with and into Old Liberty, with Old Liberty as the surviving corporation. Provided that a favorable private letter ruling is obtained from the Internal Revenue Service (the "IRS") as described below under "—Application for IRS Ruling Relating to Debt Modification Issue," Old Liberty will convert into a Delaware limited liability company that is wholly-owned by New Liberty immediately following the merger (the "Conversion").

        It is a nonwaivable condition to the consummation of the merger contemplated by the restructuring proposals that we receive the opinion of our tax counsel, dated as of the closing date of the merger, to the effect that:

  •
  the merger, together with the Conversion, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

  •
  the Interactive Group common stock and the Capital Group common stock issued in the merger will be treated as stock of New Liberty for U.S. federal income tax purposes;

  •
  except with respect to cash received instead of fractional shares, holders of Old Liberty common stock will not recognize income, gain or loss as a result of the conversion of their shares of Old Liberty common stock into shares of Interactive Group common stock and Capital Group common stock in the merger; and

  •
  the Interactive Group common stock and the Capital Group common stock issued in the merger will not constitute Section 306 stock within the meaning of Section 306(c) of the Code.

The opinion of our tax counsel will be conditioned upon the accuracy of the statements, representations, covenants, and assumptions upon which the opinion is based and will be subject to the conditions, limitations, and qualifications referenced in the opinion and in this discussion under the heading "—Material U.S. Federal Income Tax Consequences." Any inaccuracy in any of the statements, representations, or assumptions or breach of any of the covenants upon which the opinion is based could adversely affect the conclusions reached in the opinion. Please see the discussion below under the heading "—No IRS Ruling Will Be Obtained Relating to the Conversion of Old Liberty Common Stock into New Liberty Common Stock in the Merger" for a further discussion of the opinion.

        Assuming that the opinion of our tax counsel is delivered to us on the closing date of the merger, as described above, and that the treatment of the restructuring as described therein is respected, then:

  •
  your aggregate basis in your Interactive Group common stock, including any fractional shares deemed received, will equal a portion of your aggregate basis in your Old Liberty common stock surrendered in the merger based on the relative fair market value of the Interactive Group common stock as compared to the total consideration received by you pursuant to the merger;

  •
  your aggregate basis in your Capital Group common stock, including any fractional shares deemed received, will equal a portion of your aggregate basis in your Old Liberty common stock surrendered in the merger based on the relative fair market value of the Capital Group common stock as compared to the total consideration received by you pursuant to the merger;

  •
  the holding period of the Interactive Group common stock and the Capital Group common stock received by you in the merger will include the holding period of the Old Liberty common stock surrendered in exchange therefor;

  •
  no gain or loss will be recognized by Old Liberty as a result of the merger and no gain or loss will be recognized by New Liberty on the issuance of the Interactive Group common stock and the Capital Group common stock in the merger; and

  •
  you will generally not recognize income, gain or loss if we exercise our option to convert your shares of Interactive Group common stock into Capital Group common stock.

        If you receive cash instead of fractional shares of Interactive Group common stock or Capital Group common stock or both, you will be treated as having received such fractional shares in the merger and then having sold such fractional shares for the cash received. This sale will generally result in the recognition of gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received for such fractional shares and your tax basis in such fractional shares (determined as described above), which gain or loss will be capital gain or loss.

        You will be required to file with your U.S. federal income tax return for the taxable year in which the merger occurs a statement setting forth certain facts relating to the merger, including your tax basis in the shares of Old Liberty common stock exchanged in the merger and the number of shares of Interactive Group common stock and Capital Group common stock received by you in the merger. You must also keep a permanent record of facts relating to the conversion of your shares of Old Liberty common stock into shares of Interactive Group common stock and Capital Group common stock.

No IRS Ruling Will Be Obtained Relating to the Conversion of Old Liberty Common Stock into New Liberty Common Stock in the Merger

        Except as described below under "—Application for IRS Ruling Relating to Debt Modification Issue" with respect to the limited issue of whether the Conversion causes a modification of any of Old Liberty's outstanding publicly traded debt for U.S. federal income tax purposes, we have not sought any ruling from the IRS, and do not intend to seek any ruling, in connection with the restructuring. The IRS has announced that it will not issue advance rulings on the characterization of instruments similar to the Interactive Group common stock and the Capital Group common stock that have certain voting and liquidation rights in an issuing corporation, but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets.

        Opinions of counsel are not equivalent to rulings from the IRS, and the conclusions expressed in such opinion could be challenged by the IRS. In addition, there are no Code provisions, Treasury regulations, court decisions or published rulings of the IRS bearing directly on the tax effects of the issuance and characterization of stock with characteristics similar to the Interactive Group common stock and the Capital Group common stock. Therefore, the tax treatment of the restructuring is subject to some uncertainty. In view of the absence of authorities directly on point or a private letter ruling from the IRS, there is a risk that the IRS could successfully assert that the receipt of the Interactive Group common stock or the Capital Group common stock or both in the restructuring, as well as any subsequent conversion of Interactive Group common stock into Capital Group common stock, could be taxable to you and/or to us.

        If Interactive Group common stock or Capital Group common stock or both represent property other than stock of New Liberty ("Other Property"), the receipt of Interactive Group common stock or Capital Group common stock or both by you might be treated as a fully taxable dividend in an amount equal to the fair market value of such stock constituting Other Property (subject in the case of stockholders that are corporations, to any applicable dividends received deduction) or might be treated as a distribution in complete liquidation of Old Liberty, in which case you would have gain or loss with respect to your shares of Old Liberty held immediately prior to the restructuring. Furthermore, New Liberty or its subsidiaries would recognize a significant taxable gain as a result of the restructuring in an amount equal to the excess of the fair market value of such stock constituting Other Property over its federal income tax basis to New Liberty or its subsidiaries allocable to such Other Property. Pursuant to the Management and Allocation Policies, the cash for the payment of these taxes would be drawn from funds attributable to the Capital Group. In addition, New Liberty may no longer be able to file a consolidated U.S. federal income tax return which includes eligible entities attributable to both the Interactive Group and the Capital Group. These tax liabilities, if they arise, would be likely to have a material adverse effect on New Liberty and each Group.

Application for IRS Ruling Relating to Debt Modification Issue

        Old Liberty intends to apply for a private letter ruling from the IRS to the effect that the Conversion will not cause a modification of any of Old Liberty's outstanding publicly traded debt for U.S. federal income tax purposes. Provided that this private letter ruling from the IRS is obtained, then the Conversion will occur immediately following the merger.

        Although any private letter ruling that is obtained would generally be binding on the IRS, the continuing validity of such ruling would be subject to the accuracy of factual representations made by Old Liberty. If any of these representations were incorrect or untrue in any material respect, or the facts upon which any ruling is based are different from the facts at the time of the Conversion, any ruling that is obtained could be invalidated. If the Conversion was considered to result in a modification of Old Liberty's outstanding publicly traded debt, and such modification was considered a "significant modification" within the meaning of certain Treasury regulations, it is expected that Old Liberty would incur significant tax liabilities as a result of the deemed exchange of its outstanding publicly traded debt. These tax liabilities, if they were to arise, would be likely to have a material adverse effect on New Liberty and each Group.

Information Reporting and Backup Withholding

        In general, information reporting to the IRS and backup withholding may apply to your receipt of cash instead of fractional shares of Interactive Group common stock and Capital Group common stock. Backup withholding (currently 28%) may apply to "reportable payments" if you fail to provide a correct taxpayer identification number and certain other information, fail to provide a certification of exempt status or fail to report your full dividend and interest income. You are not subject to backup withholding if you (1) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or (2) provide a correct taxpayer identification number, certify under penalties of perjury that you are not subject to backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

No Appraisal Rights

        Under Delaware General Corporation Law, you will not have appraisal rights in connection with the restructuring.

Stock Exchange Listings

        We expect New Liberty's Interactive Group Series A common stock and Interactive Group Series B common stock to be listed on [                                                 ] under the symbols "[    ]" and "[    ]," respectively. We expect New Liberty's Capital Group Series A common stock and Capital Group Series B common stock to be listed on [                                                 ] under the symbols "[    ]" and "[    ]," respectively.

Stock Transfer Agent and Registrar

        Computershare Shareholder Services, Inc. will be the transfer agent and registrar for the Interactive Group common stock and the Capital Group common stock.

Accounting Treatment

        The restructuring, if consummated, would not cause any accounting related adjustments. On a prospective basis, New Liberty will disclose earnings per share information for each of the Interactive Group and the Capital Group based on the earnings attributable to each group and the weighted average shares (both outstanding and on a fully diluted basis) of each group.

ADDITIONAL INFORMATION

Legal Matters

        Legal matters relating to the validity of the securities to be issued if the restructuring is consummated will be passed upon by Baker Botts L.L.P.

Stockholder Proposals

        We currently expect that New Liberty's annual meeting of stockholders (or, if for any reason the restructuring is not consummated, our annual meeting of stockholders) for the calendar year 2006 will be held during the second quarter of 2006. In order to be eligible for inclusion in the proxy materials for the 2006 annual meeting, any stockholder proposal must have been submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 30, 2005 unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2006 annual meeting, although not included in the proxy statement/prospectus, any stockholder proposal must have been received at our executive offices at the foregoing address on or before the close of business on February 9, 2006 or such later date as may be determined and announced in connection with the actual scheduling of the annual meeting.

        All stockholder proposals for inclusion in New Liberty's proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in New Liberty's proxy materials), the New Liberty charter, New Liberty's bylaws and Delaware law.

Where You Can Find More Information

        New Liberty will file with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the securities being offered by this proxy statement/prospectus. This proxy statement/prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about us, New Liberty and the securities being offered hereby.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we file periodic reports and other information with the Securities and Exchange Commission. If the restructuring is approved and consummated, New Liberty will become our successor for reporting purposes under the Exchange Act. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this proxy statement/prospectus is not incorporated by reference in this proxy statement/prospectus. In addition, copies of documents filed by us with the Securities and Exchange Commission are also available by contacting us by writing or telephoning the office of Investor Relations:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (877) 772-1518

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information about us to you by referring you to other documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2004 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this proxy statement/prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the date of the special meeting:

  •
  Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 15, 2005;

  •
  Quarterly Report on Form 10-Q for the three months ended March 31, 2005, filed on May 9, 2005;

  •
  Quarterly Report on Form 10-Q for the three months ended June 30, 2005, filed on August 5, 2005;

  •
  Quarterly Report on Form 10-Q for the three months ended September 30, 2005, filed on November 9, 2005;

  •
  Current Reports on Form 8-K (other than the portions of those documents not deemed filed), filed on:

Date of Report	Date of Filing
January 28, 2005	February 2, 2005
June 14, 2005	June 20, 2005
July 21, 2005	July 26, 2005
August 2, 2005	August 8, 2005
November 8, 2005	November 15, 2005
July 21, 2005	December 15, 2005
December 28, 2005	December 30, 2005

Annex A

DESCRIPTION OF BUSINESS

General

        We are a holding company which, through ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries. Through our subsidiaries, we operate in the United States, Europe and Asia. If the restructuring is completed, we will have two tracking stocks, the Interactive Group common stock and the Capital Group common stock whose terms are intended to track and reflect the separate economic performance of the Interactive Group and the Capital Group, respectively. Set forth in this section is a description of the businesses attributed to each of the Interactive Group and the Capital Group. Although we are describing these businesses separately for purposes of establishing our tracking stock structure and in order to give you a better understanding of the assets attributed to each group, the two groups are not separate legal entities and the holders of each group's stock are our shareholders.

        The Interactive Group is comprised of our interests in our subsidiary QVC, Inc. (which has $800 million of bank debt), our interest in IAC/InterActiveCorp and such other of our assets and liabilities that our board of directors may in the future determine to attribute to the Interactive Group or may be acquired in the future for the Interactive Group. In addition, we will attribute approximately $4.01 billion principal amount, as of September 30, 2005, of our existing parent company debt to the Interactive Group.

        The Capital Group is comprised of the remainder of our businesses and assets, including our interests in our subsidiaries Starz Entertainment Group LLC, On Command Corporation, OpenTV Corp. and TruePosition, Inc, our interests in our equity affiliates Courtroom Television Network LLC, GSN, LLC, Expedia, Inc. and WildBlue Communications, and our interests in Motorola, Inc., News Corporation, Sprint Nextel Corporation, Time Warner, Inc., Viacom., and IDT Corporation and such other assets and liabilities that our board of directors may in the future determine to attribute to the Capital Group or may be acquired in the future for the Capital Group. In addition, we will allocate approximately $5.39 billion principal amount, as of September 30, 2005, of our existing parent company debt to the Capital Group.

The Interactive Group

        The Interactive Group includes businesses primarily focused on video and on-line commerce.

QVC, Inc.

        QVC, Inc. and its subsidiaries market and sell a wide variety of consumer products in the U.S. and several foreign countries primarily by means of merchandise-focused televised shopping programs on the QVC networks and, to a lesser extent, via the Internet through its domestic and international websites. QVC programming is divided into segments that are televised live with a host who presents the merchandise, sometimes with the assistance of a guest representing the product vendor, and conveys information relating to the product to QVC's viewers. QVC's websites offer a complement to televised shopping by allowing consumers to purchase a wide assortment of goods that were previously offered on the QVC networks as well as other items that are available from QVC only via its websites. Currently, approximately 17% of QVC's domestic revenue and approximately 15% of QVC's total revenue is generated from sales of merchandise ordered through its various websites.

        QVC offers a variety of merchandise at competitive prices. QVC purchases, or obtains on consignment, products from domestic and foreign manufacturers and wholesalers, often on favorable terms based upon the volume of the transactions. QVC classifies its merchandise into three groups: home, apparel/accessories and jewelry. From January 1, 2005 to September 30, 2005, home, apparel/

accessories and jewelry accounted for approximately 41%, 35% and 24%, respectively, of QVC's net revenue generated by its United States operations. QVC offers products in each of these merchandise groups that are exclusive to QVC as well as popular brand name products. QVC's exclusive products are often endorsed by celebrities, designers and other well known personalities. QVC does not depend on any single supplier or designer for a significant portion of its inventory.

        QVC distributes its television programs, via satellite or optical fiber, to multichannel video program distributors for retransmission to subscribers in the United States, the United Kingdom, Germany, Japan and neighboring countries that receive QVC's broadcast signals. In the U.S., QVC uplinks its programming from its uplink facility in Pennsylvania to a protected, non-preemptible transponder on a domestic satellite. "Protected" status means that, in the event of a transponder failure, QVC's signal will be transferred to a spare transponder or, if none is available, to a preemptible transponder located on the same satellite or, in certain cases, to a transponder on another satellite owned by the same lessor if one is available at the time of the failure. QVC's international business units each lease uplinking facilities from third parties for their uplinking and transmit their programming to non-preemptible transponders on five international satellites. "Non-preemptible" status means that, in the event of a transponder failure, QVC's transponders cannot be preempted in favor of a user having protected status. QVC's transponder lease for its domestic transponder expires in 2019. QVC's transponder leases for its international transponders expire in 2006 through 2013.

        QVC enters into long-term affiliation agreements with satellite and cable television operators who downlink QVC's programming and distribute the programming to their customers. QVC's affiliation agreements with these distributors have termination dates ranging from 2005 to 2014. QVC's ability to continue to sell products to its customers is dependent on its ability to maintain and renew these affiliation agreements in the future.

        In return for carrying the QVC signals, each programming distributor in the United States, the UK and Germany receives an allocated portion, based upon market share, of up to 5% of the net sales of merchandise sold via the television programs to customers located in the programming distributor's service areas. In Japan, some programming distributors receive an agreed upon monthly fee per subscriber regardless of the net sales, while others earn a variable percentage of net sales. In addition to sales-based commissions or per-subscriber fees, QVC also makes payments to distributors in the United States for carriage and to secure favorable positioning on channel 35 or below on the distributor's channel line-up. QVC believes that a portion of its sales are attributable to purchases resulting from channel "browsing" and that a channel position near broadcast and more popular cable networks increases the likelihood of such purchases. As more U.S. cable operators convert their analog customers to digital, channel positioning will become more critical due to the increased channel options on the digital line-up.

        QVC's shopping programs are telecast 24 hours a day to, as of September 30, 2005, 91 million homes in the United States. QVC—The Shopping Channel reached, as of September 30, 2005, 17 million households in the United Kingdom and the Republic of Ireland and is broadcast live 17 hours a day. QVC's shopping network in Germany reached, as of September 30, 2005, 37 million households throughout Germany and Austria and is broadcast live 24 hours a day. QVC Japan, QVC's joint venture with Mitsui & Co., Ltd., reached, as of September 30, 2005, 16 million households and is broadcast live 24 hours a day.

        QVC strives to maintain promptness and efficiency in order taking and fulfillment. QVC has four domestic phone centers that can direct calls from one call center to another as volume mandates, which reduces a caller's hold time, helping to ensure that orders will not be lost as a result of hang-ups. QVC also has one phone center in each of the UK and Japan and two call centers in Germany. QVC also utilizes computerized voice response units, which handle approximately 38% of all orders taken. QVC has seven distribution centers worldwide and is able to ship approximately 85% of its orders within 48 hours.

        QVC's business is seasonal due to a higher volume of sales in the fourth calendar quarter related to year-end holiday shopping. In recent years, QVC has earned 22%-23% of its revenue in each of the first three quarters of the year and 32%-33% of its revenue in the fourth quarter of the year.

        QVC has identified improved domestic growth and continued international growth as key areas of focus. QVC's steps to achieving these goals include (1) continued domestic and international efforts to increase the number of customers who have access to and use its service and (2) continued expansion of brand selection and available domestic products. The key challenges to achieving these goals in both the U.S. and international markets are (1) increased competition from other home shopping and internet retailers, (2) advancements in technology, such as video on demand and personal video recorders, which may alter TV viewing habits, and (3) maintaining favorable channel positioning as digital TV penetration increases.

        Ownership Interest.    We have an approximate 98% ownership interest in QVC. The QVC management team owns the remaining interest.

IAC/Interactive Corp

        IAC/InterActiveCorp is a multi-brand video and on-line commerce company transacting business worldwide via the Internet, television and the telephone. IAC's portfolio of companies collectively enables direct-to-consumer transactions across many areas, including home shopping, ticketing, personals, travel, teleservices and local services.

        IAC consists of the following sectors:

  •
  Retailing, which includes HSN U.S., HSN International and Cornerstone Brands, Inc.;

  •
  Services, which includes Ticketmaster, Lending Tree and its affiliated brands and businesses, and service outsourcers, including Precision Response Corporation;

  •
  Media and Advertising, which includes Ask Jeeves, Inc.; and

  •
  Membership and Subscriptions, which includes match.com, Entertainment Publications, which promotes merchants through consumer savings and Interval International, which offers services to time share vacation owners.

        IAC's businesses largely act as intermediaries between suppliers and consumers, aggregating supply from a variety of sources and capturing consumer demand across a variety of channels

        Ownership Interest.    We indirectly own an approximate 21% equity interest and 53% voting interest in IAC. We have entered into governance arrangements pursuant to which we have granted Mr. Barry Diller, Chairman of the Board and Chief Executive Officer of IAC, sole voting control of our shares of IAC. IAC's board of directors is currently comprised of eleven members. Through our governance arrangements we have the right to appoint two additional directors to IAC's board.

The Capital Group

        The following table sets forth information concerning our more significant businesses, business affiliates and holdings that will initially be attributed to the Capital Group. We hold these assets either directly or indirectly through partnerships, joint ventures, common stock investments or instruments convertible into or exchangeable for common stock. Ownership percentages in the table are approximate, calculated as of September 30, 2005, and, where applicable and, except as otherwise noted, assume conversion to common equity by us and, to the extent the necessary information is known by us, other holders. In some cases, ownership interests may be subject to buy/sell procedures, repurchase rights or dilution, and our voting interest may be different than our ownership interest.

Entity	Business Description	Interest
Consolidated Subsidiaries
Starz Entertainment Group LLC	Provider of premium movie networks and programming distributed by cable, direct-to-home satellite and other distribution media providers in the United States.	100%
On Command Corporation	Provider of in-room video entertainment and information services to hotels, motels and resorts in the United States.	100%
OpenTV Corp. (NASDAQ: OPTV)	Provider of technology, content and applications, and services that enable digital television network operators to deliver and manage interactive television services.	31%(1)
TruePosition, Inc.
	Developer and marketer of technology for locating wireless phones and other wireless devices, enabling wireless carriers, application providers and other enterprises to provide E-911 and other location-based services to mobile users worldwide.	89% (common equity) 100% (preferred stock)
Business Affiliates
Courtroom Television Network LLC	Owner and operator of Court TV, a basic cable network that provides informative and entertaining programming based on the American legal system.	50%
GSN, LLC	Owner and operator of GSN, a basic cable network that provides game-related programming and interactive game playing.	50%
Expedia, Inc.	Provider of travel products and services to leisure and corporate travelers in the U.S. and abroad through a diversified portfolio of brands.	20%
WildBlue Communications, Inc.	Developer and provider of high speed Internet and data services to rural residential and small business customers.	32%

Investments
News Corporation (NYSE: NWS)	Diversified international media and entertainment company with operations in filmed entertainment, television, cable network programming, direct broadcast satellite television, magazines and inserts, newspapers, book publishing and other.	16%
Time Warner Inc. (NYSE: TWX)	Diversified media and entertainment company with operations in Internet services, cable, filmed entertainment, television and cable network programming and publishing.	4%
Sprint Nextel Corporation (NYSE: S)	Provider of communications products and services, including wireless, long-distance voice and data transport, and internet protocol.	3%
Motorola, Inc. (NYSE: MOT)	Provider of wireless, broadband, and automotive communications technologies.	3%
Viacom, Inc. (NYSE: VIAb)	Diversified media and entertainment company with operations in television, cable, radio, outdoor advertising, Internet, filmed entertainment and publishing.	Less than 1%
IDT Corporation (NYSE: IDT-C)	Multinational telecommunications, entertainment and technology company.	17%

(1)
We have an approximate 78% voting interest in OpenTV.

Starz Entertainment Group LLC

        Starz Entertainment Group LLC, which we refer to as SEG, provides premium movie networks and programming distributed by cable, direct-to-home satellite, telephony, the Internet and other distribution media providers in the United States. As of September 30, 2005, SEG owned and operated 14 full-time domestic movie channels, consisting of Starz, primarily a first-run movie service; five channels branded with the Starz name, each of which exhibits movies targeted to a specific audience; Encore, which airs first-run movies and classic contemporary movies; six thematic multiplex channels branded with the Encore name, each of which exhibits movies based upon individual themes; and Movieplex, a "theme by day" channel featuring a different Encore or thematic multiplex channel each day, on a weekly rotation. SEG also offers programming on its Starz On Demand, Encore on Demand, and Movieplex on Demand services, as well as a high definition feed of the Starz channel on StarzHD. In addition, Starz and Starz On Demand are available over the Internet in a subscription package called Starz Ticket. As of September 30, 2005, Starz Entertainment had 181 million subscription units of which approximately 76% were subscription units for the thematic multiplex channels and the remainder were comprised of subscription units for Starz, Encore and Movieplex. Subscription units represent the number of SEG services which are purchased by cable, DTH, telephone, Internet and other distribution media customers.

        The majority of SEG's revenue is derived from the delivery of movies to subscribers under long-term affiliation agreements with cable systems and direct broadcast satellite systems, including Comcast Cable, DirecTV, Echostar, Time Warner, Charter Communications, Cox Communications, Adelphia Communications, Cablevision Systems, Insight Communications, Mediacom Communications and the National Cable Television Cooperative. The majority of SEG's affiliation agreements, including its agreements with DirecTV and Echostar, provide for payments based on the number of subscribers that receive SEG's services. SEG also has fixed-rate affiliation agreements with certain of its customers, including its agreement with Comcast Cable, pursuant to which those customers pay a fixed rate regardless of the number of subscribers. SEG's agreement with Comcast requires Comcast to carry the Encore and Thematic Multiplex channels through 2009 and Starz through 2012. SEG's other affiliation agreements expire between now and December 2008. For the year ended December 31, 2004, SEG earned 24%, 24% and 11% of its total revenue from Comcast, DirecTV and Echostar, respectively.

        The costs of acquiring rights to programming are SEG's principal expenses. In order to exhibit theatrical motion pictures, SEG enters into agreements to acquire rights from major and independent motion picture producers. As of September 30, 2005, SEG had access to approximately 4,500 movies through long-term licensing agreements. Eighty percent of the first-run output titles available to SEG for airing are available pursuant to exclusive licenses from Hollywood Pictures, Touchstone Pictures, Miramax Films, Disney, Revolution Studios, Universal Studios, New Line Cinema and Fine Line Cinema. SEG also has exclusive rights to air first-run output from four independent studios and has licensed the exclusive rights to first-run output from Sony's Columbia Pictures, Screen Gems and Sony Pictures Classics for pay television availabilities beginning on January 1, 2006. SEG's agreements with Universal Studios, New Line Cinema, and Fine Line Cinema expire December 31, 2005 for pay television availabilities. Its remaining output agreements expire between 2006 and 2011, with extensions, at the option of the respective studio, potentially extending the expiration date of certain of these agreements to 2014.

        SEG uplinks its programming to ten transponders on three domestic communications satellites. SEG leases its transponders under long-term lease agreements. At December 31, 2004, SEG's transponder leases had termination dates ranging from 2018 to 2021. SEG transmits to these transponders from its uplink center in Englewood, Colorado.

        Ownership Interest.    SEG is our wholly-owned subsidiary.

On Command Corporation

        On Command Corporation is a leading provider (based on number of hotel rooms served) of in-room video entertainment and information services to hotels, motels and resorts (which we collectively refer to as hotels) in the United States. On Command's base of installed rooms was approximately 818,000 rooms at September 30, 2005.

        On Command provides in-room video entertainment and information services on two main technology platforms: the OCX video system and the OCV video system. The OCX video system is a digital platform that provides enhanced multimedia applications, including an improved graphical interface for movies and games, digital music, television-based Internet with a wireless keyboard and other guest services. The OCV video system is a video selection and distribution technology platform that allows hotel guests to select, at any time, movies and games through the television sets in their hotel rooms. In addition, both of On Command's platforms provide for in-room viewing of select cable channels (such as HBO, Starz, ESPN, CNN, Disney Channel and Discovery). At September 30, 2005, On Command provided its OCX and OCV video systems in 491,000 and 327,000 rooms, respectively.

        The hotels providing On Command's services collect fees from their guests for the use of On Command's services and are provided a commission equal to a negotiated percentage of the net revenue earned by On Command for such usage. The amount of revenue realized by On Command is affected by a variety of factors, including among others, hotel occupancy rates, the "buy rate" or percentage of occupied rooms that buy movies or services, the quality of On Command's pay-per-view movie offerings, business and leisure travel patterns and changes in the number of rooms served. With the exception of December, which is generally On Command's lowest month for revenue, On Command typically does not experience significant variations in its monthly revenue that can be attributed solely to seasonal factors.

        On Command primarily provides its services under long-term contracts to hotel corporations, hotel management companies, and individually owned and franchised hotel properties. On Command's services are offered predominantly in the large deluxe, luxury, and upscale hotel categories serving business travelers, such as Fairmont, Four Seasons, Hilton, Hyatt, Marriott, Radisson, Starwood, Six Continents, Wyndham and other select hotels. On Command's contracts with hotels generally provide that On Command will be the exclusive provider of in-room, pay-per-view video entertainment services to the hotel and generally permit On Command to set its prices. On Command's contracts with hotels typically set forth the terms governing On Command's provision of free-to-guest programming as well. At September 30, 2005, contracts covering approximately 40% of On Command's installed rooms had expired, or were scheduled to expire, if not otherwise renewed, during the two-year period ending September 30, 2007. Marriott, Hilton and Hyatt accounted for approximately 35%, 8% and 8% respectively, of On Command's room revenues for the year ended December 31, 2004. These revenue percentages represent all chain affiliations including owned, managed and franchised hotels.

        On Command's master contract with Hilton Hotels Corporation expired on April 27, 2000. In October 2000, Hilton announced that it would not be renewing its master contract with On Command. At September 30, 2005, On Command was providing service to approximately 48,000 rooms in 204 hotels owned, managed or franchised by Hilton. Hotel contracts are written at the individual hotel level and expirations will occur over an extended period of time depending on the installation date of the individual hotel. On Command expects that hotels owned by Hilton will not renew their contracts as they expire. Hotels that are managed or franchised by Hilton are not precluded from renewing their contracts with On Command, but On Command cannot predict the number of managed and franchised Hilton hotels that will renew.

        Ownership Interest.    On Command is our wholly-owned subsidiary.

OpenTV Corp.

        OpenTV Corp. provides technology, software, content, applications and professional services that enable digital television network operators to deliver and manage interactive television services on all major digital television platforms—cable, satellite and terrestrial—in all major geographic areas of the world. OpenTV's software has been embedded and shipped in more than 60 million digital set-top boxes worldwide. OpenTV offers its customers a comprehensive suite of interactive and enhanced television solutions that leverage its proprietary software and technologies and worldwide patent portfolio. OpenTV's core software products enable network operators to manage the creation and delivery of interactive and enhanced television services to their subscribers. OpenTV develops and manages branded television channels that allow viewers to play interactive games, and it offers applications that enable viewers to engage in commerce transactions, retrieve information such as weather reports and sports updates, and engage in other interactive services, including fixed-odds gaming, through their televisions. To complement its technologies and interactive content and applications, OpenTV also offers a full suite of professional engineering and consulting services. These services allow OpenTV to manage various interactive television projects, from discrete integration or development assignments to complete end-to-end digital programming solutions for network operators.

        OpenTV derives revenue from (1) royalties from the sale of set-top boxes that incorporate OpenTV software; (2) fees for consulting engagements for set-top box manufacturers, network operators and system integrators and maintenance and support for set-top box manufacturers; (3) channel fees from consumers of the PlayJam interactive games channel who pay to play games and register for prizes; and (4) license fees from the sale of products such as OpenTV Publisher.

        While OpenTV is one of the world's leading interactive television companies, the interactive television industry is still in its infancy. The growth of the industry and of OpenTV is highly dependent upon a number of factors, including (i) consumer acceptance of interactive services and products; (ii) deployment of capital by broadband service providers for interactive hardware and software; (iii) acceptance by broadband service providers of OpenTV's interactive technology and products; and (i) continued development of interactive technology, products and services. These factors are not within OpenTV's control and no assurance can be given that interactive television will expand beyond its current state.

        Ownership Interest.    We own shares of OpenTV's Class A common stock and Class B common stock, representing an approximate 31% equity interest and an approximate 78% voting interest in OpenTV. Each share of OpenTV Class B common stock has 10 votes per share and is convertible into one share of OpenTV Class A common stock, which has one vote per share.

TruePosition, Inc.

        TruePosition, Inc. develops and markets technology for locating wireless phones and other wireless devices, enabling wireless carriers, application providers and other enterprises to provide E-911 and other location-based services to mobile users worldwide. "E-911" or "Enhanced 911" refers to an Federal Communications Commission mandate requiring wireless carriers to implement wireless location capability. Cingular Wireless began deploying TruePosition's technology in 2002 and T-Mobile USA began deploying such technology in 2003. As of September 30, 2005, both wireless carriers are actively deploying TruePosition's technology and using the technology for E911. In addition, as of September 30, 2005, three smaller wireless carriers have deployed or started to deploy TruePosition's technology. Although many of the following services have not yet been developed, TruePosition's wireless location technology can also be used to implement a number of commercial location based applications including (1) comfort and security related applications, including child, pet and elderly tracking; (2) convenience/information services such as "concierge" and "personal navigation" which identify and provide directions to the nearest restaurant, ATM, or gas station or allow travelers to obtain other information specific to their location; (3) corporate applications, such as fleet or asset tracking which could enable enterprises to better manage mobile assets to optimize service or cut costs; (4) entertainment/community services such as "friend finder" or "m-dating" which could allow mobile users to create a localized community of people with similar interests and receive notification when another group member is close-by; (5) mobile commerce services which could help users shop or purchase goods or services from the retailer closest to their current location; and (6) safety related applications which could help public or private safety organizations find or track mobile users in need of assistance or help locate stolen property.

        TruePosition earns revenue from the sale of hardware and licensing of software required to generate location records on a cellular network and from the design, installation, testing and commissioning of such hardware and software. In addition, TruePosition earns software maintenance revenue through the provision of ongoing technical and software support. TruePosition has not earned revenue from other location-based services, but it could realize such revenue in the future if such services are developed and offered using TruePosition's technology. Substantially all of TruePosition's reported revenues in 2003, 2004 and 2005 were derived from Cingular Wireless. Recognition of revenue earned from T-Mobile is deferred pending delivery of specified elements, which to date have not been delivered.

        The TruePosition-Registered Trademark- Finder-TM- system is a passive overlay system designed to enable mobile wireless service providers to determine the location of wireless devices, including cellular and PCS telephones. Using patented time difference of arrival (TDOA) and angle of arrival (AOA) technology, the TruePosition Finder-TM- system calculates the latitude and longitude of a designated wireless telephone or other transmitter and forwards this information in real time to application software. TruePosition technology offerings cover multiple major wireless air interfaces, including Global System Mobile (GSM), Time Division Multiple Access (TDMA), and Advanced Mobile Phone Service (AMPS).

        Ownership Interest.    We own approximately 89% of the common equity of TruePosition and 100% of the TruePosition preferred stock which had a liquidation preference of $375 million at September 30, 2005.

Courtroom Television Network, LLC

        Courtroom Television Network, LLC owns and operates Court TV, a basic cable network that provides informative and entertaining programming focusing on the American legal system. In the daytime, Court TV News airs live trial coverage and legal news. In primetime, Court TV airs original programming including FORENSIC FILES and PSYCHIC DETECTIVES, original movies such as EXONERATED and GUILT BY ASSOCIATION, reality-based documentary specials and off-network series such as LAW AND ORDER: TRIAL BY JURY and COPS. Court TV was launched in 1991, and as of September 30, 2005 had nearly 85 million subscribers. Court TV earns revenue from the sale of advertising on its network, from affiliation agreements with cable television and direct-to-home satellite operators and by licensing its programs for international distribution. At September 30, 2005, Court TV's affiliation agreements have remaining terms of five years and provide for payments based on the number of subscribers that receive Court TV's services. No single distributor represented more than 10% of Court TV's consolidated revenue for 2004.

        Ownership Interest.    We and Time Warner Entertainment each own 50% of Court Television Network. Pursuant to Court Television Network's operating agreement, no action may be taken with respect to certain material matters without our approval and that of Time Warner Entertainment. Also pursuant to Court Television Network's operating agreement, each member has a right of first offer with respect to any proposed transfer by the other member of its interest in Court Television Network other than to an affiliate of the transferring member. In addition, at any time after January 7, 2006, we may require Time Warner Entertainment to purchase all but not less than all of our ownership interest, and Time Warner Entertainment may require us to sell all but not less than all of our ownership interest, in Court Television Network.

GSN, LLC

        GSN, LLC owns and operates GSN. With more than 57 million subscribers as of September 30, 2005, GSN is a basic cable network dedicated to game-related programming and interactive game playing. GSN offers 24-hour cable programming consisting of game shows, casino games, reality series, documentaries and other game-related shows. As of September 30, 2005, GSN featured 133 hours per week of interactive programming, which allows viewers a chance to win prizes by playing along with GSN's televised games. Players can play along using their computers at GSN.com or, in certain markets where available, using their remote control through a digital cable box.

        GSN's revenue is derived from the delivery of its programming to subscribers under long-term affiliation agreements with cable systems and direct broadcast satellite systems and from the sale of advertising on its network. GSN's affiliation agreements provide for payments based on the number of subscribers that receive GSN's services and expire between now and 2008. GSN is currently out of contract with an affiliate that accounts for approximately 25% of GSN's current subscriber base, and is in negotiations for the renewal of such contract. For the year ended December 31, 2004, GSN earned 11% of its total revenue from DirectTV.

        Ownership Interest.    We and Sony Pictures Entertainment, a division of Sony Corporation of America, which is a subsidiary of Sony Corporation, each own 50% of GSN, LLC. GSN's day-to-day operations are managed by a management committee of its board of managers. Pursuant to GSN's operating agreement, we and Sony each have the right to designate half of the members of the management committee. Also pursuant to the operating agreement, we and Sony have agreed that direct transfers of our interests in GSN and certain indirect transfers that result in a change of control of the transferring party are subject to a right of first refusal in favor of the non-transferring member.

Expedia, Inc.

        Expedia, Inc. is among the world's leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of brands, including Expedia, Hotels.com, Hotwire, Expedia Corporate Travel, Classic Custom Vacations and a range of other domestic and international brands and businesses. Expedia's various brands and businesses target the needs of different consumers, including those who are focused exclusively on price and those who are focused on the breadth of product selection and quality of services. Expedia has created an easily accessible global travel marketplace, allowing customers to research, plan and book travel products and services from travel suppliers and allows these travel suppliers to efficiently reach and provide their products and services to Expedia customers. Through its diversified portfolio of domestic and international brands and businesses, Expedia makes available, on a stand-alone and package basis, travel products and services provided by numerous airlines, lodging properties, car rental companies, cruise lines and destination service providers, such as attractions and tours. Using a portfolio approach for Expedia's brands and businesses allows it to target a broad range of customers looking for different value propositions. Expedia reaches many customers in several countries and multiple continents through its various brands and businesses, typically customizing international points of sale to reflect local language, currency, customs, traveler behavior and preferences and local hotel markets, all of which may vary from country to country.

        Expedia generates revenue by reserving travel services as the merchant of record and reselling these services to customers at a profit. Expedia also generates revenue by passing reservations booked by its customers to the relevant services for a fee or commission.

        Ownership Interest.    We indirectly own an approximately 20% equity interest and 52% voting interest in Expedia. We have entered into governance arrangements pursuant to which we have granted Mr. Barry Diller, Chairman of the Board and Senior Executive of Expedia, sole voting control of our shares of Expedia. Through our governance arrangements we have the right to appoint and have appointed two of the nine members of Expedia's board of directors.

WildBlue Communications, Inc.

        WildBlue Communications, Inc. delivers two-way broadband Internet access via satellite to homes and small businesses in small cities and rural areas in the United States using a 26-inch satellite minidish equipped with both a transmitter and receiver for two-way satellite connectivity to the Internet.

        WildBlue generates revenue by charging subscription fees for its Internet access services as well as fees for equipment sales and related installation charges.

        Ownership Interest    We own an approximate 32% equity interest in WildBlue.

Other Investments

        We have significant investments and related derivative positions in the public companies described below. We view these investments as financial assets that we can monetize to generate cash for debt repayments, stock buybacks or additional investments.

        News Corporation.    News Corp. is a diversified international media and entertainment company with operations in eight industry segments, including filmed entertainment, television, cable network programming, direct broadcast satellite television, magazines and inserts, newspapers, book publishing and other. News Corp.'s activities are conducted principally in the United States, Continental Europe, the United Kingdom, Asia, Australia and the Pacific Basin. News Corp. is a holding company that conducts all of its activities through subsidiaries and affiliates. Its principal subsidiaries and affiliates are Fox Entertainment Group, Inc., Twentieth Century Fox Film Corporation, Fox Television Holdings, Inc., Fox Broadcasting Company, Fox Sports Networks, Inc., NDS Group plc, News America Marketing In-Store Services, Inc., News America Marketing FSI, Inc., News International Limited, News Limited, HarperCollins Publishers, Inc., HarperCollins Publishers Limited, STAR Group Limited, BSkyB and The DIRECTV Group. We own shares representing an approximate 16% equity interest and an approximate 18% voting interest in News Corporation.

        Time Warner Inc.    Time Warner, Inc. is a media and entertainment company operating in five segments: America Online, Inc. (AOL), Cable, Filmed Entertainment, Network, and Publishing. The AOL segment provides interactive services, Web brands, Internet technologies, and on-line commerce services in the United States and Europe. Time Warner's cable segment offers video, high-speed data, and digital phone services. Its video products include digital video, video-on-demand, subscription-video-on-demand, and digital video recorders. The company's digital phone services consist of easy-to-use package of video, high-speed data, and voice services. The filmed entertainment segment comprises Warner Bros. Entertainment Group, which operates in film, television, and home video businesses, combined with a film library and global distribution infrastructure; and New Line Cinema Corporation that creates and distributes theatrical motion pictures. As of September 30, 2005, its library included more than 6,600 theatrical titles, and 54,000 live action and animated television titles. The networks segment include Turner Broadcasting System, Inc. (Turner), Home Box Office, and The WB Television Network (The WB Network). The company's Turner networks include TBS, TNT, CNN, CNN Headline News, and Cartoon Network channels. The WB Network operates as a broadcast television network. Publishing segment publishes magazines through Time, Inc. and books through Time Warner Book Group, Inc. This segment also sells home decor products through approximately 35,000 independent consultants. It publishes approximately 155 magazines, including People, Sports Illustrated, In Style, Southern Living, Time, Entertainment Weekly, Fortune, Real Simple, What's on TV, and Cooking Light. The company's films include The Lord of the Rings trilogy, the Harry Potter series, Million Dollar Baby, and The Polar Express. Time Warner, Inc. is headquartered in New York City. We own an approximate 4% equity interest in Time Warner.

        Sprint Nextel Corporation.    Sprint Nextel offers a comprehensive suite of wireless and wireline communications products and services that are designed to meet the particular needs of its targeted customer groups: consumer, business and government customers. Its operations are divided into three lines of business: Wireless, Local and Long Distance. Sprint Nextel owns extensive wireless networks and a global long distance backbone. In the 2005 third quarter, a subsidiary of Sprint merged with Nextel, making Sprint Nextel one of the three largest wireless companies in the United States based on the number of wireless subscribers. We own an approximate 4% equity interest in Sprint Nextel.

        Motorola, Inc.    Motorola, Inc. provides mobility products and solutions across broadband, embedded systems, and wireless networks worldwide. It operates in four segments: Mobile Devices, Networks, Government and Enterprise Mobility Solutions, and Connected Home Solutions. Mobile Devices designs, manufactures, sells, and services wireless subscriber and server equipment for cellular systems, portable energy storage products and systems, servers and software solutions, and related software and accessory products. Networks segment designs, manufactures, sells, installs, and services wireless infrastructure communication systems. It offers end-to-end wireless networks, including radio base stations; base site controllers; associated software and services; mobility soft switching; application platforms; and third-party switching for CDMA, GSM, iDEN, and UMTS technologies. It also offers embedded communications computing platforms; fiber-to-the-premise and fiber-to-the-node transmission systems supporting high-speed data, video, and voice; and wireless broadband systems. Motorola's Government and Enterprise Mobility Solutions segment provides analog and digital two-way radio, voice, and data communications products and systems to public-safety, government, utility, transportation, and other markets, as well as offers integrated information management, mobile, and biometric applications and services. It also offers automotive electronics systems and telematics systems. Its Connected Home Solutions segment offers digital systems and set-top terminals for cable TV and broadcast networks; cable modems and cable modem termination systems, and IP-based telephony products; hybrid fiber coaxial network transmission systems used by cable TV operators; digital satellite TV systems; and direct-to-home satellite networks and private networks. We own an approximate 3% equity interest in Motorola.

        Viacom, Inc.    Viacom, Inc. is a diversified worldwide entertainment company. Viacom operates in a number of different segments, including cable and television networks, radio stations, outdoor advertising, motion picture and music production, book publishing and theme park operation. We own less than 1% of Viacom's outstanding shares. Viacom has announced its intention to change its name to CBS Corporation and spin off its cable networks and entertainment brands into a new public company named Viacom, Inc. Following the spin off, which is expected to happen prior to December 31, 2005, we will own less than 1% of each of Viacom Inc.'s and CBS Corporation's outstanding shares.

        IDT Corporation.    IDT is a multinational telecommunications, entertainment and technology company. IDT's primary telecommunications offerings are prepaid and rechargeable calling cards, wholesale carrier services and consumer local, long distance and wireless phone services. IDT's entertainment business consists of animated and live-action production operations and home entertainment distribution. IDT also operates various other businesses that are opportunistic or complementary to existing operations. We own an approximate 17% equity interest in IDT. We also own equity interests in one of IDT's operating subsidiaries and one of its holding company subsidiaries. Pursuant to a share purchase agreement with IDT, we are entitled to nominate one member of IDT's board of directors.

Competition

Interactive and Enhanced Television Services

        In the U.S. and elsewhere, QVC competes with a number of home shopping services including Home Shopping Network. QVC also competes with other businesses that are engaged in retail merchandising.

        The businesses of providing software and related technologies, content and applications and professional services for interactive and enhanced television are highly competitive and rapidly changing. The interactive television technology companies with which OpenTV competes include NDS Group plc., Microsoft Corporation, Liberate Technologies (which recently agreed to sell substantially all of its assets to a joint venture owned by Comcast Corporation and Cox Communications) and Scientific Atlanta. NDS Group plc., a company controlled by News Corp., is expanding into the interactive television platform market and recently extended its market share with the acquisition of Media Highway from Thomson Multimedia. News Corp. also has a significant ownership interest in BSkyB and Sky Italia, which are two of OpenTV's largest customers, DirecTV and other satellite operators around the world. Companies that develop interactive television content and applications include dedicated applications providers, interactive television technology companies, and independent third parties that develop and provide applications for middleware platforms. Competition is also faced from media companies that have publicly announced interactive television initiatives, such as The Discovery Channel and CNN. In addition, certain network operators such as BSkyB in the United Kingdom have entered into agreements, joint ventures, and other relationships with technology and entertainment companies. We expect competition in the interactive content and applications area to intensify as the general market for interactive television services further develops, particularly in the case of independent third parties that have the ability to develop applications for middleware platforms at relatively modest expense through the use of applications development tools.

        In the interactive television professional services area, competition is faced primarily from third party system integrators, as well as from internal information technology staffs at our network operator customers. Other interactive television technology providers also provide a level of professional services in conjunction with their product offerings.

        There are numerous providers of in-room entertainment services to the hotel industry. Market participants include, but are not limited to, (i) other full service in-room providers, (ii) cable television companies, (iii) direct broadcast satellite services, (iv) television networks and programmers, (v) Internet service providers, (vi) broadband connectivity companies, (vii) other telecommunications companies and (viii) certain hotels. In addition, On Command's services compete for a guest's time and entertainment resources with other forms of entertainment and leisure activities. On Command anticipates that it will continue to face substantial competition from traditional as well as new competitors. Many of On Command's potential competitors are developing ways to use their existing infrastructure to provide in-room entertainment and/or informational services. Certain of these competitors are already providing guest programming services and are beginning to provide video-on-demand, Internet and high-speed connectivity services to hotels.

Programming Distribution Services

        The business of distributing programming for cable and satellite television is highly competitive, both in the United States and in foreign countries. The programming companies in which we have interests directly compete with other programmers for distribution on a limited number of channels. Increasing concentration in the multichannel video distribution industry could adversely affect the programming companies in which we have interests by reducing the number of distributors to whom they sell their programming, subjecting more of their programming sales to volume discounts and increasing the distributors' bargaining power in negotiating new affiliation agreements. Once distribution is obtained, our programming services and our business affiliates' programming services compete, in varying degrees, for viewers and advertisers with other cable and off-air broadcast television programming services as well as with other entertainment media, including home video, pay-per-view services, online activities, movies and other forms of news, information and entertainment. The programming companies in which we have interests also compete, to varying degrees, for creative talent and programming content. In addition, SEG relies on third parties for all of its programming content whereas SEG's competitors produce some of their own programming content. Our management believes that important competitive factors include the prices charged for programming, the quantity, quality and variety of the programming offered and the effectiveness of marketing efforts.

Regulatory Matters

Programming and Interactive Television Services

        In the United States, the FCC regulates the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems that carry such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems in the United States are also regulated by municipalities or other state and local government authorities. Cable television systems are currently subject to federal rate regulation on the provision of basic service, and continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for programming services in which we have interests. Regulatory carriage requirements also could adversely affect the number of channels available to carry the programming services in which we have an interest.

        Regulation of Program Licensing.    The Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act) directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multi-channel video programming distributors (including cable operators) and satellite-delivered programming services in which a cable operator has an attributable interest. The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts between cable operators and satellite programmers affiliated with any cable operator (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator that has an attributable interest in a satellite programmer from improperly influencing the terms and conditions of sale to unaffiliated multi-channel video programming distributors. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing multi-channel video programming distributors such as multi-channel multi-point distribution systems, which we refer to as MMDS, and direct broadcast satellite distributors on terms and conditions that do not unfairly discriminate among distributors. The Telecommunications Act of 1996 extended these rules to programming services in which telephone companies and other common carriers have attributable ownership interests. The FCC revised its program licensing rules by implementing a damages remedy in situations where the defendant knowingly violates the regulations and by establishing a timeline for the resolution of complaints, among other things. Although we no longer own Liberty Cablevision of Puerto Rico Ltd. ("LCPR"), FCC rules continue to attribute an ownership interest in LCPR to us, thereby subjecting us and satellite-delivered programming services in which we have an attributable interest to the program access rules.

        Regulation of Carriage of Programming.    Under the 1992 Cable Act, the FCC has adopted regulations prohibiting cable operators from requiring a financial interest in a programming service as a condition to carriage of such service, coercing exclusive rights in a programming service or favoring affiliated programmers so as to restrain unreasonably the ability of unaffiliated programmers to compete.

        Regulation of Ownership.    The 1992 Cable Act required the FCC, among other things, (1) to prescribe rules and regulations establishing reasonable limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest and (2) to consider the necessity and appropriateness of imposing limitations on the degree to which multi-channel video programming distributors (including cable operators) may engage in the creation or production of video programming. In 1993, the FCC adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40% of the first 75 activated channels on each of the cable operator's systems. The rules provided for the use of two additional channels or a 45% limit, whichever is greater, provided that the additional channels carried minority-controlled programming services. The regulations also grandfathered existing carriage arrangements that exceeded the channel limits, but required new channel capacity to be devoted to unaffiliated programming services until the system achieved compliance with the regulations. These channel occupancy limits applied only up to 75 activated channels on the cable system, and the rules did not apply to local or regional programming services. However, on March 2, 2001, the United States Court of Appeals for the District of Columbia Circuit found that the FCC had failed to justify adequately the channel occupancy limit, vacated the FCC's decision and remanded the rule to the FCC for further consideration. In response to the Court's decision, the FCC issued further notices of proposed rulemaking in 2001 and on May 17, 2005 to consider channel occupancy limitations. Even if these rules were readopted by the FCC, they would have little impact on programming companies in which we have interests based upon our current attributable ownership interests in cable systems.

        In its March 2, 2001 decision, the Court of Appeals also vacated the FCC's rule imposing a thirty percent limit on the number of subscribers served by systems nationwide in which a multiple system operator can have an attributable ownership interest. The FCC presently is conducting a rulemaking proceeding regarding this ownership limitation and its ownership attribution standards.

        The FCC's rules also generally had prohibited common ownership of a cable system and broadcast television station with overlapping service areas. On February 19, 2002, the United States Court of Appeals for the District of Columbia Circuit held that the FCC's decision to retain the cable/broadcast cross-ownership rule was arbitrary and capricious and vacated the rule. The FCC did not seek Supreme Court review of this decision or initiate a new rulemaking proceeding. The FCC rules continue to prohibit common ownership of a cable system and MMDS with overlapping service areas.

        Regulation of Carriage of Broadcast Stations.    The 1992 Cable Act granted broadcasters a choice of must carry rights or retransmission consent rights. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full-power commercial television broadcast signals selecting must carry rights and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Such statutorily mandated carriage of broadcast stations coupled with the provisions of the Cable Communications Policy Act of 1984, which require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and government access channels, could adversely affect some or substantially all of the programming companies in which we have interests by limiting the carriage of such services in cable systems with limited channel capacity. On January 18, 2001, the FCC adopted rules relating to the cable carriage of digital television signals. Among other things, the rules clarify that a digital-only television station can assert a right to analog or digital carriage on a cable system. The FCC initiated a further proceeding to determine whether television stations may assert rights to carriage of both analog and digital signals during the transition to digital television and to carriage of all digital signals. On February 10, 2005, the FCC denied mandatory dual carriage of a television station's analog and digital signals during the digital television transition and also denied mandatory carriage of all of a television station's digital signals, other than its "primary" signal. Television station owners have sought reconsideration of the FCC's decision and may seek judicial review or legislative change of the FCC's decision.

        Closed Captioning and Video Description Regulation.    The Telecommunications Act of 1996 also required the FCC to establish rules and an implementation schedule to ensure that video programming is fully accessible to the hearing impaired through closed captioning. The rules adopted by the FCC will require substantial closed captioning over an eight to ten year phase-in period, which began in 2000, with only limited exemptions. As a result, the programming companies in which we have interests are expected to incur significant additional costs for closed captioning.

        A La Carte Proceeding.    In 2004, the FCC's Media Bureau conducted a notice of inquiry proceeding regarding the feasibility of selling video programming services "a la carte", i.e. on an individual or small tier basis. The Media Bureau released a report on November 19, 2004, which concluded that a la carte sales of video programming services would not result in lower video programming costs for most consumers and that they would adversely affect video programming networks. In late 2005, the Chairman of the FCC testified before Congress that this report was flawed and that a new report would conclude that a la carte sales could be in the best interests of consumers. Although the FCC cannot mandate a la carte sales, its endorsement of the concept could encourage Congress to consider proposals to mandate a la carte sales or otherwise seek to impose greater regulatory controls on how cable programming is sold. The programming companies that distribute their services in tiers or packages of programming services would experience decreased distribution if a la carte carriage were mandated.

        Copyright Regulation.    The programming companies in which we have interests must obtain any necessary music performance rights from the rights holders. These rights generally are controlled by the music performance rights organizations of the American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc. (BMI) and the Society of European Stage Authors and Composers (SESAC), each with rights to the music of various artists. Although the programming companies in which we have interests generally have obtained the necessary rights through separate agreements with ASCAP, BMI and SESAC, certain of the agreements are being negotiated on an industry-wide basis, including new rate structures that may require retroactive rate increases. Certain of the programming companies also have obtained licenses for music performance rights outside the United States through various licensing agencies located in the foreign countries in which their services are distributed.

        Satellites and Uplink.    In general, authorization from the FCC must be obtained for the construction and operation of a communications satellite. The FCC authorizes utilization of satellite orbital slots assigned to the United States by the World Administrative Radio Conference. Such slots are finite in number, thus limiting the number of carriers that can provide satellite transponders and the number of transponders available for transmission of programming services. At present, however, there are numerous competing satellite service providers that make transponders available for video services to the cable industry. The FCC also regulates the earth stations uplinking to and/or downlinking from such satellites.

Internet Services

        The Internet companies in which we have interests are subject, both directly and indirectly, to various laws and governmental regulations relating to their respective businesses. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. For example, the Digital Millennium Copyright Act, enacted into law in 1998, protects certain qualifying online service providers from copyright infringement liability, and, under the Communications Decency Act, an Internet service provider will not be treated as the publisher or speaker of any information provided by another information content provider. Legislation enacted by

Congress in 2004 extended the moratorium on state and local taxes on Internet access and commerce until November 1, 2007.

        Other Internet-related laws and regulations may cover issues such as user privacy, defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for the services and products of the Internet companies in which we have interests and increase such companies' costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose these companies to substantial liability.

Other Regulation

        We also have significant ownership interests on a cost basis in other entities, such as News Corporation and Sprint Corporation, which are extensively regulated. For example, the broadcast stations owned and the direct broadcast satellite service controlled by News Corp. are subject to a variety of FCC regulations. Sprint is subject not only to federal regulation but also to regulation in varying degrees, depending on the jurisdiction, by state and local regulatory authorities.

Proposed Changes in Regulation

        The regulation of programming services, cable television systems and satellite licensees is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation.

Properties

        We own our corporate headquarters in Englewood, Colorado. Ownership of our corporate headquarters has been attributed to the Capital Group; however, we intend to allocate some of the costs of our corporate headquarters to the Interactive Group. All of our other real or personal property is owned or leased through our subsidiaries and business affiliates.

Interactive Group

        QVC owns its corporate headquarters and operations center in West Chester, Pennsylvania. It also owns call centers in San Antonio, Texas, Port St. Lucie, Florida, Chesapeake, Virginia and Bochum, Germany, as well as a call center and warehouse in Knowsley, United Kingdom. QVC owns a warehouse in Hucklehoven, Germany and distribution centers in Lancaster, Pennsylvania, Suffolk, Virginia and Rocky Mount, North Carolina. To supplement the facilities it owns, QVC also leases various facilities in the United States, United Kingdom, Germany and Japan for retail outlet stores, office space, warehouse space and call center locations.

Capital Group

        On Command leases its corporate headquarters in Denver, Colorado. It also leases 77,000 square feet and 42,000 square feet of light manufacturing and storage space in Denver, Colorado and San Jose, California, respectively. On Command also has a number of small leased facilities in the United States, Canada and Mexico.

        SEG owns its corporate headquarters in Englewood, Colorado. In addition, SEG leases office space for its sales staff at 6 locations around the United States.

Other Subsidiaries and Affiliates

        Our other subsidiaries and business affiliates own or lease the fixed assets necessary for the operation of their respective businesses, including office space, transponder space, headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment (including converter boxes). Our management believes that our current facilities are suitable and adequate for our business operations for the foreseeable future.

Employees

        As of September 30, 2005, we had approximately 60 corporate employees, most of whom are expected to perform work for and on behalf of both the Interactive Group and the Capital Group. We believe that our employee relations are good.

 ANNEX B: FINANCIAL INFORMATION

PART 1—HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

Page
Liberty Media Corporation
Unaudited Condensed Consolidated Financial Statements for the nine months ended September 30, 2005 and 2004	B-1-2
Audited Consolidated Financial Statements for the years ended December 31, 2004 and 2003	B-1-23

B-1-1

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2005	December 31, 2004*
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,709	1,387
Trade and other receivables, net	937	1,035
Inventory, net	763	712
Derivative instruments (note 7)	999	827
Other current assets	693	615

Total current assets	5,101	4,576

Investments in available-for-sale securities and other cost investments, including $1,501 million and $907 million pledged as collateral for share borrowing arrangements (note 5)	18,442	21,847
Long-term derivative instruments (note 7)	1,076	1,601
Investments in affiliates, accounted for using the equity method	1,926	784
Property and equipment, at cost	1,711	1,637
Accumulated depreciation	(595)	(504)

	1,116	1,133

Intangible assets not subject to amortization:
Goodwill (note 6)	6,977	6,938
Trademarks	2,385	2,385

	9,362	9,323

Intangible assets subject to amortization, net	4,147	4,436
Other assets, at cost, net of accumulated amortization	773	765
Assets of discontinued operations (note 4)	—	5,716

Total assets	$41,943	50,181

(continued)

B-1-2

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Unaudited)

	September 30, 2005	December 31, 2004*
	amounts in millions
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$525	424
Accrued liabilities	633	788
Accrued stock-based compensation	124	235
Program rights payable	132	200
Derivative instruments (note 7)	2,059	1,179
Current portion of debt (note 8)	1,607	10
Other current liabilities	322	275

Total current liabilities	5,402	3,111

Long-term debt (note 8)	6,455	8,566
Long-term derivative instruments (note 7)	1,169	1,812
Deferred income tax liabilities	8,644	9,701
Other liabilities	947	801
Liabilities of discontinued operations (note 4)	—	1,305

Total liabilities	22,617	25,296

Minority interests in equity of subsidiaries	292	299
Stockholders' equity (note 9):
Preferred stock, $.01 par value. Authorized 50,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 4,000,000,000 shares; issued and outstanding 2,681,420,356 shares at September 30, 2005 and 2,678,895,158 shares at December 31, 2004	27	27
Series B common stock, $.01 par value. Authorized 400,000,000 shares; issued 131,062,825 shares at September 30, 2005 and December 31, 2004	1	1
Additional paid-in-capital	29,180	33,765
Accumulated other comprehensive earnings, net of taxes	3,183	4,227
Unearned compensation	(40)	(64)
Accumulated deficit	(13,192)	(13,245)
Series B common stock held in treasury, at cost (10,000,000 shares)	(125)	(125)

Total stockholders' equity	19,034	24,586

Commitments and contingencies (note 10)
Total liabilities and stockholders' equity	$41,943	50,181

*
See note 4.

See accompanying notes to condensed consolidated financial statements.

B-1-3

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004*	2005	2004*
	amounts in millions, except per share amounts
Revenue:
Net sales from electronic retailing	$1,475	1,292	4,418	3,864
Communications and programming services	375	340	1,092	1,015

	1,850	1,632	5,510	4,879

Operating costs and expenses:
Cost of sales—electronic retailing services	942	814	2,778	2,429
Operating	399	333	1,155	961
Selling, general and administrative ("SG&A")	153	165	491	491
Stock-based compensation—SG&A (note 2)	15	6	32	16
Litigation settlements	—	—	—	(42)
Depreciation and amortization	162	162	484	484

	1,671	1,480	4,940	4,339

Operating income	179	152	570	540
Other income (expense):
Interest expense	(149)	(150)	(444)	(448)
Dividend and interest income	56	41	121	114
Share of earnings of affiliates, net	4	—	15	5
Realized and unrealized gains (losses) on financial instruments, net (note 7)	(332)	239	148	(344)
Gains (losses) on dispositions of assets, net	—	389	(363)	621
Nontemporary declines in fair value of investments	(68)	—	(68)	(128)
Other, net	(5)	(38)	(35)	(23)

	(494)	481	(626)	(203)

Earnings (loss) from continuing operations before income taxes and minority interests	(315)	633	(56)	337
Income tax benefit (expense)	233	(274)	110	(236)
Minority interests in earnings of subsidiaries	(5)	—	(28)	(5)

Earnings (loss) from continuing operations	(87)	359	26	96
Discontinued operations, net of taxes (note 4)	(7)	13	27	(48)

Net earnings (loss)	$(94)	372	53	48

Earnings (loss) per common share (note 3):
Basic and diluted earnings (loss) from continuing operations	$(.03)	.13	.01	.03
Discontinued operations	—	—	.01	(.01)

Basic and diluted earnings (loss)	$(.03)	.13	.02	.02

*
See note 4.

See accompanying notes to condensed consolidated financial statements.

B-1-4

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004*	2005	2004*
	amounts in millions
Net earnings (loss)	$(94)	372	53	48

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(10)	22	21	(1)
Recognition of previously unrealized foreign currency translation losses	—	—	312	—
Unrealized holding gains (losses) arising during the period	159	(1,008)	(1,149)	(621)
Recognition of previously unrealized losses (gains) on available-for-sale securities, net	41	(1)	(19)	(36)
Reclass unrealized gain on available-for-sale security to equity method investment	(197)	—	(197)	—
Other comprehensive earnings (loss) from discontinued operations	—	1	(7)	(63)

Other comprehensive loss	(7)	(986)	(1,039)	(721)

Comprehensive loss	$(101)	(614)	(986)	(673)

*
See note 4.

See accompanying notes to condensed consolidated financial statements.

B-1-5

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2005	2004*
	amounts in millions
Cash flows from operating activities:
Earnings from continuing operations	$26	96
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation and amortization	484	484
Stock-based compensation	32	16
Payments of stock-based compensation	(96)	(1)
Noncash interest expense	75	72
Share of earnings of affiliates, net	(15)	(5)
Realized and unrealized losses (gains) on financial instruments, net	(148)	344
Losses (gains) on disposition of assets, net	363	(621)
Nontemporary declines in fair value of investments	68	128
Minority interests in earnings of subsidiaries	28	5
Deferred income tax expense (benefit)	(304)	69
Other noncash charges, net	86	14
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	87	56
Inventory	(63)	(196)
Other current assets	(128)	(303)
Payables and other current liabilities	65	219

Net cash provided by operating activities	560	377

Cash flows from investing activities:
Cash proceeds from dispositions	54	497
Premium proceeds from origination of derivatives	437	127
Net proceeds from settlement of derivatives	318	161
Capital expended for property and equipment	(158)	(137)
Net sales (purchases) of short term investments	(73)	136
Investments in and loans to equity affiliates	—	(21)
Investments in and loans to cost investees	—	(931)
Cash paid for acquisitions, net of cash acquired	(5)	(93)
Repayment of LMI note	—	117
Other investing activities, net	(7)	(15)

Net cash provided (used) by investing activities	566	(159)

Cash flows from financing activities:
Borrowings of debt	861	—
Repayments of debt	(1,459)	(445)
Repurchases of subsidiary common stock	(62)	(110)
Purchases of Liberty common stock	—	(547)
Other financing activities, net	62	41

Net cash used by financing activities	(598)	(1,061)

Net cash provided to discontinued operations (note 4)	(206)	(864)

Net increase (decrease) in cash and cash equivalents	322	(1,707)
Cash and cash equivalents at beginning of period	1,387	2,966

Cash and cash equivalents at end of period	$1,709	1,259

*
See note 4.

See accompanying notes to condensed consolidated financial statements.

B-1-6

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

Nine months ended September 30, 2005

		Common Stock			Accumulated Other Comprehensive Earnings, Net
	Preferred Stock			Additional Paid-in Capital		Unearned Compensation	Accumulated Deficit	Treasury Stock	Total Stockholders' Equity
		Series A	Series B
	amounts in millions
Balance at January 1, 2005	$—	27	1	33,765	4,227	(64)	(13,245)	(125)	24,586
Net earnings	—	—	—	—	—	—	53	—	53
Other comprehensive loss	—	—	—	—	(1,039)	—	—	—	(1,039)
Distribution to stockholders for spin off of Discovery Holding Company	—	—	—	(4,600)	(5)	—	—	—	(4,605)
Issuance of common stock for investment in available-for-sale security	—	—	—	14	—	—	—	—	14
Issuance of common stock upon exercise of stock options	—	—	—	9	—	—	—	—	9
Amortization of deferred compensation	—	—	—	—	—	23	—	—	23
Cancellation of restricted stock	—	—	—	(1)	—	1	—	—	—
Stock compensation for Liberty options held by Liberty Global, Inc. ("LGI") employees	—	—	—	3	—	—	—	—	3
Stock compensation for LGI options held by Liberty employees	—	—	—	9	—	—	—	—	9
Adjustment to spin off of LGI	—	—	—	(26)	—	—	—	—	(26)
Other	—	—	—	7	—	—	—	—	7

Balance at September 30, 2005	$—	27	1	29,180	3,183	(40)	(13,192)	(125)	19,034

See accompanying notes to condensed consolidated financial statements.

B-1-7

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2005

(Unaudited)

(1)   Basis of Presentation

        The accompanying condensed consolidated financial statements include the accounts of Liberty Media Corporation and its controlled subsidiaries (collectively, "Liberty" or the "Company," unless the context otherwise requires). All significant intercompany accounts and transactions have been eliminated in consolidation.

        Liberty is a holding company which, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries in the United States, Europe and Asia.

        The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for such periods have been included. The results of operations for any interim period are not necessarily indicative of results for the full year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in Liberty's Annual Report on Form 10-K for the year ended December 31, 2004.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Liberty considers (i) the estimate of the fair value of its long-lived assets (including goodwill) and any resulting impairment charges, (ii) the fair value of its derivative instruments and (iii) its assessment of other-than-temporary declines in fair value of its investments to be its most significant estimates.

        Liberty holds a number of investments that are accounted for using the equity method. Liberty does not control the decision making process or business management practices of these affiliates. Accordingly, Liberty relies on management of these affiliates to provide it with accurate financial information prepared in accordance with GAAP that Liberty uses in the application of the equity method. In addition, Liberty relies on audit reports that are provided by the affiliates' independent auditors on the financial statements of such affiliates. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliates that would have a material effect on Liberty's condensed consolidated financial statements.

        Certain prior period amounts have been reclassified for comparability with the 2005 presentation.

(2)   Stock-Based Compensation

        The Company has granted to certain of its employees options, stock appreciation rights ("SARs") and options with tandem SARs (collectively, "Awards") to purchase shares of Liberty Series A and Series B common stock.

B-1-8

        The Company accounts for compensation expense related to its Awards pursuant to the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). All of the Company's Awards are accounted for as variable plan awards, and compensation is recognized based upon the percentage of the options that are vested and the difference between the market price of the underlying common stock and the exercise price of the options at the balance sheet date. The Company accounts for QVC stock options using fixed-plan accounting. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("Statement 123") to its options. Compensation expense for SARs and options with tandem SARs is the same under APB Opinion No. 25 and Statement 123. Accordingly, no pro forma adjustment for such Awards is included in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	amounts in millions, except per share amounts
Earnings (loss) from continuing operations	$(87)	359	26	96
Add stock-based compensation as determined under the intrinsic value method, net of taxes	1	—	3	2
Deduct stock-based compensation as determined under the fair value method, net of taxes	(28)	(12)	(46)	(34)

Pro forma earnings (loss) from continuing operations	$(114)	347	(17)	64

Basic and diluted earnings (loss) from continuing operations per share:
As reported	$(.03)	.13	.01	.03
Pro forma	$(.04)	.12	(.01)	.02

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments" ("Statement 123R"). Statement 123R, which is a revision of Statement 123 and supersedes APB Opinion No. 25, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on transactions in which an entity obtains employee services. Statement 123R generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). Statement 123R also requires companies to measure the cost of employee services received in exchange for an award of liability instruments (such as stock appreciation rights) based on the current fair value of the award, and to remeasure the fair value of the award at each reporting date.

        Public companies are required to adopt Statement 123R as of the beginning of the registrant's next fiscal year, or January 1, 2006 for calendar-year companies, such as Liberty. Accordingly, the provisions of Statement 123R will affect the accounting for all awards granted, modified, repurchased or cancelled after January 1, 2006. The accounting for awards granted, but not vested, prior to January 1, 2006 will also be impacted. The provisions of Statement 123R allow companies to adopt the standard on a

B-1-9

prospective basis or to restate all periods for which Statement 123 was effective. Liberty expects to adopt Statement 123R on a prospective basis, and will include in its financial statements for periods that begin after December 31, 2005 pro forma information as though the standard had been adopted for all periods presented.

        While Liberty has not yet quantified the impact of adopting Statement 123R, it believes that such adoption could have a significant impact on its operating income and net earnings in the future.

(3)   Earnings (Loss) Per Common Share

        Basic earnings (loss) per common share ("EPS") is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented. The basic EPS calculation is based on 2,796 million and 2,824 million for the three months ended September 30, 2005 and 2004, respectively, and 2,795 million and 2,906 million weighted average shares outstanding for the nine months ended September 30, 2005 and 2004, respectively. The diluted EPS calculation for the nine months ended September 30, 2005 and 2004 includes 12 million and 18 million dilutive securities, respectively. However, due to the relative insignificance of these dilutive securities, their inclusion does not impact the EPS amount as reported in the accompanying condensed consolidated statement of operations. Excluded from diluted EPS for the nine months ended September 30, 2005 are 66 million potential common shares because their inclusion would be anti-dilutive.

(4)   Discontinued Operations

  Spin Off of Liberty Media International, Inc. ("LMI")

        On June 7, 2004 (the "LMI Spin Off Date"), Liberty completed the spin off (the "LMI Spin Off") of its wholly-owned subsidiary, LMI (which is now a wholly-owned subsidiary of Liberty Global, Inc.), to its shareholders. Substantially all of the assets and businesses of LMI were included in Liberty's former International Group segment. In connection with the LMI Spin Off, holders of Liberty common stock on June 1, 2004 (the "Record Date") received 0.05 of a share of LMI Series A common stock for each share of Liberty Series A common stock owned at 5:00 p.m. New York City time on the Record Date and 0.05 of a share of LMI Series B common stock for each share of Liberty Series B common stock owned at 5:00 p.m. New York City time on the Record Date. The LMI Spin Off is intended to qualify as a tax-free spin off. For accounting purposes, the LMI Spin Off is deemed to have occurred on June 1, 2004, and no gain or loss was recognized by Liberty in connection with the LMI Spin Off.

        In addition to the assets in Liberty's International Group operating segment, Liberty also contributed certain monetary assets to LMI in connection with the LMI Spin Off.

  DMX Music

        During the fourth quarter of 2004, the executive committee of the board of directors of Liberty approved a plan to dispose of Liberty's approximate 56% ownership interest in Maxide Acquisition, Inc. (d/b/a DMX Music, "DMX"). DMX is principally engaged in programming, distributing and marketing digital and analog music services to homes and businesses and was included in Liberty's former Networks Group operating segment. On February 14, 2005, DMX commenced

B-1-10

proceedings under Chapter 11 of the United States Bankruptcy Code. As a result of marketing efforts conducted prior to the bankruptcy filing, DMX entered into an arrangement, which was subject to the approval by the Bankruptcy Court, to sell substantially all of its operating assets to an independent third party. Other prospective buyers had an opportunity to submit offers to purchase all or a portion of those assets by May 6, 2005. On May 9, 2005, a public auction was conducted at which the aforementioned independent third party was the successful bidder. The results of that auction were approved by the Bankruptcy Court on May 10, 2005. On May 16, 2005, the Bankruptcy Court entered its written order approving the transaction, and the sale transaction has been consummated. As a result of the DMX bankruptcy filing, Liberty has deconsolidated DMX. For financial reporting purposes such deconsolidation was deemed to be effective January 1, 2005.

  Spin Off of Discovery Holding Company ("DHC")

        On July 21, 2005, Liberty completed the spin-off (the "DHC Spin Off") of a newly formed subsidiary, Discovery Holding Company. DHC's assets were comprised of Liberty's 100% ownership interest in Ascent Media Group, LLC ("Ascent Media"), Liberty's 50% ownership interest in Discovery Communications, Inc. ("Discovery") and $200 million in cash. In connection with the DHC Spin Off, holders of Liberty common stock on July 15, 2005 received 0.10 of a share of DHC Series A common stock for each share of Liberty Series A common stock owned and 0.10 of a share of DHC Series B common stock for each share of Liberty Series B common stock owned. Upon completion of this transaction, DHC is a separate publicly traded company. This transaction has been accounted for at historical cost due to the pro rata nature of the distribution.

        The condensed consolidated financial statements and accompanying notes of Liberty have been prepared to reflect LMI, DMX and DHC as discontinued operations. Accordingly, the assets and liabilities, revenue, costs and expenses, and cash flows of LMI (for periods prior to the LMI Spin Off Date), DMX (for periods prior to January 1, 2005) and DHC (for all periods) have been excluded from the respective captions in the accompanying condensed consolidated balance sheets, statements of operations, statements of comprehensive earnings (loss) and statements of cash flows and have been reported under the heading of discontinued operations in such condensed consolidated financial statements.

        Certain combined financial information for LMI, DMX and DHC, which is included in earnings (loss) from discontinued operations, is as follows:

	Nine Months Ended September 30,
	2005	2004
	amounts in millions
Revenue	$390	1,549
Earnings (loss) before income taxes and minority interests	$48	(90)

B-1-11

        Certain asset and liability amounts for DHC as of July 21, 2005 are as follows (amounts in millions):

Investment in Discovery	$2,982
Goodwill	$2,135
Deferred tax liabilities	$(1,060)

        Cash provided to discontinued operations is comprised of the following activities:

	Nine Months Ended September 30,
	2005	2004
	amounts in millions
Cash provided by operating activities	$31	189
Cash used by investing activities	(47)	(214)
Cash provided by financing activities	—	996
Change in available cash held by discontinued operations	(190)	(1,835)

Net cash provided to discontinued operations	$(206)	(864)

(5)   Investments in Available-For-Sale Securities and Other Cost Investments

        Investments in available-for-sale securities and other cost investments are summarized as follows:

	September 30, 2005	December 31, 2004
	amounts in millions
News Corporation	$8,163	9,667
IAC/InterActiveCorp ("IAC")(1)	1,755	3,824
Time Warner Inc.(2)	3,100	3,330
Sprint Corporation(3)	2,199	2,342
Motorola, Inc.(4)	1,630	1,273
Viacom, Inc.	501	552
Other available-for-sale equity securities(5)	645	471
Other available-for-sale debt securities(6)	377	304
Other cost investments and related receivables	83	87

	18,453	21,850
Less short-term investments	(11)	(3)

	$18,442	21,847

(1)
Effective August 9, 2005, IAC completed the spin-off of its subsidiary, Expedia, Inc. ("Expedia"). Shareholders of IAC, including Liberty, received one share of Expedia for each share of IAC owned. Subsequent to the spin-off of Expedia, Liberty owns approximately 21% of the outstanding Expedia common stock and has two out of nine members of Expedia's board of directors, and accordingly, is accounting for this investment using the equity method of accounting. Liberty allocated its pre-spin off carrying value in IAC between IAC and Expedia based on the relative

B-1-12

  trading prices of IAC and Expedia. Unrealized holding gains included in the carrying value allocated to Expedia were reversed as part of this allocation.

(2)
Includes $164 million and $176 million of shares pledged as collateral for share borrowing arrangements at September 30, 2005 and December 31, 2004, respectively.

(3)
Includes $48 million of shares pledged as collateral for share borrowing arrangements at September 30, 2005.

(4)
Includes $1,144 million and $654 million of shares pledged as collateral for share borrowing arrangements at September 30, 2005 and December 31, 2004, respectively.

(5)
Includes $145 million and $77 million of shares pledged as collateral for share borrowing arrangements at September 30, 2005 and December 31, 2004, respectively.

(6)
At September 30, 2005, other available-for-sale debt securities include $356 million of investments in third-party marketable debt securities held by Liberty parent and $21 million of such securities held by subsidiaries of Liberty. At December 31, 2004, such investments aggregated $276 million and $28 million, respectively.

  Unrealized Holding Gains and Losses

        Unrealized holding gains and losses related to investments in available-for-sale securities are summarized below.

	September 30, 2005		December 31, 2004
	Equity Securities	Debt Securities	Equity Securities	Debt Securities
	amounts in millions
Gross unrealized holding gains	$5,419	16	7,292	19
Gross unrealized holding losses	$(413)	—	(15)	—

        The aggregate fair value of securities with unrealized holding losses at September 30, 2005 was $3,603 million. None of these securities had unrealized losses for more than 12 continuous months.

(6)   Intangible Assets

  Goodwill

        Changes in the carrying amount of goodwill for the nine months ended September 30, 2005 are as follows:

	QVC	Starz Entertainment Group LLC	Other	Total
	amounts in millions
Balance at January 1, 2005	$4,048	1,383	1,507	6,938
Foreign currency translation	33	—	—	33
Other	—	—	6	6

Balance at September 30, 2005	$4,081	1,383	1,513	6,977

B-1-13

  Amortizable Intangible Assets

        Amortization of intangible assets with finite useful lives was $356 million and $357 million for the nine months ended September 30, 2005 and 2004, respectively. Based on its current amortizable intangible assets, Liberty expects that amortization expense will be as follows for the next five years (amounts in millions):

Remainder of 2005	$118
2006	$448
2007	$405
2008	$372
2009	$343

(7)   Derivative Instruments

        The Company's derivative instruments are summarized as follows:

Type of Derivative	September 30, 2005	December 31, 2004
	amounts in millions
Assets
Equity collars	$1,775	2,016
Put spread collars	232	291
Other	68	121

	2,075	2,428
Less current portion	(999)	(827)

	$1,076	1,601

Liabilities
Exchangeable debenture call option obligations	$988	1,102
Put options	492	445
Equity collars	180	398
Borrowed shares	1,501	907
Other	67	139

	3,228	2,991
Less current portion	(2,059)	(1,179)

	$1,169	1,812

B-1-14

        Realized and unrealized gains (losses) on financial instruments are comprised of the following:

	Nine Months Ended September 30,
	2005	2004
	amounts in millions
Change in fair value of exchangeable debenture call option features	$114	221
Change in fair value of equity collars	238	(325)
Change in fair value of put options	(47)	(74)
Change in fair value of borrowed shares	(175)	(152)
Change in fair value of put spread collars	7	8
Change in fair value of other derivatives	11	(22)

	$148	(344)

(8)   Long-Term Debt

        Debt is summarized as follows:

		Carrying Value
	Outstanding Principal September 30, 2005
		September 30, 2005	December 31, 2004
	amounts in millions
Parent company debt:
Senior notes and debentures
3.5% Senior Notes due 2006	$199	199	513
Floating Rate Senior Notes due 2006	1,398	1,398	2,463
7.875% Senior Notes due 2009	716	711	711
7.75% Senior Notes due 2009	234	235	235
5.7% Senior Notes due 2013	802	800	800
8.5% Senior Debentures due 2029	500	494	495
8.25% Senior Debentures due 2030	959	952	951
Senior exchangeable debentures
4% Senior Exchangeable Debentures due 2029	869	250	249
3.75% Senior Exchangeable Debentures due 2030	810	230	228
3.5% Senior Exchangeable Debentures due 2031	600	234	231
3.25% Senior Exchangeable Debentures due 2031	559	119	118
0.75% Senior Exchangeable Debentures due 2023	1,750	1,532	1,473

	9,396	7,154	8,467
QVC bank credit facility	800	800	—
Other subsidiary debt	108	108	109

Total debt	$10,304	8,062	8,576

Less current maturities		(1,607)	(10)

Total long-term debt		$6,455	8,566

B-1-15

  Parent Company Debt

        During the nine months ended September 30, 2005, and pursuant to a previously announced debt reduction plan, Liberty retired $1,379 million principal amount of its parent company debt (primarily comprised of its senior notes) for aggregate cash consideration of $1,392 million plus accrued interest. In connection with these debt retirements, Liberty recognized a loss on early extinguishment of debt of $13 million, which is included in other income (expense) in the accompanying condensed consolidated statement of operations.

  QVC Bank Credit Facility

        Effective May 20, 2005, QVC entered into a $2 billion bank credit facility (the "QVC Credit Facility"). The QVC Credit Facility is comprised of an $800 million term loan that was drawn at closing, a $400 million U.S. dollar term loan that can be drawn at any time before September 30, 2006, a $400 million multi-currency term loan that can be drawn at any time before September 30, 2006, a $200 million U.S. dollar revolving loan and a $200 million multi-currency revolving loan. The foregoing multi-currency loans can be made, at QVC's option, in U.S. dollars, Japanese yen, U.K. pound sterling or euros. All loans are due and payable on May 20, 2010, and accrue interest, at the option of QVC, at LIBOR plus an applicable margin or the Alternative Base Rate, as defined in the QVC Credit Facility, plus an applicable margin. QVC is required to pay a commitment fee quarterly in arrears on the unused portion of the commitments.

  Other Subsidiary Debt

        Other subsidiary debt at September 30, 2005, is comprised primarily of capitalized satellite transponder lease obligations.

  Fair Value of Debt

        Liberty estimates the fair value of its debt based on the quoted market prices for the same or similar issues or on the current rate offered to Liberty for debt of the same remaining maturities. The fair value of Liberty's publicly traded debt securities at September 30, 2005 is as follows (amounts in millions):

Fixed rate senior notes	$1,955
Floating rate senior notes	$1,410
Senior debentures	$1,417
Senior exchangeable debentures, including call option obligation	$3,922

        Liberty believes that the carrying amount of its subsidiary debt approximated fair value at September 30, 2005.

(9)   Stockholders' Equity

        As of September 30, 2005, there were 47.8 million shares of Liberty Series A common stock and 30.0 million shares of Liberty Series B common stock reserved for issuance under exercise privileges of outstanding stock options and warrants.

B-1-16

        During the three months ended September 30, 2005, Liberty entered into several put option contracts with respect to its Series A common stock. As of September 30, 2005, put option contracts with respect to 6.0 million shares of Series A common stock were outstanding with a weighted average exercise price of $8.26. All such put options had a remaining term of less than 30 days.

        At December 31, 2004, Liberty had entered into zero-strike call spreads ("Z-Call") with respect to six million shares of its Series A common stock. Liberty net cash settled all of its Z-Calls during the first quarter of 2005 for net cash proceeds of $63 million, which primarily represented the return of collateral posted by Liberty in 2004. Changes in the fair value of the Z-Calls prior to settlement are included in realized and unrealized gains (losses) on financial instruments in the accompanying condensed consolidated statement of operations.

(10) Commitments and Contingencies

  Film Rights

        Starz Entertainment Group LLC ("SEG"), a wholly-owned subsidiary of Liberty, provides premium video programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States. SEG has entered into agreements with a number of motion picture producers which obligate SEG to pay fees ("Programming Fees") for the rights to exhibit certain films that are released by these producers. The unpaid balance of Programming Fees for films that were available for exhibition by SEG at September 30, 2005 is reflected as a liability in the accompanying condensed consolidated balance sheet. The balance due as of September 30, 2005 is payable as follows: $98 million in 2005, $51 million in 2006 and $20 million thereafter.

        SEG has also contracted to pay Programming Fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by SEG until some future date. These amounts have not been accrued at September 30, 2005. SEG's estimate of amounts payable under these agreements is as follows: $24 million in 2005; $648 million in 2006; $113 million in 2007; $104 million in 2008; $91 million in 2009; and $133 million thereafter.

        In addition, SEG is also obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company ("Disney") through 2009, all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment ("Sony") through 2010 and all qualifying films produced for theatrical release in the United States by Revolution Studios through 2006. Films are generally available to SEG for exhibition 10–12 months after their theatrical release. The Programming Fees to be paid by SEG are based on the quantity and the domestic theatrical exhibition receipts of qualifying films. As these films have not yet been released in theatres, SEG is unable to estimate the amounts to be paid under these output agreements. However, such amounts are expected to be significant.

        In addition to the foregoing contractual film obligations, each of Disney and Sony has the right to extend its contract for an additional three years. If Sony elects to extend its contract, SEG has agreed to pay Sony a total of $190 million in four annual installments of $47.5 million beginning in 2011. This option expires December 31, 2007. If made, SEG's payments to Sony would be amortized ratably as programming expense over the extension period beginning in 2011. An extension of this agreement would also result in the payment by SEG of Programming Fees for qualifying films released by Sony during the extension period. If Disney elects to extend its contract, SEG would not be obligated to pay

B-1-17

any amounts in excess of its Programming Fees for qualifying films released by Disney during the extension period. The Disney option expires December 31, 2007.

  Guarantees

        Liberty guarantees SEG's obligations under certain of its studio output agreements. At September 30, 2005, Liberty's guarantee for obligations for films released by such date aggregated $702 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, SEG has recognized the liability for a portion of its obligations under the output agreements. As this represents a commitment of SEG, a consolidated subsidiary of Liberty, Liberty has not recorded a separate liability for its guarantee of these obligations.

        At September 30, 2005, Liberty has guaranteed Y4.1 billion ($36 million) of the bank debt of Jupiter Telecommunications, Co., Ltd. ("J-COM"), a former equity affiliate that provides broadband services in Japan. Liberty's guarantees expire as the underlying debt matures and is repaid. The debt maturity dates range from 2005 to 2018. Liberty's investment in J-COM was attributed to LMI in the LMI Spin Off. In connection with the LMI Spin Off, LMI has indemnified Liberty for any amounts Liberty is required to fund under these guarantees.

        In connection with agreements for the sale of certain assets, Liberty typically retains liabilities that relate to events occurring prior to its sale, such as tax, environmental, litigation and employment matters. Liberty generally indemnifies the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by Liberty. These types of indemnification guarantees typically extend for a number of years. Liberty is unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, Liberty has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying condensed consolidated financial statements with respect to these indemnification guarantees.

  Operating Leases

        Liberty and its subsidiaries lease business offices, have entered into satellite transponder lease agreements and use certain equipment under lease arrangements.

  Litigation

        Liberty has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed consolidated financial statements.

  Loss Contract

        During the third quarter of 2005, a subsidiary of Liberty, TruePosition, Inc. ("TruePostion"), entered into an agreement with one of its major customers whereby TruePosition will remove and

B-1-18

replace certain location-based equipment supplied by another vendor and currently installed in the customer's network. TruePosition currently estimates that the costs to provide this equipment and service will exceed the revenue earned and that it will incur a loss on the contract. Since this agreement is an executory contract, TruePosition will recognize this loss during the term of the contract as material elements of the contract are delivered. TruePosition entered into this agreement because it believes its appointment as the customer's exclusive provider of these services and the resulting future potential revenue earned from the customer's continuing network build-out and expansion will exceed the loss computed on the contractual arrangement. However, no assurance can be given that future business from this customer will be sufficient to offset the loss incurred on this portion of the contract.

  Income Taxes

        Since issuance, we have claimed interest deductions on our exchangeable debentures for federal income tax purposes based on the "comparable yield" at which we could have issued a fixed-rate debenture with similar terms and conditions. In all instances, this policy has resulted in us claiming interest deductions significantly in excess of the cash interest currently paid on our exchangeable debentures. Interest deducted in prior years on our exchangeable debentures has contributed to net operating losses ("NOLs") that may be carried to offset taxable income in 2005 and later years. These NOLs and current interest deductions on our exchangeable debentures are being used to offset taxable income currently being generated.

        The IRS has issued Technical Advice Memorandums (the "TAMs") challenging the current deductibility of interest expense claimed on exchangeable debentures issued by other companies. The TAMs conclude that such interest expense must be capitalized as basis to the shares referenced in the exchangeable debentures. If the IRS were to similarly challenge our tax treatment of these interest deductions, and ultimately win such challenge, there would be no impact to our reported total tax expense as the resulting increase in current tax expense would be offset by a decrease in our deferred tax expense. However, the NOLs we have recorded would not be available to offset our current taxable income, and we would be required to make current federal income tax payments. These federal income tax payments could prove to be significant.

(11) Operating Segments

        Liberty is a holding company which, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries. Each of these businesses is separately managed. Liberty identifies its reportable segments as (A) those consolidated subsidiaries that represent 10% or more of its consolidated revenue, earnings before income taxes or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of Liberty's earnings before income taxes. In 2004, we had organized our businesses into four groups—Interactive Group, Networks Group, International Group and Corporate and Other. On June 7, 2004, we completed the spin off of our wholly-owned subsidiary, LMI, to our shareholders. Substantially all of the assets and businesses of LMI were included in our International Group. The DHC Spin Off was completed on July 21, 2005. DHC's assets are comprised of our 100% ownership interest in Ascent Media, which was included in our Interactive Group, and our 50% ownership interest in Discovery, which was included in our Networks Group, and $200 million in cash. As a result of the LMI Spin Off and the DHC Spin Off, we now operate and analyze our businesses

B-1-19

individually, rather than combining them with other businesses into Groups. The segment presentation for prior periods has been conformed to the current period segment presentation.

        Liberty evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, operating cash flow, gross margin, average sales price per unit, number of units shipped, and revenue or sales per customer equivalent. In addition, Liberty reviews non-financial measures such as average prime time rating, prime time audience delivery, subscriber growth and penetration, as appropriate.

        Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). Liberty believes this is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation, litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, operating cash flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Liberty generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        For the nine months ended September 30, 2005, Liberty has identified the following businesses as its reportable segments:

  •
  QVC—consolidated subsidiary that markets and sells a wide variety of consumer products in the U.S. and several foreign countries, primarily by means of televised shopping programs on the QVC networks and via the Internet through its domestic and international websites.

  •
  SEG—consolidated subsidiary that provides premium programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States.

        Liberty's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the summary of significant policies.

B-1-20

  Performance Measures

	Nine Months Ended September 30,
	2005		2004
	Revenue	Operating Cash Flow	Revenue	Operating Cash Flow
	amounts in millions
QVC	$4,418	953	3,864	819
SEG	757	142	715	193
Corporate and Other	335	(9)	300	(14)

Consolidated Liberty	$5,510	1,086	4,879	998

	Three Months Ended September 30,
	2005		2004
	Revenue	Operating Cash Flow	Revenue	Operating Cash Flow
	amounts in millions
QVC	$1,475	306	1,292	271
SEG	245	47	245	62
Corporate and Other	130	3	95	(13)

Consolidated Liberty	$1,850	356	1,632	320

  Other Information

	September 30, 2005
	Total Assets	Investments in Affiliates	Capital Expenditures
	amounts in millions
QVC	$15,305	2	94
SEG	2,926	47	6
Corporate and Other	23,712	1,877	58

Consolidated Liberty	$41,943	1,926	158

B-1-21

        The following table provides a reconciliation of consolidated segment operating cash flow to earnings (loss) from continuing operations before income taxes and minority interests:

	Nine Months Ended September 30,
	2005	2004
	amounts in millions
Consolidated segment operating cash flow	$1,086	998
Stock-based compensation	(32)	(16)
Litigation settlements	—	42
Depreciation and amortization	(484)	(484)
Interest expense	(444)	(448)
Share of earnings of affiliates	15	5
Realized and unrealized gains (losses) on financial instruments, net	148	(344)
Gains (losses) on dispositions of assets, net	(363)	621
Nontemporary declines in fair value of investments	(68)	(128)
Other, net	86	91

Earnings (loss) from continuing operations before income taxes and minority interests	$(56)	337

B-1-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Liberty Media Corporation:

        We have audited the accompanying consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Media Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the internal control over financial reporting of Liberty Media Corporation as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"), and our report dated March 14, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP

Denver, Colorado
March 14, 2005, except for
Note 5 and Note 18, which are
as of December 15, 2005

B-1-23

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

	2004*	2003*
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,387	2,966
Trade and other receivables, net	1,035	946
Inventory, net	712	588
Prepaid expenses and program rights	562	464
Derivative instruments (note 7)	827	543
Other current assets	53	347

Total current assets	4,576	5,854

Investments in available-for-sale securities and other cost investments (note 6)	21,847	19,566
Long-term derivative instruments (note 7)	1,601	3,247
Investments in affiliates, accounted for using the equity method (note 8)	784	745
Property and equipment, at cost	1,637	1,474
Accumulated depreciation	(504)	(355)

	1,133	1,119

Intangible assets not subject to amortization (note 2):
Goodwill	6,938	6,780
Trademarks	2,385	2,385

	9,323	9,165

Intangible assets subject to amortization, net (note 2)	4,436	4,815
Other assets, at cost, net of accumulated amortization	765	573
Assets of discontinued operations (note 5)	5,716	9,141

Total assets	$50,181	54,225

*
See note 5.

(continued)

B-1-24

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

	2004	2003*
	amounts in millions
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$424	390
Accrued interest payable	143	152
Other accrued liabilities	645	594
Accrued stock compensation	235	190
Program rights payable	200	177
Derivative instruments (note 7)	1,179	854
Other current liabilities	285	145

Total current liabilities	3,111	2,502

Long-term debt (note 9)	8,566	9,417
Long-term derivative instruments (note 7)	1,812	1,756
Deferred income tax liabilities (note 10)	9,701	9,729
Other liabilities	801	355
Liabilities of discontinued operations (note 5)	1,305	1,331

Total liabilities	25,296	25,090

Minority interests in equity of subsidiaries	299	293
Stockholders' equity (note 11):
Preferred stock, $.01 par value. Authorized 50,000,000 shares; no shares issued	—	—
Series A common stock $.01 par value. Authorized 4,000,000,000 shares; issued and outstanding 2,678,895,158 shares at December 31, 2004 and 2,669,835,166 shares at December 31, 2003	27	27
Series B common stock $.01 par value. Authorized 400,000,000 shares; issued 131,062,825 shares at December 31, 2004 and 217,100,515 shares at December 31, 2003	1	2
Additional paid-in capital	33,765	39,001
Accumulated other comprehensive earnings, net of taxes ("AOCE") (note 15)	4,215	3,241
AOCE from discontinued operations	12	(40)
Unearned compensation	(64)	(98)
Accumulated deficit	(13,245)	(13,291)

	24,711	28,842
Series B common stock held in treasury, at cost (10,000,000 shares at December 31, 2004)	(125)	—

Total stockholders' equity	24,586	28,842

Commitments and contingencies (note 17)
Total liabilities and stockholders' equity	$50,181	54,225

*
See note 5.

See accompanying notes to consolidated financial statements.

B-1-25

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2004, 2003 and 2002

	2004*	2003*	2002*
	amounts in millions, except per share amounts
Revenue:
Net sales from electronic retailing	$5,687	1,973	—
Communications and programming services	1,364	1,257	1,266

	7,051	3,230	1,266

Operating costs and expenses:
Cost of sales—electronic retailing services	3,594	1,258	—
Operating	1,356	860	621
Selling, general and administrative ("SG&A")	662	387	328
Stock compensation—SG&A (note 2)	98	(91)	(46)
Litigation settlement	(42)	—	—
Depreciation	172	127	100
Amortization	486	267	174
Impairment of long-lived assets (note 2)	—	1,362	103

	6,326	4,170	1,280

Operating income (loss)	725	(940)	(14)
Other income (expense):
Interest expense	(615)	(508)	(367)
Dividend and interest income	131	164	179
Share of earnings (losses) of affiliates, net (note 8)	15	7	(57)
Realized and unrealized gains (losses) on derivative instruments, net (note 7)	(1,284)	(661)	2,127
Gains (losses) on dispositions, net (notes 6, 8 and 11)	1,406	1,126	(538)
Nontemporary declines in fair value of investments (note 6)	(129)	(22)	(5,806)
Other, net	(25)	(53)	(5)

	(501)	53	(4,467)

Earnings (loss) from continuing operations before income taxes and minority interest	224	(887)	(4,481)
Income tax benefit (expense) (note 10)	(119)	(342)	1,481
Minority interests in losses (earnings) of subsidiaries	(5)	—	27

Earnings (loss) from continuing operations before cumulative effect of accounting change	100	(1,229)	(2,973)
Earnings (loss) from discontinued operations, net of taxes (note 5)	(54)	7	(849)
Cumulative effect of accounting change, net of taxes (note 2)	—	—	(1,508)

Net earnings (loss)	$46	(1,222)	(5,330)

Earnings (loss) per common share (note 2):
Basic and diluted earnings (loss) from continuing operations	$.04	(.44)	(1.15)
Discontinued operations	(.02)	—	(.33)
Cumulative effect of accounting change, net of taxes	—	—	(.58)

Basic and diluted net earnings (loss)	$.02	(.44)	(2.06)

Number of common shares outstanding	2,856	2,748	2,590

*
See note 5.

See accompanying notes to consolidated financial statements.

B-1-26

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

Years ended December 31, 2004, 2003 and 2002

	2004*	2003*	2002*
	amounts in millions
Net earnings (loss)	$46	(1,222)	(5,330)

Other comprehensive earnings (loss), net of taxes (note 15):
Foreign currency translation adjustments	23	35	68
Unrealized holding gains (losses) arising during the period	1,490	3,341	(4,153)
Recognition of previously unrealized losses (gains) on available-for-sale securities, net	(488)	(628)	3,598
Other comprehensive earnings (loss) from discontinued operations (note 5)	(55)	227	(127)

Other comprehensive earnings (loss)	970	2,975	(614)

Comprehensive earnings (loss)	$1,016	1,753	(5,944)

*
See note 5.

See accompanying notes to consolidated financial statements.

B-1-27

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended December 31, 2004, 2003 and 2002

		Common Stock
	Preferred Stock			Additional Paid-in Capital		AOCE from Discontinued Operations	Unearned Compensation	Accumulated Deficit	Treasury Stock	Total Stockholders' Equity
		Series A	Series B		AOCE
	amounts in millions
Balance at January 1, 2002	$—	24	2	35,996	980	(140)	—	(6,739)	—	30,123
Net loss	—	—	—	—	—	—	—	(5,330)	—	(5,330)
Other comprehensive loss	—	—	—	—	(487)	(127)	—	—	—	(614)
Issuance of common stock for acquisitions	—	—	—	195	—	—	—	—	—	195
Issuance of common stock pursuant to rights offering	—	1	—	617	—	—	—	—	—	618
Purchases of Series A common stock	—	—	—	(281)	—	—	—	—	—	(281)
Series A common stock put options, net of cash received (note 11)	—	—	—	(29)	—	—	—	—	—	(29)

Balance at December 31, 2002	—	25	2	36,498	493	(267)	—	(12,069)	—	24,682
Net loss	—	—	—	—	—	—	—	(1,222)	—	(1,222)
Other comprehensive earnings	—	—	—	—	2,748	227	—	—	—	2,975
Issuance of Series A common stock for acquisitions	—	2	—	2,654	—	—	—	—	—	2,656
Issuance of Series A common stock for cash	—	—	—	141	—	—	—	—	—	141
Purchases of Series A common stock	—	—	—	(437)	—	—	—	—	—	(437)
Issuance of restricted stock	—	—	—	102	—	—	(102)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	4	—	—	4
Series A common stock put options, net of cash received (note 11)	—	—	—	37	—	—	—	—	—	37
Gain in connection with the issuance of stock of a subsidiary	—	—	—	6	—	—	—	—	—	6

Balance at December 31, 2003	—	27	2	39,001	3,241	(40)	(98)	(13,291)	—	28,842
Net earnings	—	—	—	—	—	—	—	46	—	46
Other comprehensive earnings (loss)	—	—	—	—	1,025	(55)	—	—	—	970
Issuance of Series A common stock for acquisitions	—	—	—	152	—	—	—	—	—	152
Issuance of Series A common stock in exchange for Series B common stock (note 11)	—	1	(1)	125	—	—	—	—	(125)	—
Acquisition of Series A common stock (note 11)	—	(1)	—	(1,016)	—	—	—	—	—	(1,017)
Amortization of deferred compensation	—	—	—	—	—	—	31	—	—	31
Distribution to stockholders for spin off of Liberty Media International ("LMI") (note 5)	—	—	—	(4,512)	(51)	107	—	—	—	(4,456)
Stock compensation for Liberty options held by LMI employees (note 13)	—	—	—	(4)	—	—	—	—	—	(4)
Stock compensation for LMI options held by Liberty employees (note 13)	—	—	—	17	—	—	—	—	—	17
Cancellation of restricted stock	—	—	—	(3)	—	—	3	—	—	—
Other	—	—	—	5	—	—	—	—	—	5

Balance at December 31, 2004	$—	27	1	33,765	4,215	12	(64)	(13,245)	(125)	24,586

See accompanying notes to consolidated financial statements.

B-1-28

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2004, 2003 and 2002

	2004*	2003*	2002*
	amounts in millions (see note 3)
Cash flows from operating activities:
Earnings (loss) from continuing operations	$100	(1,229)	(4,481)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided (used) by operating activities:
Cumulative effect of accounting change, net of taxes	—	—	1,508
Depreciation and amortization	658	394	274
Impairment of long-lived assets	—	1,362	103
Stock compensation	98	(91)	(46)
Payments of stock compensation	(10)	(360)	(117)
Noncash interest expense	96	75	12
Share of losses (earnings) of affiliates, net	(15)	(7)	57
Nontemporary decline in fair value of investments	129	22	5,806
Realized and unrealized losses (gains) on derivative instruments, net	1,284	661	(2,127)
Losses (gains) on disposition of assets, net	(1,406)	(1,126)	538
Minority interests in earnings (losses) of subsidiaries	5	—	(27)
Deferred income tax expense (benefit)	(233)	269	(1,489)
Other noncash charges	21	70	19
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Receivables	(51)	(176)	(33)
Inventory	(124)	(14)	—
Prepaid expenses and other current assets	(344)	(149)	(83)
Payables and other current liabilities	625	186	9

Net cash provided (used) by operating activities	833	(113)	(77)

Cash flows from investing activities:
Cash proceeds from dispositions	479	2,443	981
Premium proceeds from origination of derivatives	193	763	521
Net proceeds from settlement of derivatives	322	1,172	410
Investments in and loans to equity affiliates	(30)	(48)	(65)
Investments in and loans to cost investees	(930)	(2,509)	(228)
Cash paid for acquisitions, net of cash acquired	(93)	(711)	(44)
Capital expended for property and equipment	(177)	(151)	(91)
Net sales of short term investments	272	95	148
Repayments of notes receivable from LMI	117	—	—
Other investing activities, net	(14)	9	21

Net cash provided by investing activities	139	1,063	1,653

Cash flows from financing activities:
Borrowings of debt	—	4,152	170
Repayments of debt	(1,006)	(3,073)	(726)
Purchases of Liberty Series A common stock	(547)	(437)	(281)
Repurchases of subsidiary common stock	(171)	—	—
Proceeds from issuance of common stock	—	141	618
Other financing activities, net	37	(42)	2

Net cash provided (used) by financing activities	(1,687)	741	(217)

Net cash provided to discontinued operations (note 3)	(864)	(875)	(1,250)

Net increase (decrease) in cash and cash equivalents	(1,579)	816	109
Cash and cash equivalents at beginning of year	2,966	2,150	2,041

Cash and cash equivalents at end of year	$1,387	2,966	2,150

*
See note 5.

See accompanying notes to consolidated financial statements.

B-1-29

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

(1)   Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Liberty Media Corporation and its controlled subsidiaries ("Liberty" or the "Company," unless the context otherwise requires). All significant intercompany accounts and transactions have been eliminated in consolidation.

        Liberty is a holding company which, through its controlling and noncontrolling ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries in the United States, Europe and Asia. In addition, companies in which Liberty owns interests are engaged in, among other things, (i) interactive commerce via the Internet, television and telephone, (ii) domestic cable and satellite broadband services, and (iii) telephony and other technology ventures. Prior to the June 7, 2004 spin off of Liberty Media International, Inc., Liberty was also engaged in international broadband distribution of video, voice and data services. See note 5.

(2)   Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

  Receivables

        Receivables are reflected net of an allowance for doubtful accounts. Such allowance aggregated $65 million and $80 million at December 31, 2004 and 2003, respectively. A summary of activity in the allowance for doubtful accounts is as follows:

		Additions
	Balance Beginning of Year	Charged to Expense	Acquisitions	Deductions— Write-offs	Balance End of Year
	amounts in millions
2004	$80	20	—	(35)	65

2003	$18	16	62	(16)	80

2002	$6	19	1	(8)	18

  Inventory

        Inventory, consisting primarily of products held for sale, is stated at the lower of cost or market. Cost is determined by the average cost method, which approximates the first-in, first-out method.

B-1-30

        A summary of activity in the inventory obsolescence account is as follows:

		Additions
	Balance Beginning of Year	Charged to Expense	Acquisitions	Deductions— Write-offs	Balance End of Year
	amounts in millions
2004	$93	54	—	(59)	88

2003	$—	19	93	(19)	93

  Program Rights

        Prepaid program rights are amortized on a film-by-film basis over the anticipated number of exhibitions. Committed program rights and program rights payable are recorded at the estimated cost of the programs when the film is available for airing less prepayments. These amounts are amortized on a film-by-film basis over the anticipated number of exhibitions.

  Investments

        All marketable equity and debt securities held by the Company are classified as available-for-sale and are carried at fair value ("AFS Securities"). Unrealized holding gains and losses on AFS Securities are carried net of taxes as a component of accumulated other comprehensive earnings in stockholders' equity. Realized gains and losses are determined on an average cost basis. Other investments in which the Company's ownership interest is less than 20% and are not considered marketable securities are carried at cost.

        For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates as they occur rather then as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or loss of affiliates also includes any other-than-temporary declines in fair value recognized during the period.

        Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as increases or decreases in stockholders' equity.

        The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary ("nontemporary"). The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company's carrying value; and the financial condition, operating performance and near term prospects of the investee. In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be nontemporary, the cost basis of the security is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, the

B-1-31

Company uses its best estimates and assumptions to arrive at the estimated fair value of such investment. The Company's assessment of the foregoing factors involves a high degree of judgment and accordingly, actual results may differ materially from the Company's estimates and judgments. Writedowns for cost investments and AFS Securities are included in the consolidated statements of operations as nontemporary declines in fair values of investments. Writedowns for equity method investments are included in share of earnings (losses) of affiliates.

  Derivative Instruments and Hedging Activities

        The Company uses various derivative instruments including equity collars, narrow-band collars, put spread collars, written put and call options, bond swaps and interest rate swaps to manage fair value and cash flow risk associated with many of its investments and some of its variable rate debt. Liberty's derivative instruments are executed with counterparties who are well known major financial institutions. While Liberty believes these derivative instruments effectively manage the risks highlighted above, they are subject to counterparty credit risk. Counterparty credit risk is the risk that the counterparty is unable to perform under the terms of the derivative instrument upon settlement of the derivative instrument. To protect itself against credit risk associated with these counterparties the Company generally:

  •
  executes its derivative instruments with several different counterparties, and

  •
  executes equity derivative instrument agreements which contain a provision that requires the counterparty to post the "in the money" portion of the derivative instrument into a cash collateral account for the Company's benefit, if the respective counterparty's credit rating for its senior unsecured debt were to reach certain levels, generally a rating that is below Standard & Poor's rating of A- and/or Moody's rating of A3.

        Due to the importance of these derivative instruments to its risk management strategy, Liberty actively monitors the creditworthiness of each of its counterparties. Based on its analysis, the Company currently considers nonperformance by any of its counterparties to be unlikely.

        Liberty accounts for its derivatives pursuant to Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings.

        During 2002, the only derivative instruments designated as hedges were the Company's equity collars, which were designated as fair value hedges. Effective December 31, 2002, the Company elected to dedesignate its equity collars as fair value hedges. Such election had no effect on the Company's financial position at December 31, 2002 or its results of operations for the year ended December 31, 2002. Subsequent to December 31, 2002, changes in the fair value of the Company's AFS Securities that previously had been reported in earnings due to the designation of equity collars as fair value hedges are reported as a component of other comprehensive earnings (loss) on the Company's consolidated balance sheet. Changes in the fair value of the equity collars continue to be reported in earnings.

B-1-32

        The fair value of derivative instruments is estimated using third party estimates or the Black-Scholes model. The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate. The Company obtains volatility rates from independent sources based on the expected volatility of the underlying security over the term of the derivative instrument. The volatility assumption is evaluated annually to determine if it should be adjusted, or more often if there are indications that it should be adjusted. A discount rate is obtained at the inception of the derivative instrument and updated each reporting period based on the Company's estimate of the discount rate at which it could currently settle the derivative instrument. Considerable management judgment is required in estimating the Black-Scholes variables. Actual results upon settlement or unwinding of derivative instruments may differ materially from these estimates.

  Property and Equipment

        Property and equipment, including significant improvements, is stated at cost. Depreciation is computed using the straight-line method using estimated useful lives of 3 to 20 years for support equipment and 10 to 40 years for buildings and improvements.

  Intangible Assets

  Adoption of Statement No. 142

        Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("Statement 142"). Statement 142 requires that goodwill and other intangible assets with indefinite useful lives (collectively, "indefinite lived intangible assets") no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. Equity method goodwill is also no longer amortized, but continues to be considered for impairment under Accounting Principles Board Opinion No. 18. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("Statement 144").

        Statement 142 required the Company to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Company identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. Statement 142 requires the Company to consider equity method affiliates as separate reporting units. As a result, a portion of the Company's enterprise-level goodwill balance was allocated to various reporting units which included a single equity method investment as its only asset. This allocation is performed for goodwill impairment testing purposes only and does not change the reported carrying value of the investment. However, to the extent that all or a portion of an equity method investment which is part of a reporting unit containing allocated goodwill is disposed of in the future, the allocated portion of goodwill will be relieved and included in the calculation of the gain or loss on disposal.

        The Company determined the fair value of its reporting units using independent appraisals, public trading prices and other means. The Company then compared the fair value of each reporting unit to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeded its fair

B-1-33

value, the Company performed the second step of the transitional impairment test. In the second step, the Company compared the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation, to its carrying amount, both of which were measured as of the date of adoption.

        In situations where the implied fair value of a reporting unit's goodwill was less than its carrying value, Liberty recorded a transition impairment charge. The Company recognized a $1,508 million transitional impairment loss, net of taxes of $24 million, as the cumulative effect of a change in accounting principle in 2002. The foregoing transitional impairment loss includes an adjustment of $61 million for the Company's proportionate share of transition adjustments that its equity method affiliates recorded.

  Goodwill

        Changes in the carrying amount of goodwill for the year ended December 31, 2004 are as follows:

	QVC, Inc.	Starz Entertainment Group LLC	Other(3)	Total
	amounts in millions
Balance at December 31, 2003	$3,889	1,383	1,508	6,780
Acquisitions(1)	39	—	—	39
Other(2)	120	—	(1)	119

Balance at December 31, 2004	$4,048	1,383	1,507	6,938

(1)
During the year ended December 31, 2004, QVC, Inc. ("QVC") completed the buyout of a minority partner for aggregate cash consideration of $92 million. In connection with this buyout, QVC recorded additional goodwill of $39 million, which represents the excess of the purchase price over the carrying value of the minority interest.

(2)
Other activity for QVC relates primarily to the repurchase of QVC stock held by employees of QVC. The differences between the carrying value of the minority interest acquired and the purchase price is recorded as goodwill.

(3)
As noted above, the Company's enterprise-level goodwill of $1,377 million is allocable to reporting units, whether they are consolidated subsidiaries or equity method investments. Total enterprise-level goodwill at December 31, 2004, which is included in Other, is allocated as follows (amounts in millions).

Entity	Allocable Goodwill
QVC	$1,220
Courtroom Television Network, LLC ("Court TV")	124
GSN, LLC ("GSN")	17
Other	16

$1,377

B-1-34

        Starz Entertainment Group LLC ("Starz Entertainment") obtained an independent third party valuation in connection with its 2003 annual year-end evaluation of the recoverability of its goodwill. The result of this valuation, which was based on a discounted cash flow analysis of projections prepared by the management of Starz Entertainment, indicated that the fair value of this reporting unit was less than its carrying value. This reporting unit fair value was then used to calculate an implied value of the goodwill (including $1,195 million of allocated enterprise-level goodwill) related to Starz Entertainment. The $1,352 million excess of the carrying amount of the goodwill over its implied value was recorded as an impairment charge in the fourth quarter of 2003. The reduction in the value of Starz Entertainment reflected in the third party valuation is believed to be attributable to a number of factors. Those factors include the reliance placed in that valuation on projections by management reflecting a lower rate of revenue growth compared to earlier projections based, among other things, on the possibility that revenue growth may be negatively affected by (1) a reduction in the rate of growth in total digital video subscribers and in the subscription video on demand business as a result of cable operators' increased focus on the marketing and sale of other services, such as high speed Internet access and telephony, and the uncertainty as to the success of marketing efforts by distributors of Starz Entertainment's services and (2) lower per subscriber rates under a new affiliation agreement with Comcast.

        In August 2002, Liberty purchased 38% of the common equity and 85% of the voting power of OpenTV Corp. ("OpenTV"), which when combined with Liberty's previous ownership interest in OpenTV, brought Liberty's total ownership to 41% of the equity and 86% of the voting power of OpenTV. During the period between the execution of the purchase agreement in May 2002 and the consummation of the acquisition in August 2002, OpenTV disclosed that it was lowering its revenue and cash flow projections for 2002 and extending the time before it would be cash flow positive. As a result, OpenTV wrote off all of its separately recorded goodwill. In light of the announcement by OpenTV and the adverse impact on its stock price, as well as other negative factors arising in its industry sector, Liberty determined that the goodwill initially recorded in purchase accounting ($92 million) was not recoverable. This assessment is supported by an appraisal performed by an independent third party. Accordingly, Liberty recorded an impairment charge for the entire amount of the goodwill during the third quarter of 2002. In addition to the goodwill impairment related to OpenTV, the Company recorded 2002 impairments of $11 million related to other consolidated subsidiaries.

  Intangible Assets Subject to Amortization

        Intangible assets subject to amortization are comprised of the following:

	December 31, 2004			December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	amounts in millions
Distribution rights	$2,618	(589)	2,029	2,580	(375)	2,205
Customer relationships	2,347	(224)	2,123	2,336	(56)	2,280
Other	622	(338)	284	577	(247)	330

Total	$5,587	(1,151)	4,436	5,493	(678)	4,815

        Amortization of intangible assets with finite useful lives was $486 million, $267 million and $175 million for the years ended December 31, 2004, 2003 and 2002, respectively. Based on its current

B-1-35

amortizable intangible assets, Liberty expects that amortization expense will be as follows for the next five years (amounts in millions):

2005	$468
2006	$434
2007	$390
2008	$358
2009	$337

  Impairment of Long-lived Assets

        Statement 144 requires that the Company periodically review the carrying amounts of its property and equipment and its intangible assets (other than goodwill) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

  Minority Interests

        Recognition of minority interests' share of losses of subsidiaries is generally limited to the amount of such minority interests' allocable portion of the common equity of those subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of subsidiaries have the right to cause the Company to repurchase such holders' common equity.

  Foreign Currency Translation

        The functional currency of the Company is the United States ("U.S.") dollar. The functional currency of the Company's foreign operations generally is the applicable local currency for each foreign subsidiary and foreign equity method investee. Assets and liabilities of foreign subsidiaries and foreign equity investees are translated at the spot rate in effect at the applicable reporting date, and the consolidated statements of operations and the Company's share of the results of operations of its foreign equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in stockholders' equity.

        Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated statements of operations and comprehensive earnings as unrealized (based on the applicable period-end exchange rate) or realized upon settlement of the transactions.

B-1-36

  Revenue Recognition

        Revenue is recognized as follows:

  •
  Revenue from electronic retail sales is recognized at the time of shipment to customers. An allowance for returned merchandise is provided as a percentage of sales based on historical experience. The total reduction in sales due to returns for the year ended December 31, 2004 and the four months ended December 31, 2003 aggregated $1,089 million and $340 million, respectively.

  •
  Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements.

  •
  Revenue from sales and licensing of software and related service and maintenance is recognized pursuant to Statement of Position No. 97-2 "Software Revenue Recognition." For multiple element contracts with vendor specific objective evidence, the Company recognizes revenue for each specific element when the earnings process is complete. If vendor specific objective evidence does not exist, revenue is deferred and recognized on a straight-line basis over the term of the maintenance period.

  •
  Distribution revenue is recognized in the period that services are rendered.

  Cost of Sales—Electronic Retailing

        Cost of sales primarily includes actual product cost, provision for obsolete inventory, buying allowances received from suppliers, shipping and handling costs and warehouse costs.

  Advertising Costs

        Advertising costs generally are expensed as incurred. Advertising expense aggregated $49 million, $19 million and $37 million for the years ended December 31, 2004, 2003 and 2002, respectively. Co-operative marketing costs are recognized as advertising expense to the extent an identifiable benefit is received and fair value of the benefit can be reasonably measured. Otherwise, such costs are recorded as a reduction of revenue.

  Stock Based Compensation

        As more fully described in note 13, the Company has granted to its employees options, stock appreciation rights ("SARs") and options with tandem SARs to purchase shares of Liberty Series A and Series B common stock. The Company accounts for these grants pursuant to the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Under these provisions, options are accounted for as fixed plan awards and no compensation expense is recognized because the exercise price is equal to the market price of the underlying common stock on the date of grant; whereas options with tandem SARs are accounted for as variable plan awards unless there is a significant disincentive for employees to exercise the SAR feature. Compensation for variable plan awards is recognized based upon the percentage of the options that are vested and the difference between the market price of the underlying common stock and the exercise price of the options at the balance sheet date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based

B-1-37

Compensation," ("Statement 123") to its options. Compensation expense for SARs and options with tandem SARs is the same under APB Opinion No. 25 and Statement 123. Accordingly, no pro forma adjustment for such awards is included in the following table.

	Years Ended December 31,
	2004	2003	2002
	amounts in millions, except per share amounts
Earnings (loss) from continuing operations	$100	(1,229)	(2,973)
Add stock compensation as determined under the intrinsic value method, net of taxes	2	2	—
Deduct stock compensation as determined under the fair value method, net of taxes	(44)	(49)	(78)

Pro forma earnings (loss) from continuing operations	$58	(1,276)	(3,051)

Basic and diluted earnings (loss) from continuing operations per share:
As reported	$.04	(.44)	(1.15)
Pro forma	$.02	(.46)	(1.18)

        Agreements that require Liberty to reacquire interests in subsidiaries held by officers and employees in the future are marked-to-market at the end of each reporting period with corresponding adjustments being recorded to stock compensation expense.

  Earnings (Loss) Per Common Share

        Basic earnings (loss) per common share ("EPS") is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented. The basic EPS calculation is based on 2,856 million weighted average shares outstanding for the year ended December 31, 2004. The diluted EPS calculation for 2004 includes 14 million potential common shares. However, due to the relative insignificance of these dilutive securities, their inclusion does not impact the EPS amount as reported in the accompanying consolidated statement of operations. Excluded from diluted earnings per share for the years ended December 31, 2004, 2003 and 2002, are 72 million, 84 million and 78 million potential common shares because their inclusion would be anti-dilutive.

  Reclassifications

        Certain prior period amounts have been reclassified for comparability with the 2004 presentation.

  Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Liberty considers (i) the estimate of the fair value of its long-lived assets (including goodwill) and any resulting impairment charges, (ii) its accounting for income taxes, (iii) the fair value

B-1-38

of its derivative instruments and (iv) its assessment of nontemporary declines in value of its investments to be its most significant estimates.

        Liberty holds a significant number of investments that are accounted for using the equity method. Liberty does not control the decision making process or business management practices of these affiliates. Accordingly, Liberty relies on management of these affiliates to provide it with accurate financial information prepared in accordance with GAAP that Liberty uses in the application of the equity method. In addition, Liberty relies on audit reports that are provided by the affiliates' independent auditors on the financial statements of such affiliates. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliates that would have a material effect on Liberty's consolidated financial statements.

  Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments" ("Statement 123R"). Statement 123R, which is a revision of Statement 123 and supersedes APB Opinion No. 25, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on transactions in which an entity obtains employee services. Statement 123R generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). Statement 123R also requires companies to measure the cost of employee services received in exchange for an award of liability instruments (such as stock appreciation rights) based on the current fair value of the award, and to remeasure the fair value of the award at each reporting date.

        Public companies, such as Liberty, are required to adopt Statement 123R as of the beginning of the first interim period that begins after June 15, 2005. The provisions of Statement 123R will affect the accounting for all awards granted, modified, repurchased or cancelled after July 1, 2005. The accounting for awards granted, but not vested, prior to July 1, 2005 will also be impacted. The provisions of Statement 123R allow companies to adopt the standard on a prospective basis or to restate all periods for which Statement 123 was effective. Liberty expects to adopt Statement 123R on a prospective basis, and will include in its financial statements for periods that begin after June 15, 2005 pro forma information as though the standard had been adopted for all periods presented.

        While Liberty has not yet quantified the impact of adopting Statement 123R, it believes that such adoption could have a significant impact on its operating income and net earnings in the future.

B-1-39

(3)   Supplemental Disclosures to Consolidated Statements of Cash Flows

	Years Ended December 31,
	2004	2003	2002
	amounts in millions
Cash paid for acquisitions:
Fair value of assets acquired	$85	9,996	424
Net liabilities assumed	(2)	(968)	(57)
Long-term debt issued	—	(4,000)	—
Deferred tax liability	—	(1,612)	(14)
Minority interest	10	(49)	(114)
Common stock issued	—	(2,656)	(195)

Cash paid for acquisitions, net of cash acquired	$93	711	44

Cash paid for interest	$515	400	362

Cash paid for income taxes	$50	56	—

        Cash provided to discontinued operations is comprised of the following activities:

	Years Ended December 31,
	2004	2003	2002
	amounts in millions
Cash provided by operating activities	$216	101	75
Cash used by investing activities	(247)	(536)	(1,260)
Cash provided (used) by financing activities	996	(430)	(81)
Change in available cash held by discontinued operations	(1,829)	(10)	16

Net cash provided to discontinued operations	$(864)	(875)	(1,250)

(4)   Acquisition of Controlling Interest in QVC, Inc.

        On September 17, 2003, Liberty completed its acquisition of Comcast Corporation's ("Comcast") approximate 56.5% ownership interest in QVC for an aggregate purchase price of approximately $7.9 billion. QVC markets and sells a wide variety of consumer products in the U.S. and several foreign countries primarily by means of televised shopping programs on the QVC networks and via the Internet through its domestic and international websites. Prior to the closing, Liberty owned approximately 41.7% of QVC. Subsequent to the closing, Liberty owned approximately 98% of QVC's outstanding shares, and the remaining shares of QVC are held by members of the QVC management team.

        Liberty's purchase price for QVC was comprised of 217.7 million shares of Liberty's Series A common stock valued, for accounting purposes, at $2,555 million, Floating Rate Senior Notes due 2006 in an aggregate principal amount of $4,000 million (the "Floating Rate Notes") and approximately $1,358 million in cash (including acquisition costs). The foregoing value of the Series A common stock issued was based on the average closing price for such stock for the five days surrounding July 3, 2003, which was the date that Liberty announced that it had reached an agreement with Comcast to acquire Comcast's interest in QVC. Substantially all of the cash component of the purchase price was funded

B-1-40

with the proceeds from the Company's issuance of its 3.50% Senior Notes due 2006 in the aggregate principal amount of $1.35 billion.

        Subsequent to the closing, QVC is a consolidated subsidiary of Liberty. For financial reporting purposes, the acquisition is deemed to have occurred on September 1, 2003, and since that date QVC's results of operations have been consolidated with Liberty's. Prior to its acquisition of Comcast's interest, Liberty accounted for its investment in QVC using the equity method of accounting. Liberty has recorded the acquisition of QVC as a step acquisition, and accordingly, QVC's assets and liabilities have been recorded at amounts equal to (1) 56.5% of estimated fair value at the date of acquisition plus (2) 43.5% of historical cost. The $2,048 million excess of the purchase price over the estimated fair value of 56.5% of QVC's assets and liabilities combined with Liberty's historical equity method goodwill of $1,848 million has been recorded as goodwill in the accompanying consolidated balance sheet. The excess of the purchase price for Comcast's interest in QVC over the estimated fair value of QVC's assets and liabilities is attributable to the following: (i) QVC's position as a market leader in its industry, (ii) QVC's ability to generate significant cash from operations and Liberty's ability to obtain access to such cash, and (iii) QVC's perceived significant international growth opportunities.

        Liberty's total investment in QVC of $10,717 million is comprised of $2,804 million attributable to its historical equity method investment and $7,913 million representing the purchase price for Comcast's interest. This total investment has been allocated based on a third party appraisal to QVC's assets and liabilities as follows (amounts in millions):

Current assets, including cash and cash equivalents of $632 million	$1,764
Property and equipment	631
Intangible assets subject to amortization:
Customer relationships(1)	2,336
Cable and satellite television distribution rights(1)	2,022
Intangible assets not subject to amortization:
Trademarks	2,385
Goodwill	3,896
Other assets	269
Liabilities	(888)
Minority interest	(101)
Deferred income taxes	(1,597)

$10,717

(1)
Customer relationships are being amortized over 10-14 years. Cable and satellite television distribution rights are being amortized primarily over 14 years.

        The following unaudited pro forma information for Liberty and its consolidated subsidiaries for the year ended December 31, 2003 was prepared assuming the acquisition of QVC occurred on January 1, 2003. These pro forma amounts are not necessarily indicative of operating results that would have

B-1-41

occurred if the QVC acquisition had occurred on January 1, 2003 (amounts in millions, except per share amounts)

Revenue	$6,145
Loss from continuing operations	$(1,182)
Net loss	$(1,175)
Loss per common share	$(.41)

(5)   Discontinued Operations

  Spin Off of Liberty Media International, Inc.

        On June 7, 2004 (the "Spin Off Date"), Liberty completed the spin off (the "LMI Spin Off") of its wholly-owned subsidiary, Liberty Media International, Inc. ("LMI"), to its shareholders. Substantially all of the assets and businesses of LMI were attributed to Liberty's International Group segment. In connection with the LMI Spin Off, holders of Liberty common stock on June 1, 2004 (the "LMI Record Date") received 0.05 of a share of LMI Series A common stock for each share of Liberty Series A common stock owned at 5:00 pm, New York City time, on the LMI Record Date and 0.05 of a share of LMI Series B common stock for each share of Liberty Series B common stock owned at 5:00 pm, New York City time, on the LMI Record Date. The LMI Spin Off is intended to qualify as a tax-free spin off. For accounting purposes, the LMI Spin Off is deemed to have occurred on June 1, 2004, and no gain or loss was recognized by Liberty in connection with the LMI Spin Off.

        In addition to the assets in Liberty's International Group operating segment, Liberty also contributed certain monetary assets to LMI in connection with the LMI Spin Off. These monetary assets consisted of $50 million in cash, 5 million American Depository Shares for preferred, limited voting ordinary shares of News Corporation ("News Corp.") and related derivatives, and a 99.9% economic interest in 345,000 shares of preferred stock of ABC Family Worldwide, Inc.

B-1-42

        Summarized combined financial information for LMI is as follows:

  Combined Balance Sheets

	May 31, 2004(1)	December 31, 2003
	amounts in millions
Cash	$1,819	13
Current assets	542	18
Equity investments	1,914	1,741
Cost investments	1,201	450
Property and equipment, net	3,221	98
Goodwill and franchise costs	2,628	689
Deferred tax assets	—	458
Other assets	468	84

Total assets	$11,793	3,551

Current liabilities	$1,170	83
Note payable to Liberty	117	—
Long term debt	4,211	42
Deferred income tax liabilities	511	—
Other liabilities	267	8
Minority interests	1,061	—
Equity	4,456	3,418

Total liabilities and equity	$11,793	3,551

  Combined Statements of Operations

		Years Ended December 31,
	Five Months Ended May 31, 2004(1)
		2003	2002
	amounts in millions
Revenue	$956	109	104
Operating, selling, general and administrative expenses	(682)	(94)	(81)
Depreciation and amortization	(368)	(16)	(13)
Impairment of long-lived assets	—	—	(46)

Operating loss	(94)	(1)	(36)
Other income (expense)	(54)	50	(490)
Income tax benefit (expense)	(30)	(28)	178
Minority interests	92	—	—

Earnings (loss) before cumulative effect of accounting change	(86)	21	(348)
Cumulative effect of accounting change	—	—	(238)

Net earnings (loss)	$(86)	21	(586)

(1)
LMI's financial position and results of operations for the five months ended May 31, 2004 include UnitedGlobalCom, Inc., which was consolidated beginning January 1, 2004.

B-1-43

        Following the LMI Spin Off, LMI and Liberty operate independently, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the LMI Spin Off, LMI and Liberty entered into certain agreements in order to govern certain of the ongoing relationships between Liberty and LMI after the LMI Spin Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Facilities and Services Agreement, a Tax Sharing Agreement and a Short-Term Credit Facility.

        The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the LMI Spin Off and cross indemnities. Pursuant to the Facilities and Services Agreement, Liberty provides LMI with office space and certain general and administrative services including legal, tax, accounting, treasury, engineering and investor relations support. LMI reimburses Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for LMI's allocable portion of facilities costs and costs associated with any shared services or personnel.

        Under the Tax Sharing Agreement, Liberty generally is responsible for U.S. federal, state and local and foreign income taxes owing with respect to consolidated returns which include both Liberty and LMI. LMI is responsible for all other taxes with respect to returns which include LMI, but do not include Liberty whether accruing before, on or after the LMI Spin Off. The Tax Sharing Agreement requires that LMI will not take, or fail to take, any action where such action, or failure to act, would be inconsistent with or prohibit the LMI Spin Off from qualifying as a tax-free transaction. Moreover, LMI has indemnified Liberty for any loss resulting from such action or failure to act, if such action or failure to act precludes the LMI Spin Off from qualifying as a tax-free transaction.

        Pursuant to the Short-Term Credit Facility, Liberty agreed to make loans to LMI from time to time up to an aggregate principal amount of $383 million. In addition, certain subsidiaries of LMI had notes payable to Liberty in the aggregate amount of $117 million at the date of the LMI Spin Off. During the third quarter of 2004, LMI completed a rights offering, and used a portion of the cash proceeds to repay all principal and accrued interest due under the notes payable and Short-Term Credit Facility. Subsequent to this repayment, the Short-Term Credit Facility was terminated.

  Spin Off of Discovery Holding Company ("DHC")

        During the first quarter of 2005, the Board of Directors of Liberty approved a resolution to spin off (the "DHC Spin Off") the capital stock of DHC to the holders of Liberty Series A and Series B common stock. The DHC Spin Off was completed on July 21, 2005 (the "DHC Spin Off Date") and was effected as a dividend by Liberty to holders of its Series A and Series B common stock of shares of DHC Series A and Series B common stock, respectively. Holders of Liberty common stock on July 15, 2005 received 0.10 of a share of DHC Series A common stock for each share of Liberty Series A common stock owned and 0.10 of a share of DHC Series B common stock for each share of Liberty Series B common stock owned. The DHC Spin Off did not involve the payment of any consideration by the holders of Liberty common stock and is intended to qualify as a tax-free transaction. At the time of the DHC Spin Off, DHC's assets were comprised of Liberty's 100% ownership interest in Ascent Media Group, LLC ("Ascent Media"), Liberty's 50% ownership interest in Discovery Communications, Inc. ("Discovery") and $200 million in cash. Summarized combined financial information for DHC (excluding the $200 million cash contribution) is as follows:

B-1-44

  Combined Balance Sheets

	December 31,
	2004	2003
	amounts in millions
Cash and cash equivalents	$22	8
Other current assets	178	123
Equity investments	2,950	2,868
Property and equipment, net	259	258
Goodwill	2,135	2,131
Other assets	21	10

Total assets	$5,565	5,398

Current liabilities	$108	61
Deferred income tax liabilities	1,021	949
Other liabilities	25	22
Equity	4,411	4,366

Total liabilities and equity	$5,565	5,398

  Combined Statements of Operations

	Years Ended December 31,
	2004	2003	2002
	amounts in millions
Revenue	$631	508	538
Operating, selling, general and administrative expenses	(536)	(436)	(452)
Depreciation and amortization	(78)	(71)	(68)
Impairment	—	—	(84)

Operating income (loss)	17	1	(66)
Share of earnings (losses) of affiliates	82	38	(32)
Other, net	1	(23)	(22)
Income tax benefit (expense)	(39)	(12)	31

Earnings (loss) before cumulative effect of accounting change	61	4	(89)
Cumulative effect of accounting change	—	—	(20)

Net earnings (loss)	$61	4	(109)

B-1-45

  DMX Music

        During the fourth quarter of 2004, the executive committee of the board of directors of Liberty approved a plan to dispose of Liberty's approximate 56% ownership interest in Maxide Acquisition, Inc. (d/b/a DMX Music, "DMX"). DMX is principally engaged in programming, distributing and marketing digital and analog music services to homes and businesses and was included in Liberty's Networks Group operating segment. On February 14, 2005, DMX commenced proceedings under Chapter 11 of the United States Bankruptcy Code. As a result of marketing efforts conducted prior to the bankruptcy filing, DMX has entered into an arrangement, subject to the approval by the Bankruptcy Court, to sell substantially all of its operating assets to an independent third party. Other prospective buyers will have an opportunity to submit offers to purchase all or a portion of those assets by a date to be determined by the Bankruptcy Court. After competitive bids, if any, have been submitted, Liberty expects that the Bankruptcy Court will make a determination as to the appropriate buyer, and the operating assets of DMX will be sold. In connection with its decision to dispose of its ownership interest, Liberty recognized a $23 million impairment loss to write down the carrying value of the net assets of DMX to their estimated fair value based upon the aforementioned arrangement to sell the assets. Such loss has been included in loss from discontinued operations in the accompanying consolidated financial statements.

        The consolidated financial statements and accompanying notes of Liberty have been revised to reflect LMI, DHC and DMX as discontinued operations. Accordingly, the assets and liabilities, revenue, costs and expenses, and cash flows of LMI, DHC and DMX have been excluded from the respective captions in the accompanying consolidated balance sheets, statements of operations, statements of comprehensive earnings (loss) and statements of cash flows and have been reported separately in such consolidated financial statements.

B-1-46

(6)   Investments in Available-For-Sale Securities and Other Cost Investments

        Investments in AFS Securities, which are recorded at their respective fair market values, and other cost investments are summarized as follows:

	December 31,
	2004	2003
	amounts in millions
News Corp.(1)	$9,667	7,633
IAC/InterActiveCorp ("IAC")	3,824	4,697
Time Warner Inc. ("Time Warner")(2)	3,330	3,080
Sprint Corporation ("Sprint")	2,342	1,134
Motorola(3)	1,273	1,068
Viacom, Inc. ("Viacom")	552	674
Other AFS equity securities(4)	471	382
Other AFS debt securities(1)(5)	304	985
Other cost investments and related receivables	87	178

	21,850	19,831
Less short-term investments	(3)	(265)

	$21,847	19,566

(1)
Certain of Liberty's News Corp. ADSs and other AFS debt securities were contributed to LMI in connection with the Spin Off. See note 5.

(2)
Includes $176 million of shares pledged as collateral for share borrowing arrangements at December 31, 2004.

(3)
Includes $654 million and $533 million of shares pledged as collateral for share borrowing arrangements at December 31, 2004 and 2003, respectively.

(4)
Includes $77 million of shares pledged as collateral for share borrowing arrangements at December 31, 2004.

(5)
At December 31, 2004, other AFS debt securities include $276 million of investments in third-party marketable debt securities held by Liberty parent. At December 31, 2003, such investments aggregated $560 million.

  News Corp.

        Effective October 14, 2003, pursuant to a put/call arrangement with News Corp., Liberty acquired $500 million of American Depository Shares ("ADSs") for News Corp. preferred limited voting shares at $21.50 per ADR. In addition during 2003, Liberty sold certain of its News Corp. non-voting ADSs in the open market and purchased voting News Corp. ADSs in the open market. Liberty recognized a pre-tax gain of $236 million on the sale of its non-voting ADSs. In early 2004, Liberty purchased additional voting ADSs and sold additional non-voting ADSs in the open market and recorded a pre-tax gain of $134 million. On a net basis, Liberty effectively exchanged 21.2 million non-voting ADSs and $693 million in cash for 48 million voting ADSs, taking into account proceeds from sales of, and unwinding of collars on, non-voting News Corp. ADSs.

B-1-47

        In the fourth quarter of 2004, News Corp. reincorporated as a U.S. corporation and effected a reverse stock split by exchanging one share of newly issued voting stock ("NWS") or non-voting stock ("NWSA") for every two outstanding ADRs. In November 2004, Liberty entered into total return equity swaps with a financial institution with respect to 92 million shares of NWS. Pursuant to the terms of the swap, the financial institution acquired the 92 million shares of NWS for Liberty's benefit for a weighted average strike price of $17.48 (the "Strike Price"). The swaps also provided for (1) the obligation of the financial institution to pay Liberty an amount equal to the number of shares times any increase in the per-share price of NWS above the Strike Price and (2) the obligation of Liberty to pay the institution any decrease in the per-share price of NWS below the Strike Price. In December 2004, Liberty elected to terminate the swaps. In connection with such termination, Liberty delivered 86.9 million shares of NWSA with a fair market value of $1,608 million in exchange for the 92 million shares of NWS with a fair market value of $1,749 million. Accordingly, Liberty recognized a pre-tax gain on the swap transaction of $141 million, which is included in realized and unrealized gains on financial instruments and a pre-tax gain on the exchange of NWSA for NWS of $710 million, which is included in gains on dispositions. Subsequent to the completion of this transaction, Liberty has an approximate 17% economic interest and an approximate 18% voting interest in News Corp.

  Vivendi Universal ("Vivendi") and IAC/InteractiveCorp

        Prior to May 7, 2002, Liberty held various interests in IAC that were accounted for using the equity method. IAC owned and operated businesses in cable programming, television production, electronic retailing, ticketing operations and Internet services.

        On May 7, 2002, Liberty, IAC, and Vivendi entered into a series of transactions which effectively resulted in Liberty exchanging 25 million shares of IAC, its indirect interests in certain of IAC's cable programming businesses and its 30% interest in multiThematiques S.A. for 37.4 million Vivendi ordinary shares, which at the date of the transaction had an aggregate fair value of $1,013 million. Liberty recognized a loss of $817 million based on the difference between the fair value of the Vivendi shares received and the carrying value of the assets relinquished, including enterprise-level goodwill of $514 million which had been allocated to the reporting unit holding the IAC interests.

        During the year ended December 31, 2003 and pursuant to contractual pre-emptive rights, Liberty acquired an aggregate 48.7 million shares of IAC for cash consideration of $1,166 million. At December 31, 2004, Liberty owns approximately 20% of IAC common stock representing an approximate 47% voting interest. However, due to certain governance arrangements which limit its ability to exert significant influence over IAC, Liberty has accounted for this investment as an AFS Security. Liberty's approximate 3% ownership interest in Vivendi was also accounted for as an AFS Security following the May 7, 2002 transaction. During the fourth quarter of 2003, Liberty sold all of its shares of Vivendi common stock in the open market for aggregate cash proceeds of $838 million and recognized a $262 million gain (before tax expense of $102 million).

  Nontemporary Declines in Fair Value of Investments

        During the years ended December 31, 2004, 2003 and 2002, Liberty determined that certain of its AFS Securities and cost investments experienced nontemporary declines in value. The primary factors considered by Liberty in determining the timing of the recognition for the majority of these impairments was the length of time the investments traded below Liberty's cost bases and the lack of near-term prospects for recovery in the stock prices. As a result, the carrying amounts of such

B-1-48

investments were adjusted to their respective fair values based primarily on quoted market prices at the balance sheet date. These adjustments are reflected as nontemporary declines in fair value of investments in the consolidated statements of operations. Nontemporary declines in value recorded in 2002 related primarily to Liberty's investments in Time Warner Inc., News Corporation and Sprint Corporation. Nontemporary declines in value in 2004 and 2003 were not significant.

  Unrealized Holdings Gains and Losses

        Unrealized holding gains and losses related to investments in AFS Securities are summarized below.

	December 31, 2004		December 31, 2003
	Equity Securities	Debt Securities	Equity Securities	Debt Securities
	amounts in millions
Gross unrealized holding gains	$7,292	19	5,779	1
Gross unrealized holding losses	$(15)	—	—	—

        Management estimates that the fair market value of all of its other cost investments approximated $151 million and $405 million at December 31, 2004 and 2003, respectively. Management calculates market values of its other cost investments using a variety of approaches including multiple of cash flow, discounted cash flow model, per subscriber value, or a value of comparable public or private businesses. No independent appraisals were conducted for those cost investment assets.

(7)   Derivative Instruments

        The Company's derivative instruments are summarized as follows:

	December 31,
Type of Derivative
	2004	2003
	amounts in millions
Assets
Equity collars	$2,016	3,358
Put spread collars	291	331
Other	121	101

Total	2,428	3,790
Less current portion	(827)	(543)

	$1,601	3,247

Liabilities
Exchangeable debenture call option obligations	$1,102	990
Put options	445	772
Equity collars	398	293
Borrowed shares	907	533
Other	139	22

Total	2,991	2,610
Less current portion	(1,179)	(854)

	$1,812	1,756

B-1-49

  Equity Collars, Narrow-Band Collars, Put Spread Collars and Put Options

        The Company has entered into equity collars, narrow-band collars, put spread collars, written put and call options and other financial instruments to manage market risk associated with its investments in certain marketable securities. These instruments are recorded at fair value based on option pricing models. Equity collars provide the Company with a put option that gives the Company the right to require the counterparty to purchase a specified number of shares of the underlying security at a specified price (the "Company Put Price") at a specified date in the future. Equity collars also provide the counterparty with a call option that gives the counterparty the right to purchase the same securities at a specified price at a specified date in the future. The put option and the call option generally have equal fair values at the time of origination resulting in no cash receipts or payments. Narrow-band collars are equity collars in which the put and call prices are set so that the call option has a relatively higher fair value than the put option at the time of origination. In these cases the Company receives cash equal to the difference between such fair values.

        Put spread collars provide the Company and the counterparty with put and call options similar to equity collars. In addition, put spread collars provide the counterparty with a put option that gives it the right to require the Company to purchase the underlying securities at a price that is lower than the Company Put Price. The inclusion of the secondary put option allows the Company to secure a higher call option price while maintaining net zero cost to enter into the collar. However, the inclusion of the secondary put exposes the Company to market risk if the underlying security trades below the put spread price.

  Borrowed Shares

        In connection with certain of its derivative instruments, Liberty periodically borrows shares of the underlying securities from a counterparty and delivers these borrowed shares in settlement of maturing derivative positions. In these transactions, a similar number of shares that are owned by Liberty have been posted as collateral with the counterparty. These share borrowing arrangements can be terminated at any time at Liberty's option by delivering shares to the counterparty. The counterparty can terminate these arrangements upon the occurrence of certain events which limit the trading volume of the underlying security. The liability under these share borrowing arrangements is marked to market each reporting period with changes in value recorded in unrealized gains or losses in the statement of operations. The shares posted as collateral under these arrangements continue to be treated as AFS securities and are marked to market each reporting period with changes in value recorded as unrealized gains or losses in other comprehensive earnings.

  Exchangeable Debenture Call Option Obligations

        Liberty has issued senior exchangeable debentures which are exchangeable for the value of a specified number of shares of Sprint common stock, Motorola common stock, Viacom Class B common stock or Time Warner common stock, as applicable. (See note 9 for a more complete description of the exchangeable debentures.)

        Under Statement 133, the call option feature of the exchangeable debentures is reported separately from the long-term debt portion in the consolidated balance sheets at fair value. Changes in the fair value of the call option obligations are recognized as unrealized gains (losses) on derivative instruments in Liberty's consolidated statements of operations.

B-1-50

  Realized and Unrealized Gains on Derivative Instruments

        Realized and unrealized gains (losses) on derivative instruments during the years ended December 31, 2004, 2003 and 2002 are comprised of the following:

	Years Ended December 31,
	2004	2003	2002
	amounts in millions
Change in fair value of exchangeable debenture call option feature	$(129)	(158)	784
Change in the fair value of equity collars	(941)	(483)	4,032
Change in the fair value of borrowed shares	(227)	(121)	—
Change in the fair value of put options	2	108	(445)
Change in the fair value of put spread collars	8	21	71
Change in fair value of hedged AFS Securities	—	—	(2,378)
Change in fair value of other derivatives(1)	3	(28)	63

Total realized and unrealized gains (losses), net	$(1,284)	(661)	2,127

(1)
Comprised primarily of forward foreign exchange contracts and interest rate swap agreements.

(8)   Investments in Affiliates Accounted for Using the Equity Method

        Liberty has various investments accounted for using the equity method. The following table includes Liberty's carrying amount and percentage ownership of the more significant investments in affiliates at December 31, 2004 and the carrying amount at December 31, 2003:

	December 31, 2004		December 31, 2003
	Percentage Ownership	Carrying Amount	Carrying Amount
	dollar amounts in millions
Court TV	50%	$277	260
GSN	50%	251	240
Other	various	256	245

		$784	745

        The following table reflects Liberty's share of earnings (losses) of affiliates including nontemporary declines in value:

	Years Ended December 31,
	2004	2003	2002
	amounts in millions
Court TV	$17	(1)	(2)
GSN	(1)	—	(6)
QVC*	—	107	154
Other	(1)	(99)	(203)

	$15	7	(57)

*
A consolidated subsidiary since September 2003.

B-1-51

        In April 2002, Liberty sold its 40% interest in Telemundo Communications Group for cash proceeds of $679 million, and recognized a gain of $344 million (before related tax expense of $134 million) based upon the difference between the cash proceeds and Liberty's basis in Telemundo, including allocated goodwill of $25 million.

        During the years ended December 31, 2003 and 2002, Liberty recorded nontemporary declines in fair value aggregating $71 million and $76 million, respectively, related to certain of its other equity method investments. Such amounts are included in share of losses of affiliates.

(9)   Long-Term Debt

        Debt is summarized as follows:

		Carrying Value December 31,
	Outstanding Principal December 31, 2004
		2004	2003
	amounts in millions
Parent company debt:
Senior notes and debentures
3.5% Senior Notes due 2006	$514	513	1,185
Floating Rate Senior Notes due 2006	2,463	2,463	2,463
7.875% Senior Notes due 2009	716	711	744
7.75% Senior Notes due 2009	234	235	239
5.7% Senior Notes due 2013	802	800	997
8.5% Senior Debentures due 2029	500	495	495
8.25% Senior Debentures due 2030	959	951	992
Senior exchangeable debentures
4% Senior Exchangeable Debentures due 2029	869	249	246
3.75% Senior Exchangeable Debentures due 2030	810	228	226
3.5% Senior Exchangeable Debentures due 2031	600	231	229
3.25% Senior Exchangeable Debentures due 2031	559	118	127
0.75% Senior Exchangeable Debentures due 2023	1,750	1,473	1,398

	10,776	8,467	9,341
Subsidiary debt	109	109	91

Total debt	$10,885	8,576	9,432

Less current maturities		(10)	(15)

Total long-term debt		$8,566	9,417

  Senior Notes and Debentures

        The Floating Rate Notes accrue interest at 3 month LIBOR plus a margin. At December 31, 2004 the borrowing rate was 3.99%.

        Interest on the Senior Notes and Senior Debentures is payable semi-annually based on the date of issuance.

B-1-52

        The Senior Notes and Senior Debentures are stated net of an aggregate unamortized discount of $20 million and $24 million at December 31, 2004 and 2003, respectively, which is being amortized to interest expense in the accompanying consolidated statements of operations.

  Senior Exchangeable Debentures

        In November 1999, Liberty issued $869 million of 4% Senior Exchangeable Debentures due 2029. Each $1,000 debenture is exchangeable at the holder's option for the value of 11.4743 shares of Sprint common stock. Liberty may, at its election, pay the exchange value in cash, Sprint common stock or a combination thereof. Liberty, at its option, may redeem the debentures, in whole or in part, for cash generally equal to the face amount of the debentures plus accrued interest.

        In February and March 2000, Liberty issued an aggregate of $810 million of 3.75% Senior Exchangeable Debentures due 2030. Each $1,000 debenture is exchangeable at the holder's option for the value of 8.3882 shares of Sprint common stock. Liberty may, at its election, pay the exchange value in cash, Sprint common stock or a combination thereof. Liberty, at its option, may redeem the debentures, in whole or in part, for cash equal to the face amount of the debentures plus accrued interest.

        In January 2001, Liberty issued $600 million of 3.5% Senior Exchangeable Debentures due 2031. Each $1,000 debenture is exchangeable at the holder's option for the value of 36.8189 shares of Motorola common stock and 4.0654 shares of Freescale Semiconductor, Inc. ("Freescale"), which Motorola spun off to its shareholders in December 2004. Such exchange value is payable, at Liberty's option, in cash, Motorola and Freescale stock or a combination thereof. On or after January 15, 2006, Liberty, at its option, may redeem the debentures, in whole or in part, for cash generally equal to the face amount of the debentures plus accrued interest.

        In March 2001, Liberty issued $817.7 million of 3.25% Senior Exchangeable Debentures due 2031. Each $1,000 debenture is exchangeable at the holder's option for the value of 18.5666 shares of Viacom Class B common stock. Such exchange value is payable at Liberty's option in cash, Viacom stock or a combination thereof. On or after March 15, 2006, Liberty, at its option, may redeem the debentures, in whole or in part, for cash equal to the face amount of the debentures plus accrued interest.

        In March and April 2003, Liberty issued an aggregate principal amount of $1,750 million of 0.75% Senior Exchangeable Debentures due 2023. Each $1,000 debenture is exchangeable at the holder's option for the value of 57.4079 shares of Time Warner common stock. Liberty may, at its election, pay the exchange value in cash, Time Warner common stock, shares of Liberty Series A common stock or a combination thereof. On or after April 5, 2008, Liberty, at its option, may redeem the debentures, in whole or in part, for shares of Time Warner common stock, cash or any combination thereof equal to the face amount of the debentures plus accrued interest. On March 30, 2008, March 30, 2013 or March 30, 2018, each holder may cause Liberty to purchase its exchangeable debentures, and Liberty, at its election, may pay the purchase price in shares of Time Warner common stock, cash, Liberty Series A common stock, or any combination thereof.

        Interest on the Company's exchangeable debentures is payable semi-annually based on the date of issuance. At maturity, all of the Company's exchangeable debentures are payable in cash.

        In accordance with Statement 133, the call option feature of the exchangeable debentures is reported at fair value and separately from the long-term debt in the consolidated balance sheet. The reported amount of the long-term debt portion of the exchangeable debentures is calculated as the

B-1-53

difference between the face amount of the debentures and the fair value of the call option feature on the date of issuance. The long-term debt is accreted to its face amount over the expected term of the debenture using the effective interest method. Accordingly, at December 31, 2004, the difference between the principal amount and the carrying value of the long-term debt portion is the unamortized fair value of the call option feature that was recorded at the date of issuance of the respective debentures. Accretion related to all of the Company's exchangeable debentures aggregated $83 million, $61 million and $7 million during the years ended December 31, 2004, 2003 and 2002, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

  Subsidiary Debt

        Subsidiary debt at December 31, 2004 is comprised of capitalized satellite transponder lease obligations.

        In December 2004, Starz Entertainment cancelled its bank credit facility.

  Five Year Maturities

        The U.S. dollar equivalent of the annual maturities of Liberty's debt for each of the next five years is as follows (amounts in millions):

2005	$10
2006	$2,988
2007	$12
2008	$1,762
2009	$962

  Fair Value of Debt

        Liberty estimates the fair value of its debt based on the quoted market prices for the same or similar issues or on the current rate offered to Liberty for debt of the same remaining maturities. The fair value of Liberty's publicly traded debt at December 31, 2004 is as follows (amounts in millions):

Fixed rate senior notes	$2,373
Floating rate senior notes	$2,492
Senior debentures	$1,628
Senior exchangeable debentures, including call option obligation	$4,376

        Liberty believes that the carrying amount of its subsidiary debt approximated fair value at December 31, 2004.

B-1-54

(10) Income Taxes

        Income tax benefit (expense) consists of:

	Years Ended December 31,
	2004	2003	2002
	amounts in millions
Current:
Federal	$(177)	(4)	(5)
State and local	(61)	(29)	(1)
Foreign	(114)	(40)	(2)

	(352)	(73)	(8)

Deferred:
Federal	166	(224)	1,262
State and local	59	(44)	227
Foreign	8	(1)	—

	233	(269)	1,489

Income tax benefit (expense)	$(119)	(342)	1,481

        Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years Ended December 31,
	2004	2003	2002
	amounts in millions
Computed expected tax benefit (expense)	$(77)	310	1,559
Impairment charges and amortization of goodwill not deductible for income tax purposes	—	(477)	(32)
State and local income taxes, net of federal income taxes	(6)	(45)	151
Foreign taxes	(47)	(40)	(6)
Recognition of tax basis in equity of DMX	38	—	—
Change in valuation allowance affecting tax expense	(12)	(65)	(13)
Adjustments to dividend received deduction	—	(21)	—
Disposition of nondeductible goodwill in sales transactions	—	—	(189)
Other, net	(15)	(4)	11

Income tax benefit (expense)	$(119)	(342)	1,481

B-1-55

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2004	2003
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$1,116	727
Accrued stock compensation	125	93
Other future deductible amounts	189	124

Deferred tax assets	1,430	944
Valuation allowance	(400)	(378)

Net deferred tax assets	1,030	566

Deferred tax liabilities:
Investments	7,297	6,680
Intangible assets	2,465	2,618
Discount on exchangeable debentures	863	849
Other	240	170

Deferred tax liabilities	10,865	10,317

Net deferred tax liabilities	$9,835	9,751

        The Company's valuation allowance increased $22 million in 2004, including a $12 million charge to tax expense and a $10 million valuation allowance recorded in connection with acquisitions.

        At December 31, 2004, Liberty had net operating and capital loss carryforwards for income tax purposes aggregating approximately $3,033 million which, if not utilized to reduce taxable income in future periods, will expire as follows: 2006: $3 million; 2007: $87 million; 2008: $13 million; 2009: $1,011 million; and beyond 2009: $1,919 million. Of the foregoing net operating and capital loss carryforward amount, approximately $1,149 million is subject to certain limitations and may not be currently utilized. The remaining $1,884 million is currently available to be utilized to offset future taxable income of Liberty's consolidated tax group.

        During the period from March 9, 1999 to August 10, 2001, Liberty was included in the consolidated federal income tax return of AT&T and was a party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). Under the AT&T Tax Sharing Agreement, Liberty received a cash payment from AT&T in periods when Liberty generated taxable losses and such taxable losses were utilized by AT&T to reduce the consolidated income tax liability. This utilization of taxable losses was accounted for by Liberty as a current federal intercompany income tax benefit. To the extent such losses were not utilized by AT&T, such amounts were available to reduce federal taxable income generated by Liberty in future periods, similar to a net operating loss carryforward, and were accounted for as a deferred federal income tax benefit. During the period from March 10, 1999 to December 31, 2002, Liberty received cash payments from AT&T aggregating $555 million as payment for Liberty's taxable losses that AT&T utilized to reduce its income tax liability. In the fourth quarter of 2004, AT&T requested a refund from Liberty of $70 million, plus accrued interest, relating to losses that it generated in 2002 and 2003 and were able to carry back to offset taxable income previously offset by

B-1-56

Liberty's losses. In the event AT&T generates capital losses in 2004 and is able to carry back such losses to offset taxable income previously offset by Liberty's losses, Liberty may be required to refund as much as an additional $229 million (excluding accrued interest) to AT&T. Liberty is currently unable to estimate how much, if any, it will ultimately refund to AT&T, but does not believe that any such refund, if made, would be material to its financial position.

(11) Stockholders' Equity

  Preferred Stock

        Liberty's preferred stock is issuable, from time to time, with such designations, preferences and relative participating, optional or other rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such preferred stock adopted by Liberty's Board of Directors. As of December 31, 2004, no shares of preferred stock were issued.

  Common Stock

        The Series A common stock has one vote per share, and the Series B common stock has ten votes per share. Each share of the Series B common stock is exchangeable at the option of the holder for one share of Series A common stock.

        As of December 31, 2004, there were 56 million shares of Liberty Series A common stock and 28 million shares of Liberty Series B common stock reserved for issuance under exercise privileges of outstanding stock options and warrants.

  Purchases of Common Stock

        During the year ended December 31, 2004, the Company acquired approximately 96.0 million shares of its Series B common stock from the estate and family of the late founder of Liberty's former parent in exchange for approximately 105.4 million shares of Liberty Series A common stock. Ten million of the acquired Series B shares have been accounted for as treasury stock in the accompanying consolidated balance sheet, and the remaining Series B shares have been retired.

        On July 28, 2004, Liberty completed a transaction with Comcast pursuant to which Liberty repurchased 120.3 million shares of its Series A common stock (valued at $1,017 million) held by Comcast in exchange for 100% of the stock of Encore ICCP, Inc. ("Encore ICCP"), a wholly owned subsidiary of Liberty. At the time of the exchange, Encore ICCP held Liberty's 10% ownership interest in E! Entertainment Television, Liberty's 100% ownership interest in International Channel Networks, all of Liberty's rights, benefits and obligations under a TCI Music contribution agreement, and $547 million in cash. The transaction also resolved all litigation pending between Comcast and Liberty regarding the TCI Music contribution agreement, to which Comcast succeeded as part of its acquisition of AT&T Broadband in November of 2002. In connection with this transaction, Liberty recognized a pre-tax gain on disposition of assets of $387 million.

        During 2004, Liberty entered into zero-strike call spreads ("Z-Call") with respect to six million shares of its Series A common stock. The Z-Call is comprised of a call option purchased by Liberty from the counterparty with a zero strike price and a similar call option purchased by the counterparty from Liberty with a strike price equal to the market price of the Series A common stock on the date of execution. Upon expiration of the Z-Call, Liberty can purchase the subject shares of Series A common

B-1-57

stock from the counterparty for no additional cost, and the counterparty can purchase the same shares from Liberty at the current market price, or the parties can net cash settle. Liberty accounts for the Z-Calls pursuant to Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("Statement 150"). The total net payment by Liberty for the Z-Calls outstanding at December 31, 2004 was $63 million and is included in short term derivative assets in the accompanying consolidated balance sheet. Changes in the fair value of the Z-Calls are included in realized and unrealized gains (losses) on financial instruments in the accompanying consolidated statement of operations.

        During 2004, Liberty also sold put options with respect to shares of its Series A common stock for cash proceeds of $3 million. All of these put options expired unexercised prior to December 31, 2004. Liberty accounted for these put options pursuant to Statement 150. Accordingly, the put options were recorded at fair value, and changes in the fair value of the put options are included in realized and unrealized gains (losses) on financial instruments in the accompanying consolidated statement of operations.

        During the years ended December 31, 2003 and 2002, the Company purchased 42.3 million and 25.7 million shares of its common stock for aggregate cash consideration of $437 million and $281 million, respectively. These purchases have been accounted for as retirements of common stock and have been reflected as a reduction of stockholders' equity in the accompanying consolidated balance sheet.

        During 2002, Liberty sold put options on 7.0 million shares of its Series A common stock, 4.0 million of which were outstanding at December 31, 2002. Liberty sold another 9.3 million put options in the first quarter of 2003. All of these options expired unexercised prior to December 31, 2003. The Company accounted for these put options pursuant to EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" and recorded a net increase to additional paid-in-capital of $37 million during the year ended December 31, 2003.

(12) Transactions with Officers and Directors

  Chairman's Employment Agreement

        In connection with the AT&T Merger, an employment agreement between the Company's Chairman and TCI was assigned to the Company.

        The Chairman's employment agreement provides for, among other things, deferral of a portion (not in excess of 40%) of the monthly compensation payable to him for all employment years commencing on or after January 1, 1993. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of the Chairman's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment. The aggregate liability under this arrangement at December 31, 2004 is $1.8 million, and is included in other liabilities in the accompanying consolidated balance sheet.

        The Chairman's employment agreement also provides that in the event of termination of his employment with Liberty, he will be entitled to receive 240 consecutive monthly payments equal to $15,000 increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences ($91,956 per month as of December 31, 2004). Such payments would commence on the first day of the month succeeding the termination of employment. In the event of the Chairman's death, his beneficiaries would be entitled to receive the foregoing monthly payments. The

B-1-58

aggregate liability under this arrangement at December 31, 2004 is $22.1 million, and is included in other liabilities in the accompanying consolidated balance sheet.

        The Company's Chairman deferred a portion of his monthly compensation under his previous employment agreement with TCI. The Company assumed the obligation to pay that deferred compensation in connection with the AT&T Merger. The deferred obligation (together with interest at the rate of 13% per annum compounded annually), which aggregated $12.3 million at December 31, 2004 and is included in other liabilities in the accompanying consolidated balance sheets, is payable on a monthly basis, following the occurrence of specified events, under the terms of the previous employment agreement. The rate at which interest accrues on the deferred obligation was established in 1983 pursuant to the previous employment agreement.

  Other

        Effective November 28, 2003, Liberty acquired all the outstanding stock of TP Investment, Inc. ("TPI"), a corporation wholly owned by TP-JCM, LLC, a limited liability company in which the sole member is the Company's Chairman. In exchange for the stock of TPI, TP-JCM received 5,281,739 shares of the Company's Series B common stock, valued in the agreement at $11.50 per share. As prescribed by the Agreement and Plan of Merger pursuant to which the acquisition was effected, that per share value equals 110% of the average of the closing sale prices of the Company's Series A common stock for the ten trading days ended November 28, 2003. TPI owns 10,602 shares of Series B Preferred Stock of Liberty TP Management, Inc. ("Liberty TP Management"), a subsidiary of the Company. Those shares of Series B Preferred Stock represent 12% of the voting power of Liberty TP Management. TPI also owns a 5% membership interest (representing a 50% voting interest) in Liberty TP LLC, a limited liability company which owns approximately 20.6% of the common equity and 27.2% of the voting power of Liberty TP Management. As a result of the acquisition, the Company beneficially owns all the equity and voting interests in Liberty TP Management. Liberty TP Management owns our interest in True Position and certain equity interests in Sprint Corporation, IDT Investments, Inc. and priceline.com.

        In connection with the acquisition of TPI, the Company entered into a registration rights agreement. That agreement provides for the registration by the Company under applicable federal and state securities laws, at the holder's request, of the sale of shares of the Company's Series A common stock issuable upon conversion of shares of the Series B common stock that were issued to TP-JCM.

        The shares of Liberty Series B common stock issued to TP-JCM are subject to the Company's rights to purchase such shares pursuant to a call agreement entered into in February 1998 by the Chairman and his spouse. Pursuant to the call agreement, Liberty has the right to acquire all of the Liberty Series B common stock held by the Chairman and his spouse in certain circumstances. The price of acquiring such shares is generally limited to the market price of the Liberty Series A common stock, plus a 10% premium.

(13) Stock Options and Stock Appreciation Rights

  Liberty

        Pursuant to the Liberty Media Corporation 2000 Incentive Plan (the "Liberty Incentive Plan"), the Company has granted to certain of its employees stock options, stock appreciation rights ("SARs") and stock options with tandem SARs (collectively, "Awards") to purchase shares of Liberty Series A and

B-1-59

Series B common stock. The Liberty Incentive Plan provides for awards to be made in respect of a maximum of 160 million shares of common stock of Liberty.

        In connection with the Company's rights offering, which expired on December 2, 2002, and pursuant to the Liberty Incentive Plan antidilution provisions, the number of shares and the applicable exercise prices of all Liberty options granted pursuant to the Liberty Incentive Plan were adjusted as of October 31, 2002, the record date for the rights offering. As a result of the foregoing modifications, all of the Company's options granted prior to October 31, 2002 are accounted for as variable plan awards.

        During the year ended December 31, 2003, Liberty awarded 4,601,000 free standing SARs to its officers and employees with an exercise price of $11.09 and 1,500,000 free standing SARs to its officers and employees with an exercise price of $14.33. Such SARs have a 10-year term, vest as to 20% on each of the first five anniversaries of the respective grant date, and had a weighted average grant date fair value of $5.57 per share.

        During the year ended December 31, 2004, Liberty awarded 4,011,450 free standing SARs to its officers and employees. Such SARs have a 10-year term, an exercise price of $8.45, vest as to 20% on each of the first five anniversaries of the respective grant date, and had a weighted average grant date fair value of $4.36 per share.

        On December 17, 2002, shareholders of the Company approved the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan (the "NDIP"). Under the NDIP, the Liberty Board of Directors (the "Liberty Board") has the full power and authority to grant eligible nonemployee directors stock options, SARs, stock options with tandem SARs, and restricted stock. Effective September 9, 2003, the Liberty Board granted each nonemployee director of Liberty 11,000 free standing SARs at an exercise price of $11.85. These options expire 10 years from the date of grant, vest on the first anniversary of the grant date and had a grant date fair value of $5.93 per share.

        Effective June 1, 2004, the Liberty Board granted each nonemployee director of Liberty 11,000 free standing SARs at an exercise price of $11.00. The options expire 10 years from the date of grant, vest on the first anniversary of the grant date and had a grant date fair value of $5.84 per share.

        The estimated fair values of the options noted above are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of these calculations generally include the following: (a) a discount rate equal to the 10-year Treasury rate on the date of grant; (b) a 32% volatility factor; (c) the 10-year option term; (d) the closing price of the respective common stock on the date of grant; and (e) an expected dividend rate of zero.

        In connection with the Spin Off and pursuant to the anti-dilution provisions of the Liberty Incentive Plan, the Liberty incentive plan committee determined to make adjustments to outstanding Liberty Awards. As of the Record Date, each outstanding Award held by (1) employees of LMI, (2) employees of Liberty in departments of Liberty that were expected to provide services to LMI pursuant to the Facilities and Services Agreement and (3) directors of Liberty were divided into (A) an option to purchase shares of LMI common stock equal to 0.05 times the number of LMC Awards held by the option holder on the Record Date and (B) an Award to purchase shares of Liberty common stock equal to the same number of shares of Liberty common stock for which the outstanding Award was exercisable. The aggregate exercise price of each pre-Spin Off Award was allocated between the new Liberty Award and the LMI Award. All other Awards were adjusted to increase the number of

B-1-60

shares of Liberty common stock for which the Award was exercisable and to decrease the exercise price to reflect the dilutive effect of the distribution of LMI common stock in the Spin Off.

        Pursuant to the Reorganization Agreement Liberty is responsible for settlement of all Liberty Awards whether held by Liberty employees or LMI employees, and LMI is responsible for settlement of all LMI Awards whether held by Liberty employees or LMI employees. Liberty will continue to record compensation for all Liberty and LMI Awards held by Liberty employees. The compensation for LMI Awards will be reflected as an adjustment to additional paid-in capital in Liberty's statement of stockholders' equity.

        The following table presents the number and weighted average exercise price ("WAEP") of certain options, SARs and options with tandem SARs to purchase Liberty Series A and Series B common stock granted to certain officers, employees and directors of the Company.

	Liberty Series A Common Stock	WAEP	Liberty Series B Common Stock	WAEP
	numbers of options in thousands
Outstanding at January 1, 2002	47,659	$11.69	27,462	$15.35
Granted	525	$12.38	—
Exercised	(488)	$3.51	—
Canceled	(995)	$25.70	—
Options issued in mergers	744	$34.55	—
Adjustments pursuant to antidilution provisions	1,216		703

Outstanding at December 31, 2002	48,661	$9.60	28,165	$14.96
Granted	6,233	$11.88	—
Exercised	(323)	$4.68	—
Canceled	(619)	$17.22	—
Options issued in mergers	1,142	$78.53	—

Outstanding at December 31, 2003	55,094	$11.23	28,165	$14.96
Granted	4,078	$8.54	—
Exercised	(2,060)	$2.13	—
Canceled	(5,457)	$13.32	—
Adjustments related to Spin Off	4,321		—

Outstanding at December 31, 2004	55,976	$9.15	28,165	$12.94

Exercisable at December 31, 2002	30,402	$6.78	8,450	$14.96

Exercisable at December 31, 2003	34,529	$9.12	13,378	$14.96

Exercisable at December 31, 2004	37,558	$8.18	18,307	$12.94

Vesting period	5 yrs		5 yrs

B-1-61

        The following table provides additional information about the Company's outstanding options to purchase Liberty Series A common stock at December 31, 2004.

No. of Outstanding Options (000's)	Range of Exercise Prices	WAEP of Outstanding Options	Weighted Average Remaining Life	No. of Exercisable Options (000's)	WAEP of Exercisable Options
18,927	$0.88–$3.39	$1.64	0.8 years	18,927	$1.64
6,433	$5.60–$9.19	$8.23	7.3 years	913	$6.32
29,158	$10.04–$14.14	$11.93	6.6 years	16,524	$12.26
1,458	$19.56–$251.69	$54.91	5.3 years	1,194	$57.04

55,976				37,558

  QVC

        QVC has a qualified and nonqualified combination stock option/stock appreciation rights plan (collectively, the "Tandem Plan") for employees, officers, directors and other persons designated by the Stock Option Committee of QVC's board of directors. Under the Tandem Plan, the option price is generally equal to the fair market value, as determined by an independent appraisal, of a share of the underlying common stock of QVC at the date of the grant. The fair value of a share of QVC common stock as of the latest valuation date is $2,491. If the eligible participant elects the SAR feature of the Tandem Plan, the participant receives 75% of the excess of the fair market value of a share of QVC common stock over the exercise price of the option to which it is attached at the exercise date. The holders of a majority of the outstanding options have stated an intention not to exercise the SAR feature of the Tandem Plan. Because the exercise of the option component is more likely than the exercise of the SAR feature, compensation expense is measured based on the stock option component. As a result, QVC is applying fixed plan accounting in accordance with APB Opinion No. 25. Under the Tandem Plan, option/SAR terms are ten years from the date of grant, with options/SARs generally becoming exercisable over four years from the date of grant. At December 31, 2004, there were a total of 168,139 options outstanding, 44,627 of which were vested at a weighted average exercise price of $1,142 and 123,512 of which were unvested at a weighted average exercise price of $1,970. During the year ended December 31, 2004, QVC received cash proceeds from the exercise of options aggregating $39 million. In 2004, QVC also repurchased shares of common stock issued upon exercise of stock options in prior years. Cash payments aggregated $168 million for these repurchases.

        As of December 31, 2004, Liberty had granted to certain officers and employees of QVC a total of 9,847,391 restricted shares of Liberty Series A common stock. Such shares generally vest as to 33% on each of January 1, 2005, 2006 and 2007.

  Starz Entertainment

        Starz Entertainment has outstanding Phantom Stock Appreciation Rights ("PSARS") held by certain of its officers and employees (including its former chief executive officer). PSARS granted under the plan generally vest over a five year period. Compensation under the PSARS is computed based upon the percentage of PSARS that are vested and a formula derived from the estimated fair value of the net assets of Starz Entertainment. All amounts earned under the plan are payable in cash, Liberty common stock or a combination thereof. At December 31, 2004 the amount accrued for Starz Entertainment PSARs was $122 million.

B-1-62

        Effective December 27, 2002, the former chief executive officer of Starz Entertainment elected to exercise 54% of his outstanding PSARS. In July 2003, Starz Entertainment satisfied the amount due the officer with a cash payment of $287 million.

  Other

        Certain of the Company's other subsidiaries have stock based compensation plans under which employees and non-employees are granted options or similar stock based awards. Awards made under these plans vest and become exercisable over various terms. The awards and compensation recorded, if any, under these plans is not significant to Liberty.

(14) Employee Benefit Plans

        Liberty is the sponsor of the Liberty Media 401(k) Savings Plan (the "Liberty 401(k) Plan"), which provides its employees and the employees of certain of its subsidiaries an opportunity for ownership in the Company and creates a retirement fund. The Liberty 401(k) Plan provides for employees to make contributions to a trust for investment in Liberty common stock, as well as several mutual funds. The Company and its subsidiaries make matching contributions to the Liberty 401(k) Plan based on a percentage of the amount contributed by employees. In addition, certain of the Company's subsidiaries have similar employee benefit plans. Employer cash contributions to all plans aggregated $23 million, $12 million and $7 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(15) Other Comprehensive Earnings (Loss)

        Accumulated other comprehensive earnings (loss) included in Liberty's consolidated balance sheets and consolidated statements of stockholders' equity reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on AFS Securities. The change in the components of accumulated other comprehensive earnings (loss), net of taxes, is summarized as follows:

	Foreign Currency Translation Adjustments	Unrealized Holding Gains (Losses) On Securities	Accumulated Other Comprehensive Earnings (Loss), Net of Taxes
	amounts in millions
Balance at January 1, 2002	$(384)	1,364	980
Other comprehensive loss	68	(555)	(487)

Balance at December 31, 2002	(316)	809	493
Other comprehensive earnings	35	2,713	2,748

Balance at December 31, 2003	$(281)	3,522	3,241
Other comprehensive earnings	23	1,002	1,025
Contribution to LMI	—	(51)	(51)
Other activity	9	(9)	—

Balance at December 31, 2004	$(249)	4,464	4,215

        Included in Liberty's accumulated other comprehensive earnings (loss) at December 31, 2004 is $123 million, net of income taxes, of foreign currency translation losses related to Cablevision, S.A. ("Cablevision"), a former equity method investment of Liberty, and $186 million, net of income taxes,

B-1-63

of foreign currency translation losses related to Telewest Communications plc ("Telewest"), another former equity method investment of Liberty. Subsequent to December 31, 2004, Liberty disposed of its interests in Cablevision and Telewest. Accordingly, in the first quarter of 2005, Liberty will recognize in its statement of operations approximately $510 million of foreign currency translation losses (before income tax benefits) related to Cablevision and Telewest that were previously included in accumulated other comprehensive earnings (loss).

        The components of other comprehensive earnings (loss) are reflected in Liberty's consolidated statements of comprehensive earnings (loss) net of taxes. The following table summarizes the tax effects related to each component of other comprehensive earnings (loss).

	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
	amounts in millions
Year Ended December 31, 2004:
Foreign currency translation adjustments	$38	(15)	23
Unrealized holding losses on securities arising during period	2,443	(953)	1,490
Reclassification adjustment for losses realized in net loss	(800)	312	(488)

Other comprehensive earnings	$1,681	(656)	1,025

Year Ended December 31, 2003:
Foreign currency translation adjustments	$57	(22)	35
Unrealized holding gains on securities arising during period	5,477	(2,136)	3,341
Reclassification adjustment for gains realized in net loss	(1,030)	402	(628)

Other comprehensive earnings	$4,504	(1,756)	2,748

Year Ended December 31, 2002:
Foreign currency translation adjustments	$111	(43)	68
Unrealized holding losses on securities arising during period	(6,808)	2,655	(4,153)
Reclassification adjustment for losses realized in net loss	5,898	(2,300)	3,598

Other comprehensive loss	$(799)	312	(487)

(16) Transactions with Related Parties

        Starz Entertainment pays Revolution Studios ("Revolution"), an equity affiliate, fees for the rights to exhibit films produced by Revolution. Payments aggregated $99 million, $91 million and $49 million in 2004, 2003 and 2002, respectively.

(17) Commitments and Contingencies

  Film Rights

        Starz Entertainment, a wholly-owned subsidiary of Liberty, provides premium video programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States. Starz Entertainment has entered into agreements with a number of motion picture producers which obligate Starz Entertainment to pay fees ("Programming Fees") for the rights to exhibit certain films that are released by these producers. The unpaid balance of Programming Fees for films that were available for exhibition by Starz Entertainment at December 31, 2004 is reflected as a

B-1-64

liability in the accompanying consolidated balance sheet. The balance due as of December 31, 2004 is payable as follows: $200 million in 2005 and $16 million in 2006.

        Starz Entertainment has also contracted to pay Programming Fees for films that have been released theatrically, but are not available for exhibition by Starz Entertainment until some future date. These amounts have not been accrued at December 31, 2004. Starz Entertainment's estimate of amounts payable under these agreements is as follows: $538 million in 2005; $256 million in 2006; $125 million in 2007; $108 million in 2008; $98 million in 2009; and $134 million thereafter.

        In addition, Starz Entertainment is also obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company ("Disney") through 2009, all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment ("Sony") from 2005 through 2010 and all qualifying films released theatrically in the United States by Revolution through 2006. Films are generally available to Starz Entertainment for exhibition 10–12 months after their theatrical release. The Programming Fees to be paid by Starz Entertainment are based on the quantity and the domestic theatrical exhibition receipts of qualifying films. As these films have not yet been released in theatres, Starz Entertainment is unable to estimate the amounts to be paid under these output agreements. However, such amounts are expected to be significant.

        In addition to the foregoing contractual film obligations, each of Disney and Sony has the right to extend its contract for an additional three years. If Sony elects to extend its contract, Starz Entertainment would be required to pay Sony a total of $190 million in four annual installments of $47.5 million. Sony is required to exercise this option by December 31, 2007. If made, Starz Entertainment's payments to Sony would be amortized ratably as programming expense over the extension period beginning in 2011. An extension of this agreement would also result in the payment by Starz Entertainment of Programming Fees for qualifying films released by Sony during the extension period. If Disney elects to extend its contract, Starz Entertainment is not obligated to pay any amounts in excess of its Programming Fees for qualifying films released by Disney during the extension period.

  Guarantees

        Liberty guarantees Starz Entertainment's obligations under the Disney and Sony output agreements. At December 31, 2004, Liberty's guarantees for obligations for films released by such date aggregated $763 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above Starz Entertainment has recognized the liability for a portion of its obligations under the output agreements. As this represents a commitment of Starz Entertainment, a consolidated subsidiary of Liberty, Liberty has not recorded a separate liability for its guarantees of these obligations.

        At December 31, 2004, Liberty has guaranteed (Y)4.7 billion ($46 million) of the bank debt of Jupiter Telecommunications Co., Ltd. ("J-COM"), a former equity affiliate that provides broadband services in Japan. Liberty's guarantees expire as the underlying debt matures and is repaid. The debt maturity dates range from 2005 to 2018. Liberty's investment in J-COM was attributed to LMI in the Spin Off. In connection with the Spin Off, LMI has agreed to indemnify Liberty for any amounts Liberty is required to fund under this guarantee.

        In connection with agreements for the sale of certain assets, Liberty typically retains liabilities that relate to events occurring prior to its sale, such as tax, environmental, litigation and employment

B-1-65

matters. Liberty generally indemnifies the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by Liberty. These types of indemnification guarantees typically extend for a number of years. Liberty is unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, Liberty has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

  Operating Leases

        Liberty leases business offices, has entered into pole rental and satellite transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $57 million, $36 million and $21 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        A summary of future minimum lease payments under noncancelable operating leases as of December 31, 2004 follows (amounts in millions):

Years ending December 31:
2005	$36
2006	$25
2007	$15
2008	$12
2009	$10
Thereafter	$18

        It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future lease commitments will not be less than the amount shown for 2004.

  Litigation

        Liberty has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

(18) Information about Liberty's Operating Segments

        Liberty is a holding company, which through its ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries. Each of these businesses is separately managed. Liberty identifies its reportable segments as (A) those consolidated subsidiaries that represent 10% or more of its consolidated revenue, earnings before income taxes or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of Liberty's pre-tax earnings. The segment presentation for prior periods has been conformed to the current period segment presentation.

B-1-66

        Liberty evaluates performance and makes decisions about allocating resources to its businesses based on financial measures such as revenue, operating cash flow, gross margin, average sales price per unit, number of units shipped and revenue or sales per customer equivalent. In addition, Liberty reviews non-financial measures such as average prime time rating, prime time audience delivery, subscriber growth and penetration, as appropriate.

        Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock compensation). Liberty believes this is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock compensation, litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, operating cash flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Liberty generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        Liberty has identified the following consolidated subsidiaries as its reportable segments:

  •
  QVC—consolidated subsidiary that markets and sells a wide variety of consumer products in the United States and several foreign countries, primarily by means of televised shopping programs on the QVC networks and via the Internet through its domestic and international websites.

  •
  Starz Entertainment—consolidated subsidiary that provides premium programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States.

        Liberty's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the summary of significant policies.

  Performance Measures

	Years Ended December 31,
	2004		2003		2002
	Revenue	Operating Cash Flow	Revenue	Operating Cash Flow	Revenue	Operating Cash Flow
	amounts in millions
QVC	$5,687	1,230	1,973	434	—	—
Starz Entertainment	963	239	906	368	945	371
Corporate and Other	401	(30)	351	(77)	321	(54)

Consolidated Liberty	$7,051	1,439	3,230	725	1,266	317

B-1-67

  Balance Sheet Information

	December 31,
	2004		2003
	Total Assets	Investments in Affiliates	Total Assets	Investments in Affiliates
	amounts in millions
QVC	$14,314	78	13,824	77
Starz Entertainment	2,945	52	2,852	50
Corporate and Other	27,206	654	28,408	618
Discontinued operations	5,716	—	9,141	—

Consolidated Liberty	$50,181	784	54,225	745

        The following table provides a reconciliation of segment operating cash flow to loss from continuing operations before income taxes and minority interest:

	Years Ended December 31,
	2004	2003	2002
	amounts in millions
Consolidated segment operating cash flow	$1,439	725	317
Stock compensation	(98)	91	46
Litigation settlement	42	—	—
Depreciation and amortization	(658)	(394)	(274)
Impairment of long-lived assets	—	(1,362)	(103)
Interest expense	(615)	(508)	(367)
Share of earnings (losses) of affiliates	15	7	(57)
Realized and unrealized gains (losses) on derivative instruments, net	(1,284)	(661)	2,127
Gains (losses) on dispositions, net	1,406	1,126	(538)
Nontemporary declines in fair value of investments	(129)	(22)	(5,806)
Other, net	106	111	174

Earnings (loss) from continuing operations before income taxes and minority interest	$224	(887)	(4,481)

  Revenue by Geographic Area

        Revenue by geographic area based on the location of customers is as follows:

	Years Ended December 31,
	2004	2003	2002
	amounts in millions
United States	$5,424	2,741	1,235
Foreign countries	1,627	489	31

Consolidated Liberty	$7,051	3,230	1,266

B-1-68

  Long-Lived Assets by Geographic Area

	December 31,
	2004	2003
	amounts in millions
United States	$770	794
Foreign countries	363	325

Consolidated Liberty	$1,133	1,119

(19) Quarterly Financial Information (Unaudited)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	amounts in millions, except per share amounts
2004:
Revenue	$1,606	1,641	1,632	2,172

Operating income	$210	178	152	185

Earnings (loss) from continuing operations	$71	(334)	359	4

Net earnings (loss)	$(10)	(314)	372	(2)

Basic and diluted earnings (loss) from continuing operations per common share	$.02	(.11)	.13	—

Basic and diluted net earnings (loss) per common share	$—	(.11)	.13	—

2003:
Revenue	$319	304	712	1,895

Operating income (loss)	$12	(42)	153	(1,063)

Earnings (loss) from continuing operations	$140	(476)	38	(931)

Net earnings (loss)	$132	(464)	41	(931)

Basic and diluted earnings (loss) from continuing operations per common shares	$.05	(.16)	.01	(.33)

Basic and diluted net earnings (loss) per common share	$.05	(.16)	.01	(.33)

B-1-69

 ANNEX B: FINANCIAL INFORMATION

PART 2—HISTORICAL ATTRIBUTED FINANCIAL INFORMATION

        The following tables present the assets, liabilities, revenue, expenses and cash flows for New Liberty as of and for (i) the years ended December 31, 2004 and 2003 and (ii) the nine months ended September 30, 2005 and 2004. The tables further present the assets, liabilities, revenue, expenses and cash flows of New Liberty that will be attributed to the Interactive Group and the Capital Group, respectively, if the restructuring proposals are approved by shareholders at the special meeting. The interim financial information in the tables is derived from Old Liberty's unaudited financial statements for the quarter ended September 30, 2005 included in Part 1 of this Annex B, and the annual financial information is derived from Old Liberty's audited financial statements for the year ended December 31, 2004 included in Part 1 of this Annex B. As New Liberty will be the successor to Old Liberty upon completion of the restructuring proposals, the historical financial statements of Old Liberty will become the historical financial statements of New Liberty. The attributed financial information presented in the tables has been prepared assuming the restructuring proposals had been completed as of January 1, 2003.

        Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group and the Capital Group, the proposed capitalization of New Liberty will not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries will each continue to be responsible for our respective liabilities. Holders of Interactive Group common stock and Capital Group common stock will be holders of New Liberty common stock and continue to be subject to risks associated with an investment in New Liberty and all of our businesses, assets and liabilities. The issuance of Interactive Group common stock and Capital Group common stock will not affect the rights of our creditors.

B-2-1

BALANCE SHEET INFORMATION

September 30, 2005

		Attributed
	Historical New Liberty	Interactive Group	Capital Group
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,709	959	750
Trade and other receivables, net	937	640	297
Inventory, net	763	763	—
Derivative instruments (note 1)	999	19	980
Other current assets	693	32	661

Total current assets	5,101	2,413	2,688

Investments in available-for-sale securities and other cost investments (note 2)	18,442	1,918	16,524
Long-term derivative instruments (note 1)	1,076	20	1,056
Investments in affiliates, accounted for using the equity method	1,926	2	1,924
Property and equipment, net	1,116	713	403
Goodwill	6,977	5,301	1,676
Trademarks	2,385	2,385	—
Intangible assets subject to amortization, net	4,147	3,961	186
Other assets, at cost, net of accumulated amortization	773	15	758

Total assets	$41,943	16,728	25,215

Liabilities and Equity
Current liabilities:
Accounts payable	$525	471	54
Accrued liabilities	633	486	147
Intergroup payable/receivable	—	21	(21)
Accrued stock-based compensation	124	—	124
Derivative instruments (note 1)	2,059	11	2,048
Current portion of debt (note 3)	1,607	1,606	1
Other current liabilities	454	8	446

Total current liabilities	5,402	2,603	2,799

Long-term debt (note 3)	6,455	3,255	3,200
Long-term derivative instruments (note 1)	1,169	—	1,169
Deferred income tax liabilities (note 6)	8,644	2,736	5,908
Other liabilities	947	257	690

Total liabilities	22,617	8,851	13,766
Minority interests in equity of subsidiaries	292	167	125
Equity/Attributed net assets	19,034	7,710	11,324

Total liabilities and equity	$41,943	16,728	25,215

B-2-2

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2005

		Attributed
	Historical New Liberty	Interactive Group	Capital Group
	amounts in millions, except per share amounts
Revenue:
Net sales from electronic retailing	$4,418	4,418	—
Communications and programming services	1,092	—	1,092

	5,510	4,418	1,092

Operating costs and expenses:
Cost of sales—electronic retailing services	2,778	2,778	—
Operating	1,155	388	767
Selling, general and administrative ("SG&A") (note 4)	491	302	189
Stock-based compensation—SG&A (note 5)	32	35	(3)
Depreciation and amortization	484	346	138

	4,940	3,849	1,091

Operating income	570	569	1
Other income (expense):
Interest expense	(444)	(239)	(205)
Dividend and interest income	121	28	93
Share of earnings (losses) of affiliates, net	15	(3)	18
Realized and unrealized gains (losses) on financial instruments, net	148	(37)	185
Gains (losses) on dispositions of assets, net	(363)	40	(403)
Nontemporary declines in fair value of investments	(68)	—	(68)
Other, net	(35)	(31)	(4)

	(626)	(242)	(384)

Earnings (loss) from continuing operations before income taxes and minority interests	(56)	327	(383)
Income tax benefit (expense) (note 6)	110	(140)	250
Minority interests in losses (earnings) of subsidiaries	(28)	(36)	8

Earnings (loss) from continuing operations	$26	151	(125)

Earnings (loss) from continuing operations:
Interactive Group common stock	$151
Capital Group common stock	(125)

	$26

Historical basic and diluted earnings from continuing operations per common share	$.01

Pro forma basic and diluted earnings (loss) from continuing operations per common share (note 7):
Interactive Group common stock	$.22

Capital Group common stock	$(.89)

B-2-3

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2004

		Attributed
	Historical New Liberty	Interactive Group	Capital Group
	amounts in millions, except per share amounts
Revenue:
Net sales from electronic retailing	$3,864	3,864	—
Communications and programming services	1,015	—	1,015

	4,879	3,864	1,015

Operating costs and expenses:
Cost of sales—electronic retailing services	2,429	2,429	—
Operating	961	346	615
Selling, general and administrative ("SG&A") (note 4)	491	274	217
Stock-based compensation—SG&A (note 5)	16	25	(9)
Litigation settlements	(42)	—	(42)
Depreciation and amortization	484	324	160

	4,339	3,398	941

Operating income	540	466	74
Other income (expense):
Interest expense	(448)	(242)	(206)
Dividend and interest income	114	20	94
Share of earnings (loss) of affiliates, net	5	(4)	9
Realized and unrealized losses on financial instruments, net	(344)	(5)	(339)
Gains on dispositions of assets, net	621	4	617
Nontemporary declines in fair value of investments	(128)	—	(128)
Other, net	(23)	(1)	(22)

	(203)	(228)	25

Earnings from continuing operations before income taxes and minority interests	337	238	99
Income tax expense (note 6)	(236)	(154)	(82)
Minority interests in losses (earnings) of subsidiaries	(5)	(18)	13

Earnings from continuing operations	$96	66	30

Historical basic and diluted earnings from continuing operations per common share	$.03

B-2-4

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2005

		Attributed
	Historical New Liberty	Interactive Group	Capital Group
	amounts in millions
Cash flows from operating activities:
Earnings (loss) from continuing operations	$26	151	(125)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	484	346	138
Stock-based compensation	32	35	(3)
Payments of stock-based compensation	(96)	—	(96)
Noncash interest expense	75	1	74
Share of losses (earnings) of affiliates, net	(15)	3	(18)
Realized and unrealized losses (gains) on financial instruments, net	(148)	37	(185)
Losses (gains) on disposition of assets, net	363	(40)	403
Nontemporary declines in fair value of investments	68	—	68
Minority interests in earnings (losses) of subsidiaries	28	36	(8)
Deferred income tax benefit	(304)	(127)	(177)
Other noncash charges, net	86	32	54
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	87	57	30
Inventory	(63)	(63)	—
Other current assets	(128)	—	(128)
Payables and other current liabilities	65	(156)	221

Net cash provided by operating activities	560	312	248

Cash flows from investing activities:
Cash proceeds from dispositions	54	—	54
Premium proceeds from origination of derivatives	437	—	437
Net proceeds from settlement of derivatives	318	—	318
Capital expended for property and equipment	(158)	(94)	(64)
Net purchases of short term investments	(73)	—	(73)
Cash paid for acquisitions, net of cash acquired	(5)	—	(5)
Other investing activities, net	(7)	(4)	(3)

Net cash provided (used) by investing activities	566	(98)	664

Cash flows from financing activities:
Borrowings of debt	861	800	61
Repayments of debt	(1,459)	(1,399)	(60)
Intergroup cash transfers, net (note 8)	—	551	(551)
Repurchases of subsidiary common stock	(62)	(52)	(10)
Other financing activities, net	62	(10)	72

Net cash used by financing activities	(598)	(110)	(488)

Net cash provided to discontinued operations	(206)	—	(206)

Net increase in cash and cash equivalents	322	104	218
Cash and cash equivalents at beginning of period	1,387	855	532

Cash and cash equivalents at end of period	$1,709	959	750

B-2-5

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2004

		Attributed
	Historcial New Liberty	Interactive Group	Capital Group
	amounts in millions
Cash flows from operating activities:
Earnings from continuing operations	$96	66	30
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation and amortization	484	324	160
Stock-based compensation	16	25	(9)
Payments of stock-based compensation	(1)	—	(1)
Noncash interest expense	72	2	70
Share of losses (earnings) of affiliates, net	(5)	4	(9)
Realized and unrealized losses on financial instruments, net	344	5	339
Gains on disposition of assets, net	(621)	(4)	(617)
Nontemporary declines in fair value of investments	128	—	128
Minority interests in earnings (losses) of subsidiaries	5	18	(13)
Deferred income tax expense (benefit)	69	(134)	203
Other noncash charges, net	14	1	13
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	56	71	(15)
Inventory	(196)	(196)	—
Other current assets	(303)	(13)	(290)
Payables and other current liabilities	219	(145)	364

Net cash provided by operating activities	377	24	353

Cash flows from investing activities:
Cash proceeds from dispositions	497	—	497
Premium proceeds from origination of derivatives	127	—	127
Net proceeds from settlement of derivatives	161	16	145
Capital expended for property and equipment	(137)	(93)	(44)
Net sales (purchases) of short term investments	136	—	136
Investments in and loans to equity affiliates	(21)	(7)	(14)
Investments in and loans to cost investees	(931)	—	(931)
Cash paid for acquisitions, net of cash acquired	(93)	(92)	(1)
Repayment of note receivable	117	—	117
Other investing activities, net	(15)	(11)	(4)

Net cash provided (used) by investing activities	(159)	(187)	28

Cash flows from financing activities:
Repayments of debt	(445)	(358)	(87)
Intergroup cash transfers, net	—	179	(179)
Repurchases of subsidiary common stock	(110)	(107)	(3)
Purchases of Old Liberty common stock	(547)	—	(547)
Other financing activities, net	41	33	8

Net cash used by financing activities	(1,061)	(253)	(808)

Net cash provided to discontinued operations	(864)	—	(864)

Net decrease in cash and cash equivalents	(1,707)	(416)	(1,291)
Cash and cash equivalents at beginning of period	2,966	964	2,002

Cash and cash equivalents at end of period	$1,259	548	711

B-2-6

BALANCE SHEET INFORMATION

December 31, 2004

		Attributed
	Historical New Liberty	Interactive Group	Capital Group
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,387	855	532
Trade and other receivables, net	1,035	708	327
Inventory, net	712	712	—
Prepaid expenses and program rights	562	32	530
Derivative instruments (note 1)	827	—	827
Other current assets	53	—	53

Total current assets	4,576	2,307	2,269

Investments in available-for-sale securities and other cost investments (note 2)	21,847	3,844	18,003
Long-term derivative instruments (note 1)	1,601	34	1,567
Investments in affiliates, accounted for using the equity method	784	78	706
Property and equipment, net	1,133	734	399
Goodwill	6,938	5,268	1,670
Trademarks	2,385	2,385	—
Intangible assets subject to amortization, net	4,436	4,191	245
Other assets, at cost, net of accumulated amortization	765	12	753
Assets of discontinued operations	5,716	—	5,716

Total assets	$50,181	18,853	31,328

Liabilities and Equity
Current liabilities:
Accounts payable	$424	363	61
Accrued liabilities	788	595	193
Intergroup payable/receivable	—	65	(65)
Accrued stock compensation	235	—	235
Derivative instruments (note 1)	1,179	—	1,179
Other current liabilities	485	10	475

Total current liabilities	3,111	1,033	2,078

Long-term debt (note 3)	8,566	5,444	3,122
Long-term derivative instruments (note 1)	1,812	15	1,797
Deferred income tax liabilities (note 6)	9,701	3,349	6,352
Other liabilities	801	271	530
Liabilities of discontinued operations	1,305	—	1,305

Total liabilities	25,296	10,112	15,184
Minority interests in equity of subsidiaries	299	161	138
Equity/Attributed net assets	24,586	8,580	16,006

Total liabilities and equity	$50,181	18,853	31,328

B-2-7

BALANCE SHEET INFORMATION

December 31, 2003

		Attributed
	Historical New Liberty	Interactive Group	Capital Group
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$2,966	964	2,002
Trade and other receivables, net	946	646	300
Inventory, net	588	588	—
Prepaid expenses and program rights	464	27	437
Derivative instruments (note 1)	543	—	543
Other current assets	347	—	347

Total current assets	5,854	2,225	3,629

Investments in available-for-sale securities and other cost investments (note 2)	19,566	4,697	14,869
Long-term derivative instruments (note 1)	3,247	72	3,175
Investments in affiliates, accounted for using the equity method	745	77	668
Property and equipment, net	1,119	666	453
Goodwill	6,780	5,120	1,660
Trademarks	2,385	2,385	—
Intangible assets subject to amortization, net	4,815	4,460	355
Other assets, at cost, net of accumulated amortization	573	14	559
Assets of discontinued operations	9,141	—	9,141

Total assets	$54,225	19,716	34,509

Liabilities and Equity
Current liabilities:
Accounts payable	$390	337	53
Accrued liabilities	746	531	215
Intergroup payable/receivable	—	133	(133)
Accrued stock compensation	190	—	190
Derivative instruments (note 1)	854	—	854
Other current liabilities	322	6	316

Total current liabilities	2,502	1,007	1,495

Long-term debt (note 3)	9,417	6,170	3,247
Long-term derivative instruments (note 1)	1,756	—	1,756
Deferred income tax liabilities (note 6)	9,729	3,847	5,882
Other liabilities	355	166	189
Liabilities of discontinued operations	1,331	—	1,331

Total liabilities	25,090	11,190	13,900
Minority interests in equity of subsidiaries	293	138	155
Equity/Attributed net assets	28,842	8,388	20,454

Total liabilities and equity	$54,225	19,716	34,509

B-2-8

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2004

		Attributed
	Historical New Liberty	Interactive Group	Capital Group
	amounts in millions, except per share amounts
Revenue:
Net sales from electronic retailing	$5,687	5,687	—
Communications and programming services	1,364	—	1,364

	7,051	5,687	1,364

Operating costs and expenses:
Cost of sales—electronic retailing services	3,594	3,594	—
Operating	1,356	497	859
Selling, general and administrative ("SG&A") (note 4)	662	372	290
Stock compensation—SG&A (note 5)	98	39	59
Litigation settlement	(42)	—	(42)
Depreciation and amortization	658	437	221

	6,326	4,939	1,387

Operating income (loss)	725	748	(23)
Other income (expense):
Interest expense	(615)	(325)	(290)
Dividend and interest income	131	20	111
Share of earnings (losses) of affiliates, net	15	(3)	18
Realized and unrealized losses on derivative instruments, net	(1,284)	(17)	(1,267)
Gains on dispositions, net	1,406	7	1,399
Nontemporary declines in fair value of investments	(129)	—	(129)
Other, net	(25)	5	(30)

	(501)	(313)	(188)

Earnings (loss) from continuing operations before income taxes and minority interest	224	435	(211)
Income tax benefit (expense) (note 6)	(119)	(190)	71
Minority interests in losses (earnings) of subsidiaries	(5)	(25)	20

Earnings (loss) from continuing operations	$100	220	(120)

Earnings (loss) from continuing operations:
Interactive Group common stock	$220
Capital Group common stock	(120)

	$100

Historical basic and diluted earnings from continuing operations per common share	$.04

Pro forma basic and diluted earnings (loss) from continuing operations per common share (note 7):
Interactive Group common stock	$.31

Capital Group common stock	$(.86)

B-2-9

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2003

		Attributed
	Historical New Liberty	Interactive Group	Capital Group
	amounts in millions, except per share amounts
Revenue:
Net sales from electronic retailing	$1,973	1,973	—
Communications and programming services	1,257	—	1,257

	3,230	1,973	1,257

Operating costs and expenses:
Cost of sales—electronic retailing services	1,258	1,258	—
Operating	860	171	689
Selling, general and administrative ("SG&A") (note 4)	387	113	274
Stock compensation—SG&A (note 5)	(91)	4	(95)
Depreciation and amortization	394	136	258
Impairment of long-lived assets	1,362	—	1,362

	4,170	1,682	2,488

Operating income (loss)	(940)	291	(1,231)
Other income (expense):
Interest expense	(508)	(251)	(257)
Dividend and interest income	164	17	147
Share of earnings (losses) of affiliates, net	7	107	(100)
Realized and unrealized gains (losses) on derivative instruments, net	(661)	31	(692)
Gains on dispositions, net	1,126	—	1,126
Nontemporary declines in fair value of investments	(22)	—	(22)
Other, net	(53)	4	(57)

	53	(92)	145

Earnings (loss) from continuing operations before income taxes and minority interest	(887)	199	(1,086)
Income tax expense (note 6)	(342)	(108)	(234)
Minority interests in losses (earnings) of subsidiaries	—	(12)	12

Earnings (loss) from continuing operations	$(1,229)	79	(1,308)

Historical basic and diluted loss from continuing operations per common share	$(.44)

B-2-10

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2004

		Attributed
	Historical New Liberty	Interactive Group	Capital Group
	amounts in millions
Cash flows from operating activities:
Earnings (loss) from continuing operations	$100	220	(120)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	658	437	221
Stock compensation	98	39	59
Payments of stock compensation	(10)	—	(10)
Noncash interest expense	96	2	94
Share of losses (earnings) of affiliates, net	(15)	3	(18)
Nontemporary decline in fair value of investments	129	—	129
Realized and unrealized losses on derivative instruments, net	1,284	17	1,267
Gains on disposition of assets, net	(1,406)	(7)	(1,399)
Minority interests in earnings (losses) of subsidiaries	5	25	(20)
Deferred income tax benefit	(233)	(173)	(60)
Other noncash charges (credits)	21	(5)	26
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Receivables	(51)	(51)	—
Inventory	(124)	(124)	—
Prepaid expenses and other current assets	(344)	(5)	(339)
Payables and other current liabilities	625	3	622

Net cash provided by operating activities	833	381	452

Cash flows from investing activities:
Cash proceeds from dispositions	479	—	479
Premium proceeds from origination of derivatives	193	—	193
Net proceeds from settlement of derivatives	322	7	315
Investments in and loans to equity affiliates	(30)	(8)	(22)
Investments in and loans to cost investees	(930)	—	(930)
Cash paid for acquisitions, net of cash acquired	(93)	(92)	(1)
Capital expended for property and equipment	(177)	(121)	(56)
Net sales of short term investments	272	—	272
Repayments of notes receivable	117	—	117
Other investing activities, net	(14)	(20)	6

Net cash provided (used) by investing activities	139	(234)	373

Cash flows from financing activities:
Repayments of debt	(1,006)	(764)	(242)
Intergroup cash transfers, net	—	589	(589)
Purchases of Old Liberty Series A common stock	(547)	—	(547)
Repurchases of subsidiary common stock	(171)	(168)	(3)
Other financing activities, net	37	87	(50)

Net cash used by financing activities	(1,687)	(256)	(1,431)

Net cash provided to discontinued operations	(864)	—	(864)

Net decrease in cash and cash equivalents	(1,579)	(109)	(1,470)
Cash and cash equivalents at beginning of year	2,966	964	2,002

Cash and cash equivalents at end of year	$1,387	855	532

B-2-11

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2003

		Attributed
	Historical New Liberty	Interactive Group	Capital Group
	amounts in millions
Cash flows from operating activities:
Earnings (loss) from continuing operations	$(1,229)	79	(1,308)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided (used) by operating activities:
Depreciation and amortization	394	136	258
Impairment of long-lived assets	1,362	—	1,362
Stock compensation	(91)	4	(95)
Payments of stock compensation	(360)	—	(360)
Noncash interest expense	75	2	73
Share of losses (earnings) of affiliates, net	(7)	(107)	100
Nontemporary decline in fair value of investments	22	—	22
Realized and unrealized losses (gains) on derivative instruments, net	661	(31)	692
Gains on disposition of assets, net	(1,126)	—	(1,126)
Deferred income tax expense	269	13	256
Minority interests in earnings (losses) of subsidiaries	—	12	(12)
Other noncash charges	70	3	67
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Receivables	(176)	(101)	(75)
Inventory	(14)	(14)	—
Prepaid expenses and other current assets	(149)	—	(149)
Payables and other current liabilities	186	169	17

Net cash provided (used) by operating activities	(113)	165	(278)

Cash flows from investing activities:
Cash proceeds from dispositions	2,443	—	2,443
Premium proceeds from origination of derivatives	763	—	763
Net proceeds from settlement of derivatives	1,172	13	1,159
Investments in and loans to equity affiliates	(48)	—	(48)
Investments in and loans to cost investees	(2,509)	(1,166)	(1,343)
Cash paid for acquisitions, net of cash acquired	(711)	(726)	15
Capital expended for property and equipment	(151)	(28)	(123)
Net sales of short term investments	95	—	95
Other investing activities, net	9	(34)	43

Net cash provided (used) by investing activities	1,063	(1,941)	3,004

Cash flows from financing activities:
Borrowings of debt	4,152	1,347	2,805
Repayments of debt	(3,073)	(1,701)	(1,372)
Intergroup cash transfers, net	—	3,073	(3,073)
Purchases of Old Liberty Series A common stock	(437)	—	(437)
Proceeds from issuance of common stock	141	—	141
Other financing activities, net	(42)	21	(63)

Net cash provided (used) by financing activities	741	2,740	(1,999)

Net cash provided to discontinued operations	(875)	—	(875)

Net increase (decrease) in cash and cash equivalents	816	964	(148)
Cash and cash equivalents at beginning of year	2,150	—	2,150

Cash and cash equivalents at end of year	$2,966	964	2,002

B-2-12

Notes to Historical Attributed Financial Information

(1)
Derivative instruments attributed to the Interactive Group are comprised of total return bond swaps and interest rate swaps that are related to the parent company debt attributed to the Interactive Group.

(2)
The carrying value and unrealized holding gains as of September 30, 2005 of cost investments attributed to the Interactive Group are presented below:

	Carrying Value	Unrealized holding gains
	amounts in millions
IAC/InterActiveCorp	$1,755	190
GSI Commerce, Inc	163	131

	$1,918	321

  Effective August 9, 2005 IAC/InterActiveCorp completed the spin off of its subsidiary, Expedia, Inc. Shareholders of IAC/InterActiveCorp, including Old Liberty, received one share of Expedia for each share of IAC/InterActiveCorp owned. We have attributed our investment in IAC/InterActiveCorp to the Interactive Group and our investment in Expedia to the Capital Group.

(3)
Debt attributed to the Interactive Group and the Capital Group is comprised of the following:

	September 30, 2005
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
3.5% Senior Notes due 2006	$199	199
Floating Rate Senior Notes due 2006	1,398	1,398
7.875% Senior Notes due 2009	716	711
7.75% Senior Notes due 2009	234	235
8.5% Senior Debentures due 2029	500	494
8.25% Senior Debentures due 2030	959	952
QVC bank credit facility	800	800
QVC capital leases	72	72

Total Interactive Group debt	4,878	4,861

Capital Group
5.7% Senior Notes due 2013	802	800
4% Senior Exchangeable Debentures due 2029	869	250
3.75% Senior Exchangeable Debentures due 2030	810	230
3.5% Senior Exchangeable Debentures due 2031	600	234
3.25% Senior Exchangeable Debentures due 2031	559	119
0.75% Senior Exchangeable Debentures due 2023	1,750	1,532
Subsidiary debt	36	36

Total Capital Group debt	5,426	3,201

Total Old Liberty debt	$10,304	8,062

(4)
Cash and stock-based compensation expense for corporate employees of Old Liberty has been allocated between the Interactive Group and the Capital Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are

B-2-13

  charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Capital Group to the Interactive Group for the nine months ended September 30, 2005 and 2004 were $3 million and $4 million, respectively, and for the years ended December 31, 2004 and 2003 were $11 million and $2 million, respectively. While we believe that this allocation method is reasonable and fair to each group, management may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(5)
We account for compensation expense related to stock options and stock appreciation rights pursuant to the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Compensation is recognized based upon the percentage of the options that are vested and the difference between the market price of the underlying common stock and the exercise price of the options at the balance sheet date. The following tables illustrate the effect on net income and earnings per share if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("Statement 123") to our options. Compensation expense for SARs and options with tandem SARs is the same under APB Opinion No. 25 and Statement 123. Accordingly, no pro forma adjustment for such Awards is included in the following table.

  Interactive Group

	Nine months ended September 30,		Years ended December 31,
	2005	2004	2004	2003
	amounts in millions
Earnings from continuing operations	$151	66	220	79
Add stock-based compensation as determined under the intrinsic value method, net of taxes	1	1	1	1
Deduct stock-based compensation as determined under the fair value method, net of taxes	(20)	(15)	(21)	(12)

Pro forma earnings from continuing operations	$132	52	200	68

B-2-14

  Capital Group

	Nine months ended September 30,		Years ended December 31,
	2005	2004	2004	2003
	amounts in millions
Earnings (loss) from continuing operations	$(125)	30	(120)	(1,308)
Add stock-based compensation as determined under the intrinsic value method, net of taxes	2	1	1	1
Deduct stock-based compensation as determined under the fair value method, net of taxes	(25)	(19)	(23)	(36)

Pro forma earnings (loss) from continuing operations	$(148)	12	(142)	(1,343)

(6)
The Interactive Group's income tax benefit (expense) consists of:

	Years ended December 31,
	2004	2003
	amounts in millions
Current:
Federal	$(265)	(55)
State and local	(51)	(19)
Foreign	(47)	(21)

	(363)	(95)

Deferred:
Federal	143	(11)
State and local	22	(2)
Foreign	8	—

	173	(13)

Income tax expense	$(190)	(108)

  The Interactive Group's income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2004	2003
	amounts in millions
Computed expected tax expense	$(144)	(65)
State and local income taxes, net of federal income taxes	(30)	(19)
Foreign taxes	(6)	(18)
Change in valuation allowance affecting tax expense	1	—
Other, net	(11)	(6)

Income tax expense	$(190)	(108)

B-2-15

  The tax effects of temporary differences that give rise to significant portions of the Interactive Group's deferred tax assets and deferred tax liabilities at December 31, 2004 are presented below (amounts in millions):

Deferred tax assets:
Net operating and capital loss carryforwards	$8
Accrued stock compensation	22
Other future deductible amounts	123

Deferred tax assets	153
Valuation allowance	(7)

Net deferred tax assets	146

Deferred tax liabilities:
Investments	883
Intangible assets	2,416
Other	196

Deferred tax liabilities	3,495

Net deferred tax liabilities	$3,349

  The Capital Group's income tax benefit (expense) consists of:

	Years ended December 31,
	2004	2003
	amounts in millions
Current:	$88	51
Federal	(10)	(10)
State and local	(67)	(19)

Foreign	11	22

Deferred:	23	(213)
Federal	37	(42)
State and local	—	(1)

Foreign	60	(256)

Income tax benefit (expense)	$71	(234)

B-2-16

  The Capital Group's income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2004	2003
	amounts in millions
Computed expected tax benefit	$67	375
Impairment charges and amortization of goodwill not deductible for income tax purposes	—	(477)
State and local income taxes, net of federal income taxes	24	(26)
Foreign taxes	(41)	(22)
Recognition of tax basis in equity of DMX	38	—
Change in valuation allowance affecting tax expense	(13)	(65)
Adjustments to dividend received deduction	—	(21)
Other, net	(4)	2

Income tax benefit (expense)	$71	(234)

  The tax effects of temporary differences that give rise to significant portions of the Capital Group's deferred tax assets and deferred tax liabilities at December 31, 2004 are presented below (amounts in millions):

Deferred tax assets:
Net operating and capital loss carryforwards	$1,108
Accrued stock compensation	103
Other future deductible amounts	66

Deferred tax assets	1,277
Valuation allowance	(393)

Net deferred tax assets	884

Deferred tax liabilities:
Investments	6,414
Intangible assets	49
Discount on exchangeable debentures	863
Other	44

Deferred tax liabilities	7,370

Net deferred tax liabilities	$6,486

(7)
Pro forma basic and diluted earnings (loss) per common share has been calculated by dividing the earnings (loss) attributable to each of the Interactive Group and the Capital Group by 700.6 million shares of Interactive Group common stock and 140.1 million shares of Capital Group common stock, respectively, which are the number of shares that would have been issued if the restructuring proposals had been consummated on September 30, 2005.

(8)
During the fourth quarter of 2005, QVC (which is attributed to the Interactive Group) made cash transfers and income tax payments to the Capital Group aggregating $250 million and $84 million, respectively. These cash payments do not result in an inter-group interest and are not intended to be repaid by the Capital Group. QVC funded these payments with cash generated by operating activities.

B-2-17

(9)
As further described under "The Restructuring Proposals—Description of the Interactive Group Common Stock and the Capital Group Common Stock" in this proxy statement/prospectus if the tracking stock proposal is approved and consummated, the Interactive Group and Capital Group will have voting and conversion rights under the New Liberty charter. Following is a summary of those rights. Holders of Series A common stock will be entitled to one vote per share and holders of Series B common stock will be entitled to ten votes per share. Holders of Series C common stock will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Interactive Group common stock or the approval of the holders of only Series A and Series B Capital Group common stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group. At the discretion of the New Liberty board, Interactive Group common stock may be convertible into Capital Group common stock at any time following the first anniversary of the restructuring. In addition, following certain group dispositions and subject to certain limitations, Capital Group common stock may be convertible into Interactive Group common stock, and Interactive Group common stock may be convertible into Capital Group common stock.

B-2-18

 ANNEX B: FINANCIAL INFORMATION

PART 3—MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS AND QUANTITATIVE AND QUALITATIVE
DISCLOSURES ABOUT MARKET RISK

        The following discussion and analysis provides information concerning our consolidated results of operations and financial condition, as well as attributed results of operations and financial condition for each of the Interactive Group and the Capital Group. This discussion should be read in conjunction with (1) our consolidated financial statements as of September 30, 2005 and for the nine months then ended included in Part 1 of this Annex B and (2) our consolidated financial statements as of December 31, 2004 and 2003 and for the years then ended included in Part 1 of this Annex B.

Liberty Media Corporation

Overview

        We are a holding company that owns controlling and noncontrolling interests in a broad range of electronic retailing, media, communications and entertainment companies.

        Our most significant consolidated businesses and our reportable segments at September 30, 2005 are QVC and Starz Entertainment Group, LLC ("SEG"). QVC markets and sells a wide variety of consumer products in the United States and several foreign countries, primarily by means of televised shopping programs on the QVC networks and via the Internet through its domestic and international websites. SEG provides premium programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States.

        The "Corporate and other" category includes our other consolidated subsidiaries and corporate expenses. Our other consolidated subsidiaries include On Command Corporation ("On Command"), OpenTV Corp. ("OpenTV") and TruePosition. On Command provides in-room, on-demand video entertainment and information services to hotels, motels and resorts primarily in the United States. OpenTV provides interactive television solutions, including operating middleware, web browser software, interactive applications, and consulting and support services. TruePosition provides equipment and technology that deliver location-based services to wireless users.

        In addition to the foregoing businesses, we continue to maintain significant investments in public companies such as News Corporation, IAC/InterActiveCorp, Time Warner Inc., Motorola, Inc. and Sprint Corporation, which are accounted for as available-for-sale ("AFS") securities and are included in corporate and other.

B-3-1

Material Changes in Results of Operations

Consolidated Operating Results—Nine Months Ended September 30, 2005 and 2004

	Nine months ended September 30,
	2005	2004
	amounts in millions
Revenue
Interactive Group:
QVC	$4,418	3,864
Capital Group:
SEG	757	715
Corporate and other	335	300

Consolidated revenue	$5,510	4,879

Operating Cash Flow
Interactive Group:
QVC	$953	819
Corporate and other	(3)	(4)
Capital Group:
SEG	142	193
Corporate and other	(6)	(10)

Consolidated operating cash flow	$1,086	998

Operating Income (Loss)
Interactive Group:
QVC	$572	470
Corporate and other	(3)	(4)
Capital Group:
SEG	107	147
Corporate and other	(106)	(73)

Consolidated operating income	$570	540

        Revenue.    Our consolidated revenue increased $631 million or 12.9% for the nine months ended September 30, 2005, as compared to the corresponding prior year period. This increase is due to a $554 million or 14.3% increase in QVC's revenue which is attributable to an increase in the number of packages shipped and an increase in the average sales price per unit. SEG's revenue also increased $42 million or 5.9% for the nine month period, and Corporate and Other revenue increased $35 million or 11.7%. A more detailed discussion of QVC's and SEG's results of operations can be found in Management's Discussion and Analysis for the Interactive Group and the Capital Group below.

        Operating cash flow.    We define Operating Cash Flow as revenue less cost of sales, operating expenses and selling, general and administrative expenses (excluding stock-based compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock-based compensation, litigation

B-3-2

settlements and impairments of long-lived assets that are included in the measurement of operating income pursuant to generally accepted accounting principles ("GAAP"). Accordingly, Operating Cash Flow should be considered in addition to, but not as a substitute for, operating income, net earnings, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.

        Consolidated Operating Cash Flow increased $88 million or 8.8% during the nine months ended September 30, 2005, as compared to the corresponding prior year period. This increase is due to a $134 million increase in QVC's operating cash flow resulting from higher revenue both domestically and internationally. The QVC increase was partially offset by a $51 million decrease in SEG's operating cash flow, which resulted primarily from higher programming costs in 2005.

        The following table provides a reconciliation of consolidated segment operating cash flow to earnings (loss) from continuing operations before income taxes and minority interests:

	Nine months ended September 30,
	2005	2004
	amounts in millions
Consolidated operating cash flow	$1,086	998
Stock-based compensation	(32)	(16)
Litigation settlements	—	42
Depreciation and amortization	(484)	(484)
Interest expense	(444)	(448)
Share of earnings of affiliates	15	5
Realized and unrealized gains (losses) on financial instruments, net	148	(344)
Gains (losses) on dispositions of assets, net	(363)	621
Nontemporary declines in fair value of investments	(68)	(128)
Other, net	86	91

Earnings (loss) from continuing operations before income taxes and minority interests	$(56)	337

        Stock-based compensation.    Stock-based compensation includes compensation related to (1) options and stock appreciation rights for shares of our common stock that are granted to certain of our officers and employees, (2) phantom stock appreciation rights ("PSARs") granted to officers and employees of certain of our subsidiaries pursuant to private equity plans and (3) amortization of restricted stock grants. The amount of expense associated with stock-based compensation is generally based on the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock, as well as the vesting of PSARs and the equity value of the related subsidiary. The expense reflected in our condensed consolidated financial statements is based on the market price of the underlying common stock as of the date of the financial statements and is subject to future adjustment based on market price fluctuations, vesting percentages and, ultimately, on the final determination of market value when the options are exercised.

        Litigation settlements.    During the nine months ended September 30, 2004, TruePosition settled a patent infringement lawsuit that resulted in income of $42 million.

        Operating income.    Consolidated operating income increased $30 million for the nine months ended September 30, 2005, as compared to the corresponding prior year period. This increase is the net effect of a $102 million increase in operating income for QVC, a $40 million decrease for SEG (due to increased programming costs) and a $32 million decrease for corporate and other (due to the TruePosition favorable litigation settlement in 2004).

B-3-3

  Other Income and Expense

        Interest expense.    Interest expense was fairly comparable over the 2005 and 2004 periods, as the effects of increases in the interest rates for our variable rate debt in 2005 were offset by decreases from debt retirements.

        Dividend and interest income.    Dividend and interest income was $121 million and $114 million for the nine months ended September 30, 2005 and 2004, respectively. Interest and dividend income for the nine months ended September 30, 2005 was comprised of interest income earned on invested cash ($33 million), dividends on News Corp. common stock ($58 million), dividends on other AFS securities ($18 million), and other ($12 million).

        Realized and unrealized gains (losses) on financial instruments.    Realized and unrealized gains (losses) on financial instruments are comprised of the following:

	Nine months ended September 30,
	2005	2004
	amounts in millions
Change in fair value of exchangeable debenture call option features	$114	221
Change in fair value of equity collars	238	(325)
Change in fair value of put options	(47)	(74)
Change in fair value of borrowed shares	(175)	(152)
Change in fair value of put spread collars	7	8
Change in fair value of other derivatives	11	(22)

	$148	(344)

        Gains (losses) on dispositions.    We recognized losses on dispositions of $363 million for the nine months ended September 30, 2005 and gains on dispositions of $621 million for the nine months ended September 30, 2004. Included in our accumulated other comprehensive earnings (loss) at December 31, 2004 was $123 million, net of income taxes, of foreign currency translation losses related to Cablevisión S.A. ("Cablevisión"), a former equity method investment, and $175 million, net of income taxes, of foreign currency translation losses related to Telewest Global, Inc. ("Telewest"), another former equity method investment. In the first quarter of 2005, we disposed of our interests in each of Cablevisión and Telewest. Accordingly, we recognized approximately $488 million of foreign currency translation losses, before related income taxes, related to these two investments that were previously included in accumulated other comprehensive earnings (loss). These foreign currency losses were partially offset by gains on disposition of certain of our AFS securities and other assets. Our 2004 gains related primarily to an asset exchange with Comcast and dispositions of certain AFS securities. The foregoing gains or losses were calculated based upon the difference between the cost basis of the assets relinquished, as determined on an average cost basis, and the fair value of the assets received.

        Income taxes.    Our effective tax rate exceeded 100% for the nine months ended September 30, 2005 and was 70.0% for the nine months ended September 30, 2004. During the third quarter of 2005, we assessed our weighted average state tax rate in connection with our spin off of Discovery Holding Company. As a result of this assessment, we decreased our weighted average state tax rate and recognized an income tax benefit of $131 million. Our effective tax rate in 2004 differs from the U.S. federal income tax rate of 35% primarily due to provisions for state and foreign taxes.

        Net earnings.    While we expect to generate operating income and incur interest expense in future years, the extent to which we have net earnings or net losses in any given year is, to a large degree, a function of (1) our realized and unrealized gains or losses on financial instruments and any

B-3-4

nontemporary declines in fair value of our AFS securities we may recognize, both of which are dependent on the stock market and the economy in general and (2) gains or losses we may recognize on any sales of our investments. Our net earnings were $53 million and $48 million for the nine months ended September 2005 and 2004, respectively. The slight increase in net earnings is due to the above-described fluctuations in our revenue and expenses as well as a $75 million increase in earnings from discontinued operations.

Consolidated Operating Results—Years Ended December 31, 2004 and 2003

	Years ended December 31,
	2004	2003
	amounts in millions
Revenue
Interactive Group:
QVC	$5,687	1,973
Capital Group:
SEG	963	906
Corporate and Other	401	351

Consolidated revenue	$7,051	3,230

Operating Cash Flow (Deficit)
Interactive Group:
QVC	$1,230	434
Corporate and other	(6)	(3)
Captial Group:
SEG	239	368
Corporate and Other	(24)	(74)

Consolidated operating cash flow	$1,439	725

Operating Income (Loss)
Interactive Group:
QVC	$760	292
Corporate and other	(12)	(1)
Capital Group:
SEG	148	266
Corporate and Other	(171)	(1,497)

Consolidated operating income (loss)	$725	(940)

        Revenue.    Our consolidated revenue increased over 100% in 2004, as compared to the corresponding prior year. This increase is due primarily to our September 2003 acquisition of a controlling interest in QVC. Our consolidated financial statements include $5,687 million and $1,973 million of revenue from QVC for the years ended December 31, 2004 and 2003, respectively. Our 2004 revenue was also positively impacted by a $57 million increase at SEG, a $21 million increase for TruePosition and a $14 million increase for OpenTV. A more detailed discussion of QVC's and SEG's results of operations can be found in Management's Discussion and Analysis for the Interactive Group and the Capital Group below.

        Operating cash flow.    Consolidated Operating Cash Flow increased $714 million in 2004, as compared to the corresponding prior year. This increase is due primarily to our acquisition of QVC, which contributed $1,230 million and $434 million in 2004 and 2003, respectively, to our consolidated

B-3-5

Operating Cash Flow. This increase was partially offset by a decrease in SEG's operating cash flow ($129 million) primarily due to higher programming costs. In addition, OpenTV's Operating Cash Flow improved $20 million and our corporate general and administrative expenses decreased $10 million in 2004.

	Years ended December 31,
	2004	2003
	amounts in millions
Consolidated operating cash flow	$1,439	725
Stock-based compensation	(98)	91
Litigation settlement	42	—
Depreciation and amortization	(658)	(394)
Impairment of long-lived assets	—	(1,362)
Interest expense	(615)	(508)
Share of earnings (losses) of affiliates	15	7
Realized and unrealized gains (losses) on financial instruments, net	(1,284)	(661)
Gains (losses) on dispositions, net	1,406	1,126
Nontemporary declines in fair value of investments	(129)	(22)
Other, net	106	111

Earnings (loss) from continuing operations before income taxes and minority interests	$224	(887)

        Depreciation and Amortization.    The increase in depreciation in 2004 is due to increases in our depreciable asset base resulting from the acquisition of QVC and subsidiary capital expenditures. The increase in amortization in 2004 is due to the acquisition of QVC and amortization of the related intangible assets.

        Impairment of Long-lived Assets.    SEG obtained an independent third party valuation in connection with its 2003 annual year-end evaluation of the recoverability of its goodwill. The result of this valuation, which was based on a discounted cash flow analysis of projections prepared by the management of SEG, indicated that the fair value of this reporting unit was less than its carrying value. This reporting unit fair value was then used to calculate an implied value of the goodwill related to SEG. The $1,352 million excess of the carrying amount of the goodwill (including $1,195 million of allocated enterprise-level goodwill) over its implied value was recorded as an impairment charge in the fourth quarter of 2003. SEG's operating income includes $157 million of the foregoing impairment charge and $1,195 million is included in Corporate and Other. The reduction in the value of SEG reflected in the third party valuation is believed to be attributable to a number of factors. Those factors include the reliance placed in that valuation on projections by management reflecting a lower rate of revenue growth compared to earlier projections based, among other things, on the possibility that revenue growth may be negatively affected by (1) a reduction in the rate of growth in total digital video subscribers and in the subscription video on demand business as a result of cable operators' increased focus on the marketing and sale of other services, such as high speed Internet access and telephony, and the uncertainty as to the success of marketing efforts by distributors of SEG's services and (2) lower per subscriber rates under a new affiliation agreement with Comcast.

        Operating Income (Loss).    We generated consolidated operating income of $725 million in 2004 compared to an operating loss of $940 million in 2003. Our operating income in 2004 is attributable to QVC ($760 million) and SEG ($148 million) partially offset by operating losses of our other consolidated subsidiaries and corporate expenses. The operating loss in 2003 is due primarily to the goodwill impairment charge recorded by SEG noted above.

B-3-6

Other Income and Expense

        Interest expense.    Interest expense was $615 million and $508 million, for the years ended December 31, 2004 and 2003, respectively, including $83 million and $61 million, respectively, of accretion of our exchangeable debentures. In addition, the increase in 2004 is due to our issuance of debt for our acquisition of QVC in September 2003, partially offset by decreases due to our debt retirements in 2004 and the fourth quarter of 2003.

        Dividend and interest income.    Dividend and interest income was $131 million and $164 million for the years ended December 31, 2004 and 2003, respectively. This decrease is due primarily to a decrease in the interest we earned on invested cash balances. Interest and dividend income for the year ended December 31, 2004 was comprised of interest income earned on invested cash ($35 million), dividends on News Corp. common stock ($46 million), dividends on Sprint Corporation common stock ($15 million), dividends on ABC Family Worldwide preferred stock ($13 million) and other ($22 million).

        Investments in Affiliates Accounted for Using the Equity Method. A summary of our share of earnings (losses) of affiliates, including nontemporary declines in value, is included below:

	Percentage Ownership at December 31, 2004	Years ended December 31,
		2004	2003
		amounts in millions
Court TV	50%	$17	(1)
GSN	50%	(1)	—
QVC	*	—	107
Other	Various	(1)	(99)

		$15	7

*
QVC was an equity method affiliate until September 2003 when it became a consolidated subsidiary

        Included in share of losses for the year ended December 31, 2003, are adjustments for nontemporary declines in value aggregating $71 million.

        Realized and unrealized gains (losses) on derivative instruments.    Realized and unrealized gains (losses) on derivative instruments are comprised of the following:

	Years ended December 31,
	2004	2003
	amounts in millions
Change in fair value of exchangeable debenture call option features	$(129)	(158)
Change in fair value of equity collars	(941)	(483)
Change in fair value of borrowed shares	(227)	(121)
Change in fair value of put options	2	108
Change in fair value of put spread collars	8	21
Change in fair value of other derivatives(1)	3	(28)

	$(1,284)	(661)

(1)
Comprised primarily of interest rate swap agreements.

B-3-7

        Gains on dispositions.    Aggregate gains from dispositions are comprised of the following.

	Years ended December 31,
Transaction
	2004	2003
	amounts in millions
Sale of News Corp. non-voting shares	$844	236
Exchange transaction with Comcast	387	—
Sale of investment in Cendant Corporation	—	510
Sale of investment in Vivendi	—	262
Other, net	175	118

	$1,406	1,126

        In the above described exchange transactions, the gains or losses were calculated based upon the difference between the carrying value of the assets relinquished, as determined on an average cost basis, compared to the fair value of the assets received. See notes 6, 8 and 11 to our consolidated financial statements for the years ended December 31, 2004 and 2003 for a discussion of the foregoing transactions.

        Nontemporary declines in fair value of investments.    During 2004 and 2003, we determined that certain of our cost investments experienced other-than-temporary declines in value. As a result, the cost bases of such investments were adjusted to their respective fair values based primarily on quoted market prices at the date each adjustment was deemed necessary. These adjustments are reflected as nontemporary declines in fair value of investments in the consolidated statements of operations.

        Income taxes.    Our effective tax rate was 54.3% in 2004 and was not meaningful in 2003. Our effective tax rate in 2004 differed from the U.S. federal income tax rate of 35% primarily due to foreign and state taxes, partially offset by a benefit generated by the recognition of our tax basis in the equity of DMX. Although we had a loss before tax expense for book purposes in 2003, we recorded tax expense of $342 million primarily due to our impairment of goodwill which is not deductible for tax purposes. In addition, we incurred state and foreign taxes and an increase in our valuation allowance for losses of subsidiaries that we do not consolidate for tax purposes.

        Net earnings (loss).    We generated net earnings of $46 million in 2004 and a net loss of $1,222 million in 2003. This increase in net earnings is due to the above-described fluctuations in our revenue and expenses, offset by a $118 million decrease in earnings from discontinued operations.

Liquidity and Capital Resources

  Corporate

        Our sources of liquidity include our available cash balances, cash generated by the operating activities of our privately-owned subsidiaries (to the extent such cash exceeds the working capital needs of the subsidiaries and is not otherwise restricted), proceeds from asset sales, monetization of our public investment portfolio (including derivatives), debt and equity issuances, and dividend and interest receipts.

        During the nine months ended September 30, 2005, our primary corporate use of cash was the retirement of $1,379 million principal amount of parent company debt for aggregate cash payments of $1,392 million plus accrued interest. We made a portion of these debt retirements pursuant to tender offers that we completed in the second quarter of 2005. The tender offers consisted of two separate offers. In one offer, we offered to purchase any and all of our 3.50% Senior Notes due 2006 (the "3.50% Notes") at a price of $988.02, plus any accrued and unpaid interest, for each $1,000 principal amount tendered; and in the second offer, we offered to purchase up to a specified maximum amount

B-3-8

of our Floating Rate Senior Notes due 2006 (the "Floating Rate Notes"), at a price of $1,012.36, plus any accrued and unpaid interest, for each $1,000 principal amount tendered. We also offered to pay an additional $2.50 per $1,000 Floating Rate Note tendered by April 15, 2005. The maximum principal amount of Floating Rate Notes to be purchased was equal to the difference between the $1.0 billion cap on the aggregate principal amount subject to the tender offers and the aggregate principal amount of 3.50% Notes that we accepted for purchase in the offer for the 3.50% Notes.

        The offer for the 3.50% Notes expired at 5:00 p.m., New York City time, on Friday, April 15, 2005, and $200.2 million principal amount of 3.50% Notes were validly tendered by bondholders and accepted for payment by us. The offer for the Floating Rate Notes expired at midnight, New York City time, on Tuesday, May 3, 2005, and $1,427.1 million of the Floating Rate Notes were validly tendered (including $1,416.3 million that were tendered prior to April 15, 2005). Pursuant to the terms of the tender offer, we accepted $799.8 million of such Floating Rate Notes for payment. We funded the debt repurchases under our tender offer with cash on hand and proceeds from a short-term credit facility collateralized by certain of our derivative instruments. This short-term credit facility was subsequently repaid with proceeds from the QVC Credit Facility.

        During the year ended December 31, 2004, our primary corporate uses of cash were investments in and loans to cost investees ($930 million), debt repayments pursuant to our debt reduction program ($994 million), cash used by discontinued operations ($864 million) and the exchange of stock of one of our subsidiaries that held cash and other assets for shares of our common stock held by Comcast ($547 million). These uses of cash were funded primarily by cash on hand, cash transfers from our subsidiaries ($887 million), proceeds from sales of assets ($479 million) and net proceeds from our various derivative transactions ($492 million).

        At September 30, 2005, we have $2,086 million in cash and marketable debt securities, $7,897 million of non-strategic AFS securities (including related derivatives and share borrow arrangements with an estimated liability fair value of $178 million) and $10,304 million of total face amount of debt. In addition, we own $8,163 million of News Corp. common stock and $1,755 million of IAC/InterActiveCorp common stock, which we consider to be strategic assets. Accordingly, we believe that our liquidity position at September 30, 2005 is very strong.

        Our projected uses of cash for the remainder of 2005 include the completion of our debt reduction program by either settling outstanding total return bond swaps for cash payments of approximately $300 million or by taking advantage of other opportunities to retire debt. In addition to our debt repayments, we may make additional investments in existing or new businesses. However, we are unable to quantify such investments at this time.

        In addition to the foregoing cash needs in 2005, our remaining 3.50% Notes and Floating Rate Notes are due and payable in September 2006. The aggregate outstanding principal of these two issuances was $1,597 million at September 30, 2005. We expect to fund these debt payments with cash proceeds from the QVC Credit Facility and cash on hand.

        Our derivatives ("AFS Derivatives") related to certain of our AFS investments provide us with an additional source of liquidity. Based on the put price and assuming we physically settle each of our AFS Derivatives and excluding any provision for income taxes, we would be entitled to cash proceeds of approximately $274 million during the remainder of 2005, $395 million in 2006, $385 million in 2007, $1,180 million in 2009, and $2,996 million thereafter upon settlement of our AFS Derivatives.

        Prior to the maturity of our equity collars, the terms of certain of our equity and narrow-band collars allow us to borrow against the future put option proceeds at LIBOR or LIBOR plus an applicable spread, as the case may be. As of September 30, 2005, such borrowing capacity aggregated approximately $4,961 million. Such borrowings would reduce the cash proceeds upon settlement noted in the preceding paragraph.

B-3-9

        Based on currently available information, we expect to receive approximately $145 million in dividend and interest income during the year ended December 31, 2005. Based on current debt levels and current interest rates, we expect to make interest payments of approximately $500 million during the year ended December 31, 2005, approximately $480 million of which relates to parent company debt.

        On July 21, 2005, we completed the spin off of our wholly-owned subsidiary, Discovery Holding Company ("DHC"). DHC has been reflected in the accompanying financial information as a discontinued operation. Prior to its spin off, DHC and its primary operating subsidiary, Ascent Media Group, Inc., reinvested its available cash in its own business and did not provide us with a source of liquidity. We contributed cash proceeds of $206 million, $31 million and $390 million to DHC for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively. Due to the consummation of the spin off, we will not make future cash payments to DHC.

        As of December 31, 2004, each of Standard and Poor's Rating Service ("S&P"), Moody's Investors Service ("Moody's") and Fitch Ratings ("Fitch") rated our senior debt at the lowest level of investment grade. At that date, S&P and Moody's both had a negative ratings outlook, while Fitch had a stable outlook. On March 15, 2005, S&P and Fitch each lowered its rating on our senior debt to one level below investment grade. On May 13, 2005 Moody's announced that it had placed our senior debt under review, and on August 18, 2005 Moody's lowered its rating on our senior debt to one level below investment grade. None of our existing indebtedness includes any covenant under which a default has occurred as a result of such downgrades. However, such downgrades could adversely affect our access to the public debt markets and our overall cost of future corporate borrowings. Notwithstanding the foregoing, we do not believe that the downgrades will adversely impact the ability of our subsidiaries to arrange bank financing or our ability to borrow against the value of our equity collars.

  Subsidiaries

        Effective May 20, 2005, QVC entered into a $2 billion bank credit facility. The QVC Credit Facility is comprised of an $800 million term loan that was drawn at closing, a $400 million U.S. dollar term loan that can be drawn at any time before September 30, 2006, a $400 million multi-currency term loan that can be drawn at any time before September 30, 2006, a $200 million U.S. dollar revolving loan and a $200 million multi-currency revolving loan. The foregoing multi-currency loans can be made, at QVC's option, in U.S. dollars, Japanese yen, U.K. pound sterling or euros. All loans are due and payable on May 20, 2010, and accrue interest, at the option of QVC, at LIBOR plus an applicable margin or the Alternative Base Rate, as defined in the QVC Credit Facility, plus an applicable margin. QVC is required to pay a commitment fee quarterly in arrears on the unused portion of the commitments.

        During the nine months ended September 30, 2005, our subsidiaries funded capital expenditures ($158 million) and the repurchase of certain subsidiary common stock ($52 million) with cash on hand and cash generated by their operating activities.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        During the third quarter of 2005, TruePosition entered into an agreement with one of its major customers whereby TruePosition will remove and replace certain location-based equipment supplied by another vendor and currently installed in the customer's network. TruePosition currently estimates that the costs to provide this equipment and service will exceed the revenue earned and that it will incur a loss on the contract. Since this agreement is an executory contract, TruePosition will recognize this loss during the term of the contract as material elements of the contract are delivered. TruePosition entered into this agreement because it believes its appointment as the customer's exclusive provider of these services and the resulting future potential revenue earned from the customer's continuing network

B-3-10

build-out and expansion will exceed the loss computed on the contractual arrangement. However, no assurance can be given that future business from this customer will be sufficient to offset the loss incurred on this portion of the contract.

        SEG has entered into agreements with a number of motion picture producers which obligate SEG to pay fees for the rights to exhibit certain films that are released by these producers. The unpaid balance for Programming Fees for films that were available for exhibition by SEG at September 30, 2005 is reflected as a liability in the accompanying condensed consolidated balance sheet. The balance due as of September 30, 2005 is payable as follows: $98 million in 2005, $51 million in 2006 and $20 million thereafter.

        SEG has also contracted to pay Programming Fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by SEG until some future date. These amounts have not been accrued at September 30, 2005. SEG's estimate of amounts payable under these agreements is as follows: $24 million in 2005; $648 million in 2006; $113 million in 2007; $104 million in 2008; $91 million in 2009 and $133 million thereafter.

        In addition, SEG is obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company through 2009, all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment through 2010 and all qualifying films produced for theatrical release in the United States by Revolution Studios through 2006. Films are generally available to SEG for exhibition 10 - 12 months after their theatrical release. The Programming Fees to be paid by SEG are based on the quantity and the domestic theatrical exhibition receipts of qualifying films. As these films have not yet been released in theatres, SEG is unable to estimate the amounts to be paid under these output agreements. However, such amounts are expected to be significant.

        In addition to the foregoing contractual film obligations, each of Disney and Sony has the right to extend its contract for an additional three years. If Sony elects to extend its contract, SEG has agreed to pay Sony a total of $190 million in four annual installments of $47.5 million beginning in 2011. This option expires December 31, 2007. If made, SEG's payments to Sony would be amortized ratably as programming expense over the extension period beginning in 2011. An extension of this agreement would also result in the payment by SEG of Programming Fees for qualifying films released by Sony during the extension period. If Disney elects to extend its contract, SEG would not be obligated to pay any amounts in excess of its Programming Fees for qualifying films released by Disney during the extension period. The Disney option expires December 31, 2007.

        We guarantee SEG's film licensing obligations under certain of its studio output agreements. At September 30, 2005, our guarantee for studio output obligations for films released by such date aggregated $702 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, SEG has recognized the liability for a portion of its obligations under the output agreements. As this represents a commitment of SEG, a consolidated subsidiary of ours, we have not recorded a separate liability for our guarantee of these obligations.

        At September 30, 2005, we guaranteed ¥4.1 billion ($36 million) of the bank debt of J-COM, a former equity affiliate that provides broadband services in Japan. Our guarantees expire as the underlying debt matures and is repaid. The debt maturity dates range from 2005 to 2018. Our investment in J-COM was attributed to Liberty Media International, Inc. ("LMI") when we completed the spin off of LMI in 2004. In connection with the LMI spin off, LMI has indemnified us for any amounts we are required to fund under these guarantees.

B-3-11

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet as of December 31, 2004, under our contractual obligations is summarized below:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	amounts in millions
Long-term debt(1)	$10,885	10	3,000	2,724	5,151
Long-term derivative instruments	1,889	1,179	336	13	361
Interest expense(2)	6,714	480	816	676	4,742
Operating lease obligations	116	36	40	22	18
Programming Fees(3)	1,475	738	397	206	134
Purchase orders and other obligations	760	737	20	3	—

Total contractual payments	$21,839	3,180	4,609	3,644	10,406

(1)
Includes all debt instruments, including the call option feature related to our exchangeable debentures. Amounts are stated at the face amount at maturity and may differ from the amounts stated in our consolidated balance sheet to the extent debt instruments (i) were issued at a discount or premium or (ii) are reported at fair value in our consolidated balance sheet. Also includes capital lease obligations.

(2)
Assumes the interest rates on our floating rate debt remain constant at the December 31, 2004 rates.

(3)
Does not include Programming Fees for films not yet released theatrically, as such amounts cannot be estimated.

        From time to time we enter into total return debt swaps in connection with our purchase of our own or third-party public and private indebtedness. Under these arrangements, we direct a counterparty to purchase a specified amount of the underlying debt security for our benefit. We initially post collateral with the counterparty equal to 10% of the value of the purchased securities. We earn interest income based upon the face amount and stated interest rate of the underlying debt securities, and we pay interest expense at market rates on the amount funded by the counterparty. In the event the fair value of the underlying debt securities declines more than 10%, we are required to post cash collateral for the decline, and we record an unrealized loss on financial instruments. The cash collateral is further adjusted up or down for subsequent changes in fair value of the underlying debt security. At September 30, 2005, the aggregate purchase price of debt securities underlying total return debt swap arrangements, all of which related to our senior notes and debentures, was $438 million. As of such date, we had posted cash collateral equal to $44 million. In the event the fair value of the purchased debt securities were to fall to zero, we would be required to post additional cash collateral of $394 million. The posting of such collateral and the related settlement of the agreements would reduce our outstanding debt by an equal amount.

        Since issuance, we have claimed interest deductions on our exchangeable debentures for federal income tax purposes based on the "comparable yield" at which we could have issued a fixed-rate debenture with similar terms and conditions. In all instances, this policy has resulted in us claiming interest deductions significantly in excess of the cash interest currently paid on our exchangeable debentures. Interest deducted in prior years on our exchangeable debentures has contributed to net operating losses ("NOLs") that may be carried to offset taxable income in 2005 and later years. These NOLs and current interest deductions on our exchangeable debentures are being used to offset taxable income currently being generated.

B-3-12

        The IRS has issued Technical Advice Memorandums ("TAMs") challenging the current deductibility of interest expense claimed on exchangeable debentures issued by other companies. The TAMs conclude that such interest expense must be capitalized as basis to the shares referenced in the exchangeable debentures. If the IRS were to similarly challenge our tax treatment of these interest deductions, and ultimately win such challenge, there would be no impact to our reported total tax expense as the resulting increase in current tax expense would be offset by a decrease in our deferred tax expense. However, the NOLs we have recorded would not be available to offset our current taxable income, and we would be required to make current federal income tax payments. These federal income tax payments could prove to be significant.

        Pursuant to a tax sharing agreement between us and AT&T when we were a subsidiary of AT&T, we received a cash payment from AT&T in periods when we generated taxable losses and such taxable losses were utilized by AT&T to reduce its consolidated income tax liability. To the extent such losses were not utilized by AT&T, such amounts were available to reduce federal taxable income generated by us in future periods, similar to a net operating loss carryforward. During the period from March 10, 1999 to December 31, 2002, we received cash payments from AT&T aggregating $555 million as payment for our taxable losses that AT&T utilized to reduce its income tax liability. In the fourth quarter of 2004, AT&T requested a refund from us of $70 million, plus accrued interest, relating to losses it generated in 2002 and 2003 and was able to carry back to offset taxable income previously offset by our losses. In the event AT&T generated capital losses in 2004 and is able to carry back such losses to offset taxable income previously offset by our losses, we may be required to refund as much as an additional $229 million (excluding any accrued interest) to AT&T. We are currently unable to estimate how much, if any, we will ultimately refund to AT&T, but we believe that any such refund, if made, would not be material to our financial position.

        In connection with agreements for the sale of certain assets, we typically retain liabilities that relate to events occurring prior to the sale, such as tax, environmental, litigation and employment matters. We generally indemnify the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by us. These types of indemnification guarantees typically extend for a number of years. We are unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, we have not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

        We have contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk.

        We are exposed to market risk in the normal course of business due to our ongoing investing and financial activities and our subsidiaries in different foreign countries. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

        We are exposed to changes in interest rates primarily as a result of our borrowing and investment activities, which include investments in fixed and floating rate debt instruments and borrowings used to

B-3-13

maintain liquidity and to fund business operations. The nature and amount of our long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. We manage our exposure to interest rates by maintaining what we believe is an appropriate mix of fixed and variable rate debt. We believe this best protects us from interest rate risk. We have achieved this mix by (i) issuing fixed rate debt that we believe has a low stated interest rate and significant term to maturity and (ii) issuing short-term variable rate debt to take advantage of historically low short-term interest rates. As of September 30, 2005, the face amount of our fixed rate debt (considering the effects of interest rate swap agreements) was $8,394 million, which had a weighted average interest rate of 4.7%. Our variable rate debt of $1,910 million had a weighted average interest rate of 5.4% at September 30, 2005. Had market interest rates been 100 basis points higher (representing an approximate 21.8% increase over our variable rate debt effective cost of borrowing) throughout the nine months ended September 30, 2005, we would have recognized approximately $22 million of additional interest expense.

        We are exposed to changes in stock prices primarily as a result of our significant holdings in publicly traded securities. We continually monitor changes in stock markets, in general, and changes in the stock prices of our holdings, specifically. We believe that changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors. We use equity collars, put spread collars, narrow-band collars, written put and call options and other financial instruments (collectively, "AFS Derivatives") to manage market risk associated with certain investment positions. These instruments are recorded at fair value based on option pricing models.

        Among other factors, changes in the market prices of the securities underlying the AFS Derivatives affect the fair market value of the AFS Derivatives. The following table illustrates the impact that changes in the market price of the securities underlying our AFS Derivatives would have on the fair market value of such derivatives. Such changes in fair market value would be included in realized and unrealized gains (losses) on financial instruments in our statement of operations.

	Estimated aggregate fair value
	Equity collars(1)	Put spread collars	Put options	Total
	amounts in millions
Fair value at September 30, 2005	$1,595	232	(492)	1,335
5% increase in market prices	$1,445	232	(471)	1,206
10% increase in market prices	$1,295	232	(451)	1,076
5% decrease in market prices	$1,744	232	(512)	1,464
10% decrease in market prices	$1,893	232	(533)	1,592

(1)
Includes narrow-band collars.

        At September 30, 2005, the fair value of our AFS securities was $18,370 million. Had the market price of such securities been 10% lower at September 30, 2005, the aggregate value of such securities would have been $1,837 million lower resulting in an increase to unrealized holding losses in other comprehensive earnings (loss). Such decrease would be partially offset by an increase in the value of our AFS Derivatives as noted in the table above.

        In connection with certain of our AFS Derivatives, we periodically borrow shares of the underlying securities from a counterparty and deliver these borrowed shares in settlement of maturing derivative positions. In these transactions, a similar number of shares that we own have been posted as collateral with the counterparty. These share borrowing arrangements can be terminated at any time at our option by delivering shares to the counterparty. The counterparty can terminate these arrangements upon the occurrence of certain events which limit the trading volume of the underlying security. The

B-3-14

liability under these share borrowing arrangements is marked to market each reporting period with changes in value recorded in unrealized gains or losses in our consolidated statement of operations. The shares posted as collateral under these arrangements continue to be treated as AFS securities and are marked to market each reporting period with changes in value recorded as unrealized gains or losses in other comprehensive earnings.

        We are exposed to foreign exchange rate fluctuations related primarily to the monetary assets and liabilities and the financial results of QVC's foreign subsidiaries. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated into U.S. dollars at period-end exchange rates and the statements of operations are generally translated at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive earnings (loss) as a separate component of stockholders' equity. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from our operations in foreign countries are generally translated at the average rate for the period. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations.

        We periodically assess the effectiveness of our derivative financial instruments. With regard to interest rate swaps, we monitor the fair value of interest rate swaps as well as the effective interest rate the interest rate swap yields, in comparison to historical interest rate trends. We believe that any losses incurred with regard to interest rate swaps would be offset by the effects of interest rate movements on the underlying debt facilities. With regard to equity collars, we monitor historical market trends relative to values currently present in the market. We believe that any unrealized losses incurred with regard to equity collars and swaps would be offset by the effects of fair value changes on the underlying assets. These measures allow our management to measure the success of its use of derivative instruments and to determine when to enter into or exit from derivative instruments.

        Our derivative instruments are executed with counterparties who are well known major financial institutions with high credit ratings. While we believe these derivative instruments effectively manage the risks highlighted above, they are subject to counterparty credit risk. Counterparty credit risk is the risk that the counterparty is unable to perform under the terms of the derivative instrument upon settlement of the derivative instrument. To protect ourselves against credit risk associated with these counterparties we generally:

  •
  execute our derivative instruments with several different counterparties, and

  •
  execute equity derivative instrument agreements which contain a provision that requires the counterparty to post the "in the money" portion of the derivative instrument into a cash collateral account for our benefit, if the respective counterparty's credit rating for its senior unsecured debt were to reach certain levels, generally a rating that is below Standard & Poor's rating of A- and/or Moody's rating of A3.

        Due to the importance of these derivative instruments to our risk management strategy, we actively monitor the creditworthiness of each of these counterparties. Based on our analysis, we currently consider nonperformance by any of our counterparties to be unlikely.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments" ("Statement 123R").

B-3-15

Statement 123R, which is a revision of Statement 123 and supersedes APB Opinion No. 25, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on transactions in which an entity obtains employee services. Statement 123R generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). Statement 123R also requires companies to measure the cost of employee services received in exchange for an award of liability instruments (such as stock appreciation rights) based on the current fair value of the award, and to remeasure the fair value of the award at each reporting date.

        Public companies are required to adopt Statement 123R as of the beginning of the first fiscal year that begins after June 15, 2005, or January 1, 2006, for calendar-year companies such as New Liberty. The provisions of Statement 123R will affect the accounting for all awards granted, modified, repurchased or cancelled after December 31, 2005. The accounting for awards granted, but not vested, prior to January 1, 2006 will also be impacted. The provisions of Statement 123R allow companies to adopt the standard on a prospective basis or to restate all periods for which Statement 123 was effective. We expect to adopt Statement 123R on a prospective basis, and our financial statements for periods that begin after December 31, 2005 will include pro forma information as though the standard had been adopted for all periods presented.

        While we have not yet quantified the impact of adopting Statement 123R, we believe that such adoption could have a significant impact on our operating income and net earnings in the future.

Critical Accounting Estimates

        The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting estimates and assumptions, as well as the resulting impact to our financial statements, have been discussed with our audit committee.

        Carrying Value of Investments.    Our cost and equity method investments comprise 43.5% and 1.6%, respectively, of our total assets at December 31, 2004 and 36.1% and 1.4%, respectively, at December 31, 2003. We account for these investments pursuant to Statement of Financial Accounting Standards No. 115, Statement of Financial Accounting Standards No. 142, Accounting Principles Board Opinion No. 18, EITF Topic 03-1 and SAB No. 59. These accounting principles require us to periodically evaluate our investments to determine if decreases in fair value below our cost bases are other than temporary or "nontemporary." If a decline in fair value is determined to be nontemporary, we are required to reflect such decline in our statement of operations. Nontemporary declines in fair value of our cost investments are recognized on a separate line in our statement of operations, and nontemporary declines in fair value of our equity method investments are included in share of losses of affiliates in our statement of operations.

        The primary factors we consider in our determination of whether declines in fair value are nontemporary are the length of time that the fair value of the investment is below our carrying value; and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and our intent and

B-3-16

ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. Fair value of our publicly traded investments is based on the market prices of the investments at the balance sheet date. We estimate the fair value of our other cost and equity investments using a variety of methodologies, including cash flow multiples, discounted cash flow, per subscriber values, or values of comparable public or private businesses. Impairments are calculated as the difference between our carrying value and our estimate of fair value. As our assessment of the fair value of our investments and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, actual results could differ materially from our estimates and assumptions.

        Our evaluation of the fair value of our investments and any resulting impairment charges are made as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described above are possible. Subsequent decreases in fair value will be recognized in our statement of operations in the period in which they occur to the extent such decreases are deemed to be nontemporary. Subsequent increases in fair value will be recognized in our statement of operations only upon our ultimate disposition of the investment.

        At December 31, 2004, we had unrealized losses of $15 million related to one of our AFS equity securities.

        Accounting for Acquisitions.    We acquired QVC in 2003 and OpenTV in 2002. We account for all acquisitions of companies such as these pursuant to Statement of Financial Accounting Standards No. 141, "Business Combinations," which prescribes the purchase method of accounting for business combinations. Pursuant to Statement 141, the purchase price is allocated to all of the assets and liabilities of the acquired company, based on their respective fair values. Any excess purchase price over the estimated fair value of the net assets is recorded as goodwill.

        In determining fair value, we are required to make estimates and assumptions that affect the recorded amounts. To assist in this process, we often engage third party valuation specialists to value certain of the assets and liabilities. Estimates used in these valuations may include expected future cash flows (including timing thereof), market rate assumptions for contractual obligations, expected useful lives of tangible and intangible assets and appropriate discount rates. Our estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain.

        The allocation of the purchase price to tangible and intangible assets impacts our statement of operations due to the amortization of these assets. With respect to the acquisition of QVC, the total purchase price of $7.9 billion was allocated to QVC's net assets based on their estimated fair values as determined by an independent valuation firm. QVC's more significant intangible assets included customer relationships and cable and satellite distribution rights, which are amortized over their respective useful lives, and trademarks, which have an indefinite useful life and are not amortized. We also allocated a portion of the purchase price to goodwill, which is not amortized. We estimate that amortization expense related to the amortizable intangible assets will be $312 million annually. If the allocation to QVC's amortizable assets had been 10% or $436 million more and the allocation to trademarks and goodwill had been $436 million less, our annual amortization expense would be $31 million higher.

        Accounting for Derivative Instruments.    We use various derivative instruments, including equity collars, narrow-band collars, put spread collars, written put and call options, interest rate swaps and foreign exchange contracts, to manage fair value and cash flow risk associated with many of our investments, some of our debt and transactions denominated in foreign currencies. We account for these derivative instruments pursuant to Statement 133 and Statement of Financial Accounting Standards No. 149 "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." Statement 133 and Statement 149 require that all derivative instruments be recorded on the balance sheet at fair value. Changes in derivatives designated as fair value hedges and changes in derivatives

B-3-17

not designated as hedges are included in realized and unrealized gains (losses) on derivative instruments in our statement of operations.

        We use the Black-Scholes model to estimate the fair value of our derivative instruments that we use to manage market risk related to certain of our AFS securities. The Black-Scholes model incorporates a number of variables in determining such fair values, including expected volatility of the underlying security and an appropriate discount rate. We obtain volatility rates from independent sources based on the expected volatility of the underlying security over the term of the derivative instrument. The volatility assumption is evaluated annually to determine if it should be adjusted, or more often if there are indications that it should be adjusted. We obtain a discount rate at the inception of the derivative instrument and update such rate each reporting period based on our estimate of the discount rate at which we could currently settle the derivative instrument. At December 31, 2004, the expected volatilities used to value our AFS Derivatives generally ranged from 20% to 30% and the discount rates ranged from 3.1% to 4.8%. Considerable management judgment is required in estimating the Black-Scholes variables. Actual results upon settlement or unwinding of our derivative instruments may differ materially from these estimates.

        Changes in our assumptions regarding (1) the discount rate and (2) the volatility rates of the underlying securities that are used in the Black-Scholes model would have the most significant impact on the valuation of our AFS Derivatives. The table below summarizes changes in these assumptions and the resulting impacts on our estimate of fair value.

Assumption	Estimated aggregate fair value of AFS Derivatives	Dollar value change
	amounts in millions
As recorded at December 31, 2004	$1,340
25% increase in discount rate	$1,138	(202)
25% decrease in discount rate	$1,550	210
25% increase in expected volatilities	$1,298	(42)
25% decrease in expected volatilities	$1,386	46

        Carrying Value of Long-lived Assets.    Our property and equipment, intangible assets and goodwill (collectively, our "long-lived assets") also comprise a significant portion of our total assets at December 31, 2004 and 2003. We account for our long-lived assets pursuant to Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 144. These accounting standards require that we periodically, or upon the occurrence of certain triggering events, assess the recoverability of our long-lived assets. If the carrying value of our long-lived assets exceeds their estimated fair value, we are required to write the carrying value down to fair value. Any such writedown is included in impairment of long-lived assets in our consolidated statement of operations. A high degree of judgment is required to estimate the fair value of our long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. In addition, we may obtain independent appraisals in certain circumstances. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value. As each of our operating segments has long-lived assets, this critical accounting policy affects the financial position and results of operations of each segment.

        In 2003, SEG obtained an independent third party valuation in connection with its annual year-end evaluation of the recoverability of its goodwill. The result of this valuation, which was based on a discounted cash flow analysis of projections prepared by the management of SEG, indicated that the fair value of this reporting unit was less than its carrying value. This reporting unit fair value was then used to calculate an implied value of the goodwill related to SEG. The $1,352 million excess of the

B-3-18

carrying amount of the goodwill (including $1,195 million of allocated enterprise-level goodwill) over its implied value has been recorded as an impairment charge in the fourth quarter of 2003. The reduction in the value of SEG reflected in the third party valuation is believed to be attributable to a number of factors. Those factors include the reliance placed in that valuation on projections by management reflecting a lower rate of revenue growth compared to earlier projections based, among other things, on the possibility that revenue growth may be negatively affected by (1) a reduction in the rate of growth in total digital video subscribers and in the subscription video on demand business as a result of cable operators' increased focus on the marketing and sale of other services, such as high speed Internet access and telephony, and the uncertainty as to the success of marketing efforts by distributors of SEG's services and (2) lower per subscriber rates under the new affiliation agreement with Comcast, as compared to the payments required under the 1997 AT&T Broadband affiliation agreement (including the programming pass-through provision).

        Income Taxes.    We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions that we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on our financial position.

Interactive Group

Overview

        The following discussion and analysis provides information concerning the results of operations and financial condition of the Interactive Group. This discussion should be read in conjunction with our consolidated financial statements and notes thereto included in Part 1 of this Annex B and the description of the Interactive Group found herein under "Description of Business—The Interactive Group."

        The Board of directors of Old Liberty (the "Board") has authorized, subject to shareholder approval, the restructuring proposals which would, among other things, result in the creation of two tracking stocks, one of which is intended to reflect the separate performance of the Interactive Group. The Interactive Group will initially consist of our subsidiary QVC, Inc., our interest in IAC/InterActiveCorp and approximately $4,006 million principal amount of our existing parent debt.

        QVC is a retailer of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised shopping programs and, to a lesser extent, via the Internet. Prior to September 2003, Old Liberty owned approximately 42% of QVC and accounted for such investment using the equity method of accounting. In September 2003, Old Liberty acquired Comcast Corporation's approximate 56% ownership interest in QVC, Inc., bringing Old Liberty's total ownership in QVC to approximately 98%. Accordingly, Old Liberty now consolidates the financial position and results of operations of QVC.

        IAC is a multi-brand video and on-line commerce company transacting business worldwide via the Internet, television and the telephone. IAC's portfolio of companies collectively enables direct-to-consumer transactions across many areas, including home shopping, personals, teleservices and local services. We have an approximate 21% ownership interest in IAC and due to certain voting arrangements with the Chairman and CEO of IAC, account for such investment as an available-for-sale security.

B-3-19

Results of Operations—Nine Months Ended September 30, 2005 and 2004

        QVC is our only consolidated operating subsidiary that is attributed to the Interactive Group. Accordingly, the Interactive Group's results of operations include QVC, interest expense related to the attributed parent debt, the income statement impacts of debt-related financial instruments and an allocation of our corporate general and administrative expenses.

        QVC.    QVC is a retailer of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised shopping programs and, to a lesser extent, via the Internet. In the United States, the programs are aired through its nationally televised shopping network—24 hours a day, 7 days a week ("QVC-US"). Internationally, QVC has electronic retailing program services based in the United Kingdom ("QVC-UK"), Germany ("QVC-Germany") and Japan ("QVC-Japan"). QVC-UK broadcasts live 17 hours a day, and QVC-Germany broadcasts live 24 hours a day. In May 2004, QVC-Japan increased its daily broadcast time from 17 hours to 24 hours.

        QVC's operating results are as follows:

	Nine months ended September 30,
	2005	2004
	amounts in millions
Net revenue	$4,418	3,864
Cost of sales	(2,778)	(2,429)

Gross profit	1,640	1,435
Operating expenses	(388)	(349)
SG&A expenses	(299)	(267)

Operating cash flow	953	819
Stock-based compensation	(35)	(25)
Depreciation and amortization	(346)	(324)

Operating income	$572	470

        Net revenue includes the following revenue by geographical area:

	Nine months ended September 30,
	2005	2004
	amounts in millions
QVC-US	$3,098	2,794
QVC-UK	388	333
QVC-Germany	557	452
QVC-Japan	375	285

Consolidated	$4,418	3,864

        QVC's consolidated net revenue increased 14.3% during the nine months ended September 30, 2005, as compared to the corresponding prior year period. Such increase is the result of (i) a 10.8% increase in the number of units shipped from 95.3 million to 105.6 million ($487 million), (ii) a 0.9% to 4.9% increase in the average sales price per unit ("ASP") in each market, except QVC-UK ($144 million) and (iii) the impact of favorable foreign currency rate fluctuations ($25 million). The ASP in local currency for QVC-UK decreased 2.3% for the nine-month period, due to sales of lower priced items within the jewelry category and a shift in product mix to lower priced apparel and accessories. Average sales per subscriber also increased in each of QVC's markets in 2005. Returns as a percent of gross product revenue increased from 18.2% to 18.7% for the nine months ended

B-3-20

September 30, 2005, resulting in a decrease in revenue of $146 million. This increase in returns is due to a shift in the mix from home products to jewelry, apparel and accessory products, which typically have higher return rates. Each of QVC's markets added subscribers in 2005. The number of homes receiving QVC's services are as follows:

	Homes (in millions)
	September 30, 2005	December 31, 2004	December 31, 2003
QVC-US	90.5	88.4	85.9
QVC-UK	16.8	15.6	13.1
QVC-Germany	37.4	35.7	34.6
QVC-Japan	16.1	14.7	11.8

        As the QVC service is already received by substantially all of the cable television and direct broadcast satellite homes in the U.S. and Germany, future sales growth in these countries will primarily depend on continued additions of new customers from homes already receiving the QVC service, continued growth in sales to existing customers and growth in the number of cable and direct broadcast satellite homes. QVC's future sales may also be affected by (i) the willingness of cable and satellite distributors to continue carrying QVC's programming service, (ii) QVC's ability to maintain favorable channel positioning, which may become more difficult as distributors convert analog customers to digital, (iii) changes in television viewing habits because of personal video recorders, video on demand and IP television and (iv) general economic conditions.

        As noted above, during the nine months ended September 30, 2005, the changes in revenue and expenses were also impacted by fluctuations in the exchange rates for the UK pound sterling, the euro and the Japanese yen. While the U.S. dollar was weaker against these foreign currencies for the nine-month period in 2005 as compared to the same period in 2004, the U.S. dollar began to strengthen during the third quarter of 2005. In the event the U.S. dollar continues to strengthen against these foreign currencies in the future, QVC's reported revenue and operating cash flow will be negatively impacted. The percentage increase in revenue for each of QVC's geographic areas in U.S. dollars and in local currency is as follows:

	Nine months ended September 30, 2005
	U.S. dollars	Local currency
QVC-US	10.9%	10.9%
QVC-UK	16.5%	15.3%
QVC-Germany	23.2%	19.8%
QVC-Japan	31.6%	29.9%

        QVC's operating expenses are comprised of commissions, order processing and customer service expenses, provision for doubtful accounts, and credit card processing fees. Operating expenses increased 11.2% for the nine months ended September 30, 2005, as compared to the corresponding prior year period. This increase is primarily due to the increase in sales volume. As a percentage of net revenue, operating expenses decreased to 8.8% from 9.0% for the nine-month period. As a percentage of net revenue, order processing and customer service expenses decreased as a result of reduced personnel expense due to increased Internet sales and efficiencies in call handling and staffing. In addition, QVC's telecommunications expenses decreased in 2005 due to new contracts with certain of its service providers.

        QVC's SG&A expenses increased 12.0% for the nine months ended September 30, 2005, as compared to the corresponding prior year period. The majority of this increase is due to increases in personnel, information technology and marketing costs. Personnel costs increased $20 million due to

B-3-21

merit increases in the U.S. and the addition of personnel to support the increased sales of QVC's foreign operations. Information technology expenditure increases of $3 million are the result of higher third-party service costs related to various software projects, as well as higher software maintenance fees.

Results of Operations—Years Ended December 31, 2004 and 2003

        QVC.    The Interactive Group acquired a controlling interest in QVC on September 17, 2003. For financial reporting purposes, the acquisition is deemed to have occurred on September 1, 2003, and the Interactive Group has consolidated QVC's results of operations since that date. Accordingly, increases in the Interactive Group's revenue and expenses for the year ended December 31, 2004 are primarily the result of the September 2003 acquisition of QVC.

        The following discussion describes QVC's results of operations for the full years ended December 31, 2004 and 2003. Depreciation and amortization for periods prior and subsequent to the Interactive Group's acquisition of Comcast's interest in QVC are not comparable as a result of the effects of purchase accounting. However, in order to provide a more meaningful basis for comparing the 2004 and 2003 periods, the operating results of QVC for the four months ended December 31, 2003 have been combined with the eight months ended August 31, 2003 in the following table and discussion. The combining of predecessor and successor accounting periods is not permitted by GAAP.

	Years ended December 31,
	2004	2003
	amounts in millions
Net revenue	$5,687	4,889
Cost of sales	(3,594)	(3,107)

Gross profit	2,093	1,782
Operating expenses	(497)	(447)
SG&A expenses	(366)	(322)

Operating cash flow	1,230	1,013
Stock compensation	(33)	(6)
Depreciation and amortization	(437)	(222)

Operating income	$760	785

        Net revenue for the years ended December 31, 2004 and 2003 includes the following revenue by geographical area:

	Years ended December 31,
	2004	2003
	amounts in millions
QVC-US	$4,141	3,845
QVC-UK	487	370
QVC-Germany	643	429
QVC-Japan	416	245

Consolidated	$5,687	4,889

        QVC's net revenue increased 16.3% for the year ended December 31, 2004 as compared to the corresponding prior year. Such increase is due primarily to an increase in the number of units shipped ($804 million), an increase in average sales per customer and favorable foreign currency exchange rates ($140 million). In 2004, the number of units shipped increased from 121.0 million to 138.0 million, or 14.0%, and average sales per customer increased in each of QVC's markets with Germany increasing

B-3-22

41.6%, Japan 19.0%, United Kingdom 12.4% and the U.S. 7.7%. While the number of units shipped increased, the ASP in the U.S. market decreased due to purchases of lower priced items within the home category and a shift in product mix to lower priced apparel and accessories. QVC-Germany and QVC-Japan also experienced a drop in ASP in their respective local currencies due primarily to a shift in product mix from jewelry to home products and apparel products. Decreases in consolidated revenue due to lower ASP aggregated $97 million. However, these decreases were more than offset by favorable exchange rate fluctuations resulting in an increase in U.S. dollar-denominated ASP in both markets. Returns as a percent of gross product revenue decreased from 17.8% in 2003 to 17.6% in 2004. Each of QVC's markets added subscribers in 2004 and 2003.

        As noted above, during the year ended December 31, 2004 the increases in revenue and expenses were also impacted by changes in the exchange rates for the UK pound sterling, the euro and the Japanese yen. In the event the U.S. dollar strengthens against these foreign currencies in the future, QVC's revenue and operating cash flow will be negatively impacted. The percentage increase in revenue for each of QVC's geographic areas in dollars and in local currency is as follows:

	Year ended December 31, 2004
	U.S. dollars	Local currency
QVC-US	7.7%	7.7%
QVC-UK	31.6%	17.5%
QVC-Germany	49.9%	36.3%
QVC-Japan	69.8%	58.3%

        Gross profit increased from 36.4% for the year ended December 31, 2003 and to 36.8% for 2004. Such increase is due primarily to lower inventory obsolescence provision and higher product margins due to a shift in the product mix from lower margin home products to higher margin apparel and accessory categories.

        QVC's operating expenses are comprised of commissions and license fees, order processing and customer service, provision for doubtful accounts, and credit card processing fees. Operating expenses increased 11.2% for the year ended December 31, 2004, as compared to the corresponding prior year. This increase is primarily due to an increase in sales volume. As a percentage of net revenue, operating expenses were 8.7% and 9.1% for 2004 and 2003, respectively. As a percent of net revenue, commissions and license fees decreased in 2004, as compared to the corresponding prior year. The decrease in 2004 is primarily due to a decrease in QVC-UK resulting from the termination of commissions to one distributor and an increase in the mix of non-commissionable sales. In addition, there has been an increase in Internet sales for which lower commissions are required to be paid. As a percent of net revenue, order processing and customer service expenses decreased in each international segment in 2004 compared to 2003 as a result of reduced personnel expense due to increased Internet sales, and operator efficiencies in call handling and staffing. QVC's bad debt provision remained constant from 2003 to 2004. Credit card processing fees remained consistent at 1.4% of net revenue for each of the years ended December 31, 2004 and 2003.

        QVC's SG&A expenses increased 13.7% during the year ended December 31, 2004, as compared to the corresponding prior year. The majority of the increase in 2004 resulted from a $27 million increase in personnel costs due to the addition of employees to support the increased sales of QVC's foreign operations and increased broadcasting hours. Information technology and marketing and advertising costs also increased in 2004. Information technology expenditures increased $8 million due to higher third-party service costs related to various software projects as well as higher software maintenance fees. The $8 million increase in advertising and marketing expenditures can largely be attributed to QVC-Japan and QVC-Germany. These increases are partially offset by decreases in transponder fees ($2 million) and a lower provision for statutory local sales and use tax ($7 million). In

B-3-23

connection with our consolidation of QVC in 2003, transponder leases that previously had been accounted for as operating leases are now accounted for as capital leases pursuant to the provisions of EITF Issue No. 01-8. Accordingly, QVC's transponder expense has decreased while depreciation and interest expense have increased in 2004.

        QVC's depreciation and amortization expense increased for the year ended December 31, 2004 due primarily to the amortization of intangible assets recorded in connection with our purchase of QVC.

        Liquidity and Capital Resources    The Interactive Group's primary future source of liquidity is expected to be QVC's cash on hand and cash provided by operating activities to the extent that such cash is not otherwise restricted. In addition, (1) New Liberty may issue additional debt or equity, which financing activity may be attributed to the Interactive Group or (2) the Interactive Group may monetize its investment in IAC/InterActive Corp. As of September 30, 2005, the Interactive Group's cash balance was $959 million, and the Interactive Group generated cash from operating activities of $312 million during the nine months ended September 30, 2005.

        The Interactive Group's future uses of cash include (1) the working capital and capital expenditure needs of QVC, (2) the repayment of our senior notes and debentures (and related interest expense) that have been attributed to the Interactive Group as they reach maturity and (3) future investments and acquisitions, if any, by QVC and the Interactive Group. In this regard, $1,597 million principal amount of senior notes mature in September 2006. In addition, it is anticipated that in the future the Interactive Group will generate taxable income and will make income tax payments to the Capital Group pursuant to our tax allocation policy. The Interactive Group believes that its sources of liquidity will be sufficient to fund its cash needs for the foreseeable future.

        Off-Balance Sheet Arrangements and Aggregate Contractual Obligations    Information concerning the amount and timing of required payments, both accrued and off-balance sheet as of December 31, 2004, under contractual obligations is summarized below:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
	amounts in millions
Long-term debt(1)	$5,471	10	2,997	971	1,493
Long-term derivative instruments	15	—	15	—	—
Interest expense(2)	3,620	316	487	369	2,448
Operating lease obligations	52	14	15	11	12
Purchase orders and other obligations	760	737	20	3	—

Total contractual payments	$9,918	1,077	3,534	1,354	3,953

(1)
Includes all debt instruments. Amounts are stated at the face amount at maturity and may differ from the amounts stated in the Interactive Group consolidated balance sheet to the extent debt instruments were issued at a discount or premium. Also includes capital lease obligations.

(2)
Assumes the interest rates on the Interactive Group's floating rate debt remain constant at the December 31, 2004 rates.

        The Interactive Group has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Interactive Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be

B-3-24

required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

        Critical Accounting Estimates    The critical accounting estimates of the Interactive Group are the same as those described in our consolidated section above.

        Quantitative and Qualitative Disclosures about Market Risk.    The Interactive Group is exposed to market risk in the normal course of business due to its ongoing investing and financial activities and QVC's subsidiaries in different foreign countries. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings.

        The Interactive Group is exposed to changes in interest rates primarily as a result of its borrowings used to maintain liquidity and to fund business operations. The nature and amount of its long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. As of September 30, 2005, the face amount of the Interactive Group's fixed rate debt (considering the effects of interest rate swap agreements) was $3,005 million, which had a weighted average interest rate of 7.61%. The Interactive Group's variable rate debt of $1,873 million had a weighted average interest rate of 5.36% at September 30, 2005.

        The Interactive Group is exposed to changes in stock prices primarily as a result of its investment in IAC and other publicly traded companies. The Interactive Group continually monitors changes in stock markets, in general, and changes in the stock prices of its holdings, specifically. The Interactive Group believes that changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors.

        The Interactive Group is exposed to foreign exchange rate fluctuations related primarily to the monetary assets and liabilities and the financial results of QVC's foreign subsidiaries. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated into U.S. dollars at period-end exchange rates, and the statements of operations are translated at actual exchange rates when known, or at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive income (loss) as a separate component of stockholders' equity. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from QVC's operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. Accordingly, the Interactive Group may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

        From time to time the Interactive Group enters into total return debt swaps in connection with its purchase of its own or third-party public and private indebtedness. Under these arrangements, the Interactive Group directs a counterparty to purchase a specified amount of the underlying debt security for its benefit. The Interactive Group initially posts collateral with the counterparty equal to 10% of the value of the purchased securities. The Interactive Group earns interest income based upon the face amount and stated interest rate of the underlying purchased securities, and the Interactive Group pays interest expense at market rates on the amount funded by the counterparty. In the event the fair value of the underlying debt securities declines more than 10%, the Interactive Group is required to post cash collateral for the decline, and the Interactive Group records an unrealized loss on financial instruments. The cash collateral is further adjusted up or down for subsequent changes in fair value of the underlying debt security. At September 30, 2005, the aggregate purchase price of debt securities underlying total return debt swap arrangements related to the Interactive Group's senior notes and

B-3-25

debentures was $438 million. As of such date, the Interactive Group had posted cash collateral equal to $44 million. In the event the fair value of the purchased debt securities were to fall to zero, the Interactive Group would be required to post additional cash collateral of $394 million. The posting of such collateral and the related settlement of the agreements would reduce the Interactive Group's outstanding debt by an equal amount.

Capital Group

        Overview    The following discussion and analysis provides information concerning the attributed results of operations and financial condition of the Capital Group. This discussion should be read in conjunction with our consolidated financial statements and notes thereto included in Part 1 of this Annex B and the description of the Capital Group found herein under "Description of Business—the Capital Group."

        If approved by our shareholders and consummated, the restructuring proposals would, among other things, result in the creation of two tracking stocks, one of which is intended to reflect the separate performance of the Capital Group. The Capital Group is generally comprised of our subsidiaries and assets not attributed to the Interactive Group, including controlling interests in SEG, On Command Corporation, TruePosition, Inc. and OpenTV Corp., as well as minority investments in Expedia, Inc., News Corporation, Time Warner Inc., Sprint Corporation, Motorola, Inc. and other public and private companies and approximately $5,390 million principal amount of our existing parent debt.

        Results of Operations—Nine Months Ended September 30, 2005 and 2004

	Nine months ended September 30,
	2005	2004
	amounts in millions
Revenue
SEG	$757	715
Corporate and other	335	300

Total revenue	$1,092	1,015

Operating Cash Flow
SEG	$142	193
Corporate and other	(6)	(10)

Total operating cash flow	$136	183

Operating Income (Loss)
SEG	$107	147
Corporate and other	(106)	(73)

Total operating income	$1	74

        Revenue.    The Capital Group's total revenue increased $77 million or 7.6% for the nine months ended September 30, 2005, as compared to the corresponding prior year period. SEG's revenue increased $42 million or 5.9% for the nine month period, and Corporate and Other revenue increased $35 million or 11.7%. See Operating Results of SEG for a more complete discussion of SEG.

        Operating cash flow.    Total Operating Cash Flow decreased $47 million or 25.7% during the nine months ended September 30, 2005, as compared to the corresponding prior year period. Such decrease

B-3-26

is due primarily to a $51 million decrease in SEG's operating cash flow, which resulted from higher programming costs in 2005.

        Stock-based compensation.    Stock-based compensation includes compensation related to (1) options and stock appreciation rights that are granted to certain of the Capital Group's officers and employees, (2) phantom stock appreciation rights ("PSARs") granted to officers and employees of certain of the Capital Group's subsidiaries pursuant to private equity plans and (3) amortization of restricted stock grants. The amount of expense associated with stock-based compensation is generally based on the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock, as well as the vesting of PSARs and the equity value of the related subsidiary. The expense reflected in the Capital Group's financial information is based on the market price of the underlying common stock as of the date of the financial statements and is subject to future adjustment based on market price fluctuations, vesting percentages and, ultimately, on the final determination of market value when the options are exercised.

        Litigation settlements.    During the nine months ended September 30, 2004, TruePosition settled a patent infringement lawsuit that resulted in income of $42 million.

        Operating income.    Operating income decreased $73 million for the nine months ended September 30, 2005, as compared to the corresponding prior year period. This decrease is due to a $40 million decrease for SEG (due to increased programming costs) and a $33 million decrease for corporate and other (due to the TruePosition favorable litigation settlement in 2004).

  Other Income and Expense

        Realized and unrealized gains (losses) on financial instruments.    Realized and unrealized gains (losses) on financial instruments are comprised of the following:

	Nine months ended September 30,
	2005	2004
	amounts in millions
Change in fair value of exchangeable debenture call option features	$114	221
Change in fair value of equity collars	238	(325)
Change in fair value of put options	(47)	(74)
Change in fair value of borrowed shares	(175)	(152)
Change in fair value of put spread collars	7	8
Change in fair value of other derivatives	48	(17)

	$185	(339)

        Gains (losses) on dispositions.    The Capital Group recognized losses on dispositions of $403 million for the nine months ended September 30, 2005 and gains on dispositions of $617 million for the nine months ended September 30, 2004. Included in accumulated other comprehensive earnings (loss) at December 31, 2004 was $123 million, net of income taxes, of foreign currency translation losses related to Cablevisión S.A. ("Cablevisión"), a former equity method investment, and $175 million, net of income taxes, of foreign currency translation losses related to Telewest Global, Inc. ("Telewest"), another former equity method investment. In the first quarter of 2005, the Capital Group disposed of its interests in each of Cablevisión and Telewest. Accordingly, the Capital Group recognized approximately $488 million of foreign currency translation losses, before related income taxes, related to these two investments that were previously included in accumulated other comprehensive earnings (loss). These foreign currency losses were partially offset by gains on disposition of certain of the

B-3-27

Capital Group's AFS securities and other assets. The Capital Group's 2004 gains related primarily to an asset exchange with Comcast and dispositions of certain AFS securities. The foregoing gains or losses were calculated based upon the difference between the cost basis of the assets relinquished, as determined on an average cost basis, and the fair value of the assets received.

        Income taxes.    The Capital Group's effective tax rate was 65.3% and 82.8% for the nine months ended September 30, 2005 and 2004, respectively. During the third quarter of 2005, the Capital Group assessed its weighted average state tax rate in connection with the spin off of DHC. As a result of this assessment, the Capital Group decreased its weighted average state tax rate and recognized an income tax benefit of $119 million. The Capital Group's effective tax rate in 2004 differs from the U.S. federal income tax rate of 35% primarily due to provisions for state and foreign taxes.

        Earnings (loss) From Continuing Operations.    While we expect the Capital Group to generate operating income and incur interest expense in future years, the extent to which it has net earnings or net losses in any given year is, to a large degree, a function of (1) realized and unrealized gains or losses on financial instruments and any nontemporary declines in fair value of its AFS securities it may recognize, both of which are dependent on the stock market and the economy in general and (2) gains or losses it may recognize on any sales of its investments. The Capital Group generated a loss from continuing operations of $125 million and earnings from continuing operations of $30 million for the nine months ended September 30, 2005 and 2004, respectively. These results are due to the above-described revenue and expense fluctuations.

        Operating Results of SEG    SEG provides premium programming distributed by cable operators, direct-to-home ("DTH") satellite providers and other distributors throughout the United States. The majority of SEG's revenue is derived from the delivery of movies to subscribers under affiliation agreements with these video programming distributors. Some of SEG's affiliation agreements provide for payments to SEG based on the number of subscribers that receive SEG's services. SEG also has fixed-rate affiliation agreements with certain of its customers. Pursuant to these agreements, the customers pay a fixed rate regardless of the number of subscribers. The fixed rate is increased annually or semi-annually as the case may be, and the fixed-rate agreements, other than the Comcast agreement described below, expire in 2006 through 2008. During the nine months ended September 30, 2005, 58.8% of SEG's revenue was generated by its three largest customers, Comcast, Echostar Communications and DirecTV. SEG's affiliation agreement with Echostar has been extended until January 31, 2006, and SEG is currently in negotiations with Echostar regarding a new agreement. SEG's affiliation agreement with DirecTV expires in March 2006.

        SEG's affiliation agreements generally do not provide for the inclusion of its services in specific programming packages of the distributors. The affiliation agreement with Comcast, however, did include a short-term packaging commitment to carry the Encore and Thematic Multiplex channels (EMP) in specified digital tiers on Comcast's cable systems. The affiliation agreement originally expired at the end of 2010, and Comcast's packaging commitment expired at the end of 2005. In the second quarter of 2005, SEG and Comcast renegotiated their affiliation agreement. The new agreement eliminates Comcast's packaging commitment for EMP and provides for a fixed fee payment structure, with certain Consumer Price Index ("CPI") adjustments, for EMP through 2009. The agreement also provides for a guaranteed payment structure for Comcast's carriage of Starz through 2012 with contractual increases for 2006 and 2007 and annual CPI adjustments for the remainder of the term. The foregoing payment structure for EMP and Starz may be adjusted in the event Comcast acquires or disposes of cable systems. Finally, Comcast has agreed to the elimination of certain future marketing support commitments from SEG. As a result of this new agreement, SEG's future revenue from Comcast for its EMP and Starz products will not be impacted by any increases or decreases in actual subscribers, except in the case of acquisitions or dispositions noted above. The terms of the EMP and Starz payment structures can be extended by Comcast, at its option, for a total of six years and five years, respectively.

B-3-28

        SEG's operating results are as follows:

	Nine months ended September 30,
	2005	2004
	amounts in millions
Revenue	$757	715
Operating expenses	(522)	(429)
SG&A expenses	(93)	(93)

Operating cash flow	142	193
Stock-based compensation	—	(5)
Depreciation and amortization	(35)	(41)

Operating income	$107	147

        SEG's revenue increased 5.9% for the nine months ended September 30, 2005, as compared to the corresponding prior year period. This increase is due to an increase in the average number of subscription units for SEG's Thematic Multiplex, Starz and Encore services ($28 million) and an increase in rates charged to affiliates ($17 million) partially offset by a $7 million decrease in revenue from Comcast as a result of the new affiliation agreement described above. The Thematic Multiplex service is a group of up to six channels, each of which exhibits movies based on an individual theme. Total average subscription units, which represent the number of SEG services that are purchased by cable, DTH and other distribution media customers, increased 11.0% during the nine months ended September 30, 2005, as compared to the corresponding period in 2004.

        While SEG's average subscription units increased 11.0% for the first nine months of 2005, as compared to the first nine months of 2004, total period-end subscription units increased 4.5% from December 31, 2004 to September 30, 2005, and period-end subscription units increased less than 1% during the third quarter of 2005. SEG believes that the lower percentage increase in subscription units in 2005 is due to a number of factors including (1) certain cable operators shifting their focus and marketing expenditures away from the addition of premium video subscribers to promotion of other services; (2) a loss of subscribers due to the hurricane damage in the Gulf Coast region; and (3) a slow down in the conversion of cable subscribers to DTH satellite subscribers.

        SEG's period-end subscription units are presented in the table below.

	Subscriptions
Service Offering	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
	in millions
Thematic Multiplex	137.7	136.3	131.5	130.3
Encore	25.3	24.9	24.5	24.5
Starz	13.9	14.1	14.0	14.1
Movieplex	3.6	3.7	3.8	3.9

	180.5	179.0	173.8	172.8

        At September 30, 2005, cable, DTH satellite, and other distribution media represented 65.4%, 33.5% and 1.1%, respectively, of SEG's total subscription units.

        SEG's operating expenses increased $93 million or 21.7% for the nine months ended September 30, 2005, due to increases in programming costs, which increased from $400 million for the nine months ended September 30, 2004 to $493 million in 2005. Such increase is due primarily to (i) a $29 million increase due to a higher cost per title due to new rate cards for movie titles under certain of its license agreements and (ii) a $52 million increase due to an increase in the percentage of

B-3-29

first-run movie exhibitions (which have a relatively higher cost per title) as compared to the number of library product exhibitions in 2005. In the second quarter of 2004, SEG began developing a streaming Internet movie service. Operating expenses (primarily an allocation of programming costs) for such initiative for the nine months ended September 30, 2005 and 2004 aggregated approximately $39 million and $3 million, respectively. The increase in costs allocated to the Internet movie service in 2005 is due to the fact that such service was not launched until July 1, 2004. Prior to that time all programming costs were attributed to SEG's television movie services.

        SEG expects that its full year 2005 programming costs will exceed the 2004 costs by approximately $100 million to $120 million due to the factors described above. Assuming a similar quantity of movie titles is available to SEG in 2006 and the box office performance of such titles is consistent with the performance of titles received in 2005, SEG expects that its 2006 programming expense will be less than 10% higher than its 2005 programming expense. These estimates are subject to a number of assumptions that could change depending on the number and timing of movie titles actually becoming available to SEG and their ultimate box office performance. Accordingly, the actual amount of cost increases experienced by SEG may differ from the amounts noted above. SEG has not generated increases in revenue or reductions in other costs to fully offset the 2005 programming increases. Accordingly, the increased programming costs have resulted in a reduction to SEG's operating income in 2005.

        SEG's SG&A expenses were flat for the nine months, as compared to the corresponding prior year period. The nine-month comparison is due primarily to an $8 million credit recorded by SEG in 2004 related to the recovery of certain accounts receivable from Adelphia Communications, offset by a $10 million decrease in sales and marketing expenses in 2005. During the nine months ended September 30, 2004, SEG participated in national marketing campaigns with certain of its larger multichannel television distributors. These campaigns were scaled back in 2005. As a result of this reduction and the new affiliation agreement with Comcast, sales and marketing expenses decreased for the nine months ended September 30, 2005, as compared to the corresponding period in 2004. SG&A expenses related to the new product initiative discussed above (before overhead allocations) aggregated approximately $5 million and $1 million for the nine months ended September 30, 2005 and 2004, respectively.

        Results of Operations—Year Ended December 31, 2004 and 2003

	Years ended December 31,
	2004	2003
	amounts in millions
Revenue
SEG	$963	906
Corporate and Other	401	351

Total revenue	$1,364	1,257

Operating Cash Flow (Deficit)
SEG	$239	368
Corporate and Other	(24)	(74)

Total operating cash flow	$215	294

Operating Income (Loss)
SEG	$148	266
Corporate and Other	(171)	(1,497)

Total operating loss	$(23)	(1,231)

B-3-30

        Revenue.    The Capital Group's total revenue increased $107 million or 8.5% for the year ended December 31, 2004, as compared to the corresponding prior year. Such increase is due to a $57 million increase for SEG and less significant increases for TruePosition, OpenTV and other subsidiaries.

        Operating Cash Flow.    Total Operating Cash Flow decreased $79 million or 26.9% in 2004, as compared to the corresponding prior year. This decrease is due to a decrease in SEG's operating cash flow ($129 million) primarily due to higher programming costs offset by individually insignificant increases in Operating Cash Flow for other subsidiaries.

        Depreciation and Amortization.    The decrease in depreciation and amortization in 2004 is due to certain assets becoming fully amortized.

        Impairment of Long-lived Assets.    SEG obtained an independent third party valuation in connection with its 2003 annual year-end evaluation of the recoverability of its goodwill. The result of this valuation, which was based on a discounted cash flow analysis of projections prepared by the management of SEG, indicated that the fair value of this reporting unit was less than its carrying value. This reporting unit fair value was then used to calculate an implied value of the goodwill related to SEG. The $1,352 million excess of the carrying amount of the goodwill (including $1,195 million of allocated enterprise-level goodwill) over its implied value was recorded as an impairment charge in the fourth quarter of 2003. SEG's operating income includes $157 million of the foregoing impairment charge and $1,195 million is included in Corporate and Other. The reduction in the value of SEG reflected in the third party valuation is believed to be attributable to a number of factors. Those factors include the reliance placed in that valuation on projections by management reflecting a lower rate of revenue growth compared to earlier projections based, among other things, on the possibility that revenue growth may be negatively affected by (1) a reduction in the rate of growth in total digital video subscribers and in the subscription video on demand business as a result of cable operators' increased focus on the marketing and sale of other services, such as high speed Internet access and telephony, and the uncertainty as to the success of marketing efforts by distributors of SEG's services and (2) lower per subscriber rates under a new affiliation agreement with Comcast.

        Operating Income (Loss).    The Capital Group generated an operating loss of $23 million in 2004 compared to an operating loss of $1,231 million in 2003. The higher operating loss in 2003 is due primarily to the goodwill impairment charge recorded by SEG noted above. In addition, SEG's operating income decreased primarily due to higher programming costs in 2004. Corporate and other operating income improved due to (i) the litigation settlement recognized by TruePosition and (ii) improved operating results at OpenTV and other subsidiaries.

  Other Income and Expense

        Interest expense.    Interest expense was $290 million and $257 million, for the years ended December 31, 2004 and 2003, respectively, including $83 million and $61 million, respectively, of accretion of our exchangeable debentures. In addition, the increase in 2004 is due to the issuance of debt in March and September 2003, partially offset by decreases due to debt retirements in 2004 and the fourth quarter of 2003.

        Dividend and interest income.    Dividend and interest income was $111 million and $147 million for the years ended December 31, 2004 and 2003, respectively. These decreases are due primarily to decreases in the interest the Capital Group earned on invested cash balances.

B-3-31

        Investments in Affiliates Accounted for Using the Equity Method.    A summary of share of earnings (losses) of affiliates, including nontemporary declines in value, is included below:

	Percentage Ownership at December 31, 2004	Years ended December 31,
		2004	2003
		amounts in millions
Court TV	50%	17	(1)
GSN	50%	(1)	—
Other	Various	2	(99)

		$18	(100)

        Included in share of losses for the year ended December 31, 2003 are adjustments for nontemporary declines in value aggregating $71 million.

        Realized and unrealized gains (losses) on derivative instruments.    Realized and unrealized gains (losses) on derivative instruments are comprised of the following:

	Years ended December 31,
	2004	2003
	amounts in millions
Change in fair value of exchangeable debenture call option features	$(129)	(158)
Change in fair value of equity collars	(941)	(483)
Change in fair value of borrowed shares	(227)	(121)
Change in fair value of put options	2	108
Change in fair value of put spread collars	8	21
Change in fair value of other derivatives	20	(59)

	$(1,267)	(692)

        Gains on dispositions.    Aggregate gains from dispositions are comprised of the following.

	Years ended December 31,
Transaction
	2004	2003
	amounts in millions
Sale of News Corp. non-voting shares	$844	236
Exchange transaction with Comcast	387	—
Sale of investment in Cendant Corporation	—	510
Sale of investment in Vivendi	—	262
Other, net	168	118

	$1,399	1,126

        In the above described exchange transactions, the gains or losses were calculated based upon the difference between the carrying value of the assets relinquished, as determined on an average cost basis, compared to the fair value of the assets received. See notes 6, 8 and 11 to our consolidated financial statements for the years ended December 31, 2004 and 2003 for a discussion of the foregoing transactions.

        Nontemporary declines in fair value of investments.    During 2004 and 2003, the Capital Group determined that certain of its cost investments experienced other-than-temporary declines in value. As a result, the cost bases of such investments were adjusted to their respective fair values based primarily

B-3-32

on quoted market prices at the date each adjustment was deemed necessary. These adjustments are reflected as nontemporary declines in fair value of investments in the statements of operations.

        Income taxes.    The Capital Group's effective tax rate was 33.6% in 2004 and was not meaningful in 2003. The Capital Group's effective tax rate in 2004 differed from the U.S. federal income tax rate of 35% primarily due to foreign and state taxes, partially offset by a benefit generated by the recognition of the Capital Group's tax basis in the equity of DMX. Although the Capital Group had a loss before tax expense for book purposes in 2003, it recorded tax expense of $234 million primarily due to its impairment of goodwill which is not deductible for tax purposes. In addition, the Capital Group incurred state and foreign taxes and an increase in its valuation allowance for losses of subsidiaries that it does not consolidate for tax purposes.

        Loss From Continuing Operations.    The Capital Group generated losses from continuing operations of $120 million and $1,308 million for the years ended December 31, 2004 and 2003, respectively. This improvement is due to the revenue and expense fluctuations described above.

Operating Results of SEG

        SEG.    SEG's operating results are as follows:

	Years ended December 31,
	2004	2003
	amounts in millions
Revenue	$963	906
Operating expenses	(603)	(430)
SG&A expenses	(121)	(108)

Operating cash flow	239	368
Stock-based compensation	(28)	130
Depreciation and amortization	(63)	(75)
Impairment of long-lived assets	—	(157)

Operating income	$148	266

        SEG's revenue increased 6.3% for the year ended December 31, 2004, as compared to the corresponding prior year. This increase is due primarily to an increase in the average number of subscription units for SEG's Thematic Multiplex and Encore services ($39 million) and an increase in rates charged to affiliates ($17 million). The Thematic Multiplex service is a group of up to six channels, each of which exhibits movies based on an individual theme. Total average subscription units, which represent the number of SEG services which are purchased by cable, DTH and other distribution media customers, increased 13.0% during the year ended December 31, 2004, as compared to the prior year. In addition, SEG's period-end subscription units increased 21.8 million units or 14.4% since the end of 2003. These increases in subscription units are due in part to (i) new affiliation agreements between SEG and certain multichannel video programming distributors and (ii) participation with distributors in national marketing campaigns and other marketing strategies. Under these new affiliation agreements, SEG has obtained benefits such as more favorable promotional offerings of its services and increased co-operative marketing commitments.

        As noted above, the increase in subscription units is due primarily to subscription units for the Thematic Multiplex service, which has a lower subscription rate than other SEG services. In addition, SEG has entered into fixed-rate affiliation agreements with certain of its customers. Pursuant to these agreements, the customers pay a fixed rate regardless of the number of subscribers. The fixed rate is increased annually or semi-annually as the case may be. These agreements expire in 2006 through 2008. Due to the foregoing factors, the percentage increase in average subscription units exceeds the

B-3-33

percentage increase in revenue. Comcast, DirecTV, Echostar Communications and Time Warner Inc. generated 24.2%, 23.6%, 11.3% and 9.7%, respectively, of SEG's revenue for the year ended December 31, 2004.

        In September 2003, SEG and Comcast entered into a new seven-year affiliation agreement. The new affiliation agreement provides for the carriage of the STARZ! and Encore movie services on all of Comcast's owned and operated cable systems, including those systems acquired by Comcast in November 2002 from AT&T Broadband LLC. The AT&T Broadband systems had previously been the subject of an affiliation agreement which provided for AT&T Broadband's unlimited access to all of the existing STARZ! and Encore services in exchange for fixed monthly payments to SEG. The effective per-subscriber fee for the AT&T Broadband systems under the new Comcast affiliation agreement is lower than the effective rate under the old AT&T Broadband affiliation agreement, which in conjunction with a loss in STARZ! subscription units in Comcast cable systems resulted in a $77 million decrease in revenue from Comcast in 2003. This decrease was partially offset by a $35 million increase in revenue from other distributors, which resulted from a 13.6% increase in the number of average subscription units.

        SEG's subscription units at December 31, 2004 and 2003 are presented in the table below.

	Subscriptions at December 31,
Service Offering
	2004	2003
	in millions
Thematic Multiplex	130.3	111.4
Encore	24.5	21.9
STARZ!	14.1	12.3
Movieplex	3.9	5.4

	172.8	151.0

        At December 31, 2004, cable, direct broadcast satellite, and other distribution represented 65.8%, 33.1% and 1.1%, respectively, of SEG's total subscription units.

        SEG's operating expenses increased $173 million or 40.2% for the year ended December 31, 2004, as compared to the corresponding prior year. Such increase is due primarily to increases in programming costs, which increased from $398 million in 2003 to $564 million in 2004. Such increase is comprised of (i) a $34 million increase due to a higher cost per title due to new rate cards for movie titles under certain of its license agreements that were effective for movies made available to SEG in 2004, (ii) an $89 million increase due to an increase in the percentage of first-run movie exhibitions as compared to the number of library product exhibitions and (iii) amortization of deposits previously made under the output agreements ($50 million). In addition, in the first quarter of 2003, SEG entered into a settlement agreement regarding the payment of certain music license fees, which resulted in the reversal of a related accrual in the amount of $8 million.

        SEG's SG&A expenses increased $13 million or 12.0% during 2004, as compared to the corresponding prior year. This increase is due primarily to increases in sales and marketing expenses partially offset by decreases in bad debt and payroll tax expense. As noted above, SEG has entered into new affiliation agreements with certain multichannel television distributors, which, in some cases, has resulted in new packaging of SEG's services and increased co-operative marketing commitments. As a result, sales and marketing expenses increased $33 million for the year ended December 31, 2004, as compared to 2003. During the year ended December 31, 2004, SEG sold a portion of its pre-petition accounts receivable from Adelphia Communications to an independent third party. SEG had previously provided an allowance against the Adelphia accounts receivable based on SEG's estimate of the amount it would collect. The proceeds from the sale of the Adelphia accounts receivable exceeded the net accounts receivable balance by approximately $8 million, resulting in a corresponding reduction in

B-3-34

bad debt expense of $8 million. In addition, SEG recovered approximately $4 million of additional accounts receivable from various customers for which a reserve had previously been provided.

        SEG has outstanding phantom stock appreciation rights held by certain of its officers and employees (including its former chief executive officer). Compensation relating to the phantom stock appreciation rights has been recorded based upon the estimated fair value of SEG. The amount of expense associated with the phantom stock appreciation rights is generally based on the vesting of such rights and the change in the fair value of SEG. SEG recorded a $130 million credit to stock compensation in 2003 as a result of a decrease in the estimated equity value of SEG.

        As more fully described above, the Capital Group recorded a $1,352 million impairment charge in 2003 related to SEG, of which $1,195 million relates to enterprise-level goodwill and is included in Corporate and Other.

Liquidity and Capital Resources

        The Capital Group's sources of liquidity include its available cash balances, cash generated by the operating activities of its privately-owned subsidiaries (to the extent such cash exceeds the working capital needs of the subsidiaries and is not otherwise restricted), proceeds from asset sales, monetization of our public investment portfolio (including derivatives), debt and equity issuances, and dividend and interest receipts.

        During the nine months ended September 30, 2005, the Capital Group generated cash from operating activities of $248 million and cash from investing activities of $664 million. The Capital Group's primary use of cash was transfers to the Interactive Group of $551 million, which is net of $284 million transferred from the Interactive Group for income tax payments. The Interactive Group used such cash to retire parent company debt. On a prospective basis, we expect that the Interactive Group will fund debt repayments with its cash from operations, and to the extent it has taxable income, will make income tax payments to the Capital Group pursuant to our tax allocation policy.

        During the year ended December 31, 2004, the Capital Group's primary uses of cash were investments in and loans to cost investees ($930 million), debt repayments pursuant to its debt reduction program ($242 million), cash used by discontinued operations ($864 million), the exchange of stock of one of its subsidiaries that held cash and other assets for shares of Old Liberty common stock held by Comcast ($547 million) and net cash transfers to the Interactive Group ($589 million). These uses of cash were funded primarily by cash on hand, proceeds from sales of assets ($479 million) and net proceeds from various derivative transactions ($508 million).

        At September 30, 2005, the Capital Group has $1,127 million in cash and marketable debt securities, $7,897 million of non-strategic AFS securities (including related derivatives and share borrow arrangements with an estimated liability fair value of $178 million) and $5,426 million of total face amount of debt. In addition, the Capital Group owns $8,163 million of News Corp. common stock, which it considers to be a strategic asset. Accordingly, the Capital Group believes that its liquidity position at September 30, 2005 is very strong.

        The Capital Group derivatives ("AFS Derivatives") related to certain of its AFS investments provide it with an additional source of liquidity. Based on the put price and assuming the Capital Group physically settles each of its AFS Derivatives and excluding any provision for income taxes, the Capital Group would be entitled to cash proceeds of approximately $274 million during the remainder of 2005, $395 million in 2006, $385 million in 2007, $1,180 million in 2009, and $2,996 million thereafter upon settlement of its AFS Derivatives.

        Prior to the maturity of its equity collars, the terms of certain of the Capital Group's equity and narrow-band collars allow it to borrow against the future put option proceeds at LIBOR or LIBOR plus an applicable spread, as the case may be. As of September 30, 2005, such borrowing capacity

B-3-35

aggregated approximately $4,961 million. Such borrowings would reduce the cash proceeds upon settlement noted in the preceding paragraph.

  Equity Affiliates

        Various partnerships and other affiliates of the Capital Group that are accounted for using the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities. Notwithstanding the foregoing, certain of the Capital Group's affiliates may require additional capital to finance their operating or investing activities. In the event the Capital Group's affiliates require additional financing and it fails to meet a capital call, or other commitment to provide capital or loans to a particular company, such failure may have adverse consequences to the Capital Group. These consequences may include, among others, the dilution of the Capital Group's equity interest in that company, the forfeiture of the Capital Group's right to vote or exercise other rights, the right of the other stockholders or partners to force the Capital Group to sell its interest at less than fair value, the forced dissolution of the company to which the Capital Group has made the commitment or, in some instances, a breach of contract action for damages against the Capital Group. The Capital Group's ability to meet capital calls or other capital or loan commitments is subject to its ability to access cash.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        During the third quarter of 2005, TruePosition entered into an agreement with one of its major customers whereby TruePosition will remove and replace certain location-based equipment supplied by another vendor and currently installed in the customer's network. TruePosition currently estimates that the costs to provide this equipment and service will exceed the revenue earned and that it will incur a loss on the contract. Since this agreement is an executory contract, TruePosition will recognize this loss during the term of the contract as material elements of the contract are delivered. TruePosition entered into this agreement because it believes its appointment as the customer's exclusive provider of these services and the resulting future potential revenue earned from the customer's continuing network build-out and expansion will exceed the loss computed on the contractual arrangement. However, no assurance can be given that future business from this customer will be sufficient to offset the loss incurred on this portion of the contract.

        SEG has entered into agreements with a number of motion picture producers which obligate SEG to pay fees for the rights to exhibit certain films that are released by these producers. The unpaid balance for Programming Fees for films that were available for exhibition by SEG at September 30, 2005 is reflected as a liability in the accompanying condensed consolidated balance sheet. The balance due as of September 30, 2005 is payable as follows: $98 million in 2005, $51 million in 2006 and $20 million thereafter.

        SEG has also contracted to pay Programming Fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by SEG until some future date. These amounts have not been accrued at September 30, 2005. SEG's estimate of amounts payable under these agreements is as follows: $24 million in 2005; $648 million in 2006; $113 million in 2007; $104 million in 2008; $91 million in 2009 and $133 million thereafter.

        In addition, SEG is obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company through 2009, all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment through 2010 and all qualifying films produced for theatrical release in the United States by Revolution Studios through 2006. Films are generally available to SEG for exhibition 10 - 12 months after their theatrical release. The Programming Fees to be paid by SEG are based on the quantity and the domestic theatrical exhibition receipts of qualifying films. As these films have not

B-3-36

yet been released in theatres, SEG is unable to estimate the amounts to be paid under these output agreements. However, such amounts are expected to be significant.

        In addition to the foregoing contractual film obligations, each of Disney and Sony has the right to extend its contract for an additional three years. If Sony elects to extend its contract, SEG has agreed to pay Sony a total of $190 million in four annual installments of $47.5 million beginning in 2011. This option expires December 31, 2007. If made, SEG's payments to Sony would be amortized ratably as programming expense over the extension period beginning in 2011. An extension of this agreement would also result in the payment by SEG of Programming Fees for qualifying films released by Sony during the extension period. If Disney elects to extend its contract, SEG would not be obligated to pay any amounts in excess of its Programming Fees for qualifying films released by Disney during the extension period. The Disney option expires December 31, 2007.

        We guarantee SEG's film licensing obligations under certain of its studio output agreements. At September 30, 2005, our guarantee for studio output obligations for films released by such date aggregated $702 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, SEG has recognized the liability for a portion of its obligations under the output agreements. As this represents a commitment of SEG, a consolidated subsidiary of ours, we have not recorded a separate liability for our guarantee of these obligations.

        At September 30, 2005, we guaranteed ¥4.1 billion ($36 million) of the bank debt of J-COM, a former equity affiliate that provides broadband services in Japan. Our guarantees expire as the underlying debt matures and is repaid. The debt maturity dates range from 2005 to 2018. Our investment in J-COM was attributed to LMI in the LMI Spin Off. In connection with the LMI Spin Off, LMI has indemnified us for any amounts we are required to fund under these guarantees.

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet at December 31, 2004, under contractual obligations is summarized below:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
	amounts in millions
Long-term debt(1)	$5,414	—	3	1,753	3,658
Long-term derivative instruments	1,874	1,179	321	13	361
Interest expense(2)	3,094	164	329	307	2,294
Operating lease obligations	64	22	25	11	6
Programming Fees(3)	1,475	738	397	206	134

Total contractual payments	$11,921	2,103	1,075	2,290	6,453

(1)
Includes all debt instruments, including the call option feature related to exchangeable debentures. Amounts are stated at the face amount at maturity and may differ from the amounts stated in the Capital Group's balance sheet to the extent debt instruments (i) were issued at a discount or premium or (ii) are reported at fair value in the Capital Group's balance sheet. Also includes capital lease obligations.

(2)
Assumes the interest rates on the Capital Group's floating rate debt remain constant at the December 31, 2004 rates.

(3)
Does not include Programming Fees for films not yet released theatrically, as such amounts cannot be estimated.

B-3-37

        Since issuance, the Capital Group has claimed interest deductions on its exchangeable debentures for federal income tax purposes based on the "comparable yield" at which the Capital Group could have issued a fixed-rate debenture with similar terms and conditions. In all instances, this policy has resulted in the Capital Group claiming interest deductions significantly in excess of the cash interest currently paid on its exchangeable debentures. Interest deducted in prior years on the exchangeable debentures has contributed to NOLs that may be carried to offset taxable income in 2005 and later years. These NOLs and current interest deductions on the Capital Group's exchangeable debentures are being used to offset taxable income currently being generated.

        The IRS has issued Technical Advice Memorandums challenging the current deductibility of interest expense claimed on exchangeable debentures issued by other companies. The TAMs conclude that such interest expense must be capitalized as basis to the shares referenced in the exchangeable debentures. If the IRS were to similarly challenge the Capital Group's tax treatment of these interest deductions, and ultimately win such challenge, there would be no impact to the Capital Group's reported total tax expense as the resulting increase in current tax expense would be offset by a decrease in deferred tax expense. However, the NOLs the Capital Group has recorded would not be available to offset its current taxable income, and the Capital Group would be required to make current federal income tax payments. These federal income tax payments could prove to be significant.

        Pursuant to a tax sharing agreement between Old Liberty and AT&T when Old Liberty was a subsidiary of AT&T, the Capital Group received a cash payment from AT&T in periods when the Capital Group generated taxable losses and such taxable losses were utilized by AT&T to reduce its consolidated income tax liability. To the extent such losses were not utilized by AT&T, such amounts were available to reduce federal taxable income generated by the Capital Group in future periods, similar to a net operating loss carryforward. During the period from March 10, 1999 to December 31, 2002, the Capital Group received cash payments from AT&T aggregating $555 million as payment for its taxable losses that AT&T utilized to reduce its income tax liability. In the fourth quarter of 2004, AT&T requested a refund from the Capital Group of $70 million, plus accrued interest, relating to losses it generated in 2002 and 2003 and was able to carry back to offset taxable income previously offset by the Capital Group's losses. In the event AT&T generated capital losses in 2004 and is able to carry back such losses to offset taxable income previously offset by the Capital Group's losses, the Capital Group may be required to refund as much as an additional $229 million (excluding any accrued interest) to AT&T. The Capital Group is currently unable to estimate how much, if any, it will ultimately refund to AT&T, but the Capital Group believes that any such refund, if made, would not be material to its financial position.

        In connection with agreements for the sale of certain assets, the Capital Group typically retains liabilities that relate to events occurring prior to the sale, such as tax, environmental, litigation and employment matters. The Capital Group generally indemnifies the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Capital Group. These types of indemnification guarantees typically extend for a number of years. The Capital Group is unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Capital Group has not made any significant indemnification payments under such agreements and no amount has been accrued in the Capital Group's financial statements with respect to these indemnification guarantees.

        The Capital Group has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Capital Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the Capital Group's financial statements.

B-3-38

Critical Accounting Estimates

        The critical accounting estimates of the Capital Group are the same as those described in our consolidated section above.

Quantitative and Qualitative Disclosures about Market Risk.

        The Capital Group is exposed to market risk in the normal course of business due to its ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. The Capital Group has established policies, procedures and internal processes governing its management of market risks and the use of financial instruments to manage its exposure to such risks.

        The Capital Group is exposed to changes in interest rates primarily as a result of its borrowing activities used to maintain liquidity and to fund business operations. The nature and amount of its long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. As of September 30, 2005, the face amount of the Capital Group's fixed rate debt (considering the effects of interest rate swap agreements) was $5,389 million, which had a weighted average interest rate of 3.03%. The Capital Group's variable rate debt of $37 million had a weighted average interest rate of 5.20% at September 30, 2005.

        The Capital Group is exposed to changes in stock prices primarily as a result of its significant holdings in publicly traded securities. The Capital Group continually monitors changes in stock markets, in general, and changes in the stock prices of its holdings, specifically. The Capital Group believes that changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors. The Capital Group uses equity collars, put spread collars, narrow-band collars, written put and call options and other financial instruments to manage market risk associated with certain investment positions. These instruments are recorded at fair value based on option pricing models.

        Among other factors, changes in the market prices of the securities underlying the AFS Derivatives affect the fair market value of the AFS Derivatives. The following table illustrates the impact that changes in the market price of the securities underlying our AFS Derivatives would have on the fair market value of such derivatives. Such changes in fair market value would be included in realized and unrealized gains (losses) on financial instruments in the Capital Group's statement of operations.

	Estimated aggregate fair value
	Equity collars(1)	Put spread collars	Put options	Total
	amounts in millions
Fair value at September 30, 2005	$1,595	232	(492)	1,335
5% increase in market prices	$1,445	232	(471)	1,206
10% increase in market prices	$1,295	232	(451)	1,076
5% decrease in market prices	$1,744	232	(512)	1,464
10% decrease in market prices	$1,893	232	(533)	1,592

(1)
Includes narrow-band collars.

        At September 30, 2005, the fair value of the Capital Group's AFS securities was $16,452 million. Had the market price of such securities been 10% lower at September 30, 2005, the aggregate value of such securities would have been $1,645 million lower resulting in an increase to unrealized holding losses in other comprehensive earnings (loss). Such decrease would be partially offset by an increase in the value of the Capital Group's AFS Derivatives as noted in the table above.

B-3-39

        In connection with certain of its AFS Derivatives, the Capital Group periodically borrows shares of the underlying securities from a counterparty and deliver these borrowed shares in settlement of maturing derivative positions. In these transactions, a similar number of shares that the Capital Group owns have been posted as collateral with the counterparty. These share borrowing arrangements can be terminated at any time at the Capital Group's option by delivering shares to the counterparty. The counterparty can terminate these arrangements upon the occurrence of certain events which limit the trading volume of the underlying security. The liability under these share borrowing arrangements is marked to market each reporting period with changes in value recorded in unrealized gains or losses in the Capital Group's statement of operations. The shares posted as collateral under these arrangements continue to be treated as AFS securities and are marked to market each reporting period with changes in value recorded as unrealized gains or losses in other comprehensive earnings.

B-3-40

ANNEX C

Form of Restated Certificate of Incorporation of New Liberty

[To Come]

ANNEX D

Form of Merger Agreement

[To Come]